As filed with the Securities and Exchange Commission on November 9, 2012

Registration No. 333-181571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	94-2669985
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Brandalise, Esq.

General Counsel and Secretary

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark V. Roeder, Esq. Jamie K. Leigh, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Arthur O. Whipple Chief Financial Officer PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, California 94085 (408) 774-9060	Stephen J. Schrader, Esq. Emery D. Mitchell, Esq. Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, California 94111 (415) 576-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction (or waiver, where permissible) of the conditions to the offer described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED OR AMENDED. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

DATED NOVEMBER 9, 2012.

Integrated Device Technology, Inc.

Offer to Exchange

Each Outstanding Share of Common Stock

of

PLX Technology, Inc.

for

(I) 0.525 of a Share of Common Stock of Integrated Device Technology, Inc. and

(II) $3.50 in Cash

made by

Pinewood Acquisition Corp.,

a Wholly-Owned Subsidiary of Integrated Device Technology, Inc.

The offer and withdrawal rights will expire at the end of the day on December 10, 2012, at 12:00 midnight, New York City time,

unless extended. Shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer,

but not during any subsequent offering period.

We are offering to exchange (i) 0.525 of a share of common stock of Integrated Device Technology, Inc., or “IDT,” and (ii) $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, as described below, without interest thereon and less any applicable withholding taxes, for each share of common stock of PLX Technology, Inc., or “PLX,” that you validly tender in the offer, through our wholly-owned subsidiary, Pinewood Acquisition Corp., a Delaware corporation, or “Pinewood,” on the terms and conditions contained in this prospectus and in the related letter of transmittal, or the “offer.” We refer to this consideration, or any different consideration per share of PLX common stock that may be paid pursuant to the offer, as the “offer consideration.”

The offer is being made pursuant to an Agreement and Plan of Merger, which is referred to throughout this prospectus as the “merger agreement,” dated as of April 30, 2012, among IDT, Pinewood, Pinewood Merger Sub, LLC, a Delaware limited liability company and our wholly-owned subsidiary, or “Pinewood LLC,” and PLX, as may be amended in accordance with its terms. The members of the PLX board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger transactions, in all respects, and determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger transactions are at a price and on terms that are advisable and fair to and in the best interests of PLX and its stockholders, and resolved to recommend that PLX stockholders accept the offer and tender their shares pursuant to the offer.

The offer is conditioned on there being validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of PLX common stock that, together with shares of PLX common stock then directly or indirectly beneficially owned by IDT, represents at least a majority of fully diluted shares of PLX common stock then outstanding and no less than a majority of the voting power of the shares of PLX’s capital stock then outstanding and entitled to vote upon the adoption of the merger agreement and approval of the merger, calculated as described in this prospectus, and satisfaction of the other conditions described in this prospectus under “The Offer—Conditions of the Offer” on page 54.

After completion of the offer, IDT will cause Pinewood to complete a merger with and into PLX, with PLX continuing as the surviving corporation, in which each outstanding share of PLX common stock (except for shares beneficially owned directly or indirectly by IDT, shares held in treasury by PLX and shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive the same consideration paid in exchange for each share of PLX common stock validly tendered and not properly withdrawn prior to the expiration of the offer, subject to appraisal rights to the extent applicable under Delaware law. We refer to this merger throughout this prospectus as the “merger.” If, after the completion, of the offer we beneficially own at least 90% of the outstanding shares of PLX common stock or if we exercise our option to purchase additional shares directly from PLX to reach the 90% threshold, we may effect the merger without the approval of PLX stockholders, as permitted under Delaware law, subject to appraisal rights to the extent applicable under Delaware law. If, on the other hand, after the completion of the offer, we beneficially own more than 50%, but less than 90%, of the outstanding shares of PLX common stock, a meeting of PLX stockholders or an action by written consent and the affirmative vote of at least a majority of the shares of PLX common stock outstanding on the record date for such meeting will be needed to complete the merger. If the conditions to the offer are satisfied or, where permissible, waived, IDT will have sufficient votes to adopt the merger agreement without the need for any other PLX stockholders to vote in favor of such adoption, as well as the ability to take action by written consent to approve the merger.

We currently anticipate that, immediately thereafter, if certain conditions are met, PLX will merge with Pinewood LLC, with Pinewood LLC continuing as the final surviving entity, which we refer to as the “LLC merger.” We refer to the merger and the LLC merger together as the “merger transactions.”

We are not asking you for a proxy and you are requested not to send us a proxy. Any request for proxies, if required, will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to throughout this prospectus as the Exchange Act.

See “Risk Factors” beginning on page 23 for a discussion of important factors that you should consider in connection with the offer.

IDT’s common stock is quoted on the NASDAQ Stock Market, or “NASDAQ,” under the symbol “IDTI” and PLX’s common stock is quoted on NASDAQ under the symbol “PLXT.” You are encouraged to obtain current market quotations for IDT common stock and PLX common stock in connection with your decision whether to tender your shares. Please carefully review the entire prospectus, including the merger agreement attached as Annex A to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2012.

i

ADDITIONAL INFORMATION

As permitted under the rules of the Securities and Exchange Commission, or the “SEC,” this prospectus incorporates by reference important business and financial information about IDT that is contained in documents filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Additional Information—Where You Can Find Additional Information” on page 109.

You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, Innisfree M&A Incorporated (“Innisfree”), by writing to 501 Madison Avenue, 20th Floor, New York, NY 10022, or by calling toll free (877) 456-3463 (or if you are bank or brokerage firm, by calling (212) 750-5833). To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of the offer. UNLESS THE OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS DECEMBER 4, 2012.

You should rely only on the information contained in or incorporated by reference into this prospectus together with the Schedule 14D-9 of PLX that has been mailed to you together with this prospectus in deciding whether to tender your shares of PLX common stock in the offer. No one has been authorized to provide you with information that is different from or in addition to the information contained in and incorporated by reference into this prospectus or the Schedule 14D-9. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date of this prospectus.

Except as otherwise specifically noted, “IDT,” “we,” “our,” “us” and similar words in this prospectus refer to Integrated Device Technology, Inc. and its consolidated subsidiaries. We refer to PLX Technology, Inc. as “PLX,” to Pinewood Acquisition Corp. as “Pinewood” and to Pinewood Merger Sub, LLC as “Pinewood LLC.”

QUESTIONS AND ANSWERS REGARDING THE TRANSACTION

The following are some of the questions you, as a PLX stockholder, may have about our offer and the merger transactions and our answers to those questions. The “Questions and Answers Regarding the Transaction” provide important and material information about our offer and the merger transactions that is described in more detail elsewhere in this prospectus, but the “Questions and Answers Regarding the Transaction” may not include all of the information about our offer and the merger transactions that is important to you. We urge you to carefully read the remainder of this prospectus and the letter of transmittal for our offer because the information in the “Questions and Answers Regarding the Transaction” is not complete. We have included cross-references in the “Questions and Answers Regarding the Transaction” to other sections of this prospectus to direct you to the sections of this prospectus in which a more complete description of the topics covered in the “Questions and Answers Regarding the Transaction” appear.

Q:	What is IDT proposing?

A:	IDT proposes to acquire all outstanding shares of PLX common stock. We have entered into a merger agreement with PLX pursuant to which we are offering, through Pinewood, our direct wholly-owned subsidiary, to exchange 0.525 of a share of IDT common stock and $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, for each outstanding share of PLX common stock, without interest thereon and less any applicable withholding taxes, or the “offer.” If the offer is completed, subject to approval by the stockholders of PLX, if necessary, Pinewood will merge with and into PLX. As a result of the offer and the merger, PLX will become a direct wholly-owned subsidiary of IDT. We currently anticipate that, immediately thereafter, if certain conditions are met, PLX will merge with and into Pinewood LLC, our second direct wholly-owned subsidiary, after which Pinewood LLC will continue as the final surviving entity and PLX will cease to exist.

For a more complete description of the merger transactions, please see the section entitled “The Merger Agreement—The Merger Transactions” beginning on page 83 of this prospectus.

Q:	Why are IDT and PLX proposing the offer and the merger?

A:	IDT and PLX believe that combining the strengths of the two companies is in the best interests of both companies and their respective stockholders. Please see the section entitled “Background and Reasons for the Offer and the Merger” beginning on page 39 of this prospectus for the numerous factors considered by the boards of directors of PLX and IDT when contemplating the offer and the merger.

Q:	What would I receive in exchange for my shares of PLX common stock?

A:	For each share of PLX common stock that is validly tendered and not properly withdrawn prior to the expiration of the offer, we are offering (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, as described herein, without interest thereon and less any applicable withholding taxes. We refer to such consideration, or any different consideration per share of PLX common stock that may be paid pursuant to the offer, as the “offer consideration.” After completion of the offer and upon consummation of the merger, each share of PLX common stock that has not been tendered and accepted for exchange in the offer will be converted in the merger into the right to receive the offer consideration.

We will not issue any fractional shares of IDT common stock pursuant to the offer or the merger. Instead, each PLX stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of IDT common stock that otherwise would be received by such stockholder) will receive (i) for shares of PLX common stock validly tendered and not properly withdrawn pursuant to the offer, cash equal to such fraction multiplied by the closing price of a share of IDT common stock on NASDAQ on the date that Pinewood accepts for exchange at least a majority of the outstanding shares of PLX common stock, calculated on a fully diluted basis or (ii) for all other shares of PLX common stock that convert into the right to receive the offer consideration at the effective time of the merger, cash equal to such fraction multiplied by the closing price of a share of IDT common stock on NASDAQ on the date the merger becomes effective.

v

Q:	What are some of the other factors I should consider in deciding whether to tender my shares of PLX common stock?

A:	In addition to the factors described elsewhere in this prospectus, you should consider the following:

•

As an IDT stockholder, your interest in the performance and prospects of the PLX business would only be indirect and in proportion to your share ownership in IDT. You, therefore, will not realize the same financial benefits of future appreciation in the value of the PLX business, if any, that you might realize if the offer and the merger were not completed and you remained a PLX stockholder;

•

The failure of the combined company to meet the challenges involved in integrating the operations of IDT and PLX successfully or to otherwise realize any of the anticipated benefits of the offer and the merger could seriously harm the results of operations of the combined company; and

•	The exchange of PLX common stock for the offer consideration will be fully taxable to PLX stockholders under certain circumstances, including if the conditions to the LLC merger are not met.

We describe various factors PLX stockholders should consider in deciding whether to tender their shares in the offer under “Risk Factors” on page 23 and “Background and Reasons for the Offer and the Merger—Other Factors You Should Consider” on page 48.

Q:	Can I tender shares held in the PLX Employee Stock Ownership Plan (the “ESOP”)?

A:	Yes. You have the right to tender all or a portion of the shares allocated to your ESOP account and receive the same consideration as any other stockholder in the offer, as described above in “What would I receive in exchange for my shares of PLX common stock?”. The procedure for tendering and/or withdrawing your instructions to Union Bank N.A. (acting on behalf of U.S. Bank National Association), the trustee for the ESOP, or the “trustee,” to tender all or a portion of the shares allocated to your ESOP account varies slightly from the general procedures for tendering and/or withdrawing a prior offer to tender shares held outside of the ESOP. Information on how to tender and/or withdraw your instruction to tender the shares held in your ESOP account can be found under “Procedure for Tendering ESOP Shares” on page 57.

Q:	Do I have to pay any fees or commissions?

A:	If you are the record owner of your shares and you tender your shares in the offer, you will not incur any brokerage fees. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any fees will apply. There are no fees to tender shares allocated to your ESOP account.

Q:	Does PLX support the offer and the merger?

A:	Yes. The members of the PLX board of directors, at a meeting duly called and held on April 29, 2012, voted unanimously to approve the merger agreement and the transactions contemplated thereby, including the offer and the merger transactions, and determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger transactions, are advisable and fair to, and in the best interests of, PLX’s stockholders. The PLX board of directors voted unanimously to recommend that PLX’s stockholders accept the offer and tender their shares in the offer. Information about the recommendation of PLX’s board of directors is more fully set forth in PLX’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to PLX stockholders together with this prospectus.

Q:	What percentage of IDT common stock will PLX stockholders own after the offer and the merger?

A:

If we obtain all of the outstanding shares of PLX pursuant to the offer and the merger, former stockholders of PLX would own approximately 14.1% of the outstanding shares of common stock of IDT, based upon the number of outstanding shares of IDT common stock and PLX common stock on November 7, 2012, disregarding stock options, and shares of common stock that may be issued by IDT or PLX pursuant to an employee stock plan.

Q:	What are the most significant conditions to the acceptance of shares of PLX common stock in the offer?

A:	IDT’s obligation to accept shares of PLX common stock in the offer is subject to several conditions, including:

•

The valid tender, without proper withdrawal, of a number of shares of PLX common stock that, together with shares of PLX common stock then directly or indirectly owned by IDT, represents at least a majority of the outstanding shares of PLX common stock, on a fully diluted basis, and no less than a majority of the voting power of PLX’s capital stock, on a fully diluted basis, and entitled to vote upon the adoption of the merger agreement and approval of the merger, which we refer to in this prospectus as the “minimum tender condition;”

•	The expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act;”

•

The registration statement of which this prospectus is a part having been declared effective by the SEC and not subject to any stop order issued by the SEC or proceeding initiated by the SEC seeking a stop order that has not been concluded or withdrawn; and

•	The shares of common stock to be issued by IDT in exchange for the shares of PLX common stock pursuant to the offer and the merger having been approved for listing on NASDAQ.

These and other conditions to the offer are discussed in this prospectus under “The Offer—Conditions of the Offer” beginning on page 54. The offer is not subject to any financing condition.

Q:	How long will it take to complete the offer and the merger transactions?

A:	We hope to complete the offer by the end of the day on December 10, 2012, at 12:00 midnight, New York City time, which we refer to as the “initial expiration” of the offer. However, we may decide, or be required, to extend the offer if certain conditions of the offer have not been satisfied by the initial expiration. All references to the expiration of the offer mean the expiration of the offer, as extended. We expect to complete the merger shortly after successful completion of the offer or, if PLX stockholder approval is required, shortly after such approval is obtained either at a special meeting of the PLX stockholders called for that purpose or following the receipt of the requisite approval of PLX stockholders acting by written consent. If the conditions to the offer are satisfied, IDT will have sufficient votes to adopt the merger agreement without the need for any other PLX stockholders to vote in favor of such adoption, as well as the ability to take action by written consent to approve the merger. While we currently expect to complete the LLC merger immediately after the successful completion of the merger, the completion of the LLC merger is subject to different conditions than the offer and the merger; therefore it is possible that the offer and the merger are completed, but the LLC merger is not. Because completion of the offer, the merger and the LLC merger is subject to various conditions, IDT and PLX cannot predict the exact timing of completion of the offer or the merger transactions or whether the offer or the merger transactions will be completed at all.

Q:	Under what circumstances can or must you extend your offer beyond the initial expiration of the offer?

A:	In the event that the conditions to the offer have not been satisfied or, where permissible, waived, upon the initial expiration of the offer (or as such expiration of the offer may be extended), we are required to extend the offer for successive periods of up to twenty (20) business days until the earlier of such time that all of the conditions to the offer have been satisfied or, where permissible, waived, or the merger agreement has been terminated in accordance with its terms. We are also required to extend the offer for any periods required by the SEC.

As of October 30, 2012, the required governmental approval under the HSR Act with respect to the merger had not been obtained. Pursuant to the terms of the merger agreement, if, as of October 30, 2012, all of the conditions to the offer had been satisfied or, where permissible, waived, other than obtaining the required governmental approval pursuant to the HSR Act or both obtaining the required governmental approval pursuant to the HSR Act and meeting the minimum tender condition, the offer could be extended for an additional three (3) month period until January 31, 2013 at the election of either IDT or PLX, solely to satisfy those conditions. At the end of October 2012, IDT and PLX elected to extend the offer until January 31, 2013, solely to satisfy such conditions. If, as of January 31, 2013, such conditions are still not satisfied, then IDT has the option, in its sole discretion, to extend the offer for an additional three (3) month period to April 30, 2013, solely to satisfy such conditions, provided that the offer may in no event be extended past April 30, 2013. If, at the expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, we will accept for payment and promptly pay for shares of PLX common stock tendered and not properly withdrawn in the offer. During any extension, all shares of PLX common stock previously tendered and not properly withdrawn will remain deposited with the exchange agent for the offer, subject to your right to withdraw your shares of PLX common stock. If we exercise our right to use a subsequent offering period as described below, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period (as it may be extended).

We may also elect to provide subsequent offering periods of up to twenty (20) business days after the acceptance of shares of PLX common stock upon the expiration of the offer if all of the conditions to the offer have been satisfied or, where permissible, waived, but the total number of shares of PLX common stock that have been validly tendered and not withdrawn pursuant to the offer, together with shares of PLX common stock then directly or indirectly owned by IDT, is not sufficient to allow the exercise of the top-up option described below. You will not have the right to withdraw any shares of PLX stock that you tender in the subsequent offering period.

Q:	How do I participate in the offer?

A:	You are urged to read this entire prospectus carefully and to consider how the offer and the merger transactions affect you. Then, if you wish to tender your shares of PLX common stock, you should do the following:

•

If you hold your shares in your own name, complete and sign the enclosed letter of transmittal according to its instructions and return it with your share certificates to Computershare, Inc., exchange agent for the offer, at one of its addresses on the back cover of this prospectus.

•	If you hold your shares in “street name” through a broker, ask your broker to tender your shares.

If you have shares allocated to your account under the ESOP, complete and sign the enclosed ESOP instruction form and return it to Computershare, the tabulation agent for the offer, as set forth below:

By Mail:	By Overnight Courier:	By Facsimile:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021	Computershare c/o Voluntary Corporate Actions (617) 360-6810

For more information about the procedures for tendering your shares, timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration of the offer, please refer to “The Offer” beginning on page 51.

Q:	Do I have to vote to approve the offer or the merger?

A:	Because we are extending the offer directly to PLX stockholders, PLX stockholders are not being asked to vote to approve the offer, but approval of the merger by PLX stockholders may be required following the successful completion of the offer. If approval of the merger is required once the offer is completed, it may be accomplished solely by us by vote or action by written consent of PLX stockholders under applicable Delaware law because we will own a majority of the shares of PLX common stock at that time. PLX stockholders will receive an information statement relating to our approval of the merger. If we own 90% or more of the outstanding common stock of PLX following completion of the offer or if we exercise our option to purchase additional shares directly from PLX to reach the 90% threshold, the merger can be accomplished without any vote or action by written consent of PLX stockholders under applicable Delaware law.

Q:	If I decide not to tender, how will this affect the offer and my shares of PLX common stock?

A:	We will not acquire any shares of PLX common stock in the offer unless the minimum tender condition is satisfied. Your failure to tender your shares of PLX common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of PLX common stock to be able to complete the offer.

The offer is the first step in our acquisition of PLX and is intended to facilitate the acquisition of all outstanding shares of PLX common stock. After completion of the offer, we will cause Pinewood, a direct wholly-owned subsidiary of IDT, to complete a merger with and into PLX with PLX continuing as the surviving corporation, which is referred to throughout this prospectus as “the merger.” The purpose of the merger will be to acquire all outstanding shares of PLX common stock not exchanged in the offer. In the merger, each outstanding share of PLX common stock (except for shares beneficially owned, directly or indirectly, by IDT, shares held in treasury by PLX and shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive the offer consideration, subject to appraisal rights to the extent applicable under Delaware law. If the merger takes place, except for your right to an appraisal of your shares of PLX common stock to the extent applicable under Delaware law, the only difference to you between tendering your shares of PLX common stock in the offer and not tendering your shares of PLX common stock is that you will receive cash and shares of IDT common stock earlier if you tender your shares in the offer. An earlier tender of your shares of PLX common stock may, however, help to ensure the satisfaction of the minimum tender condition and the completion of the offer and merger.

Q:	Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

A:	Yes. You can withdraw any of the shares of PLX common stock that you previously tendered in our offer at any time until the expiration of the offer, as it may be extended. Once we accept your tendered shares for exchange upon the expiration of our offer, however, you will no longer be able to withdraw them.

Q:	How may I change my election to tender?

A:

Tender offer elections (whether actual or deemed) are irrevocable, except that shares of PLX common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. After an effective withdrawal, shares of PLX common stock may be retendered with another election by submitting to the exchange agent a completed replacement of the letter of transmittal (and any other documents required by the offer for properly tendering PLX shares) prior to the expiration of the offer.

Q:	Have any stockholders of PLX already agreed to tender their shares in your offer?

A:	Yes. As inducement to IDT to enter into the merger agreement, PLX directors and certain members of PLX’s senior management have signed a tender and support agreement, which we refer to as the “support agreement,” covering all of the shares of PLX common stock owned by such individuals as of the date of the merger agreement (with the exception of any shares allocated to an ESOP account), as well as any additional shares they may own after such date. The support agreement provides that the signatories thereof will tender their PLX common stock in the offer, provided that doing so does not subject them to liability under Section 16(b) of the Exchange Act, and that they will vote any remaining shares that they own for the merger and against any competing proposal or any other action that would materially interfere with or prevent the offer or the merger. The signatories are not required to exercise any unexercised stock options to tender into the offer. In addition, under the terms of the support agreement, each signatory has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights. As of April 30, 2012, the signatories to the support agreement owned in the aggregate 419,682 shares of PLX common stock that are currently outstanding (not including shares issuable upon the exercise of options and restricted stock units), representing approximately 1.0% of the shares of PLX common stock outstanding as of April 30, 2012. See “Other Agreements Related to the Transaction–Tender and Support Agreement” beginning on page 98 of this prospectus.

Q:	What is the “top-up option” and when will it be exercised?

A:	Under the merger agreement, if the minimum tender condition is satisfied and we consummate the offer, we have the option, which we refer to as the “top-up option,” to purchase from PLX additional shares of PLX common stock, subject to the limitations described herein, equal to the lowest number of shares that, when added to the number of shares already owned by IDT, will constitute one share more than 90% of the shares of PLX common stock outstanding immediately after the shares subject to the top-up option are issued, at a cash price per share equal to the sum of (i) $3.50 and (ii) the product of 0.525 and the closing price of a share of IDT common stock on NASDAQ on the last trading day before we exercise the top-up option.

If, as of the expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, and the shares to be issued pursuant to the top-up option, if exercised, together with all shares that are validly tendered and not properly withdrawn in the offer, would constitute one share more than 90% of the shares of PLX common stock then outstanding, we will exercise the top-up option. If we exercise this option, we will pay the aggregate par value of the shares issued pursuant to the top-up option in cash, and we will issue a promissory note for the remainder of the purchase price, to mature on the first anniversary date of its delivery and bearing interest at the rate of interest per annum equal to the prime lending rate as published in The Wall Street Journal. In no event will the top-up option be exercisable for a number of shares of PLX common stock in excess of PLX’s then authorized and unissued shares of common stock.

Q:	What will happen to PLX’s outstanding options and other stock-based awards in the merger?

A:

Immediately prior to the effective time of the merger, or the “effective time,” each outstanding and unexercised option to acquire shares of PLX common stock, including options granted to PLX officers and employee directors, with an exercise price per share less than $9.00 that is held by an employee of PLX who continues as an employee of IDT or an affiliate of IDT after the effective time will be converted into an option to acquire a number of shares of IDT common stock equal to the number of shares of PLX common stock for which such option was exercisable at the effective time of the merger multiplied by the equity exchange ratio, rounded down to the nearest whole share. The exercise price per share of each such assumed

x

option will be equal to the exercise price per share set forth in the option agreement for such option at the effective time of the merger, divided by the equity exchange ratio (rounded up to the nearest whole cent). The “equity exchange ratio” will be calculated as a fraction, the numerator of which is the sum of (A) $3.50 plus (B) the product of 0.525 and the average closing sales price for a share of IDT common stock as reported on NASDAQ for the 20 consecutive trading days ending with and including the trading day that is two trading days before the closing date of the merger, and the denominator of which is the average closing sales price for a share of IDT common stock as reported on NASDAQ for the 20 consecutive trading days ending with and including the trading day that is two trading days before the closing date of the merger.

Immediately prior to the effective time, each then outstanding option that is not converted into an option to acquire shares of IDT common stock will be cancelled and converted into a right to receive an amount in cash (subject to all applicable withholding and other taxes), if any, equal to (a) the total number of shares of PLX common stock subject to each such stock option that were vested as of the effective time of the merger (including, with respect to employees of PLX who cease to be employees or other service providers immediately prior to the effective time or otherwise in connection with the merger, shares that vested in connection with the merger), multiplied by (b) an amount equal to the excess, if any, of (i) $3.50 plus (ii) the product of the closing price of a share of IDT common stock on the closing date of the merger multiplied by 0.525, over the exercise price per share subject to such option immediately prior to cancellation.

Immediately prior to the effective time of the merger, each restricted stock unit, or “RSU,” representing a right to receive shares of PLX common stock held by an employee of PLX who continues as an employee of IDT or an affiliate of IDT after the effective time will be converted into an RSU representing a right to receive a number of shares of IDT common stock equal to the number of shares of PLX common stock subject to each RSU as of the effective time of the merger multiplied by the equity exchange ratio described above, rounded down to the nearest whole share. All other RSUs will be cancelled and terminated for no additional consideration.

Q:	What are the U.S. federal income tax consequences of the offer and the merger?

A:	If the LLC merger is not completed for any reason, the exchange of PLX shares for cash and IDT common stock in the offer and the conversion of PLX shares in the merger will be fully taxable to PLX stockholders, and each PLX stockholder will be required to recognize gain or loss with respect to each share of PLX common stock surrendered in the offer (or converted in the merger) in an amount equal to the difference between (i) the sum of any cash received (including cash received in lieu of a fractional share of IDT common stock) and the fair market value of IDT common stock received and (ii) the tax basis of the shares of PLX common stock surrendered in exchange therefor.

It is a condition to the LLC merger that PLX receive a tax opinion from its counsel to the effect that the offer, the merger and the LLC merger, taken together, will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code.” However, the receipt of such tax opinion is not a condition to the completion of the offer or the merger. Therefore, it is possible that the offer and the merger are completed but that the LLC merger is not. If the LLC merger is completed and assuming the correctness of such tax opinion, a PLX stockholder who receives cash and shares of IDT common stock will recognize gain (but not loss) equal to the lesser of (i) any cash received (other than cash received in lieu of a fractional share of IDT common stock) and (ii) the excess, if any, of (x) the sum of the cash received and the fair market value of the IDT common stock received over (y) such PLX stockholder’s tax basis in the shares of PLX common stock exchanged therefor. In addition, such PLX stockholder will recognize gain or loss attributable to cash received in lieu of a fractional share of IDT common stock. PLX stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer, the merger and the LLC merger (if it occurs) to them.

See “The Offer—Material U.S. Federal Income Tax Consequences” beginning on page 61 of this prospectus.

The tender of stock allocated to an ESOP account in exchange for merger consideration is not a taxable event. However, you will be subject to tax on the value of your vested ESOP account at the time you elect a distribution unless you make an eligible rollover to an individual retirement account or the tax-qualified retirement plan of an employer.

Q:	Are appraisal rights available in either the offer or the merger?

A:	Appraisal rights are not available in connection with the offer. However, the merger does entitle PLX stockholders to appraisal rights with respect to their shares of common stock. If the merger is consummated, PLX stockholders at the effective time will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law, or the “DGCL,” to demand appraisal of their shares of common stock. Under Section 262, PLX stockholders who comply with the applicable statutory procedures (which include not voting or providing written consent in favor of the approval of the merger agreement or the merger and delivering a written demand for appraisal rights to PLX) will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown. This value may be more or less than the value of the consideration that we are offering to exchange and pay for each of your shares in the offer and the merger.

Q:	Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the offer has not commenced?

A:	No. As permitted under SEC rules, we may commence the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of PLX common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or, where permissible, waived. The offer commenced on May 22, 2012, the date on which we first mailed this prospectus and the related letter of transmittal to PLX stockholders.

Q:	Is IDT’s financial condition relevant to my decision to tender my shares in the offer?

A:	Yes. Since shares of PLX common stock accepted in the offer will be exchanged in part for shares of IDT common stock, you should consider our financial condition before you decide to tender shares in the offer. In considering IDT’s financial condition, you should review carefully both the information in this prospectus as well as the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q:	Are there any regulatory clearances or approvals required to complete the offer and the merger?

A:	Yes. Our acceptance of the tendered shares of PLX common stock in the offer and the consummation of the offer and the merger is subject to the expiration or termination of the waiting period under the HSR Act. In addition, the SEC must declare the registration statement, of which this prospectus is a part, effective.

Q:	Are there any risks related to the proposed transaction or any risks related to owning IDT common stock that I should consider in deciding whether to participate in the exchange offer?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 23 of this prospectus.

Q:	Where can I find more information about IDT and PLX?

A:	You can find more information about IDT and PLX as described under “Additional Information—Where You Can Find Additional Information” beginning on page 109.

Q:	Whom should I contact if I have more questions about the offer and the merger?

A:	You may contact Innisfree M&A Incorporated, the information agent for the offer, toll free at (877) 456-3463. Banks and brokers may call collect at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference into this prospectus, may contain forward-looking statements relating to IDT and/or PLX, including expectations for IDT’s proposed acquisition of PLX and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “may” or words of similar meaning.

All statements included herein concerning activities, events or developments that IDT expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance of IDT, PLX and the combined company following the consummation of the offer and the merger transactions to be materially different from any future results or performance expressed or implied by the forward-looking statements, including the following:

•	uncertainties as to the timing of the offer and the merger;

•	uncertainties as to how many of PLX’s stockholders will tender their shares of PLX common stock in the offer;

•	the risk that competing offers or acquisition proposals will be made;

•	the risk that the offer and the subsequent merger will not close because of a failure to satisfy one or more of the conditions of the offer (including government approvals pursuant to the HSR Act);

•

the risk that the announcement and pendency of the transactions contemplated by the merger agreement may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners;

•	the risk that stockholder litigation in connection with the exchange offer or the merger may result in significant costs of defense, indemnification and liability;

•	the risk that IDT’s or PLX’s business will have been adversely impacted during the pendency of the offer and the merger;

•	the risk that the operations of IDT and PLX will not be integrated successfully; and

•

the risk that the expected cost savings and other synergies from the transactions contemplated by the merger agreement may not be fully realized, realized at all or take longer to realize than anticipated.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements concerning the offer and the merger or other matters addressed in this prospectus and attributable to IDT or PLX or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, IDT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The list of factors discussed under “Risk Factors” beginning on page 23 that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

SUMMARY

This brief summary highlights selected information from this prospectus. It does not contain all of the information that is important to PLX stockholders. PLX stockholders are urged to read carefully the entire prospectus and the other documents referred to and incorporated by reference in this prospectus to fully understand the offer and the merger transactions. In particular, stockholders of PLX should read the documents attached to this prospectus, including the merger agreement, which is attached as Annex A. For a guide as to where you can obtain more information on IDT, see “Additional Information—Where You Can Find Additional Information” beginning on page 109.

The Offer

We are proposing to acquire all of the outstanding shares of PLX common stock in exchange for shares of IDT common stock and cash. For each outstanding share of PLX common stock, we are offering to exchange (i) 0.525 of a share of IDT common stock and (ii) $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, and without interest thereon and less applicable withholding taxes, through our wholly-owned subsidiary, Pinewood. We refer to this consideration, or any different consideration per share of PLX common stock that may be paid pursuant to the offer, as the “offer consideration.”

After completion of the offer, IDT will cause Pinewood to complete a merger with and into PLX, with PLX continuing as the surviving corporation, in which each outstanding share of PLX common stock (except for shares beneficially owned, directly or indirectly, by IDT, shares held in treasury by PLX and shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive the same consideration paid in exchange for each share of PLX common stock in the offer, subject to appraisal rights to the extent applicable under Delaware law. We refer to this merger throughout this prospectus as the “merger.” If, after the completion of the offer, we beneficially own at least 90% of the outstanding shares of PLX common stock or if we exercise our option to purchase additional shares directly from PLX to reach the 90% threshold, we may effect the merger without the approval of PLX stockholders, as permitted under Delaware law, subject to appraisal rights to the extent applicable under Delaware law. If, on the other hand, after the completion of the offer, we beneficially own more than 50%, but less than 90%, of the outstanding shares of PLX common stock, a meeting of PLX stockholders or an action by written consent and the affirmative vote of at least a majority of the shares of PLX common stock outstanding on the record date for such meeting will be needed to complete the merger. If the conditions to the offer are satisfied, IDT will have sufficient votes to adopt the merger agreement without the need for any other PLX stockholders to vote in favor of such adoption, as well as the ability to take action by written consent to approve the merger.

We currently anticipate that, immediately thereafter, if certain conditions are met, PLX will merge with and into Pinewood LLC, our wholly-owned subsidiary, with Pinewood LLC continuing as the final surviving entity. We refer to this merger throughout this prospectus as the “LLC merger,” and we refer to the merger and the LLC merger together as the “merger transactions.”

The number of shares of IDT common stock issued to PLX stockholders in the offer and the merger will constitute approximately 14.1% of the outstanding common stock of the combined company after the merger, based upon the number of outstanding shares of IDT common stock and PLX common stock on November 7, 2012, disregarding stock options, and shares of common stock that may be issued by IDT or PLX pursuant to an employee stock plan.

Exchange of Shares of PLX Common Stock (Page 51)

Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer, we will accept shares of PLX common stock that are validly tendered and not properly withdrawn in exchange for shares of IDT common stock and cash. Each share of PLX common stock validly tendered and not properly withdrawn prior to the expiration of the offer will be exchanged for 0.525 of a share of IDT common stock and $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, and without interest thereon, less applicable withholding taxes.

Timing of the Offer (Page 52)

We commenced the offer on May 22, 2012, the date of distribution of the initial prospectus. The offer is scheduled to expire at the end of the day on December 10, 2012, at 12:00 midnight, New York City time, unless we extend the period of the offer. All references to the expiration of the offer mean the expiration of the offer, as extended.

Conditions of the Offer (Page 54)

The offer is subject to a number of conditions, and IDT will not be required to accept any tendered shares of PLX common stock for exchange if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. These conditions provide, among other things, that:

•

there must be validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares of PLX common stock that, together with shares of PLX common stock then beneficially owned, directly or indirectly, by IDT, represents at least a majority of the outstanding shares of PLX common stock, on a fully diluted basis, and no less than a majority of the voting power of PLX’s capital stock, on a fully diluted basis, and entitled to vote upon the adoption of the merger agreement and approval of the merger, which we refer to as the “minimum tender condition;”

•

the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” or the receipt of the required clearance, consent, authorization or approval for the consummation of the merger;

•

the registration statement on Form S-4, of which this prospectus is a part, must have been declared effective by the SEC and not be the subject of any stop order issued by the SEC or proceeding initiated by the SEC seeking a stop order that has not been concluded or withdrawn;

•	the shares of IDT common stock issuable in the offer and the merger shall have been authorized for listing on NASDAQ;

•	there shall have been no event having a material adverse effect on PLX and no material breaches by PLX of the merger agreement, in each case that have not been cured;

•	there shall be no legal impediments to the completion of the offer or the merger;

•	PLX’s board of directors shall not have changed its recommendation of the offer and the merger agreement in a manner adverse to IDT and such change has not been withdrawn; and

•	the merger agreement shall not have been terminated in accordance with its terms.

IDT has agreed with PLX in the merger agreement that it will not consummate the offer unless the conditions set forth in the first, second, third and fourth bullet points in the immediately preceding paragraph are satisfied, or are waived by PLX. The offer is not subject to any financing condition.

Extension, Termination and Amendment (Page 52)

In the event that the conditions to the offer have not been satisfied or, where permissible, waived, upon the initial expiration of the offer (or as such expiration of the offer may be extended), we are required to extend the offer for successive periods of up to twenty (20) business days until the earlier of such time that all of the conditions to the offer have been satisfied or, where permissible, waived, or the merger agreement has been terminated in accordance with its terms. We are also required to extend the offer for any periods required by the SEC.

As of October 30, 2012, the required governmental approval under the HSR Act with respect to the merger had not been obtained. Pursuant to the terms of the merger agreement, if, as of October 30, 2012, all of the conditions to the offer had been satisfied or, where permissible, waived, other than obtaining the required governmental approval pursuant to the HSR Act or both obtaining the required governmental approval pursuant to the HSR Act and meeting the minimum tender condition, the offer could be extended for an additional three (3) month period until January 31, 2013 at the election of either IDT or PLX, solely to satisfy those conditions. At the end of October 2012, IDT and PLX elected to extend the offer until January 31, 2013, solely to satisfy such conditions. If, as of January 31, 2013, such conditions are still not satisfied, IDT then has the option, in its sole discretion, to extend the offer for an additional three (3) month period to April 30, 2013, solely to satisfy those conditions, provided that the offer may in no event be extended past April 30, 2013. If, at any expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, we will accept for payment and promptly pay for shares of PLX common stock tendered and not properly withdrawn in the offer. During any extension, all shares of PLX common stock previously tendered and not properly withdrawn in the offer will remain deposited with the exchange agent for the offer, subject to your right to withdraw your shares of PLX common stock. If we exercise our right to use a subsequent offering period as described below, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period.

In the event the merger agreement is terminated in accordance with its terms prior to the acceptance of any shares of PLX common stock for exchange pursuant to the offer, we will promptly terminate the offer without accepting any shares that were previously tendered.

Subsequent Offering Period (Page 54)

We may elect to provide subsequent offering periods of up to twenty (20) business days after the acceptance of shares of PLX common stock in the offer in accordance with Rule 14d-11 under the Exchange Act if, as of the expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, but the total number of shares of PLX common stock that have been validly tendered and not withdrawn pursuant to the offer, together with shares of PLX common stock then directly or indirectly owned by IDT, is less than 90% of the total number of shares of PLX common stock then outstanding. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period. You will not have the right to withdraw any shares of PLX common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration.

Procedure for Tendering Shares (Page 57)

For you to validly tender shares of PLX common stock pursuant to the offer that you hold in your own name or in “street name” through a broker, the enclosed letter of transmittal, properly completed and duly executed, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by Computershare, Inc., the exchange agent for the offer, or the “exchange agent,” at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of PLX common stock must be received by the exchange agent at one of its addresses or those shares of PLX common stock must be tendered pursuant to the procedures for book-entry transfer set forth in “The Offer—Procedures for Tendering Shares” below, and a confirmation of receipt of the tender received, which confirmation we refer to below as a “book-entry confirmation,” in each case before the expiration of the offer.

The procedure for tendering shares held in your ESOP account differs from the general procedures for tendering shares which are discussed above. Information on how to tender all or a portion of the shares allocated to your ESOP account can be found under “The Offer—Procedure for Tendering ESOP Shares” beginning on page 57.

Guaranteed Delivery (Page 58)

If you wish to tender shares of PLX common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration of the offer or cannot complete the procedure for book-entry transfer on a timely basis, your shares of PLX common stock may nevertheless be tendered, if you comply with the guaranteed delivery procedures as set forth in “The Offer—Guaranteed Delivery” beginning on page 58.

Withdrawal Rights (Page 59)

You may withdraw any shares of PLX common stock that you previously tendered into the offer at any time before the expiration of the offer by following the procedures described under “The Offer—Withdrawal Rights” on page 59, provided that you will not have the right to withdraw any shares of PLX common stock that you tender in a subsequent offering period as described under “The Offer—Subsequent Offering Period” beginning on page 54. The procedure for withdrawing instructions to tender the shares held in your ESOP account varies from the general withdrawal instructions provided above. Information on how to withdraw the instruction to the Trustee to tender the shares allocated to your ESOP account can be found under “The Offer—Procedure for Tendering ESOP Shares” beginning on page 57.

Effect of a Tender of Shares (Page 59)

By executing a letter of transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of PLX common stock tendered and accepted for exchange by us. That appointment is effective if and when, and only to the extent that, we accept the shares of PLX common stock for exchange pursuant to the offer.

We will determine questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of shares of PLX common stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of PLX common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful.

Delivery of Shares of IDT Common Stock and Cash (Page 60)

Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of PLX common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange such shares of PLX common stock for the offer consideration and cash in lieu of fractional shares for the tendered shares of PLX common stock. In all cases, the exchange of shares of PLX common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent timely receives:

•

certificates for those shares of PLX common stock, or a timely confirmation of a book-entry transfer of those shares of PLX common stock in the exchange agent’s account at DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or

•

a timely confirmation of a book-entry transfer of those shares of PLX common stock in the exchange agent’s account at DTC, together with an “agent’s message” as described under “The Offer—Procedure for Tendering Shares” beginning on page 57.

Cash Instead of Fractional Shares of IDT Common Stock (Page 61)

We will not issue any fractional shares of IDT common stock pursuant to the offer or the merger. Rather, IDT will arrange for the exchange agent to make a cash payment in lieu of the fractional shares.

The Merger Transactions (Page 83)

The merger agreement provides that, following completion of the offer, Pinewood will be merged with and into PLX, with PLX continuing as the “surviving corporation.” In the event that IDT beneficially owns at least 90% of the outstanding shares of PLX common stock upon completion of the offer, the merger agreement provides that the parties will take all necessary and appropriate action to cause the merger to become effective as soon as practicable following completion of the offer, without a meeting of or an action of written consent by PLX stockholders, by effecting a “short-form” merger under Delaware law. If the minimum tender condition is met, we have the option, subject to certain limitations described herein, which we refer to as the “top-up option,” to purchase from PLX additional newly-issued shares of common stock that, when added to the number of shares already owned by IDT, will constitute one share more than 90% of the shares of PLX common stock then outstanding. If, after the completion of the offer, IDT beneficially owns more than 50%, but less than 90%, of the outstanding shares of PLX common stock and IDT’s exercise of the top-up option will not result in it owning one share more than 90% of the outstanding shares of PLX common stock, a meeting of PLX stockholders or an action by written consent in lieu of a meeting and the affirmative vote of at least a majority of the shares of PLX common stock outstanding on the record date for such meeting will be needed to complete the merger. If the conditions to the offer are satisfied, IDT will have sufficient votes to adopt the merger agreement without the need for any other PLX stockholders to vote in favor of such adoption, as well as the ability to take action by written consent to approve the merger. We currently anticipate that, immediately thereafter, if certain conditions are met, PLX will merge with and into Pinewood LLC, our wholly-owned subsidiary, with Pinewood LLC continuing as the final surviving entity.

Limited Solicitation of Acquisition Proposals (Page 88)

Go-Shop Period. The merger agreement provides that, during the period, or the “go-shop period,” beginning on the date of the merger agreement and continuing until 11:59 p.m. (California time) on May 30, 2012, PLX is permitted to, directly or indirectly:

•

initiate, solicit, and encourage, whether publicly or otherwise, competing proposals or competing inquiries (as such terms are described under “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals” beginning on page 88);

•

provide access to PLX’s non-public information, but only if the third party to which PLX provides this information signs an “acceptable confidentiality agreement,” which (i) cannot prohibit PLX from upholding its disclosure obligations under the merger agreement, including the required disclosures to IDT regarding any competing proposal or competing inquiry received from such entity, and (ii) must contain provisions no less favorable to PLX in the aggregate as the provisions of the confidentiality agreement between IDT and PLX. PLX must promptly provide to IDT any material non-public information provided to such third party if IDT has not previously been provided such information; and

•

enter into, engage in and maintain discussions or negotiations regarding competing proposals or competing inquiries or cooperate with, assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any competing proposal or competing inquiry.

After the go-shop period expires, starting from 12:00 a.m. (California time) on May 31, 2012, which we refer to as the “no-shop period start date,” the “no-shop” period will commence. Within 24 hours of the no-shop period start date, PLX must notify IDT in writing of the identity of each party that submitted a competing proposal prior to the no-shop period start date, and together with this notification, provide to IDT a copy of any competing proposal (or, in the event no such copy is available, a reasonably detailed description of the competing proposal) and any modifications to such competing proposal submitted by any party during the go-shop period. The terms “competing proposal” and “competing inquiry” are described under “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals” beginning on page 88.

Solicitation after the Go-Shop Period. From and after 12:00 a.m. (California time) on the no-shop period start date, PLX must and must cause each of its subsidiaries and representatives to cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any third party that may be ongoing with respect to a competing proposal or competing inquiry and request the return or destruction of any non-public information from such third party. From the no-shop period start date until the effective time of the merger or, if earlier, the termination of the merger agreement, PLX has agreed that it and its subsidiaries will not, directly or indirectly:

•	engage in any of the activities permitted during the go-shop period summarized above under “Go-Shop Period;”

•

approve, endorse, recommend, execute or enter into, or publicly propose to do so, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive contract (other than an acceptable confidentiality agreement) with respect to any competing proposal;

•	take any action to make the provisions of any takeover statue or any applicable anti-takeover provision in PLX’s organizational documents inapplicable to a competing proposal;

•

terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar contract entered into by PLX in respect of or in contemplation of a competing proposal (other than to the extent that the PLX board of directors determines in good faith that failure to take any such actions would be reasonably likely to result in a breach of its fiduciary duties under applicable law), or

•	propose, resolve or agree to do any of the foregoing.

However, PLX may continue discussions and negotiations with any “excluded party” until the earlier of (i) June 15, 2012, the fifteenth (15th) day after the no-shop period start date or (ii) such time as such excluded party ceases to be an excluded party for purposes of the merger agreement. The term “excluded party” is described under “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals” beginning on page 88. On May 31, 2012, after the termination of the go-shop period, PLX confirmed that it did not receive any superior proposals (as such term is described under “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals” beginning on page 88) during the go-shop period and that no qualifying excluded party would be permitted to engage in any subsequent negotiations.

If, at any time on or after the no-shop period start date and prior to the consummation of the offer, PLX receives a written, bona fide competing proposal that was not solicited in violation of the merger agreement (including from an excluded party) and PLX’s board of directors determines in good faith (after consultation with its independent financial advisors and outside legal counsel) that such competing proposal constitutes or would reasonably be expected to lead to a superior proposal (as such term is described under “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals” beginning on page 88) as compared to the terms of the merger agreement, and that its failure to take any action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, then PLX and its representatives may:

•

furnish to such third party information relating to PLX or any of its subsidiaries (including nonpublic information), so long as such third party signs an acceptable confidentiality agreement and only if PLX promptly provides to IDT any material non-public information given to such third party if IDT has not previously been provided such information; and

•	participate in discussions or negotiations with such third party regarding such competing proposal.

From and after the no-shop period start date, PLX must promptly notify IDT (within twenty-four hours) in the event that PLX, any of its subsidiaries or any of its representatives receives (i) any competing proposal or a competing inquiry, (ii) any request for non-public information relating to PLX or any of its subsidiaries, or requests for information in the ordinary course of business consistent with past practice and unrelated to a competing proposal or (iii) any competing inquiry or request for discussions or negotiations regarding any competing proposal. PLX must indicate the identity of such third parties and provide an copy (or, in the event no such copy is available, a reasonably detailed description) of such competing inquiry, competing proposal, indication or request to IDT, including any modifications thereto. Thereafter, PLX must keep IDT informed on a current basis of the status of any such competing inquiry or competing proposal, and any material developments, discussions and negotiations, including furnishing copies of any revised written proposals or offers relating thereto.

PLX Board of Directors’ Recommendation (Page 91)

Except as expressly permitted by the terms of the merger agreement, PLX has agreed in the merger agreement that neither its board of directors nor any committee of the board of directors will take, or resolve, agree or publicly propose to take, any of the following actions:

•

withhold, withdraw, modify or qualify, in a manner adverse to IDT, its approval or recommendation of the transactions contemplated by the merger agreement, including the offer and the merger transactions;

•

fail to include its recommendation of the offer and the merger transactions in the Schedule 14D-9 to be filed by PLX or the proxy statement for a vote of PLX’s stockholders on the merger, if necessary;

•

fail to publicly recommend against any tender offer or exchange offer for shares of PLX’s capital stock that constitutes a competing proposal within ten (10) business days after commencement thereof, or fail to reaffirm its recommendation of the transactions contemplated by the merger agreement within four business days after IDT requests such reaffirmation in writing;

•	adopt, approve or recommend any competing proposal received after the date of the merger agreement; or

•	cause or permit PLX to enter into any agreement constituting or relating to any alternative acquisition proposal (any of the above actions being referred to as an “adverse recommendation change”).

Despite the foregoing, the merger agreement provides that at any time before IDT’s acceptance of the offer:

•

if PLX’s board of directors determines in good faith (after consultation with PLX’s outside legal counsel) in response to a material development or change in circumstances (that is not a competing proposal or competing inquiry) and that was not known to the PLX board of directors as of the date of the merger agreement, which we refer to as an “intervening event,” that its failure to make an adverse recommendation change would be reasonably likely to result in a breach of its fiduciary duties, it may withhold, withdraw, modify or qualify in a manner adverse to IDT its approval or recommendation of the merger agreement or the merger transactions, subject to the satisfaction of certain obligations; and

•

if PLX receives a bona fide written competing proposal that PLX’s board of directors determines in good faith (after consultation with PLX’s outside legal counsel and financial advisors) constitutes a superior proposal (after giving effect to all such adjustments which may be offered by IDT and Pinewood in accordance with the merger agreement), and further determines in good faith, after consultation with its legal advisors, that its failure to take action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, PLX may withhold, withdraw, modify or qualify in a manner adverse to IDT its approval or recommendation of the merger agreement and the merger transactions, or otherwise terminate the merger agreement and enter into an agreement with respect to the superior proposal, subject to the conditions provided in the following paragraph.

PLX has agreed not to effect an adverse recommendation change or terminate the merger agreement, in each case, with respect to a superior proposal unless the following obligations are satisfied:

•	none of PLX, its subsidiaries or representatives have breached the provisions of the merger agreement pertaining to the treatment of such superior proposal;

•

PLX has given IDT and Pinewood written notice of its intent to effect an adverse recommendation change or terminate the merger agreement, identifying the third party and including an unredacted copy of the superior proposal and all relevant documents, referred to as the “notice of superior proposal;”

•

during the four (4) business days following IDT’s receipt of the notice of superior proposal, PLX negotiates with IDT and Pinewood in good faith to make adjustments to the merger agreement such that the terms of the superior proposal would no longer be more favorable to PLX’s stockholders;

•

after such four (4) business day period, PLX’s board of directors determines in good faith (after consultation with PLX’s outside legal counsel and financial advisors) that the superior proposal continues to constitute a superior proposal; and

•	PLX pays the applicable termination fee to IDT, as described below under “Termination of the Merger Agreement.”

Termination of the Merger Agreement (Page 95)

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written agreement of IDT and PLX.

The merger agreement may be terminated prior to the effective time of the merger by either IDT or PLX by giving notice of termination to the non-terminating party, subject to certain conditions:

•

if the offer expires on or after January 31, 2013 (or on April 30, 2013, if IDT opts to extend the offer deadline to such date) as a result of the non-satisfaction of any condition or requirement of the offer, or the offer is terminated or withdrawn pursuant to its terms without any shares of PLX common stock being purchased; or

•

if any court or governmental entity issues a nonappealable final judgment, order, injunction, rule or decree, or takes any other action restraining, enjoining or otherwise prohibiting the offer or the merger.

IDT may terminate the merger agreement at any time prior to Pinewood’s acceptance of the shares tendered and not withdrawn pursuant to the offer, subject to certain conditions:

•

if PLX’s board of directors, or any of its committees, (i) withholds, withdraws, modifies or qualifies, or publicly proposes to do so, in a manner adverse to IDT or Pinewood, its approval or recommendation of the merger agreement or the merger transactions, (ii) fails to include its recommendation for the offer and the merger transactions in the Schedule 14D-9 to be filed by PLX or the proxy statement for a vote of PLX’s stockholders on the merger, (iii) fails to publicly recommend against any tender offer or exchange offer that constitutes a competing proposal, (iv) adopts, approves or recommends, or publicly proposes to do so, any competing proposal made or received after the date of the merger agreement or (v) causes or permits PLX to enter into any agreement constituting or relating to any alternative acquisition proposal (any of the above actions being referred to as an “adverse recommendation change”);

•	if PLX breaches in any material respect its obligations under the go-shop and no-shop provisions of the merger agreement;

•	if PLX fails to permit IDT to include its board of directors’ recommendation in favor of the offer and the merger in the offer documents:

•

if within seven (7) business days of the date any competing proposal or material modification thereto is first publicly announced or otherwise communicated to the PLX stockholders, or otherwise within five (5) business days following IDT’s written request, PLX fails to issue a press release that expressly reaffirms PLX’s board of directors’ recommendation of the offer and the merger transactions to the extent required pursuant to the terms of the merger agreement;

•	if PLX’s board of directors, or any of its committees, authorizes or publicly proposes to do any of the above;

•

if PLX breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would or would reasonably likely result in a material adverse effect with respect to PLX and therefore the failure of a condition to the offer or the merger, IDT delivers written notice of such breach to PLX and either such breach is not capable of cure or has not been so cured after twenty (20) calendar days of delivery of such notice; or

•	if, prior to Pinewood’s acceptance of and payment for the shares tendered and not withdrawn pursuant to the offer, a material adverse effect with respect to PLX has occurred and is ongoing;

PLX may terminate the merger agreement at any time prior to the consummation of the offer, subject to certain conditions:

•

if PLX’s board of directors accepts a superior proposal in compliance with the merger agreement and PLX enters into an agreement regarding such superior proposal and pays the applicable termination fee;

•

if IDT breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would or would reasonably likely result in a material adverse effect with respect to IDT, PLX delivers written notice of such breach to IDT and either such breach is not capable of cure or has not been so cured after twenty (20) calendar days of delivery of such notice;

•	if, prior to Pinewood’s acceptance of and payment for the shares tendered and not withdrawn pursuant to the offer, a material adverse effect with respect to IDT has occurred and is ongoing; or

•

if IDT fails to accept for exchange the shares of PLX common stock validly tendered and not withdrawn in the offer in accordance with the terms of the merger agreement, and at such time all of the conditions and requirements of the offer have been satisfied or, where permissible, waived.

Termination Fee (Page 96)

In the event of a termination of the merger agreement by either IDT or PLX under specified circumstances, including with respect to the acceptance of a superior proposal by PLX, PLX will be required to pay IDT a termination fee of $13.20 million, which fee will be $6.27 million if the merger agreement is terminated in connection with PLX’s entry into an alternative acquisition agreement with an excluded party, or if such termination of the merger agreement under the specified circumstances occurs prior to the no-shop period start date.

PLX Board of Directors (Page 82)

The merger agreement provides that, upon acceptance for exchange of shares of PLX common stock in the offer, we will be entitled to designate a number of directors of PLX, rounded up to the next whole number, equal to the product of the total number of directors on PLX’s board of directors (determined after giving effect to the election of additional directors by IDT) and the percentage of aggregate number of shares of PLX common stock beneficially owned by us bears to the total number of shares of PLX common stock outstanding. This would enable us to control the PLX board of directors after completion of the offer.

Material U.S. Federal Income Tax Consequences (Page 61)

If the LLC merger is not completed for any reason, the exchange of PLX shares for cash and IDT common stock in the offer and the conversion of PLX shares in the merger will be fully taxable to PLX stockholders, and each PLX stockholder will be required to recognize gain or loss with respect to each share of PLX common stock surrendered in the offer or converted in the merger in an amount equal to the difference between (i) the sum of any cash received (including cash received in lieu of a fractional share of IDT common stock) and the fair market value of IDT common stock received and (ii) the tax basis of the shares of PLX common stock surrendered in exchange therefor.

It is a condition to the LLC merger that PLX receive a tax opinion from its counsel to the effect that the offer, the merger and the LLC merger, taken together, will qualify as a reorganization within the meaning of section 368(a) of the Code. However, the receipt of such tax opinion is not a condition to the completion of the offer or the merger. Therefore, it is possible that the offer and the merger are completed but that the LLC merger is not. If the LLC merger is completed and assuming the correctness of such tax opinion, a PLX stockholder who receives cash and shares of IDT common stock will recognize gain (but not loss) equal to the lesser of (i) any cash received (other than cash received in lieu of a fractional share of IDT common stock) and (ii) the excess, if any, of (x) the sum of the cash received and the fair market value of the IDT common stock received over (y) such PLX stockholder’s tax basis in the shares of PLX common stock exchanged therefor. In addition, such PLX stockholder will recognize gain or loss attributable to cash received in lieu of a fractional share of IDT common stock. PLX stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer, the merger and the LLC merger (if it occurs) to them.

The tender of stock allocated to an ESOP account in exchange for merger consideration is not a taxable event. However, an ESOP participant will be subject to tax on the value of the participant’s vested ESOP account at the time the participant elects a distribution unless the participant makes an eligible rollover to an individual retirement account or the tax-qualified retirement plan of an employer.

Appraisal Rights (Page 65)

Under Delaware law, you will not have any appraisal rights in connection with the offer. However, the merger is expected to entitle you to appraisal rights under Section 262 of the Delaware General Corporation Law, which we refer to as the “DGCL.” A copy of the appraisal rights provisions of the DGCL is attached as Annex C to this prospectus.

Source and Amount of Funds (Page 66)

Neither the offer nor the merger transactions are conditioned upon any financing arrangements. In order to provide the offer consideration and the merger consideration, prepay PLX’s bank indebtedness, and pay related fees and expenses, IDT currently expects to (i) use proceeds from the sale of shares of preferred stock of one of its wholly-owned subsidiaries to Bank of America, N.A., or “Bank of America,” pursuant to a master repurchase agreement IDT signed with Bank of America in June 2011, which we refer to as the “repurchase agreement,” and (ii) draw funds from $50 million of new financing arranged by IDT with J.P. Morgan Securities LLC and J.P. Morgan Chase Bank, N.A., collectively “J.P. Morgan,” in connection with the offer and the merger transactions, consisting of a $50 million revolving credit facility, or the “revolving credit facility.”

Under the repurchase agreement, IDT is obligated to make monthly “price differential” (as defined in the repurchase agreement) payments to Bank of America based on the outstanding purchase price of the purchased securities at a floating interest rate of LIBOR plus 2.125% which are calculated and accrue on a daily basis, and Bank of America is required to remit to IDT any dividends and other distributions that it receives on the purchased securities, unless an event of default with respect to IDT has occurred and is continuing under the repurchase agreement. Loans under the revolving credit facility are expected to bear interest, at IDT’s option, at a rate equal to either (a) the “ABR,” defined as the greatest of (i) J.P. Morgan’s prime rate, (ii) the federal funds effective rate plus 0.5% and (iii) the adjusted one-month LIBO rate plus 1.0%, plus the applicable margin, or (b) the adjusted LIBO rate plus the applicable margin. For purposes of the revolving credit facility, “applicable margin” means 2.5% in respect of loans bearing interest based upon the adjusted LIBO rate and 1.5% in respect of loans bearing interest based upon the ABR.

The sales of the preferred stock pursuant to the repurchase agreement, and the obligations of Bank of America to buy such shares of preferred stock, are subject to terms and conditions customary for transactions of this type, although the transactions contemplated by the repurchase agreement are not conditioned upon the completion of the offer or the merger in any way. IDT may only borrow amounts under the revolving credit facility if the offer is successful, all of the conditions to the offer are satisfied or, where permissible, amended or waived in a manner that is not material and adverse to J.P. Morgan, prior to January 31, 2013. Any amounts borrowed under the revolving credit facility may be used in connection with the offer and the merger as well as for general corporate purposes. The revolving credit facility would not be available if the merger agreement were terminated. If the conditions to the transactions pursuant to the repurchase agreement and the conditions to the revolving credit facility are not satisfied, IDT expects that its cash on hand and short-term investments will be sufficient to finance the cash portion of the offer consideration and the merger consideration and the ongoing working capital and other general corporate purposes of the combined company after the consummation of the merger.

IDT currently has no agreement, arrangement or understanding to repay or refinance the revolving credit facility or repurchase the preferred stock under the repurchase agreement after the merger has been completed, other than at the specified repurchase date, with respect to the repurchase agreement, or at the stated maturity, with respect to the revolving credit facility.

Regulatory Approvals (Page 69)

We and PLX have agreed pursuant to the merger agreement to use, and cause our respective subsidiaries to use, commercially reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger transactions. Other than clearance under the U.S. antitrust laws applicable to the offer and the merger transactions that are described below and that have already been obtained, the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of certificates of merger under the DGCL with respect to the merger and the LLC merger, we do not believe that any additional governmental filings are required with respect to the offer and the merger transactions.

Under the HSR Act, and the related rules, the merger may not be completed until we and PLX notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied.

Accounting Treatment (Page 71)

In accordance with Accounting Standards Codification, or “ASC,” Topic 805, Business Combinations, or “ASC 805,” IDT will account for the transactions as a purchase business combination. Upon consummation of the transactions, IDT will record the acquisition at cost with cost consisting of the fair value of IDT common stock and stock options issued and the cash consideration issued. The total cost will be allocated based on the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. The excess of cost over the fair value of net assets acquired will be recorded as goodwill.

Interests of Certain Persons in the Offer and the Merger (Page 72)

Certain PLX directors, officers and stockholders have interests in the offer and the merger that are different from, or are in addition to, those of other stockholders. These interests include:

•	the treatment of stock options previously issued to PLX directors and officers;

•	severance benefits; and

•	the indemnification of directors and officers of PLX against certain liabilities.

In addition, all of the PLX directors and executive officers have entered into a tender and support agreement with IDT, pursuant to which those directors and executive officers will be required to tender and, except as described therein, not withdraw shares of PLX common stock owned by them. See “Other Agreements Related to the Transaction—Tender and Support Agreement” on page 98 of this prospectus.

The boards of directors of PLX and IDT were aware of these interests and considered them, among other matters, when they approved the offer, the merger and the merger agreement.

As of the date of this prospectus, IDT does not beneficially own any shares of PLX common stock.

Comparison of Rights of Holders of IDT Common Stock and PLX Common Stock (Page 103)

IDT and PLX are both organized under the laws of the state of Delaware. As a result of the offer and the merger, PLX’s stockholders will become stockholders of IDT, and rights as stockholders will be governed by IDT’s certificate of incorporation and bylaws. There are differences between the certificate of incorporation and bylaws of PLX, on the one hand, and the certificate of incorporation and bylaws of IDT, on the other hand.

The Companies

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Telephone: (408) 284-8200

www.idt.com

Integrated Device Technology, Inc., is a Delaware corporation. We design, develop, manufacture and market a broad range of low-power, high-performance mixed signal semiconductor solutions for the advanced communications, computing and consumer industries. Currently, we offer communications solutions for customers within the enterprise, data center and wireless markets. Our computing products are designed specifically for desktop, notebook, sub-notebook, storage and server applications, optimized gaming consoles, set-top boxes, digital TV and smart phones for consumer-based clients.

IDT’s common stock is currently quoted on NASDAQ (symbol: “IDTI”).

PLX Technology, Inc.

870 W. Maude Avenue

Sunnyvale, California 94085

Telephone: (408) 774-9060

www.PLXtech.com

PLX Technology, Inc., incorporated under the laws of Delaware, designs, develops, manufactures, and sells integrated circuits that perform critical system connectivity functions. These interconnect products are fundamental building blocks for standards-based electronic equipment. PLX markets its products to major customers that sell electronic systems in the enterprise, consumer, server, storage, communications, PC peripheral and embedded markets.

PLX’s common stock is currently quoted on NASDAQ (symbol: “PLXT”).

Comparative Per Share Market Price and Dividend Information (Page 20)

On April 27, 2012, the last trading day before IDT and PLX announced the offer, IDT common stock closed at $6.67 per share and PLX common stock closed at $4.06 per share. On November 8, 2012, the last trading day prior to the date of this prospectus for which this information was practicably available, IDT common stock closed at $5.73 per share and PLX common stock closed at $4.25 per share.

Neither IDT nor PLX has paid any dividends in the prior two fiscal years and IDT does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Questions About the Offer and the Merger Transactions

If you have any questions about the offer or the merger transactions or if you need additional copies of this prospectus, you should contact our information agent:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free: (877) 456-3463

Banks and Brokers Call Collect: (212) 750-5833

SELECTED HISTORICAL FINANCIAL DATA

IDT Summary Selected Historical Consolidated Financial Data

The following table sets forth certain consolidated financial data of IDT. The selected consolidated statements of operations data for the years ended April 1, 2012, April 3, 2011, and March 28, 2010 and the selected consolidated balance sheet data as of April 1, 2012 and April 3, 2011 were derived from the consolidated financial statements included in IDT’s Annual Report on Form 10-K for the year ended April 1, 2012 which is incorporated by reference into this prospectus. The selected consolidated statements of operations data for the years ended March 29, 2009 and March 30, 2008 and the selected consolidated balance sheet data as of March 28, 2010, March 29, 2009, and March 30, 2008 are derived from IDT’s consolidated financial statements, which are not incorporated by reference into this prospectus. The consolidated financial data as of and for the six months ended September 30, 2012 and October 2, 2011 are derived from IDT’s unaudited consolidated condensed financial statements incorporated by reference into this prospectus. In IDT’s opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of IDT’s financial position and results of operations for these periods. You should read these financials together with IDT’s “Management Discussion and Analysis of Financial Condition and Results of Operations” and IDT’s historical consolidated financial statements and notes thereto. The historical results are not necessarily indicative of results to be expected in the future.

	Six Months Ended		Fiscal Years Ended,
	Sept. 30, 2012	Oct. 2, 2011	Apr. 1, 2012	Apr. 3, 2011	Mar. 28, 2010	Mar. 29, 2009	Mar. 30, 2008
			(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$263,562	$287,603	$526,696	$605,389	$524,162	$659,580	$779,824
Gross profit	147,140	153,069	280,506	328,942	223,784	274,513	340,021
Research and development expenses	83,931	78,999	158,749	154,465	135,683	146,385	156,999
Selling, general and administrative	69,162	50,817	100,907	103,620	102,923	122,753	159,534
Acquired in-process research and development	—	—	—	—	—	5,597	—
Goodwill and assets impairment	—	—	—	—	—	1,025,685	—
Operating income (loss), continuing operations	(5,953)	23,253	20,850	70,857	(14,822)	(1,025,907)	23,488
Gain from divestiture	—	—	20,656	—	78,306	—	—
Net income (loss), continuing operations	(140)	20,869	37,323	93,826	64,721	(1,027,403)	45,400
Gain from divestiture of discontinued operation	886	45,939	45,939	—	—	—	—
Loss from discontinued operations, net of tax	(5,134)	(14,907)	(24,802)	(24,175)	(26,298)	(17,764)	(11,221)
Net income (loss)	$(4,388)	$51,901	$58,460	$69,651	$38,423	$(1,045,167)	$34,179
Basic net income (loss) per share:
Continuing operations	$—	$0.14	$0.26	$0.61	$0.39	$(6.11)	$0.24
Discontinued operations	$(0.03)	$0.21	$0.15	$(0.16)	$(0.16)	$(0.11)	$(0.06)
Basic net income (loss) per share	$(0.03)	$0.35	$0.41	$0.45	$0.23	$(6.22)	$0.18
Diluted net income (loss) per share:
Continuing operations	$—	$0.14	$0.26	$0.60	$0.39	$(6.11)	$0.24
Discontinued operations	$(0.03)	$0.21	$0.14	$(0.15)	$(0.16)	$(0.11)	$(0.06)
Diluted net income (loss) per share	$(0.03)	$0.35	$0.40	$0.45	$0.23	$(6.22)	$0.18
Weighted average shares:
Basic	143,005	146,249	143,958	154,511	165,408	168,114	187,213
Diluted	143,005	148,686	145,848	155,918	165,961	168,114	189,260

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term marketable securities	$268,793	$320,146	$325,459	$299,192	$343,189	$296,073	$239,191
Working capital	346,249	387,953	402,038	357,794	380,662	358,358	316,403
Total assets	739,624	742,994	717,634	727,460	750,945	678,367	1,781,837
Total long term liabilities	26,623	17,465	18,752	18,033	44,504	38,441	46,715
Total stockholder’s equity	$628,335	$615,076	$619,388	$595,261	$599,195	$556,017	$1,619,771

Statements of Comprehensive Income (Loss)
Net income (loss)	$(4,388)	$51,901	$58,460	$69,651	$38,423	$(1,045,167)	$34,179
Foreign currency translation adjustments	725	(511)	(383)	978	287	(2,082)	1,025
Change in unrealized loss on marketable securities, net	—	(77)	(61)	(217)	(111)	(128)	(1,494)

Comprehensive net income (loss)	$(3,663)	$51,313	$58,016	$70,412	$38,599	$(1,047,377)	$33,710

PLX Selected Historical Consolidated Financial Data

The following table sets forth certain consolidated financial data of PLX. The selected consolidated statements of operations data for the years ended December 31, 2011, 2010 and 2009 and the selected consolidated balance sheet data as of December 31, 2011 and 2010 were derived from the consolidated financial statements included in PLX’s Annual Report on Form 10-K for the year ended December 31, 2011 and PLX’s Current Report on Form 8-K filed on November 9, 2012, which are incorporated by reference into this prospectus. The selected statements of operations data set forth below for each of the years ended December 31, 2008 and 2007, and the selected consolidated balance sheet data as of December 31, 2009, 2008 and 2007 are derived from PLX’s audited consolidated financial statements, which are not incorporated by reference into this prospectus. PLX’s consolidated financial statement data set forth below as of and for the nine months ended September 30, 2012 and 2011 are derived from PLX’s unaudited financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference into this prospectus. You should read these financials together with PLX’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and PLX’s historical consolidated financial statements and notes thereto. The historical results been revised for adoption of Financial Accounting Standards Board, or “FASB,” Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income,” and FASB Accounting Standards Update No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The historical results are not necessarily indicative of results to be expected in the future.

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$76,834	$86,256	$111,152	$115,540	$82,832	$81,068	$81,734
Gross profit	45,102	49,218	64,552	67,787	46,932	48,282	49,525
Research and development expenses	21,362	22,929	28,218	30,799	31,387	27,091	24,373
Selling, general and administrative and amortization of intangible assets	28,166	22,437	30,331	30,168	31,035	24,866	25,795
Goodwill and assets impairment	—	—	—	—	—	54,272	—
Operating income (loss)	(4,426)	3,852	6,003	6,820	(15,490)	(57,947)	(643)
Net income (loss), continuing operations	$(5,011)	$1,876	$3,104	$4,642	$(18,802)	$(56,530)	$1,174
Loss from discontinued operations, net of tax	(26,965)	(21,246)	(27,927)	(7,931)	—	—	—
Net income (loss)	$(31,976)	$(19,370)	$(24,823)	$(3,289)	$(18,802)	$(56,530)	$1,174
Basic net income (loss) per share
Continuing operations	$(0.11)	$0.04	$0.07	$0.12	$(0.53)	$(2.00)	$0.04
Discontinued operations	$(0.60)	$(0.48)	$(0.63)	$(0.20)	$—	$—	$—
Basic net income (loss) per share	$(0.71)	$(0.44)	$(0.56)	$(0.08)	$(0.53)	$(2.00)	$0.04
Diluted net income (loss) per share
Continuing operations	$(0.11)	$0.04	$0.07	$0.12	$(0.53)	$(2.00)	$0.04
Discontinued operations	$(0.60)	$(0.47)	$(0.62)	$(0.20)	$—	$—	$—
Diluted net income (loss) per share	$(0.71)	$(0.43)	$(0.55)	$(0.08)	$(0.53)	$(2.00)	$0.04
Weighted average shares:
Basic	44,824	44,525	44,559	38,942	35,653	28,203	28,724
Diluted	44,824	45,032	45,016	39,625	35,653	28,203	29,156

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term marketable securities	$17,593	$14,614	$19,646	$16,233	$38,359	$39,542	$36,317
Working capital	12,229	20,169	21,340	24,833	49,945	49,153	50,153
Total assets	77,944	105,942	96,818	121,971	84,020	77,260	135,800
Total long term debt	—	3,397	2,000	1,731	1,098	—	—
Total stockholder’s equity	$46,444	$80,297	$75,219	$97,808	$71,999	$69,203	$127,892

Statements of Comprehensive Income (loss)
Net income (loss)	$(31,976)	$(19,370)	$(24,823)	$(3,289)	$(18,802)	$(56,530)	$1,174
Foreign currency translation adjustments	(7)	12	(14)	(27)	72	(43)	(42)
Change in unrealized loss on marketable securities, net	(92)	9	15	(34)	(263)	229	56

Comprehensive net income (loss)	$(32,075)	$(19,349)	$(24,822)	$(3,350)	$(18,993)	$(56,344)	$1,188

*	Revisions for PLX Technology’s Discontinued Operations have been made retrospectively.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The merger will be accounted for using the acquisition method of accounting in accordance with generally accepted accounting principles, or GAAP. The tangible and intangible assets and liabilities of PLX will be recorded as of the closing at their respective fair values, and assumed by and added to those of IDT. For a detailed description of the acquisition accounting method, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 112 of this prospectus.

The following selected unaudited pro forma condensed combined balance sheet information as of September 30, 2012 and the selected unaudited pro forma condensed combined statements of operations information for the six months ended September 30, 2012 and the year ended April 1, 2012 are based on the separate historical consolidated financial statements of IDT, PLX and the NXP DC Business (defined below), which are incorporated by reference into this prospectus, and the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial statements beginning on page 118 of this prospectus, after giving effect to (a) the offer and the merger with PLX and (b) the completion by IDT on July 19, 2012 of the acquisition of certain assets related to technology and products developed for communications analog mixed-signal market applications, referred to as the “NXP DC Business,” from NXP B.V., or “NXP,” for $31.2 million in cash, less a $4.0 million credit from NXP for certain accrued liabilities assumed by IDT from NXP. The selected unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2012 and the year ended April 1, 2012 reflect the offer and the merger with PLX as if they had been consummated on April 4, 2011 with recurring transaction-related adjustments reflected in the period and the acquisition of the NXP DC Business as if the acquisition had been completed on April 4, 2011. The selected unaudited pro forma condensed combined balance sheet as of September 30, 2012 reflects the offer and the merger with PLX and the acquisition of the NXP DC Business as if they had been consummated on September 30, 2012. For purposes of these unaudited pro forma condensed combined financial statements, IDT and PLX have made preliminary allocations of the preliminary estimated acquisition consideration based on a combination of 0.525 of a share of IDT common stock and $3.50 in cash for each share of PLX common stock exchanged. The preliminary estimated acquisition consideration has been allocated to the tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value as of October 31, 2012 and July 19, 2012, respectively, for the offer and the merger with PLX and the acquisition of the NXP DC Business. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma condensed combined financial statements, see “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 112 of this prospectus.

The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the offer and the merger with PLX and the acquisition of the NXP DC Business. The selected unaudited pro forma condensed combined financial data do not include the effects of the costs associated with any restructuring or integration activities resulting from the offer and the merger with PLX or the acquisition of the NXP DC Business. In addition, the selected unaudited pro forma condensed combined financial data do not include the potential realization of any cost savings from operating efficiencies or synergies resulting from the transactions, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies. The final acquisition consideration and a final acquisition consideration allocation, which will be determined subsequent to the closing of the merger with PLX or, with respect to the NXP DC Business, as soon as reasonably practicable hereafter, and its effect on results of operations, may differ significantly from the pro forma amounts included in the selected unaudited pro forma condensed combined financial statements. These amounts represent the management’s best estimate as of the date of this prospectus.

This summary of pro forma data is being provided for illustrative purposes only. IDT and PLX may have performed differently had the offer and the merger with PLX occurred prior to the period presented. In addition, since the unaudited pro forma condensed combined financial data have been prepared based on preliminary estimates of acquisition consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had IDT and the NXP DC Business been combined during the periods presented, had IDT and PLX been combined during the period presented or of the future operations of the combined company following the offer and the merger with PLX and the acquisition of the NXP DC Business.

	Six Months Ended September 30, 2012	Year Ended Apr. 1, 2012
Consolidated Statement of Operations Data:
(in thousands, except per share amounts)
Revenues	$313,931	$640,226
Operating loss, continuing operations	(12,202)	(27,297)
Gain from divestiture	—	20,656
Net loss, continuing operations	(8,788)	(15,681)

Basic net loss per share, continuing operations:
Basic	$(0.05)	$(0.09)
Diluted	$(0.05)	$(0.09)

Weighted average shares:
Basic	166,653	167,606
Diluted	166,653	167,606

		As of September 30, 2012
Consolidated Balance Sheet Data:
(in thousands)
Cash, cash equivalents and short-term marketable securities(1)		$314,996
Working capital		396,438
Total assets		1,103,888
Total long term liabilities		220,123
Total stockholder’s equity		$765,101

(1)	Includes $143.1 million of restricted cash related to estimated financing activities in connection with the offer and the merger.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

Set forth below are the IDT and PLX historical and pro forma amounts per share of common stock for basic and diluted net income (loss) and book value. For purposes of the pro forma share amounts we have used the preliminary estimated acquisition consideration based on a combination of 0.525 of a share of IDT common stock and $3.50 in cash for each share of PLX common stock exchanged calculated using the number of PLX common stock and stock options outstanding at October 31, 2012. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma condensed combined financial statements, see “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 112 of this prospectus.

The following IDT and PLX historical and pro forma amounts per share of common stock for basic and diluted net income (loss) for the periods presented and book value as of the periods presented are based on the separate historical consolidated financial statements of IDT and PLX, which are incorporated by reference into this prospectus and reflect the offer and the merger with PLX and apply the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial statements beginning on page 118 of this prospectus. In addition, the unaudited pro forma combined per share of common stock include the pro forma effects for the acquisition by IDT of certain assets related to technology and products developed for communications analog mixed-signal market applications, referred to as the “NXP DC Business,” from NXP B.V., or “NXP,” for $31.2 million in cash, less a $4.0 million credit from NXP for certain accrued liabilities assumed by IDT from NXP, which was completed by IDT on July 19, 2012. The combined pro forma per share basic and diluted net income (loss) for the year ended April 1, 2012 reflect the offer and the merger with PLX and the acquisition of the NXP DC Business as if they had been consummated on April 4, 2011 with recurring transaction-related adjustments reflected in the period. The combined pro forma per share basic and diluted net income (loss) for the six month period ended September 30, 2012 reflect the offer and the merger with PLX and the acquisition of the NXP DC Business as if they had been consummated on April 4, 2011 with recurring transaction-related adjustments reflected in the period. The combined pro forma per share book value as of September 30, 2012 reflects the offer and the merger with PLX and the acquisition of the NXP DC Business as if they had been consummated on September 30, 2012 subsequent to the commencement of the offer.

The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the above referenced transactions had been completed on April 4, 2011 for statement of operations purposes and on the period presented for balance sheet purposes, nor is it necessarily indicative of the future operating results or financial position of the combined company. The financial results may have been different had the companies always been combined. The business of IDT and PLX may have performed differently had the offer and the merger with PLX occurred prior to the period presented. In addition, since the unaudited pro forma condensed combined financial data have been prepared based on preliminary estimates of acquisition consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of the combined company. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors” below.

The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma per share income of the combined company is computed by dividing the pro forma total income of the combined company by the pro forma weighted-average number of shares of common stock of the combined company outstanding over the period. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity of the combined company by the pro forma number of shares of common stock of the combined company outstanding at the end of the period. PLX equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 0.525, the assumed fraction of a share of IDT common stock that would be exchanged for each share of PLX common stock in the offer and the merger with PLX. The PLX equivalent per share amounts do not include the benefits of the cash portion of the acquisition consideration.

	IDT Historical	PLX Historical	Pro Forma Combined(2)	PLX Equivalents (1)(2)
Year Ended April 1, 2012:
Net income (loss) per share, continuing operations:
Basic	$0.26	$0.07	$(0.09)	$(0.05)
Diluted	$0.26	$0.07	$(0.09)	$(0.05)
Book value per share as of April 1, 2012	$4.36	$1.68	n/a	n/a

Six Months Ended September 30, 2012:
Net income (loss) per share, continuing operations:
Basic	$—	$—	$(0.05)	$(0.03)
Diluted	$—	$—	$(0.05)	$(0.03)
Book value per share as of September 30, 2012	$4.36	$1.03	$4.58	$2.40

(1)	PLX equivalent per share amounts are calculated by multiplying pro forma per share amounts by the exchange ratio of 0.525, the estimated portion of the acquisition consideration to be paid in shares of IDT common stock.
(2)	Pro forma combined loss per share and PLX equivalent loss per share amounts include the pro forma effects for the acquisition of the NXP DC Business, which was completed by IDT on July 19, 2012.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

IDT common stock is listed on the NASDAQ Stock Market, under the symbol “IDTI”. PLX common stock is listed on the NASDAQ Stock Market under the symbol “PLXT.” The table below sets forth, for the periods indicated and the range of high and low per share sales prices for IDT common stock and PLX common stock as reported on NASDAQ. Neither IDT nor PLX has paid any dividends for the calendar quarters indicated. For current price information, you should consult publicly available sources. For more information on IDT’s payment of dividends, see “—IDT’s Dividend Policy” below.

IDT and PLX have different fiscal years as discussed above in “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

IDT Common Stock

	IDT Common Stock
	High	Low
Fiscal Year 2010
First Quarter (ended June 28, 2009)	$6.74	$4.25
Second Quarter (ended September 27, 2009)	$7.44	$5.69
Third Quarter (ended December 27, 2009)	$6.89	$5.57
Fourth Quarter (ended March 28, 2010)	$6.85	$5.26

Fiscal Year 2011
First Quarter (ended June 27, 2010)	$7.18	$5.10
Second Quarter (ended September 26, 2010)	$6.25	$4.82
Third Quarter (ended January 2, 2011)	$7.28	$5.58
Fourth Quarter (ended April 3, 2011)	$8.67	$6.26

Fiscal Year 2012
First Quarter (ended July 3, 2011)	$8.74	$6.99
Second Quarter (ended October 2, 2011)	$8.10	$5.10
Third Quarter (ended January 1, 2012)	$6.46	$4.70
Fourth Quarter (ended April 1, 2012)	$7.52	$5.47

Fiscal Year 2013
First Quarter (ended July 1, 2012)	$7.47	$5.06
Second Quarter (ended September 30, 2012)	$6.45	$4.60
Third Quarter (through November 8, 2012)	$6.13	$5.30

PLX Common Stock

	PLX Common Stock
	High	Low
Fiscal Year 2009
First Quarter (ended March 31, 2009)	$2.79	$1.45
Second Quarter (ended June 30, 2009)	$4.40	$2.21
Third Quarter (ended September 30, 2009)	$4.12	$2.88
Fourth Quarter (ended December 31, 2009)	$3.73	$2.99

Fiscal Year 2010
First Quarter (ended March 31, 2010)	$6.10	$3.25
Second Quarter (ended June 30, 2010)	$6.70	$3.73
Third Quarter (ended September 30, 2010)	$4.70	$3.22
Fourth Quarter (ended December 31, 2010)	$4.32	$3.00

Fiscal Year 2011
First Quarter (ended March 31, 2011)	$4.22	$3.12
Second Quarter (ended June 30, 2011)	$3.72	$3.20
Third Quarter (ended September 30, 2011)	$3.94	$2.71
Fourth Quarter (ended December 31, 2011)	$3.39	$2.52

Fiscal Year 2012
First Quarter (ended March 31, 2012)	$4.16	$2.73
Second Quarter (ended June 30, 2012)	$6.71	$3.70
Third Quarter (ended September 30, 2012)	$6.38	$5.07
Fourth Quarter (through November 8, 2012)	$5.79	$3.85

As of November 7, 2012, there were 695 holders of record of IDT common stock and 107 holders of record of PLX common stock.

The above tables show only historical comparisons. These comparisons may not provide meaningful information to PLX stockholders in determining whether to tender their shares in the offer or to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. PLX stockholders are urged to obtain current market quotations for IDT and PLX common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in considering whether to tender their shares in the offer or to adopt the merger agreement. See the section entitled “Additional Information—Where You Can Find Additional Information” beginning on page 109 of this prospectus.

IDT’s Dividend Policy

IDT has never declared or paid any cash dividends on its common stock. At this time, IDT intends to retain any future earnings for use in its business and does not anticipate paying cash dividends on its common stock in the foreseeable future.

Comparative Market Value of Securities

The following table sets forth the closing price per share of IDT common stock and the closing price per share of PLX common stock on April 27, 2012 (the last business day preceding the public announcement of the merger) and November 8, 2012 (the most recent practicable trading date). The table also presents the equivalent market value per share of PLX common stock calculated by (i) multiplying the closing price for one share of IDT common stock by the exchange ratio of 0.525 and (ii) adding the cash consideration per share of $3.50.

You are urged to obtain current market quotations for shares of IDT common stock and PLX common stock before making a decision with respect to the offer and the merger. No assurance can be given as to the market prices of IDT common stock or PLX common stock at the consummation of the offer and the closing of the merger. Because the offer consideration will not be adjusted for changes in the market price of IDT common stock, the market value of the shares of IDT common stock that holders of PLX common stock will receive at the acceptance of the offer and the effective time of the merger may vary significantly from the market value of the shares of IDT common stock that holders of PLX common stock would have received if the offer and the merger were completed on the date of the merger agreement or on the date of this prospectus.

	Closing Price per Share
	April 27, 2012	November 8, 2012
IDT Common Stock	$6.67	$5.73
PLX Common Stock	$4.06	$4.25
PLX Common Stock—Equivalent Market Value	$7.00	$6.51

RISK FACTORS

The offer and the merger involve a high degree of risk. By participating in the offer, PLX stockholders will be choosing to invest in IDT common stock. An investment in IDT common stock also involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the risks involved in the offer and the merger transactions, including the following risk factors and those incorporated by reference into this prospectus, in deciding whether to tender your shares of PLX common stock.

Risks Related to the Offer and the Merger Transactions

The per share exchange ratio of the offer is fixed and will not be adjusted. Because the market price of shares of IDT common stock may fluctuate, PLX stockholders cannot be sure of the market value of the shares of IDT common stock that will be issued in connection with the offer and the merger.

Each outstanding share of PLX common stock will be exchanged for the right to receive (i) 0.525 of a share of IDT common stock, or the “per share exchange ratio,” and (i) $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest thereon and less any applicable withholding taxes, upon consummation of the offer and the merger. The per share exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of IDT common stock or PLX common stock, except as a result of stock splits, stock dividends and similar events or otherwise pursuant to the merger agreement. If the price of IDT common stock declines (which may occur as the result of a number of reasons (many of which are out of our control), including as a result of the risks described in the section of this prospectus entitled “Risk Factors”), PLX stockholders will receive less value for their shares upon exchange of tendered shares in the offer or consummation of the merger than the value calculated pursuant to the per share exchange ratio on the date the offer was announced. Because the offer and the merger may not be completed until certain conditions have been satisfied or, where permissible, waived (please see the section of this prospectus entitled “The Exchange Offer—Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that IDT accepts shares of PLX common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of IDT common stock that will be issued if IDT accepts such shares for exchange. However, tendered shares of PLX common stock may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the offer. Please see the section entitled “Comparative Market Price and Dividend Information” for the historical high and low sales prices per share of IDT and PLX common stock, as well as cash dividends per share of IDT and PLX common stock respectively.

PLX stockholders are urged to obtain current market quotations for IDT and PLX common stock when they consider whether to tender their shares of PLX common stock pursuant to the offer.

Even if the offer is completed, full integration of PLX’s operations with IDT’s may be delayed if Pinewood does not acquire at least 90% of the issued and outstanding shares pursuant to the offer.

The offer is subject to a condition that, before the expiration of the offer, there shall have been validly tendered and not properly withdrawn at least a majority of PLX common stock on a fully diluted basis. If Pinewood acquires at least 90% of the issued and outstanding shares, the merger will be able to be effected as a “short-form merger” under Delaware law. A short form merger would enable IDT to complete the acquisition of PLX without any action on the part of other PLX stockholders. If Pinewood does not acquire at least 90% of the issued and outstanding shares pursuant to the offer or the top-up option, if exercised, PLX will be required to hold a stockholder meeting following the filing with the SEC and mailing of a proxy statement or obtain an action by written consent in lieu of such meeting with a requirement to file with the SEC and mail PLX’s stockholders an information statement with information similar to that which would be included in a proxy statement for a meeting, in order to obtain the approval of PLX stockholders to consummate the merger. Although this would not prevent the merger from occurring because Pinewood would hold sufficient shares to approve the merger without the need for any other PLX stockholders to vote in favor of such adoption, as well as the ability to take action by written consent to approve the merger, it would delay the completion of the merger and could delay the realization of some or all of the anticipated benefits from integrating PLX’s operations with IDT’s operations.

If the value of PLX’s business, together with any synergies to be achieved from its combination with IDT, is less than the value of the cash and stock to be issued in connection with the offer and the merger, the price of IDT common stock could decrease.

It is possible that the price of the common stock of the combined company will decrease following consummation of the offer and/or the merger. To the extent that the price of the common stock declines as a result of the belief that the value of the cash and stock to be issued in connection with the offer and the merger, plus transaction costs, is greater than the value of PLX’s business, together with any synergies to be achieved from its combination with IDT, the offer and the merger could have a dilutive effect on the value of the common stock held by IDT stockholders.

Uncertainty regarding the offer and the merger may cause customers, suppliers and channel partners to delay or defer decisions concerning IDT and PLX and adversely affect each company’s business, financial condition and operating results.

The offer and the merger will occur only if stated conditions are met, many of which are outside the control of IDT and PLX, and both parties also have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the offer and the merger. This uncertainty may cause customers and suppliers to delay or defer decisions concerning IDT or PLX products, which could negatively affect their respective businesses. Customers and suppliers may also seek to change existing agreements with IDT or PLX as a result of the offer and the merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of IDT and PLX, regardless of whether the offer and the merger are ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the offer and the merger could have a material adverse effect on each company’s business, regardless of whether the offer and the merger are completed.

Antitrust authorities may attempt to delay or prevent the consummation of the offer and the merger transactions.

IDT and PLX made premerger filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on May 7, 2012. Effective June 5, 2012, following consultation with the Federal Trade Commission and PLX, IDT voluntarily withdrew its Notification and Report Form with respect to the offer and the merger. IDT re-filed its Notification and Report form on June 6, 2012. On July 6, 2012, IDT and PLX each received a request for additional information from the FTC, or the “second request.” This second request extends the waiting period applicable to the exchange offer under the HSR Act, which was set to expire on July 6, 2012 at 11:59 p.m., New York City Time. The waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after both IDT and PLX substantially comply with the second request, as specified by the HSR Act and the implementing rules, unless further extended by agreement with the parties. Until the required governmental approvals pursuant to the HSR Act are obtained, IDT may not accept any shares of PLX common stock that are tendered and not properly withdrawn pursuant to the terms of the offer. The completion of the offer is conditioned upon the receipt of all required governmental approvals pursuant to the HSR Act for IDT’s acquisition of PLX and no court or other governmental authority prohibiting the consummation of the offer or the merger transactions. PLX stockholders should be aware that all required governmental approvals may not be timely obtained and could result in a significant delay in the consummation of the offer or the merger transactions. In the third quarter of 2012, IDT and PLX signed a timing agreement with the FTC extending the post-compliance waiting period from 30 to 45 days.

A lawsuit has been filed and other lawsuits may be filed against PLX, the members of its board of directors, IDT and Pinewood challenging the proposed offer and the merger transactions, and an adverse judgment in any such lawsuit may prevent the offer from being consummated or the merger transactions from becoming effective or from being consummated or becoming effective within the expected timeframe, and may result in costs to PLX and IDT.

PLX stockholders, as plaintiffs, may initiate stockholder class action lawsuits seeking, among other things, to enjoin the offer and the merger transactions. One of the conditions to the consummation of the offer is no court or governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action binding upon or applicable to the parties which would make illegal, restrain, or prohibit the consummation of the transactions contemplated by the merger agreement.

One such lawsuit was filed to date on May 14, 2012, and is described below under “Certain Legal Matters–Stockholder Litigation Relating to the Offer and the Merger.”

PLX has obligations under certain circumstances to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and PLX’s certificate of incorporation and bylaws. Such obligations may apply to any such stockholder class action lawsuits, if initiated. There can be no assurance that PLX and the other defendants in these lawsuits will be successful in their defenses. An unfavorable outcome in any of the lawsuits could prevent or delay the consummation of the offer and the mergers and result in substantial costs to PLX or IDT or both.

Any delay or failure in the completion of the transaction with IDT could materially and adversely affect PLX’s results of operations and PLX’s stock price.

If the offer is not consummated or the merger is not completed for any reason:

•	PLX will remain liable for significant transaction costs relating to the offer and the merger;

•

under some circumstances, PLX may have to pay a termination fee to IDT of $13.2 million, or if such termination occurs under such circumstances prior to the no-shop period start date or in connection with a transaction to be entered into with an excluded party (as defined in the merger agreement), a termination fee of $6.27 million, plus any expenses incurred by IDT in seeking the reimbursement of such termination fee; see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page 96 of this prospectus;

•

any operational investments that PLX may delay due to the pending transaction would need to be made, potentially on an accelerated time frame, which could then prove costly and more difficult to implement;

•	the market price of PLX’s common stock may decline to the extent that the current market price reflects a market belief that the offer and the merger will be completed; and

•	if the offer and the merger transactions are not completed, IDT and PLX would fail to derive the benefits expected to result from the offer and the merger transactions.

Additionally, the announcement of the pending offer and merger may lead to uncertainty for PLX’s employees and its customers and suppliers. This uncertainty may mean:

•	the attention of PLX’s management and employees may be diverted from day-to-day operations; and

•	PLX’s ability to attract new employees and retain existing employees may be harmed by uncertainties associated with the merger.

The occurrence of any of these events individually or in combination could materially and adversely affect PLX’s results of operations and stock price.

Consummation of the offer may adversely affect the liquidity of the shares of PLX common stock not tendered in the offer.

If the offer is completed but not all shares of PLX common stock are tendered in the offer, the number of PLX stockholders and the number of shares of PLX common stock publicly held will be greatly reduced. As a result, the closing of the offer could adversely affect the liquidity and market value of the remaining shares of PLX common stock held by the public.

The merger agreement limits PLX’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.

The merger agreement has terms and conditions that allow PLX to solicit and pursue alternative transactions for a defined period and subject to conditions that keep IDT informed about alternative transactions and allow IDT to match defined competing proposals. These “go shop” and “no shop” provisions limit PLX’s ability to discuss, facilitate or commit to an alternative transaction after a designated thirty (30) day “go shop” period. See “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals” beginning on page 88 of this prospectus. In addition, under specified circumstances, PLX is required to pay a termination fee of $13.2 million if the merger agreement is terminated or, if such termination occurs under such circumstances prior to the no-shop period start date or in connection with a transaction to be entered into with an excluded party (as defined in the merger agreement), $6.27 million.

Although the “go shop” provision is intended to provide PLX the ability to conduct a reasonable “market check” on the adequacy of the consideration payable to PLX stockholders pursuant to the merger agreement, it is possible that these or other provisions of the merger agreement might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of PLX from considering or proposing an acquisition, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire PLX than it might otherwise have proposed to pay.

Officers and directors of PLX have potential conflicts of interest in the transaction.

PLX stockholders should be aware of potential conflicts of interest and the benefits available to PLX directors when considering PLX’s board of directors’ recommendation to participate in the offer and approve the merger. PLX officers and directors have compensatory arrangements that may provide them with interests in the transaction that are different from, or in addition to, the interests of PLX stockholders, including stock options held by PLX directors that are to be cancelled for cash payments under the merger agreement, stock options held by PLX officers that are expected to be assumed by IDT in connection with the merger agreement, and a PLX severance plan for PLX officers that provides certain “double trigger” severance benefits consisting of cash payments, continued benefits and accelerated vesting of options if there is a change in control of PLX (which includes the merger) and a defined termination of the officer’s employment occurs within two years following the change in control. These and other potentially conflicting interests are described in further detail in “Interests of Certain Persons in the Offer and the Merger—Interests of the PLX Directors and Officers” beginning on page 72.

In addition, IDT has agreed to indemnify former PLX directors and executive officers for actions or events occurring prior to the consummation of the merger. See “Interests of Certain Persons in the Offer and the Merger—Interests of the PLX Directors and Officers” beginning on page 72.

PLX stockholders will have a reduced ownership and voting interest after the merger.

After completion of the merger, PLX stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of PLX. Following completion of the merger, PLX stockholders will own approximately 14.1% of the combined company based on the number of shares of IDT common stock and PLX common stock outstanding as of November 7, 2012. Consequently, PLX stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over PLX.

IDT and PLX will incur significant costs associated with the offer and the merger transactions.

IDT and PLX expect to incur significant costs associated with transaction fees, professional services and other costs related to the offer and the merger transactions. IDT estimates that it will incur approximately $13.8 million in transaction costs related to the offer and the merger transactions. PLX estimates that PLX will incur direct transaction costs of approximately $9.0 million in connection with the transactions, approximately $6.5 million of which is not contingent upon consummation of the transaction. IDT and PLX believe the combined entity may incur additional charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

The unaudited pro forma financial information included in this document may not be indicative of what IDT’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what IDT’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma financial information reflects preliminary adjustments determined by IDT management to allocate the purchase price of PLX’s net assets. Subsequent to the merger completion date, IDT will retain a valuation professional to assist management with the determination of the fair value of select tangible and intangible assets. Based on this determination and as other information becomes available, there will be further refinements to the purchase price allocation. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document, and in particular, we would expect some amounts to be allocated to intangible assets that are currently allocated to goodwill as described below. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 112 for more information.

The offer and the merger may be fully taxable to PLX stockholders for U.S. federal income tax purposes.

If the LLC merger is not completed, either in accordance with the terms of the merger agreement or otherwise, or if the offer, the merger and the LLC merger, taken together, fail to qualify as a “reorganization” for U.S. federal income tax purposes (including if the Internal Revenue Service, or the IRS, successfully challenges the treatment of the offer and the merger transactions, taken together, as a reorganization), the receipt of shares of IDT common stock and cash for shares of PLX common stock in the merger will be fully taxable to PLX stockholders for U.S. federal income tax purposes.

Pursuant to the merger agreement, the LLC merger will not be completed, and the merger will be structured as a fully taxable transaction to PLX stockholders for U.S. federal income tax purposes, if any of the conditions described in the first paragraph under the section entitled “The Offer—Material U.S. Federal Income Tax Consequences—Transaction Structure” on page 62 of this prospectus is not satisfied. Accordingly, we cannot assure you that the LLC merger will occur or that the transaction will not be fully taxable to you. As a result, you should consider the possibility that the offer and the merger will be a fully taxable transaction for U.S. federal income tax purposes.

PLX stockholders are strongly urged to consult their tax advisors to determine the specific tax consequences to them of the offer and the merger, including any U.S. federal, state or local, or non-U.S. or other tax consequences. For more information, see “The Offer—Material U.S. Federal Income Tax Consequences” beginning on page 61 of this prospectus.

Risks Related to IDT and the Combined Company

The integration of the businesses and operations of IDT and PLX involves risks, and the failure to integrate successfully the businesses and operations in the expected time frame may adversely affect the future results of the combined company.

The failure of the combined company to meet the challenges involved in integrating the operations of IDT and PLX successfully or to otherwise realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. The ability of the combined company to realize the benefits of the merger will depend in part on the timely integration of organizations, operations, procedures, policies and technologies, as well as the harmonization of differences in the business cultures of the two companies and retention of key personnel. The integration of the companies will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of IDT and PLX. The challenges involved in this integration include the following:

•	implementing our distribution, point of sale and inventory management systems;

•	combining our respective product offerings;

•	preserving customer, supplier and other important relationships of both IDT and PLX and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns;

•	addressing differences in the business cultures of IDT and PLX to maintain employee morale and retain key employees; and

•	coordinating and combining geographically diverse operations, relationships and facilities, which may be subject to additional constraints imposed by distance and local laws and regulations.

The combined company may not successfully integrate the operations of IDT and PLX in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the time frame, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits and synergies could be adversely affected by practical or legal constraints on its ability to combine operations. If IDT fails to manage the integration of these businesses effectively, its growth strategy and future profitability could be negatively affected, and it may fail to achieve the intended benefits of the offer and the merger transactions.

The offer and the merger transactions may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the price of IDT common stock following consummation of the offer and the merger.

IDT currently anticipates that the offer and the merger will be accretive to the non-GAAP earnings per share of the combined company by the first fiscal quarter of 2014, assuming the offer and the merger are consummated as early as IDT’s third fiscal quarter of 2013, with more significant accretion throughout fiscal year 2014. This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by the combined company during such time. Such estimates and assumptions could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the transaction or other factors beyond the control of IDT and PLX. All of these factors could delay, decrease or eliminate the expected accretive effect of the offer and the merger transactions and cause resulting dilution to the combined company’s earnings per share which could negatively affect the price of the IDT common stock.

We currently expect to take on significant debt to finance the transactions contemplated by the merger agreement, and such increased debt levels could adversely affect its business, cash flow and results of operations.

We currently expect to borrow up to $185 million in connection with the consummation of the offer and the merger, which will significantly increase IDT’s outstanding indebtedness and interest expense. In order to provide the merger consideration, prepay PLX’s bank indebtedness, and pay related fees and expenses, we currently expect to sell shares of preferred stock of one of our wholly-owned subsidiaries to Bank of America, N.A., or “Bank of America,” pursuant to a master repurchase agreement we signed with Bank of America in June 2011, which we refer to as the “repurchase agreement.” In addition, we have arranged commitments for $50 million of new financing with J.P. Morgan Securities LLC and J.P. Morgan Chase Bank, N.A., collectively “J.P. Morgan,” in connection with the offer and the merger, which we refer to as the “J.P. Morgan credit facility.”

The degree to which we are leveraged under the repurchase agreement and the credit facility will increase our interest expense and could have other important consequences, such as:

•	increasing our vulnerability to adverse economic and industry conditions;

•

requiring us to dedicate a significant portion of our cash flow from operations and other capital resources to principal and interest, thereby reducing our ability to fund working capital, capital expenditures and other cash requirements;

•	limiting our flexibility to plan for, or react to, changes and opportunities in, our industry, which may place us at a competitive disadvantage; and

•	limiting our ability to incur additional debt or obtain other additional financing on acceptable terms, if at all.

These financing arrangements, and any restrictions included therein, may have an adverse impact on IDT’s business, cash flow and results of operations, and could adversely affect the value of IDT’s common stock.

In addition, the terms of the financing obligations under the repurchase agreement and the J.P. Morgan credit facility include restrictions, such as affirmative and negative covenants, conditions to the transactions and the pledge of security interests in certain of IDT’s assets. A failure to comply with these restrictions could result in a default under the repurchase agreement or the J.P. Morgan credit facility or could require us to obtain waivers from Bank of America or J.P. Morgan for failure to comply with these restrictions. In addition, our ability to meet our obligations, including any repayment obligations, under the repurchase agreement and the J.P. Morgan credit facility will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could have a material adverse effect on IDT’s business, financial condition or results of operations.

Risks related to the combined company and unanticipated fluctuations in the combined company’s quarterly operating results could affect the combined company’s stock price.

Each of IDT and PLX believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of the future operating results of the combined company and should not be relied on as an indication of future performance. If the combined company’s quarterly operating results fail to meet the expectations of analysts, the trading price of IDT common stock following the offer and the merger could be negatively affected. IDT and PLX cannot be certain that the business strategy of the combined company will be successful or that it will successfully manage these risks. If the combined company fails to adequately address any of these risks or difficulties, its business would likely suffer.

IDT’s acquisition of PLX could trigger certain provisions contained in PLX’s agreements with third parties that could permit such parties to terminate those agreements.

PLX may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the offer or the merger transactions would cause a default or violate an anti-assignment, change of control or similar clause in such agreement. If this happens, IDT may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, IDT may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to PLX’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to IDT of operating PLX’s business or prevent IDT from operating PLX’s business.

Global economic conditions, including those related to the credit markets, may adversely affect our business and results of operations.

Adverse changes in global financial markets and rapidly deteriorating business conditions in the world’s developed economies in late 2008 and the first half of calendar year 2009 resulted in a significant global economic recession. Continuing concerns about the impact of high energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, a declining real estate market in the U.S. and sovereign debt crises in Europe and the U.S. have contributed to instability in both U.S. and international capital and credit markets, weakened demand and diminished expectations for the U.S. and global economy. These conditions, and the resulting low business and consumer confidence, and high unemployment have contributed to substantial volatility in global capital markets and uncertain demand for our products throughout fiscal 2010, fiscal 2011, and in fiscal 2012. It is difficult for our customers, our vendors, and us to accurately forecast and plan future business activities in this economic environment.

The economic slowdown resulted in reduced customer spending for semiconductors and weakened demand for our products, which had a negative impact on our revenue, gross profit, results of operations and cash flows during fiscal 2010, 2011 and 2012. Global credit markets continue to be volatile and sustainable improvement in global economic activity is uncertain. Should the rate of global economic growth falter, customer demand for our products may continue to decline, which is likely to have a negative impact on our revenue, gross profit, results of operations and cash flows. Reduced customer spending and weakened demand may drive the semiconductor industry to reduce product pricing, which would also have a negative impact on our revenue, gross profit and results of operations and cash flows. In addition, the semiconductor industry has traditionally been highly cyclical and has often experienced significant downturns in connection with, or in anticipation of, deterioration in general economic conditions and we cannot accurately predict how severe and prolonged any downturn might be.

The cyclicality of the semiconductor industry exacerbates the volatility of our operating results.

The semiconductor industry is highly cyclical. The semiconductor industry has experienced significant downturns, often in connection with product cycles of both semiconductor companies and their customers, but also related to declines in general economic conditions. These downturns have been characterized by volatile customer demand, high inventory levels and accelerated erosion of average selling prices. Any future economic downturns could materially and adversely affect our business from one period to the next relative to demand and product pricing. In addition, the semiconductor industry has experienced periods of increased demand, during which we may experience internal and external manufacturing constraints. We may experience substantial changes in future operating results due to the cyclical nature of the semiconductor industry.

The market price of our common stock may be volatile and could expose us to securities class action litigation.

The stock market and the price of our common stock may be subject to wide fluctuations based on general economic and market conditions. The market price for our common stock may also be affected by our ability to meet analysts’ expectations. Failure to meet such expectations, even by slight amounts, could have an adverse effect on the market price of our common stock.

In addition, stock market volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. Downturns in the stock market may cause the price of our common stock to decline. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources, which could have an adverse effect on our business.

If we are unable to execute our business strategy successfully, our revenues and profitability may be adversely affected.

Our future financial performance and success are largely dependent on our ability to execute our business strategy successfully. Our present business strategy to be a leading provider of essential mixed signal semiconductor solutions will be affected by, without limitation (1) our ability to continue to aggressively manage, maintain and refine our product portfolio including focus on the development and growth of new applications; (2) our ability to continue to maintain existing customers, aggressively pursue and win new customers; (3) our ability to successfully develop, manufacture and market new products in a timely manner;

(4) our ability to develop new products in a more efficient manner; (5) our ability to sufficiently differentiate and enhance of our products; (6) our ability to successfully deploy R&D investment in the areas of displays, silicon timing, power management, signal integrity and radio frequency and (7) our ability to rationalize our manufacturing operations including the transition to wholly outsourced wafer fabrication operations.

We cannot assure you that we will successfully implement our business strategy or that implementing our strategy will sustain or improve our results of operations. In particular, we cannot assure you that we will be able to build our position in markets with high growth potential, increase our volume or revenue, rationalize our manufacturing operations or reduce our costs and expenses.

Our business strategy is based on our assumptions about the future demand for our current products and the new products and applications that we are developing and on our ability to produce our products profitably. Each of these factors is subject to one or more of the risk factors set forth in this prospectus. Several risks that could affect our ability to implement our business strategy are beyond our control. In addition, circumstances beyond our control and changes in our business or industry may require us to change our business strategy.

Our results are dependent on the success of new products.

The markets we serve are characterized by competition, rapid technological change, evolving standards, short product life cycles and continuous erosion of average selling prices. Consequently, our future success will be highly dependent upon our ability to continually develop new products using the latest and most cost-effective technologies, introduce our products in commercial quantities to the marketplace ahead of the competition and have our products selected for inclusion in leading system manufacturers’ products. In addition, the development of new products will continue to require significant R&D expenditures. If we are unable to successfully develop, produce and market new products in a timely manner, have our products available in commercial quantities ahead of competitive products or have our products selected for inclusion in products of systems manufacturers and sell them at gross margins comparable to or better than our current products, our future results of operations could be adversely affected. In addition, our future revenue growth is also partially dependent on our ability to penetrate new markets in which we have limited experience and where competitors are already entrenched. Even if we are able to develop, produce and successfully market new products in a timely manner, such new products may not achieve market acceptance. The above described events could have a variety of negative effects on our competitive position and our financial results, such as reducing our revenue, increasing our costs, lowering our gross margin percentage, and ultimately leading to impairment of assets.

Sales of shares of our common stock eligible for future sale, including the common stock issued to PLX stockholders, could adversely affect our share price.

All of the shares of our common stock currently held by our affiliates may be sold in reliance upon the exemptive provisions of Rule 144 of the Securities Act of 1933, as amended, which is referred to throughout this prospectus as the Securities Act, subject to certain volume and other conditions imposed by such rule. Furthermore, all of the shares of our common stock issued to PLX stockholders upon completion of the offer and the merger that are not held by our affiliates may be sold immediately upon receipt. We cannot predict the effect, if any, which future sales of shares of our common stock or the availability of such shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect the prevailing market price of our common stock. We believe the current stockholders of PLX include certain arbitrage and investment firms who may be more likely to quickly sell the shares of IDT common stock received in the offer or the merger.

In order to be successful, the combined company will need to retain and motivate key employees, which may be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

In order to be successful, the combined company will need to retain and motivate executives and other key employees. Experienced management and technical personnel are in high demand and competition for their talents is intense. Employee retention may be a particularly challenging issue in connection with the merger. Employees of IDT or PLX may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

Risks Related to PLX

Under this caption “Risks Related to PLX,” use of “our,” “we,” “us” and similar words refers solely to PLX as an independently operated company, and the risks set forth below may also continue to impact the PLX business if the merger is completed.

Global economic conditions may continue to have an adverse effect on our businesses and results of operations.

In late 2008 and 2009, the severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy contributed to slowdowns in the industries in which we operate. Economic uncertainty exacerbated negative trends in spending and caused certain customers to push out, cancel, or refrain from placing orders, which reduced revenue. We have seen market conditions improve since the second half of 2009 and throughout most of 2010; however, we are seeing that the rate of growth has slowed as inventory levels have balanced themselves out in 2011 and into 2012. Difficulties in obtaining capital and uncertain market conditions may lead to the inability of some customers to obtain affordable financing, resulting in lower sales. Customers with liquidity issues may lead to additional bad debt expense. These conditions may also similarly affect key suppliers, which could affect their ability to deliver parts and result in delays in the availability of product. Further, these conditions and uncertainty about future economic conditions make it challenging for us to forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations. In addition, we maintain an investment portfolio that is subject to general credit, liquidity, market and interest rate risks that may be exacerbated by deteriorating financial market conditions and, as a result, the value and liquidity of the investment portfolio could be negatively impacted and lead to impairment. If the current improving economic conditions are not sustained or begin to deteriorate again, or if we are not able to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition or results of operations may be materially and adversely affected.

Our operating results may fluctuate significantly due to factors which are not within our control.

Our quarterly operating results have fluctuated significantly in the past and are expected to fluctuate significantly in the future based on a number of factors, many of which are not under our control. Our operating expenses, which include product development costs and selling, general and administrative expenses, are relatively fixed in the short-term. If our revenues are lower than we expect because we sell fewer semiconductor devices, delay the release of new products or the announcement of new features, or for other reasons, we may not be able to quickly reduce our spending in response.

Other circumstances that can affect our operating results include:

•	the timing of significant orders, order cancellations and reschedulings;

•	the loss of one or more significant customers;

•	introduction of products and technologies by our competitors;

•	the availability of production capacity at the fabrication facilities that manufacture our products;

•	our significant customers could lose market share that may affect our business;

•	integration of our product functionality into our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	unexpected issues that may arise with devices in production;

•	shifts in our product mix toward lower margin products;

•	changes in our pricing policies or those of our competitors or suppliers, including decreases in unit average selling prices of our products;

•	the availability and cost of materials to our suppliers;

•	general macroeconomic conditions; and

•	political climate.

These factors are difficult to forecast, and these or other factors could adversely affect our business. Any shortfall in our revenues would have a direct impact on our business. In addition, fluctuations in our quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

The cyclical nature of the semiconductor industry may lead to significant variances in the demand for our products.

In the past, the semiconductor industry has been characterized by significant downturns and wide fluctuations in supply and demand. Also, during this time, the industry has experienced significant fluctuations in anticipation of changes in general economic conditions. This cyclicality has led to significant variances in product demand and production capacity. It has also accelerated erosion of average selling prices per unit on some of our products. We may experience periodic fluctuations in our future financial results because of industry-wide conditions.

Because a substantial portion of our net sales is generated by a small number of large customers, if any of these customers delays or reduces its orders, our net revenues and earnings will be harmed.

Historically, a relatively small number of customers have accounted for a significant portion of our net revenues in any particular period.

We have no long-term volume purchase commitments from any of our significant customers. We cannot be certain that our current customers will continue to place orders with us, that orders by existing customers will continue at the levels of previous periods or that we will be able to obtain orders from new customers. In addition, some of our customers supply products to end-market purchasers and any of these end-market purchasers could choose to reduce or eliminate orders for our customers’ products. This would in turn lower our customers’ orders for our products.

We anticipate that sales of our products to a relatively small number of customers will continue to account for a significant portion of our net sales. Due to these factors, the following have in the past and may in the future reduce our net sales or earnings:

•	the reduction, delay or cancellation of orders from one or more of our customers;

•	the selection of competing products or in-house design by one or more of our current customers;

•	the loss of one or more of our current customers; or

•	a failure of one or more of our current customers to pay our invoices.

Intense competition in the markets in which we operate may reduce the demand for or prices of our products.

Competition in the semiconductor industry is intense. If our main target market, the microprocessor-based systems market, continues to grow, the number of competitors may increase significantly. In addition, new semiconductor technology may lead to new products that can perform similar functions as our products. Some of our competitors and other semiconductor companies may develop and introduce products that integrate into a single semiconductor device the functions performed by our semiconductor devices. This would eliminate the need for our products in some applications.

In addition, competition in our markets comes from companies of various sizes, many of which are significantly larger and have greater financial and other resources than we do and thus can better withstand adverse economic or market conditions. Therefore, we cannot assure you that we will be able to compete successfully in the future against existing or new competitors, and increased competition may adversely affect our business. See “Business—Products,” and “—Competition” in Part I of Item I of our Form 10-K for the year ended December 31, 2011.

In addition, we must continuously develop our products using new process technology with smaller geometries to remain competitive on a cost and performance basis. Migrating to new technologies is a challenging task requiring new design skills, methods and tools and is difficult to achieve. Any failure on our part to successfully complete such migrations or to provide cost-competitive, high performance products could materially and adversely affect our business, results of operations and financial condition.

Our independent manufacturers may not be able to meet our manufacturing requirements.

We do not manufacture any of our semiconductor devices. Therefore, we are referred to in the semiconductor industry as a “fabless” producer of semiconductors. Consequently, we depend upon third party manufacturers to produce semiconductors that meet our specifications. We currently have third party manufacturers located in China, Japan, Korea, Malaysia, Singapore and Taiwan, that can produce semiconductors which meet our needs. However, as the semiconductor industry continues to progress towards smaller manufacturing and design geometries, the complexities of producing semiconductors will increase. Decreasing geometries may introduce new problems and delays that may affect product development and deliveries. Due to the nature of the semiconductor industry and our status as a fabless semiconductor company, we could encounter fabrication-related problems that may affect the availability of our semiconductor devices, delay our shipments or may increase our costs.

Only a small number of our semiconductor devices are currently manufactured by more than one supplier. We place our orders on a purchase order basis and do not have a long term purchase agreement with any of our existing suppliers. In the event that the supplier of a semiconductor device was unable or unwilling to continue to manufacture our products in the required volume, we would have to identify and qualify a substitute supplier. Introducing new products or transferring existing products to a new third party manufacturer or process may result in unforeseen device specification and operating problems. These problems may affect product shipments and may be costly to correct. Silicon fabrication capacity may also change, or the costs per silicon wafer may increase. Manufacturing-related problems may have a material adverse effect on our business.

Lower demand for our customers’ products will result in lower demand for our products.

Demand for our products depends in large part on the development and expansion of the high-performance microprocessor-based systems markets including networking and telecommunications, enterprise and consumer storage, imaging and industrial applications. The size and rate of growth of these microprocessor-based systems markets may in the future fluctuate significantly based on numerous factors. These factors include the adoption of alternative technologies, capital spending levels and general economic conditions. Demand for products that incorporate high-performance microprocessor-based systems may not grow.

Our lengthy sales cycle can result in uncertainty and delays with regard to our expected revenues.

Our customers typically perform numerous tests and extensively evaluate our products before incorporating them into their systems. The time required for test, evaluation and design of our products into a customer’s equipment can range from six to twelve months or more. It can take an additional six to twelve months or more before a customer commences volume shipments of equipment that incorporates our products. Because of this lengthy sales cycle, we may experience a delay between the time when we increase expenses for research and development and sales and marketing efforts and the time when we generate higher revenues, if any, from these expenditures.

In addition, the delays inherent in our lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans. When we achieve a design win, there can be no assurance that the customer will ultimately ship products incorporating our products. Our business, results of operations and financial condition could be materially and adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release products incorporating our products.

Failure to have our products designed into the products of electronic equipment manufacturers will result in reduced sales.

Our future success depends on electronic equipment manufacturers that design our semiconductor devices into their systems. We must anticipate market trends and the price, performance and functionality requirements of current and potential future electronic equipment manufacturers and must successfully develop and manufacture products that meet these requirements. In addition, we must meet the timing requirements of these electronic equipment manufacturers and must make products available to them in sufficient quantities. These electronic equipment manufacturers could develop products that provide the same or similar functionality as one or more of our products and render these products obsolete in their applications.

We do not have purchase agreements with our customers that contain minimum purchase requirements. Instead, electronic equipment manufacturers purchase our products pursuant to short-term purchase orders that may be canceled without charge. We believe that in order to obtain broad penetration in the markets for our products, we must maintain and cultivate relationships, directly or through our distributors, with electronic equipment manufacturers that are leaders in the embedded systems markets. Accordingly, we will incur significant expenditures in order to build relationships with electronic equipment manufacturers prior to volume sales of new products. If we fail to develop relationships with additional electronic equipment manufacturers to have our products designed into new microprocessor-based systems or to develop sufficient new products to replace products that have become obsolete, our business, results of operations and financial condition would be materially and adversely affected.

Defects in our products could increase our costs and delay our product shipments.

Our products are complex. While we test our products, these products may still have errors, defects or bugs that we find only after commercial production has begun. We have experienced errors, defects and bugs in the past in connection with new products.

Our customers may not purchase our products if the products have reliability, quality or compatibility problems. This delay in acceptance could make it more difficult to retain our existing customers and to attract new customers. Moreover, product errors, defects or bugs could result in additional development costs, diversion of technical and other resources from our other development efforts, claims by our customers or others against us, or the loss of credibility with our current and prospective customers. Moreover, the additional time required to correct defects may cause delays in product shipments and result in lower revenues. We may also need to spend significant amounts of capital and resources to address and fix problems in new products.

Failure of our products to gain market acceptance would adversely affect our financial condition.

We believe that our growth prospects depend upon our ability to gain customer acceptance of our products and technology. Market acceptance of products depends upon numerous factors, including compatibility with other products, adoption of relevant interconnect standards, perceived advantages over competing products and the level of customer service available to support such products. There can be no assurance that growth in sales of new products will continue or that we will be successful in obtaining broad market acceptance of our products and technology.

We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenues from the sale of any new products. Our ability to commercially introduce and successfully market any new products is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay introduction of these products to the marketplace. In addition, since our customers are not obligated by long-term contracts to purchase our products, our anticipated product orders may not materialize, or orders that do materialize may be cancelled or may be placed for a smaller volume of products than anticipated. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our products in order to recoup research and development expenditures. The failure of any of our new products to achieve market acceptance would materially and adversely affect our business, results of operations and financial condition.

A large portion of our revenues is derived from sales to third-party distributors who may terminate their relationships with us at any time.

We depend on distributors to sell a significant portion of our products. For the nine months ended September 30, 2012 and 2011, sales through distributors accounted for approximately 89% and 90%, respectively, of our continuing net revenues. Some of our distributors also market and sell competing products. Distributors may terminate their relationships with us at any time. Our future performance will depend in part on our ability to attract additional distributors that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. We may lose one or more of our current distributors or may not be able to recruit additional or replacement distributors. The loss of one or more of our major distributors could have a material adverse effect on our business, as we may not be successful in servicing our customers directly or through manufacturers’ representatives.

The demand for our products depends upon our ability to support evolving industry standards.

A majority of our revenues are derived from sales of products, which rely on the PCI Express, PCI, PCI-X, Serial ATA, Ethernet, 1394 and USB standards. If markets move away from these standards and begin using new standards, we may not be able to successfully design and manufacture new products that use these new standards. There is also the risk that new products we develop in response to new standards may not be accepted in the market. In addition, these standards are continuously evolving, and we may not be able to modify our products to address new specifications. Any of these events would have a material adverse effect on our business, results of operations and financial condition.

We must make significant research and development expenditures before we are able to generate revenues from products.

To establish market acceptance of a new semiconductor device, we must dedicate significant resources to research and development, production and sales and marketing. We incur substantial costs in developing, manufacturing and selling a new product, which often significantly precede meaningful revenues from the sale of this product. Consequently, new products can require significant time and investment to achieve profitability. Investors should understand that our efforts to introduce new semiconductor devices or other products or services may not be successful or profitable. In addition, products or technologies developed by others may render our products or technologies obsolete or noncompetitive.

We record as expenses the costs related to the development of new semiconductor devices and other products as these expenses are incurred. As a result, our profitability from quarter to quarter and from year to year may be adversely affected by the number and timing of our new product launches in any period and the level of acceptance gained by these products.

We could lose key personnel due to competitive market conditions and attrition.

Our success depends to a significant extent upon our senior management and key technical and sales personnel. The loss of one or more of these employees could have a material adverse effect on our business. We do not have employment contracts with any of our executive officers.

Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the semiconductor industry is intense, and we may not be able to retain our key personnel or to attract, assimilate or retain other highly qualified personnel in the future. In addition, we may lose key personnel due to attrition, including health, family and other reasons. We have experienced, and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications. If we do not succeed in hiring and retaining candidates with appropriate qualifications, our business could be materially adversely affected.

The successful marketing and sales of our products depend upon our third party relationships, which are not supported by written agreements.

When marketing and selling our semiconductor devices, we believe we enjoy a competitive advantage based on the availability of development tools offered by third parties. These development tools are used principally for the design of other parts of the microprocessor-based system but also work with our products. If these third party tool vendors cease to provide these tools for existing products or do not offer them for our future products, we will lose this advantage, which could have a material adverse effect on our business, results of operations and financial condition. We have no written agreements with these third parties, and these parties could choose to stop providing these tools at any time.

Our limited ability to protect our intellectual property and proprietary rights could adversely affect our competitive position.

Our future success and competitive position depend upon our ability to obtain and maintain proprietary technology used in our principal products. Currently, we have limited protection of our intellectual property through patents and rely instead on trade secret protection. Our existing or future patents may be invalidated, circumvented, challenged or licensed to others, or the rights granted thereunder may not provide competitive advantages to us. In addition, our future patent applications may not be issued with the scope of the claims sought by us, if at all. Furthermore, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned or licensed by us. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in foreign countries where we may need protection. We cannot be sure that steps taken by us to protect our technology will prevent misappropriation of the technology.

We may from time to time receive notifications of claims that we may be infringing patents or other intellectual property rights owned by third parties.

During the course of the litigation as well as any other future intellectual property litigations, we will incur costs associated with defending or prosecuting these matters. These litigations could also divert the efforts of our technical and management personnel, whether or not they are determined in our favor. In addition, if it is determined in such a litigation that we have infringed the intellectual property rights of others, we may not be able to develop or acquire non-infringing technology or procure licenses to the infringing technology under reasonable terms, which could limit our ability to sell our products and generate revenue and could also require expenditures by us of substantial time and other resources. Any of these developments would have a material adverse effect on our business, results of operations and financial condition.

Because we sell our products to customers outside of the United States and because our products are incorporated with products of others that are sold outside of the United States we face foreign business, political and economic risks.

Sales outside of the United States accounted for approximately 84% of our continuing net revenues for the nine months ended September 30, 2012. In 2011 and 2010, sales outside of the United States accounted for approximately 79% and 82% of our revenues, respectively. Sales outside of the United States may fluctuate in future periods and are expected to account for a large portion of our revenues. In addition, equipment manufacturers who incorporate our products into their products sell their products outside of the United States, thereby exposing us indirectly to foreign risks. Further, most of our semiconductor products are manufactured outside of the United States. Accordingly, we are subject to international risks, including:

•	difficulties in managing distributors;

•	difficulties in staffing and managing foreign subsidiary and branch operations;

•	political and economic instability;

•	foreign currency exchange fluctuations;

•	difficulties in accounts receivable collections;

•	potentially adverse tax consequences;

•	timing and availability of export licenses;

•	changes in regulatory requirements, tariffs and other barriers;

•	difficulties in obtaining governmental approvals for telecommunications and other products; and

•	the burden of complying with complex foreign laws and treaties.

Because sales of our products have been denominated to date exclusively in United States dollars, increases in the value of the United States dollar will increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, which could lead to a reduction in sales and profitability in that country.

We may be required to record a significant charge to earnings if our goodwill or amortizable intangible assets become impaired.

Under generally accepted accounting principles, we review our amortizable intangible and long lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment annually during the fourth quarter and between annual tests in certain circumstances. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill, amortizable intangible assets or other long lived assets may not be recoverable, include a persistent decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry. We have recorded goodwill and other intangible assets related to the acquisitions of Oxford and Teranetics, and may do so in connection with any potential future acquisitions. We may be required to record a significant charge in our financial statements during the period in which any additional impairment of our goodwill, amortizable intangible assets or other long lived assets is determined, which would adversely impact our results of operations.

BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

Background of the Offer and the Merger

IDT regularly reviews and evaluates potential strategic alternatives, including potential acquisitions of companies and their assets. Over the past several years, the IDT board of directors, or the “IDT board,” has discussed PLX as a potential strategic acquisition target in furtherance of IDT’s strategic plan, in particular, with respect to broadening solutions for data center interconnects in cloud computing. During this period, at the direction of the IDT board, Ted Tewksbury, President and Chief Executive Officer of IDT, participated in intermittent informal conversations with Ralph Schmitt, President and Chief Executive Officer of PLX, with respect to the companies’ respective strategic planning initiatives, as well as the possibility of a potential strategic transaction between the companies. Although representatives of IDT and PLX have had historical intermittent contacts relating to the possibility of a potential strategic transaction over the past several years, the chronology below covers only the key events leading up to the Merger agreement, and does not purport to catalogue every conversation between representatives of IDT and PLX.

On April 13, 2011, Dr. Tewksbury and Mr. Schmitt met over breakfast, as they had from time to time since Mr. Schmitt’s appointment as President and Chief Executive Officer of PLX in 2008, and engaged in an informal discussion regarding the semiconductor industry in general, as well as recent developments in PLX’s and IDT’s businesses and strategic outlooks. During this conversation, Dr. Tewksbury and Mr. Schmitt informally discussed possible options with respect to any viable strategic transaction that might be further explored by IDT and PLX, including a potential strategic transaction between the two companies.

At a regularly scheduled meeting of the IDT board on May 4, 2011, the IDT board conducted its customary review of IDT’s strategic planning and initiatives, which included an update with respect to PLX and its current business and operational performance. The IDT board discussed the merits of a potential strategic transaction with PLX, and determined that IDT management should continue to monitor PLX and revisit the analysis with respect to a potential strategic transaction at a future date.

On June 16, 2011, during a special board meeting to discuss potential acquisition initiatives, the IDT board again discussed the possibility of a potential strategic transaction with PLX. IDT’s management team provided the IDT board with an overview, based on publicly available information, of PLX and its key employees, product portfolio, financial information, market segments and strategy, as well as a preliminary assessment of potential synergies that might result from a combination of IDT’s and PLX’s businesses. Following discussion of these matters, the IDT board unanimously approved the submission of a preliminary non-binding expression of interest with respect to the acquisition of all outstanding equity of PLX at an initial price of $5.00 per share, payable in a combination of 50% cash and 50% IDT common stock. The IDT board directed Dr. Tewksbury to deliver a preliminary non-binding expression of interest letter to PLX.

On June 17, 2011, Dr. Tewksbury and Mr. Schmitt met over breakfast to further discuss a possible strategic transaction between IDT and PLX. Dr. Tewksbury previewed his discussion with the IDT board and the potential expression of interest from IDT. Dr. Tewksbury specifically discussed the strategic merits of an acquisition of PLX by IDT and the general terms of IDT’s potential expression of interest with respect to the acquisition of all outstanding equity of PLX at a price of $5.00 per share. Following the discussion, Dr. Tewksbury, on behalf of IDT, handed Mr. Schmitt an unsolicited letter, or the “initial proposal,” to PLX, addressed to Mr. Schmitt, which set forth IDT’s preliminary non-binding expression of interest with respect to an acquisition of 100% of the outstanding equity of PLX. The initial proposal further outlined the basic terms on which Dr. Tewksbury was authorized to pursue discussions with Mr. Schmitt regarding the potential strategic transaction. The initial proposal indicated that, subject to the satisfactory completion of due diligence, IDT was prepared to purchase all of the outstanding equity of PLX at $5.00 per share, payable in a combination of 50% cash and 50% common stock of IDT.

On June 22, 2011, Dr. Tewksbury and Mr. Schmitt met to discuss the response from the PLX board to the initial proposal. Mr. Schmitt indicated that the proposed transaction value was not acceptable to the PLX board and, further, that the PLX board would expect any proposed valuation to meet or exceed a multiple range of two or three times PLX’s current stock price (which was approximately $3.30 per share at such time). In response, Dr. Tewksbury (i) recommended a meeting with the PLX board so that he could directly discuss the potential strategic transaction, its relative merits and valuation and (ii) requested a formal response to the IDT proposal from the PLX board. Dr. Tewksbury reiterated these requests in email correspondence later that day.

On June 24, 2011, Mr. Schmitt called Dr. Tewksbury to inform him that, following further discussion, the PLX board had again determined not to pursue a strategic transaction with IDT at such time and was not interested in additional discussion regarding the initial proposal. Mr. Schmitt and Dr. Tewksbury agreed to continue to meet periodically to assess any business or strategic developments that might inform future discussions with respect to the possibility of a potential strategic transaction between PLX and IDT.

On June 27, 2011, Dr. Tewksbury relayed to the IDT board the response to the initial proposal as communicated by Mr. Schmitt. The IDT board determined not to take further action at such time. Dr. Tewksbury noted that IDT management would continue to evaluate and monitor other alternatives with respect to a potential strategic transaction with PLX in the future.

On June 30, 2011, IDT formally engaged Latham and Watkins LLP, or “Latham,” as outside corporate legal counsel to IDT in connection with any potential strategic transaction with PLX.

On July 8, 2011, at the request of the IDT board, Umesh Padval, member of the IDT board, met with Tom Riordan, member of the PLX board, to discuss the initial proposal and IDT’s interest in a potential strategic transaction. Mr. Riordan reiterated to Mr. Padval that the PLX board was not interested in a strategic transaction at that time and, further, that any proposed valuation for a potential strategic transaction would have to be significantly increased in order for the PLX board to consider supporting any such transaction.

The IDT board held a regularly scheduled meeting on July 27, 2011 and reviewed IDT’s strategic initiatives and the potential for a strategic transaction with PLX. The IDT board discussed Dr. Tewksbury’s and Mr. Padval’s recent communications with Messrs. Schmitt and Riordan, respectively, and the ongoing strategic rationale for a potential acquisition of PLX. Following discussion of these matters, the IDT board determined to cease further communications regarding a potential strategic transaction with PLX at that time, but to continue to monitor the business and strategic rationale for a potential strategic transaction in the future.

At a regularly scheduled meeting of the IDT board on October 26, 2011, the IDT board again reviewed and discussed the possibility of a potential strategic transaction with PLX, including the potential for re-engaging with the PLX board and management team. The IDT board decided to continue to monitor PLX and revisit the potential strategic transaction in future meetings.

At a regularly scheduled meeting of the IDT board on January 23 and 24, 2012, the IDT board again discussed the possibility of a potential strategic transaction with PLX. The IDT board discussed with IDT management PLX’s financial condition, the strategic and financial rationale for a potential strategic transaction and the possible submission of another preliminary non-binding expression of interest with respect to a strategic transaction at a valuation higher than that provided in the initial proposal.

In January 2012, following the January 2012 meeting of the IDT board, IDT management began internal discussions regarding re-engaging with PLX with respect to a potential strategic transaction. Concurrent with this evaluation, IDT senior management team decided to engage outside advisors in connection with any potential strategic transaction and contacted J.P. Morgan Securities LLC, or “JPM,” to discuss potential engagement as financial advisor with respect to any strategic transaction process.

On February 3, 2012, IDT verbally engaged JPM as IDT’s financial advisor in connection with any potential strategic transaction with PLX. Representatives from JPM met with IDT management to discuss the background and framework for assessing a potential strategic transaction with PLX. IDT and JPM entered into a formal engagement on March 26, 2012.

During February and March 2012, IDT management, together with representatives from JPM, continued to review and assess a potential strategic transaction with PLX, including the possibility of re-engaging in discussions with PLX.

On February 22, 2012, Dr. Tewksbury and Mr. Schmitt met over lunch to informally discuss current business conditions as well as the current interest of the PLX board with respect to consideration of a potential strategic transaction. Dr. Tewksbury explained to Mr. Schmitt that the IDT board remained committed to exploring a potential strategic transaction and would likely be willing to consider a valuation higher than what was reflected in the initial proposal (and to maintain both stock and cash components to any potential consideration package). Dr. Tewksbury also mentioned that, at the appropriate time in any formal potential strategic transaction discussions, IDT would potentially be willing to consider the potential for an IDT board seat to be made available, as well as positions for PLX executive management, in connection with any potential transaction. Mr. Schmitt was receptive to the idea of continuing to explore additional discussions regarding a potential strategic transaction, particularly given Dr. Tewksbury’s remarks regarding the potential for increased valuation and a mix of cash and stock consideration. Dr. Tewksbury suggested a follow-up meeting between John Schofield, Chairman of the IDT board, and D. James Guzy, Chairman of the PLX board.

On February 24, 2012, at a special meeting of the IDT board, IDT management reviewed with the IDT board the status of current and potential acquisition and divestiture activities, including a potential strategic transaction with PLX. Dr. Tewksbury discussed with the IDT board his conversation with Mr. Schmitt on February 22, 2012. The IDT board agreed that Mr. Schofield should attempt to arrange a meeting with Mr. Guzy to continue the dialogue between the two companies with respect to a potential strategic transaction.

On March 7, 2012, Messrs. Schofield and Guzy met. The discussion focused on the general state of the semiconductor industry and Mr. Guzy’s vision of the future of the industry and PLX. Mr. Schofield offered to engage in more specific discussions regarding a potential strategic transaction, but Mr. Guzy did not believe that further discussions would be productive at that time. Mr. Schofield suggested a follow-up meeting among Dr. Tewksbury and Messrs. Schmitt, Schofield and Guzy.

On March 15, 2012, the IDT board held a previously scheduled meeting during which Dr. Tewksbury provided a mid-quarter update to the IDT board, including an update with respect to a potential strategic transaction with PLX. Mr. Schofield provided the IDT board with a summary of his March 7, 2012 meeting with Mr. Guzy. Dr. Tewksbury also provided an overview of discussions between IDT management and JPM representatives with respect to alternative strategies for re-engaging in discussions with PLX regarding a potential strategic transaction. The IDT board directed Dr. Tewksbury to call Mr. Schmitt and agreed that Mr. Schofield should call Mr. Guzy to continue discussions with respect to a potential strategic transaction with PLX.

Later that day Dr. Tewksbury called Mr. Schmitt to informally discuss the ongoing interest of the IDT board with respect to consideration of a potential strategic transaction. Although no specific transaction details or valuation was discussed, Dr. Tewksbury reiterated the commitment of the IDT board to continue discussions.

On March 22, 2012, Dr. Tewksbury and Messrs. Schmitt, Schofield and Guzy met to discuss a potential strategic transaction between IDT and PLX. Mr. Schofield and Dr. Tewksbury discussed general terms for a potential strategic acquisition of PLX by IDT, including IDT’s willingness to consider a valuation materially higher than what was reflected in the initial proposal (and to maintain both stock and cash components to any potential consideration package). Dr. Tewksbury also mentioned that, at the appropriate time in any formal potential strategic transaction discussions, IDT would be willing to consider the potential for an IDT board seat to be made available, as well as positions for PLX executive management, in connection with any potential transaction. Mr. Guzy informed Dr. Tewksbury and Mr. Schofield that the PLX board was not interested in a potential strategic transaction at that time. Dr. Tewksbury discussed his view of IDT’s strategic direction and his belief that the two companies were aligned in many respects, including a shared focus on system-level interconnect solutions for servers and storage appliances in data centers. Dr. Tewksbury suggested that IDT and PLX management should engage in more serious discussion regarding a potential strategic transaction; Messrs. Schmitt and Guzy again declined to do so at such time.

On March 24, 2012, the IDT board held a special meeting and reviewed the recent contacts with PLX board members and PLX management. The IDT board discussed Dr. Tewksbury’s and Mr. Schofield’s March 22, 2012 meeting with Messrs. Schmitt and Guzy and strategy for re-engaging with the PLX board to build momentum regarding a potential strategic transaction. The IDT board authorized and directed Dr. Tewksbury to submit a preliminary non-binding expression of interest to the PLX board with respect to the acquisition of all outstanding equity of PLX at a range of $6.75-$7.00 per share, payable in a combination of 50% cash and 50% IDT common stock. The IDT board also determined that it would not offer any board position in connection with the potential strategic transaction at that time and, further, that any executive management positions would need to be determined at an appropriate time in any transaction process.

Later that day, Dr. Tewksbury called Mr. Schmitt to inform him that IDT would be delivering a preliminary non-binding expression of interest to the PLX board with respect to a potential strategic transaction.

On March 25, 2012, Dr. Tewksbury, on behalf of IDT, submitted an unsolicited preliminary non-binding expression of interest letter, or the “second proposal,” to the PLX board which set forth IDT’s proposal to acquire 100% of the outstanding equity of PLX at a range of $6.75-$7.00 per share, payable in a combination of 50% cash and 50% IDT common stock. The second proposal also indicated IDT’s willingness to consider an all cash transaction if requested by the PLX board. The second proposal confirmed that the proposal had the support of the IDT board and that the proposed transaction would not be subject to any financing condition. The second proposal was made subject to the satisfactory completion of customary due diligence and the negotiation of a definitive transaction agreement. IDT stated that it was prepared to enter into a confidentiality agreement and move forward with due diligence immediately and proposed a 60-day exclusivity period as a condition to proceeding with the proposed strategic transaction.

On March 28, 2012, Dr. Tewksbury and Mr. Schmitt met to discuss the terms proposed by IDT in the second proposal. Mr. Schmitt communicated the determination of the PLX board that it was prepared to enter into an exclusivity agreement with IDT, begin due diligence and negotiate a definitive transaction agreement if certain additional transaction terms could be addressed. Specifically, the PLX board requested (i) that the proposed exclusivity period be reduced from 60 days to four weeks and (ii) that the proposed valuation be increased above the range in the second proposal. Dr. Tewksbury indicated that IDT was not willing to agree to any increase in valuation.

On March 29, 2012, Dr. Tewksbury called Mr. Schmitt to further discuss the open points from the previous day’s discussion. Mr. Schmitt reiterated the PLX board’s commitment to valuation above the range in the second proposal, particularly in connection with any request for exclusivity. Mr. Schmitt noted that the PLX board was also considering the possibility of a full sale process. Dr. Tewksbury reiterated that IDT was firm at the $7.00 per share valuation; in response Mr. Schmitt asked if IDT would be willing to consider a customary “go-shop” provision in any definitive transaction agreement which would allow for the solicitation of superior transactions for a limited period following the execution of such definitive transaction agreement. Dr. Tewksbury agreed to discuss the requested “go-shop” provision with the IDT board and advisor teams.

Later that day, at the request of IDT, representatives from JPM called Mr. Schmitt to discuss certain proposed transaction terms, including (i) the potential value to PLX stockholders of a firm offer price of $7.00 per share, payable in a combination of 50% cash and 50% IDT common stock, (ii) IDT’s continued interest in a three to four week exclusivity period and (iii) the proposal to include a customary “go-shop” provision in any definitive transaction agreement. Mr. Schmitt confirmed his general understanding that the PLX board would be amendable to the use of a “go-shop” provision and agreed to further discuss the matters with the PLX board at the appropriate time.

On March 30, 2012, Dr. Tewksbury and Mr. Schmitt engaged in additional discussions regarding the second proposal. Specifically, Mr. Schmitt again reiterated that the PLX board was not interested in providing IDT with any period for exclusive negotiations unless the proposed valuation was higher than the range in the second proposal. The PLX board also required a customary “go-shop” provision in the definitive transaction agreement which would allow PLX to canvas the market for alternative superior transaction proposals following execution of any definitive agreement with IDT. Dr. Tewksbury again explained that the IDT $7.00 per share offer was firm, but that he was reviewing the requested “go-shop” provision with the IDT board and advisor teams.

Later that day, representatives from Latham and Baker & McKenzie LLP, outside corporate counsel to PLX, or “Baker,” held a teleconference to discuss the terms proposed by IDT in the second proposal, as well as recent discussions among principals regarding matters related to transaction valuation and a potential “go-shop” provision.

Following the discussion among legal advisors, Mr. Schmitt called Dr. Tewksbury to inform him of an update to the PLX board response to the second proposal. Specifically, Mr. Schmitt confirmed that the PLX board was willing to proceed with a potential strategic transaction at a valuation of $7.00 per share (payable in a combination of 50% cash and 50% IDT common stock) subject to the inclusion of a customary “go-shop” provision in the definitive transaction agreement, in each case subject to customary due diligence and the negotiation of the definitive transaction agreement and any related ancillary arrangements. Mr. Schmitt requested that the IDT board revise the second proposal and submit an updated proposal to the PLX board accordingly.

Following this discussion, the IDT board held a special meeting on the evening of March 30, 2012 to discuss the status of discussions between IDT and PLX. Dr. Tewksbury relayed to the IDT board his conversations earlier in the day with Mr. Schmitt, including PLX’s request for inclusion of a “go-shop” period in the definitive transaction agreement and a reduction in the exclusivity period. The IDT board authorized IDT management to convey to PLX a final proposal to acquire all of the outstanding equity of PLX, including a firm purchase price of $7.00 per share with a customary “go-shop” period and a reduced exclusivity period.

On March 31, 2012 and in response to discussions with Mr. Schmitt, who conveyed the response of the PLX board to the second proposal, Dr. Tewksbury, on behalf of IDT, sent a revised preliminary non-binding expression of interest letter, or the “third proposal,” to the PLX board which set forth IDT’s final proposal to acquire 100% of the equity of PLX for $7.00 per share, payable in a combination of 50% cash and 50% common stock of IDT. The third proposal again confirmed IDT’s willingness to consider an all cash transaction if requested by the PLX board and that the proposed transaction would not be subject to any financing condition. The third proposal was also made subject to the satisfactory completion of customary due diligence and the negotiation of a definitive transaction agreement. IDT stated that it was prepared to enter into a confidentiality agreement and move forward with due diligence immediately and proposed a 21-day initial exclusivity period with one automatic additional 7-day extension, provided that the parties continued to engage, in good faith, in a potential strategic transaction process, as a condition to proceeding with the proposed transaction. IDT also indicated in response to the PLX board’s specific request that it would include in its draft definitive transaction agreement a customary “go-shop” provision such that PLX would be permitted to solicit proposals from other interested parties for a specified period following execution of the definitive transaction agreement. IDT also confirmed its expectation that a customary termination fee would be an important component of any definitive transaction agreement.

On April 1, 2012, Mr. Schmitt informed Dr. Tewksbury that the PLX board had determined the third proposal set forth a compelling proposition to increase PLX stockholder value. Accordingly, the PLX board had directed Mr. Schmitt to enter an appropriate exclusivity arrangement with IDT, begin the due diligence process and engage in negotiations with respect to a definitive transaction agreement.

Later that same day, IDT and PLX entered into an exclusivity agreement that provided an initial 21-day period for exclusive negotiations with respect to a strategic transaction with one automatic additional 7-day extension, provided that the parties continued to engage, in good faith, in a potential strategic transaction process. IDT and PLX also executed a mutual non-disclosure agreement governing the confidentiality and use of technical and business information to be shared between the parties in connection with their ongoing discussions and due diligence with respect to the potential strategic transaction.

On April 2, 2012, PLX formally engaged Deutsche Bank Securities Inc., or “Deutsche Bank,” as its financial advisor in connection with any potential strategic transaction with IDT.

On the same day, representatives of IDT sent a comprehensive due diligence request list to PLX senior management with respect to certain business, finance, accounting, tax and legal information required in connection with IDT’s ongoing review of the potential strategic transaction.

From April 2-7, 2012, representatives of IDT, PLX and their advisors, including JPM, Deutsche Bank, Latham and Baker, engaged in discussions regarding transaction structuring, regulatory analysis, the potential transaction timeline and the background activity of PLX’s activist investor Balch Hill Partners. IDT and its advisors engaged in initial business, financial and accounting diligence on PLX.

From April 2-5, 2012, members of IDT and PLX senior management, with representatives of JPM and Deutsche Bank present, held preliminary business, finance and product due diligence meetings. The parties reviewed and discussed PLX management’s presentation of a company overview, as well as additional detail regarding company products, software, systems, foundry relationships, assembly and test segments, research and development, sales geography and channels, operating subsidiaries, real estate matters and the 10G ethernet business. The parties also discussed a proposed timeline and logistics related to the production and completion of due diligence and the preparation of initial drafts of a definitive transaction agreement and related materials.

On April 4, 2012, representatives from Latham and Baker held a teleconference to discuss the proposed transaction timeline and certain matters contemplated in the proposed transaction agreement, including structuring of the “go-shop” provision, determination of the exchange ratio applicable to the stock component of the transaction consideration, regulatory matters, any contemplated employee arrangements and the proposed structuring for the transaction. On the same day, PLX provided access through an online data room to certain due diligence materials to the IDT management due diligence team, Latham and JPM.

On April 5, 2012, representatives of IDT sent a supplemental legal due diligence request list to PLX senior management, which addressed additional legal information required in connection with IDT’s ongoing due diligence review.

On April 7, 2012, a teleconference was convened by IDT and PLX senior management, as well as representatives from JPM, Deutsche Bank, Latham, Baker and MacKenzie Partners, proxy solicitors for PLX, in order to discuss matters related to transaction timing and structuring.

During the weeks of April 8, April 15 and April 22, representatives of PLX provided additional business, finance, accounting, tax and legal due diligence information to IDT, Latham and JPM through the online data room and responded to additional due diligence inquiries from IDT, Latham and JPM with respect to such information.

On April 10, 2012, representatives of IDT and PLX senior management, as well as advisors including JPM, Deutsche Bank, Latham, Baker and MacKenzie Partners held a teleconference to continue discussions regarding proposed transaction structuring. Following this teleconference and additional discussion among the parties, on April 12, 2012 it was agreed that the proposed transaction would be structured as a “two-step” transaction consisting of an exchange offer followed by a merger. The IDT and Latham representatives agreed to provide a draft of the proposed definitive transaction agreement as expeditiously as possible.

Between April 11 and April 20, 2012, members of PLX management and IDT management discussed the potential adoption and implementation by PLX of a severance plan for executive management. On or about April 20, 2012, IDT agreed that in the event the proposed strategic transaction was consummated, IDT would honor the terms of the arrangements of such a plan following the closing of the proposed transaction in connection with the mutual goals of IDT and PLX with respect to employee retention.

On April 16, 2012, at IDT’s request, representatives of Latham distributed an initial draft of the merger agreement to PLX, Baker and Deutsche Bank.

From April 16-22, 2012, representatives of IDT, JPM and Latham continued to conduct their due diligence review of PLX. Members of IDT’s management team, as well as Latham, emphasized to PLX and Baker the importance of the completion of due diligence and the production of all requested materials.

On April 18, 2012, representatives of Baker distributed an issues list which set forth the material open points in the draft merger agreement which included, among other matters, the period of the proposed “go-shop” provision and related provisions regarding offers from third parties during such period, termination fee amounts, the method for calculating the exchange ratio to be used for the component of transaction consideration to be paid in IDT common stock, the scope of representations and warranties, the scope of PLX’s and IDT’s conduct of business covenants and conditions related to closing of the offer.

On that same day, Deutsche Bank, on behalf of PLX, delivered to JPM a reverse due diligence request list and the representatives discussed the format of requested reverse due diligence meetings to be held among representatives of IDT, PLX, JPM and Deutsche Bank.

On April 19, 2012, reverse due diligence meetings were held among representatives of IDT and PLX senior management, as well JPM and Deutsche Bank. The attendees discussed IDT’s business overview and its financial performance for the 2012 fiscal year end as well as IDT management’s view of the company’s future financial outlook. On the same day, at IDT’s request, Latham distributed to Baker the form of tender and support agreement that IDT would expect to be executed by PLX’s directors and executive officers in connection with the proposed transaction.

On April 20, 2012, representatives from IDT, PLX, JPM, Deutsche Bank, Latham and Baker held a meeting to discuss material open issues in the draft merger agreement. The parties continued to negotiate open points related to the period of the proposed “go-shop” provision and related provisions regarding qualifying offers, termination fee amounts, the method for calculating the exchange ratio to be used for the component of transaction consideration to be paid in IDT common stock, the scope of representations and warranties, the scope of PLX’s conduct of business covenants and IDT’s conduct of business covenants and conditions related to the closing of the transaction (in particular with respect to regulatory matters).

On April 23, 2012, on behalf of PLX, Baker distributed PLX’s initial comments on the draft Merger agreement to Latham, JPM and IDT.

From April 23-29, 2012, at the mutual request of IDT and PLX, representatives of Latham, JPM, Baker and Deutsche Bank convened by teleconference to discuss and negotiate ongoing open issues in the merger agreement. The parties exchanged drafts of the merger agreement, disclosure schedules and other transaction related documents. The key open points in the merger agreement that were negotiated by the respective parties included the period of the proposed “go-shop” provision and related provisions regarding offers from third parties during such period, termination fee amounts, the method of calculating the exchange ratio to be used for the component of transaction consideration to be paid in IDT common stock, the scope of representations and warranties, the scope of conduct of business covenants for PLX and IDT, conditions related to the closing of the transaction (in particular with respect to regulatory matters) and the definitions of “material adverse effect” with respect to IDT and PLX. During this time period, representatives of IDT and Latham continued their due diligence review of PLX. Members of the IDT senior management team, as well as Latham, continued to emphasize to PLX and Baker the importance of the completion of due diligence and the production of all requested materials.

On April 24th and 25, 2012, during a regularly scheduled meeting of the IDT board at which JPM representatives had been invited to participate, the IDT board was provided with a detailed status update regarding the PLX transaction, including the discussions with PLX and its advisor teams, the results of diligence to date, valuation, financing alternatives and the draft merger agreement, and IDT management, the IDT board and JPM discussed the proposed transaction, including plans for communications regarding the transaction in the event the parties reached a definitive agreement.

On April 28, 2012, representatives from IDT and PLX senior management, Latham and Baker convened a teleconference to discuss the process for completing due diligence. At the mutual request of IDT and PLX, representatives from Latham and Baker held teleconferences later that same day to review and discuss open items in the disclosure schedules to the merger agreement. The parties also continued to finalize the form of the merger agreement.

On April 29, 2012, representatives from Baker conveyed to representatives from Latham that the PLX board had met to review and discuss the proposed form of merger agreement, tender and support agreement and other matters related to the proposed strategic transaction. At such meeting, representatives of Deutsche Bank rendered the oral opinion (which was confirmed in writing by delivery of Deutsche Bank’s written opinion dated April 30, 2012), to the effect that, as of such date and based upon and subject to the various qualifications, limitations, assumptions and conditions set forth in its opinion, the consideration per share to be paid to the holders of PLX common stock (other than IDT and its affiliates) in the offer and the merger was fair from a financial point of view to such holders. It was further conveyed that after related discussion and evaluation, the PLX board concluded that the proposed strategic transaction with IDT was in the best interests of PLX’s stockholders and unanimously approved the merger agreement, the offer and the mergers and related transactions.

On April 30, 2012, the IDT board convened to discuss the proposed final form of merger agreement. The IDT board reviewed the transaction materials and process with Latham and JPM, including methodology and analysis regarding transaction structuring, due diligence, valuation and potential synergy matters. After a detailed review of the transaction structure, potential financing arrangements, potential synergies of the combined businesses, due diligence findings and other financial and legal aspects of the proposed transaction with Latham and JPM, the IDT board unanimously approved the merger agreement, the tender and support agreement, the offer and the mergers and the related transactions.

Later that same day and following such approval, IDT, Pinewood, Pinewood LLC and PLX entered into the merger agreement, and IDT and Pinewood entered into the tender and support agreement with the applicable directors and executive officers of PLX.

The transaction was announced pursuant to a joint press release issued by IDT and PLX following market-close on April 30, 2012.

On May 22, 2012, IDT and Pinewood commenced the Offer.

The “go-shop” period terminated as of 11:59 p.m., California time, on May 30, 2012. On May 31, 2012, after the termination of the go-shop period, PLX confirmed that it did not receive any superior proposals during the go-shop period and that no qualifying excluded party would be permitted to engage in any subsequent negotiations. The terms “superior proposal” and “excluded party” are described under “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals” beginning on page 88.

IDT’s Reasons for Making the Offer

The IDT board believes that the merger with PLX represents an opportunity to enhance value for IDT stockholders. The decision of the IDT board to enter into the merger agreement was the result of careful consideration by the IDT board of numerous factors. In reaching its conclusion to approve the merger agreement, the offer, the merger transactions and the other transactions contemplated by the merger agreement, the IDT board considered the following factors as generally supporting its decision to enter into the merger agreement.

•

Complementary Product Sets and Technologies. The IDT board believes the acquisition of PLX facilitates IDT’s next step forward in the expansion of IDT’s core serial switching and interface business. PLX brings to IDT a combination of assets, intellectual property and product lines that IDT expects will add to its current offerings to provide a broader set of tools, services and technologies for its customers.

•

Expand Growth Opportunities and Broaden Customer Base. PLX brings to IDT a combination of assets, intellectual property and product lines that IDT expects will add to its current offerings to provide a broader set of tools, services and technologies for its customers. The IDT board believes that the combined company can broaden its customer base and expand its serviceable market, combining IDT’s historical strengths with PLX’s historical strengths.

•

Stronger Customer Relationships. IDT expects that the combined company will have an improved ability to expand current customer relationships and increased penetration of new customer accounts. The IDT board believes that the combination of the two companies’ product lines and technological resources should enable the combined company to meet customer needs more effectively and to deliver more complete solutions to its customers.

•

Technology Opportunities. PLX’s intellectual property and technology portfolio is expected to complement IDT’s intellectual property and technology portfolio, allowing the combined company to further innovate to provide new product offerings, as well as improve current product families, to deliver high-performance system-level interconnect solutions for data centers and other applications.

•

Combination of Significant Talent. The transaction is expected to afford the opportunity to combine the skills of two well-regarded groups of engineers as well as experienced managers in the semiconductor industry.

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Cost Savings and Enhanced Operating Results. The IDT board believes that the combination of IDT and PLX provides the potential for the combined enterprise to realize cost savings and enhanced operating results through added scale, lower manufacturing costs, and reduced redundancy in research and development, selling, marketing and administrative expenses, which can expand operating profit margin.

In addition to considering the factors outlined above, the IDT board considered the following additional factors, all of which it viewed as generally supporting its decision to enter into the merger agreement:

•	the results of the due diligence review of PLX’s businesses and operations; and

•

the likelihood that the offer and the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory antitrust approvals without unacceptable conditions.

The IDT board also evaluated the risks, inherent in any transaction such as the merger transactions, that currently unanticipated difficulties could arise in integrating the operations, that there may be disruptions from concerns among employees of the two companies relating to any potential workforce reductions resulting from combining the two business, that anticipated cost savings may not be achieved, that management’s attention may be diverted from other strategic priorities to implement merger integration efforts, that there may be dilution to IDT’s stockholders and that the synergies expected from combining the operations of IDT and PLX may not be realized or, if realized, may not be realized within the period expected. The IDT board believed that these risks were outweighed by the potential benefits to be realized from the merger transactions.

The foregoing discussion of factors considered by the IDT board is not meant to be exhaustive, but includes the material factors considered by the IDT board in approving the merger agreement and the transactions contemplated by the merger agreement. The IDT board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the IDT board members made their respective determinations based on the totality of the information presented to them, including the recommendation by IDT management and input from IDT’s advisors, and the judgments of individual members of the IDT board may have been influenced to a greater or lesser degree by different factors.

Other Factors You Should Consider

In deciding whether or not to tender your shares of PLX common stock, you should consider the factors described above under “Background and Reasons for the Offer and the Merger” beginning on page 39 as well as the factors set forth under “Risk Factors” beginning on page 23 and the other factors set forth in this prospectus.

RECOMMENDATION OF PLX’S BOARD OF DIRECTORS

At a meeting held on April 29, 2012, the PLX board of directors unanimously (i) authorized and approved the execution, delivery and performance of the merger agreement and the performance of the transactions contemplated by the merger agreement, including the offer, the top-up option, the merger and the LLC merger (ii) approved and declared advisable the merger agreement, the offer, the merger, the LLC merger and the other transactions contemplated by the merger agreement, (iii) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the offer, the LLC merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the PLX stockholders (including the unaffiliated PLX stockholders), (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the PLX stockholders, unless the adoption of the merger agreement by the PLX stockholders is not required by applicable law, (v) recommended that the PLX stockholders accept the offer and tender their shares of PLX common stock pursuant to the offer and, if required by applicable law, vote their shares of PLX common stock in favor of adoption of the merger agreement and (vi) approved for all purposes the merger agreement and the transactions contemplated by the merger agreement to be, to the extent permitted by applicable law, exempt from any takeover or anti-takeover laws.

Accordingly, for the reasons described in more detail below, the PLX board of directors unanimously (i) determined that the transactions contemplated by the merger agreement, including the offer and the merger transactions, are fair and in the best interests of PLX and the PLX stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger transactions and (iii) recommends that the PLX stockholders accept the offer and tender their shares of PLX common stock in the offer, and, if required by applicable law, vote in favor of the adoption of the merger agreement and thereby approve the merger and the transactions contemplated by the merger agreement.

PLX’s Reasons for the Recommendation of the Offer

PLX’s board of directors believes that the transactions contemplated by the merger agreement, including the offer and the merger transactions, are fair and in the best interests of the PLX stockholders, and in reaching its recommendation that stockholders tender their shares of PLX common stock in the offer, and, if required by applicable law, vote in favor of the adoption of the merger agreement, the PLX board of directors considered a number of factors, including the following material factors, which the PLX board of directors viewed as supporting its recommendation:

PLX’s Operating and Financial Condition; Prospects of PLX as an Independent Company; Uncertainty of Potential Proxy Contest. The PLX board of directors considered its knowledge and familiarity with PLX’s business, its current and historical financial condition and results of operations, as well as PLX’s financial plan and prospects, if it were to remain an independent company. The PLX board of directors evaluated PLX’s long-term strategic plan, including the execution risks and uncertainties, and the potential impact on the trading price of shares of PLX’s common stock (which is not feasible to quantify numerically) if PLX were to execute or fail to execute upon its strategic plan. The PLX board of directors weighed the prospects of PLX’s ability as a standalone entity to achieve long-term value for the PLX stockholders through execution on its strategic business plan against the near-term value to the PLX stockholders that could be realized through the offer, the merger and the LLC merger at a significant premium to the then-current market price of the shares of PLX common stock. The PLX board of directors also considered the potential business disruption PLX and uncertainty for its business, customers and employees created by the prospect of an extended proxy contest with Balch Hill and certain other affiliated parties.

Risks of Execution in a Competitive Marketplace. In evaluating PLX’s long-term prospects as an independent company against the value to the PLX stockholders that could be realized by the PLX stockholders through the offer, the merger and the LLC merger, the PLX board of directors considered the impact of general economic market trends on PLX’s sales, as well as general market risks that could reduce the market price of shares of PLX’s common stock. The PLX board of directors also considered the highly competitive marketplace for PLX’s products and the fact that many of PLX’s competitors are significantly larger and have greater financial and other resources than PLX, and the impact of this competitive environment on PLX’s ability to execute its strategic plan without substantial risk to the value of shares of PLX common stock.

Premia to Market Share Price. The PLX board of directors considered that the implied value of the offer consideration as of April 27, 2012 of $7.00 per share represented significant premiums to the trading price of PLX common stock as of recent and historical dates and periods.

Absence of Financing Condition and Other Limited Conditions. The PLX board of directors considered that, subject to PLX’s rights to seek a superior proposal (as defined in the merger agreement) during the “go-shop” period, as described below in “The Merger Agreement—Covenants—Limited Solicitation of Acquisition Proposals,” the offer is likely to be completed and the merger transactions are likely to be consummated, based on, among other things, the absence of a financing condition and the limited number of other conditions to the offer and the merger transactions.

Timing of Completion. The PLX board of directors considered the fact that the transaction is structured as an exchange offer and a subsequent merger, which can often be completed more promptly than would have been the case with a merger alone, meaning that all PLX stockholders are likely to receive the offer consideration for their shares of PLX common stock more promptly.

Prospects of the Combined Entity. The PLX board of directors considered that the combined company would be a stronger and more financially flexible company than PLX as a stand-alone entity. The PLX board of directors considered that PLX and IDT have complementary product sets, technologies and customers, which the PLX board of directors considers will increase opportunities for the combined companies to realize PLX’s strategic objectives. The PLX board of directors also considered that the offer and the merger presents an opportunity for PLX stockholders to receive common stock in a healthier, more competitive, and more financially stable company, to have greater liquidity for their shares, to benefit from any synergies experienced by IDT in the acquisition and integration of PLX and to participate in any future growth of IDT and PLX on a combined basis.

Prospects for Accretion in IDT Value. The PLX board of directors’ understanding, based on its review of IDT’s financial position, results of operations and financial forecasts, that the acquisition of PLX by IDT is expected to be accretive to IDT’s earnings in future periods, including based upon potential cost savings and synergies, which would benefit the PLX stockholders who will receive IDT common stock.

Opinion of Deutsche Bank. The PLX board of directors considered the oral opinion of Deutsche Bank Securities Inc., or “Deutsche Bank,” which was confirmed in writing by delivery of Deutsche Bank’s written opinion dated April 30, 2012, to the effect that, as of such date and based upon and subject to the various qualifications, limitations, assumptions and conditions set forth therein, the consideration per share to be paid to the PLX stockholders (other than IDT and its affiliates) in the offer and the merger was fair from a financial point of view to such PLX stockholders.

Regulatory Approvals. The PLX board of directors considered that the substantive regulatory approvals that may be required to consummate the offer and the merger would likely be limited to complying with the requirements under the HSR Act.

Tax Treatment. The PLX board of directors considered that if the LLC Merger is completed and the offer and the merger transactions, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, certain PLX stockholders may receive favorable tax treatment with respect to the gain realized by them.

Additional information about the recommendation of PLX’s board of directors, including the reasons for the recommendation, is more fully set forth in PLX’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to PLX stockholders together with this prospectus.

THE OFFER

Exchange of Shares of PLX Common Stock

We are proposing to acquire all of the outstanding shares of PLX common stock in exchange for (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest thereon, less any applicable withholding taxes, for each validly tendered share of PLX common stock. We refer to this consideration, or any different consideration per share of PLX common stock that may be paid pursuant to the offer, as the “offer consideration.”

We will not issue any fractional shares of IDT common stock pursuant to the offer or the merger. Instead, each PLX stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of IDT common stock that otherwise would be received by such stockholder) will receive (i) for shares of PLX common stock validly tendered and not properly withdrawn pursuant to the offer, cash equal to such fraction multiplied by the closing price of a share of IDT common stock on NASDAQ on the date that Pinewood accepts for exchange at least a majority of the outstanding shares of PLX common stock, calculated on a fully diluted basis or (ii) for all other shares of PLX common stock that convert into the right to receive the offer consideration at the effective time of the merger, cash equal to such fraction multiplied by the closing price of a share of IDT common stock on NASDAQ on the date the merger becomes effective.

The expiration of the offer shall refer to the end of the day on December 10, 2012, at 12:00 midnight, New York City time, unless we extend the period of time for which the offer is open, in which case the term expiration of the offer means the latest time and date on which the offer, as so extended, expires.

We will not acquire any shares of PLX common stock in the offer unless PLX stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer that a number of shares of PLX common stock that, together with shares of PLX common stock then directly or indirectly owned by IDT, represents at least a majority of fully diluted shares of PLX common stock then outstanding and no less than a majority of the voting power of the shares of PLX’s capital stock then outstanding and entitled to vote upon the adoption of the agreement and approval of the merger, calculated as described in this prospectus. We refer to this condition as the “minimum tender condition.”

After completion of the offer, IDT will cause Pinewood to complete a merger with and into PLX, with PLX continuing as the surviving corporation, in which each outstanding share of PLX common stock (except for shares beneficially owned directly or indirectly by IDT for its own account, shares held in treasury by PLX and shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive the same consideration paid in exchange for each share of PLX common stock in the offer, subject to appraisal rights to the extent applicable under Delaware law. We refer to this merger throughout this prospectus as the “merger.” If, after the completion of the offer, we beneficially own at least 90% of the outstanding shares of PLX common stock or if we exercise our option to purchase additional shares directly from PLX to reach the 90% threshold, we may effect the merger without the approval of PLX stockholders, as permitted under Delaware law, subject to appraisal rights to the extent applicable under Delaware law. If, on the other hand, after the completion of the offer, we beneficially own more than 50%, but less than 90%, of the outstanding shares of PLX common stock, a meeting of PLX stockholders or an action by written consent and the affirmative vote of at least a majority of the shares of PLX common stock outstanding on the record date for such meeting will be needed to complete the merger. Since IDT will own a majority of the shares of PLX common stock outstanding on the record date, approval of the merger by PLX stockholders will be assured. See “—Approval of the Merger” on page 65.

Under the merger agreement, if the minimum tender condition is satisfied and we consummate the offer, we have the option, which we refer to as the “top-up option,” to purchase from PLX additional shares of PLX common stock equal to the lowest number of shares that, when added to the number of shares already owned by IDT, will constitute one share more than 90% of the shares of PLX common stock outstanding immediately after the shares subject to the top-up option are issued, at a cash price per share equal to the sum of (i) $3.50 and

(ii) the product of 0.525 and the closing price of a share of IDT common stock on NASDAQ on the last trading day before we exercise the top-up option.

IDT or Pinewood may exercise this option at any time after the consummation of the offer and prior to the earlier to occur of (i) the time the merger becomes effective and (ii) the termination of the merger agreement in accordance with its terms. If, as of the expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, and the shares to be issued pursuant to the top-up option, if exercised, together with all shares that are validly tendered and not properly withdrawn in the offer, would constitute one share more than 90% of the shares of PLX common stock then outstanding, we will exercise the top-up option. If we exercise this option, we will pay the aggregate par value of the shares issued pursuant to the top-up option in cash, and we will issue a promissory note for the remainder of the purchase price, to mature on the first anniversary date of its delivery and bearing interest at the rate of interest per annum equal to the prime lending rate as published in The Wall Street Journal. In no event will the top-up option be exercisable for a number of shares of PLX common stock in excess of PLX’s then authorized and unissued shares of common stock.

The number of shares of IDT common stock issued to PLX stockholders in the offer and the merger will constitute approximately 14.1% of the outstanding common stock of the combined company after the merger based upon the number of outstanding shares of IDT common stock and PLX common stock on November 7, 2012, disregarding stock options and shares of common stock that may be issued by IDT or PLX pursuant to an employee stock plan.

The offer consideration, including the exchange ratio applicable in the offer and merger of 0.525 of a share of IDT common stock for each share of PLX common stock, or the “per share exchange ratio,” will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock or cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of IDT or PLX common stock that occurs on or after the date of the merger agreement and prior to the consummation of the offer, so as to provide to PLX stockholders the same economic effect as contemplated by the merger agreement prior to such adjustment.

If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

We commenced the offer on May 22, the date of distribution of the initial prospectus. The offer is scheduled to expire at the end of the day on December 10, 2012, at 12:00 midnight, New York City time, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under “—Extension, Termination and Amendment” below.

Extension, Termination and Amendment

In the event that the conditions to the offer have not been satisfied or, where permissible, waived, upon the expiration of the offer (as the same may be extended), we are required to extend the offer for successive periods of up to twenty (20) business days until the earlier of such time that all of the conditions to the offer have been satisfied or, where permissible, waived, or the merger agreement has been terminated in accordance with its terms. We are also required to extend the offer for any periods required by the SEC or applicable law. As of October 30, 2012, the required governmental approval under the HSR Act with respect to the merger had not been obtained. Pursuant to the terms of the merger agreement, if, as of such date, all of the conditions to the offer had been satisfied or, where permissible, waived, other than the expiration or termination of any applicable waiting period pursuant to the HSR Act or receipt of any required clearance, consent, authorization or approval related thereto allowing the consummation of the merger or both obtaining such HSR clearance and the satisfaction of the minimum tender condition, if so elected by either IDT or PLX, we could extend the offer for an additional three (3) month period to January 31, 2013, solely to satisfy such conditions. At the end of October 2012, IDT and PLX elected to extend the offer until January 31, 2013, solely to satisfy such conditions. Thereafter, if we so elect in our sole discretion, we will extend the offer for an additional three (3) month period to April 30, 2013, solely to satisfy such conditions, provided that the offer may in no event be extended past April 30, 2013. If, at the expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, we will accept for payment and promptly pay for shares of PLX common stock tendered and not properly withdrawn in the offer. During any extension, all shares of PLX common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your shares of PLX common stock. If we exercise our right to use a subsequent offering period as described below, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period.

After acceptance for payment of shares of PLX common stock in the offer, if we do not hold at least 90% of PLX’s issued and outstanding shares to permit us to complete the merger pursuant to the “short-form” merger provisions of Section 253 of the DGCL, then we may provide a subsequent offering period (and one or more extensions thereof) of up to twenty (20) business days. For more information, see the discussion under “—Subsequent Offering Period” below.

We expressly reserve the right, but shall not be obligated to, waive any conditions to the offer and to make any changes to the terms of or conditions to the offer, provided that, without the prior written consent of PLX, we cannot:

•	reduce the offer consideration;

•	change the form of consideration payable in the offer, other than to increase the consideration;

•	reduce the number of shares to be purchased in the offer;

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waive or amend the minimum tender condition, the condition that any applicable waiting period under the HSR Act has expired or PLX and IDT have otherwise received approval or authorization of the merger, the condition that the registration statement has been declared effective and remains effective or the condition that the shares of IDT common stock to be issued in exchange for PLX common stock have approved for listing on NASDAQ;

•	add to or amend any additional conditions to the offer in a manner that is material and adverse to PLX stockholders;

•	extend the offer except as permitted by the merger agreement; or

•	amend any term of the offer in a manner adverse to PLX’s stockholders.

In the event the merger agreement is terminated in accordance with its terms prior to the acceptance of any shares of PLX common stock for exchange pursuant to the offer, we will promptly terminate the offer without accepting any shares that were previously tendered.

We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement.

Subsequent Offering Period

We may elect to provide subsequent offering periods of up to twenty (20) business days after the acceptance of shares of PLX common stock upon the expiration of the offer in accordance with Rule 14d-11 under the Exchange Act if, as of the expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, but the total number of shares of PLX common stock that have been validly tendered and not properly withdrawn pursuant to the offer, together with shares of PLX common stock then directly or indirectly owned by IDT, is less than 90% of the total number of shares of PLX common stock then outstanding. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period. You will not have the right to withdraw any shares of PLX common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration.

Conditions of the Offer

The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provisions of the offer, and in addition to IDT’s rights to amend the offer at any time in its sole discretion (subject to the provisions of the merger agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act), IDT shall not be required to accept for exchange, or exchange the offer consideration for, any validly tendered shares of PLX common stock if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. The offer is not subject to any financing condition.

Minimum Tender Condition

There must be validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares of PLX common stock that, together with shares of PLX common stock then beneficially owned, directly or indirectly, by IDT, represents at least a majority of the outstanding shares of PLX common stock, on a fully diluted basis, and no less than a majority of the voting power of PLX’s capital stock, on a fully diluted basis, and entitled to vote upon the adoption of the merger agreement and approval of the merger.

Regulatory Clearance

Any applicable waiting period pursuant to the HSR Act must have expired or terminated or the required clearance, consent, authorization or approval pursuant to the HSR Act must have been received for the consummation of the merger.

Registration Condition

The registration statement on Form S-4 of which this prospectus is a part must have been declared effective by the SEC under the Securities Act and not be the subject of any stop order issued by the SEC or proceeding initiated by the SEC seeking a stop order that has not been concluded or withdrawn.

NASDAQ Listing Condition

The shares of IDT common stock issuable in exchange for shares of PLX common stock in the offer and the merger shall have been authorized for listing on NASDAQ.

Additional Conditions

In addition, notwithstanding any other provisions of the offer, subject to the provisions of the merger agreement and any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), IDT shall not be required to accept for exchange, or exchange the offer consideration for, any validly tendered shares of PLX common stock if any of the following events has occurred:

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any lawsuit, action or proceeding has been instituted by any governmental entity, other than the required clearance or approval under the HSR Act, which remains pending, and the outcome of which would reasonably be expected to (i) make illegal, restrain or prohibit the consummation of the offer or the merger, (ii) make illegal, restrain, prohibit or impose limitations on the ownership or operation of all of the business or assets of IDT, PLX or their respective subsidiaries, or compel IDT or any of its subsidiaries to dispose of or hold separately all or any port of the business or assets of IDT, PLX or their respective subsidiaries or (iii) make illegal, restrain, prohibit or impose any limitations on the ability of IDT or Pinewood to acquire, hold or exercise full ownership rights with respect to the shares of PLX common stock purchased in the offer or the merger, or any law, regulation or order by a governmental entity or court has been entered which would reasonably be expected to result in any of the above consequences;

•

the representations and warranties of PLX in the merger agreement are not true and correct except as would not have a material adverse effect on PLX, or in some cases in all material respects, as of the date of the merger agreement and the expiration of the offer;

•	PLX has materially breached any of its obligations under the merger agreement and such breach or failure to perform has not been cured prior to the expiration of the offer;

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any event, change or development shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operation or condition of PLX and its subsidiaries and such material adverse effect shall not have been cured;

•	PLX’s board of directors has changed its recommendation of the merger agreement in a manner adverse to IDT and such change has not been withdrawn;

•	PLX has approved, endorsed or recommended to PLX’s stockholders an acquisition proposal other than the offer or the merger with IDT and Pinewood; or

•	the merger agreement has been terminated in accordance with its terms.

The offer is not subject to any financing conditions.

General Conditions

All of the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, in whole or in part at any time prior to the expiration of the offer or, and all conditions, other than the minimum tender condition, the regulatory clearance condition, the registration condition and the NASDAQ listing condition, may be waived by us, in our sole discretion, in whole or in part at any applicable time subject in each case to the terms of the merger agreement and the applicable rules and regulations of the SEC.

Subject to our disclosure and other obligations under SEC rules, and prior to our acceptance of validly tendered shares of PLX common stock, the failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

IDT and PLX cannot assure you that all of the conditions to completing the offer will be satisfied or, where permissible, waived.

Important Definitions

The merger agreement provides that a material adverse effect means, when used in connection with IDT or PLX, any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or condition (financial or otherwise) of IDT or PLX and their respective subsidiaries, taken as a whole, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the offer or the merger or the performance by IDT or PLX and their respective subsidiaries, including in the case of IDT, Pinewood and Pinewood LLC, of any its respective material obligations under the merger agreement; provided that a material adverse effect shall not include the effect of any of the following and their effects on the business, results of operations or condition (financial or otherwise) of IDT or PLX and their respective subsidiaries:

•

changes in general economic or political conditions or financial or securities markets in general in any location where, respectively, IDT or PLX or their respective subsidiaries have material operations, provided that the effect of any changes to the extent they, respectively, disproportionately affect IDT or PLX and their respective subsidiaries, taken as a whole, as compared to other entities operating in the same principal industries and geographical markets shall not be excluded;

•

changes in conditions generally affecting the principal industry in which, respectively, IDT or PLX or their respective subsidiaries operate, provided that the effect of any changes to the extent they, respectively, disproportionately affect IDT or PLX and their respective subsidiaries, taken as a whole, as compared to other entities operating in the same principal industries and geographical markets shall not be excluded;

•

changes in GAAP or applicable law, or enforcement or interpretation thereof, in each case as applicable to IDT or PLX or their respective subsidiaries, provided that the effect of any changes to the extent they, respectively, disproportionately affect IDT or PLX and their respective subsidiaries, taken as a whole, as compared to other entities operating in the same principal industries and geographical markets shall not be excluded;

•

acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, provided that the effect of any changes to the extent they, respectively, disproportionately affect IDT or PLX and their respective subsidiaries, taken as a whole, as compared to other entities operating in the same principal industries and geographical markets shall not be excluded;

•

any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster, provided that the effect of any changes to the extent they, respectively, disproportionately affect IDT or PLX and their respective subsidiaries, taken as a whole, as compared to other entities operating in the same principal industries and geographical markets shall not be excluded;

•

the execution, delivery, announcement or pendency of the merger agreement, the compliance, respectively, by IDT or PLX or their respective subsidiaries with the terms of this Agreement or the anticipated consummation of the offer or the merger, including the impact thereof on the relationships, contractual or otherwise, respectively, of IDT or PLX or their respective subsidiaries with employees, labor unions, customers, suppliers or business partners;

•

any legal proceedings made or brought by any current or former securityholders, respectively, of IDT or PLX (on their own behalf or on behalf of such entity) arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement

•

any failure by, respectively, IDT or PLX to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period, provided that the underlying causes of such failure shall not be excluded; or

•	any changes in the market price or trading volume of shares of the common stock, respectively, of IDT or PLX, provided that the underlying causes of such changes shall not be excluded.

Procedure for Tendering Shares

For you to validly tender shares of PLX common stock pursuant to the offer:

•

the enclosed letter of transmittal, properly completed and duly executed, along with any required signature guarantees, or an agent’s message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of PLX common stock must be received by the exchange agent at one of its addresses or those shares of PLX common stock must be tendered pursuant to the procedures for book-entry transfer set forth below, and a confirmation of receipt of the tender received, which confirmation we refer to below as a “book-entry confirmation,” in each case before the expiration of the offer; or

•	you must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of PLX common stock that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

The exchange agent will establish accounts at DTC with respect to the shares of PLX common stock for purposes of the offer within two (2) business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of PLX common stock by causing DTC to transfer tendered shares of PLX common stock into the exchange agent’s account in accordance with DTC’s procedure for the transfer. However, although delivery of shares of PLX common stock may be effected through book-entry at DTC, the letter of transmittal, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of PLX common stock are tendered either by a registered holder of shares of PLX common stock who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares of PLX common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if payment is to be made, or certificates for shares of PLX common stock not tendered or not accepted for payment are returned, to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear(s) on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

Procedure for Tendering ESOP Shares

Under the ESOP, each participant is entitled to instruct Union Bank N.A. (acting on behalf of U.S. Bank National Association), trustee for the ESOP, or the “trustee,” whether or not to tender all or a portion of the shares of PLX common stock allocated to such participant’s ESOP account. The ESOP provides that allocated shares will be tendered in accordance with the affirmative instructions provided to the trustee. If you fail to affirmatively instruct the trustee whether or not to tender all or a portion of your shares, the ESOP provides that your shares will not be tendered. In addition, ESOP provides that the trustee will tender any unallocated shares held by the ESOP in the same proportion as the allocated shares are tendered. The trustee must generally follow a participant’s instructions and the ESOP provisions unless it has a well founded reason to believe that doing so would violate ERISA. Should the trustee determine that the implementation of a participant instruction or adherence to any ESOP provision relative to tender offers would violate ERISA, it must ignore such instruction or ESOP provision and exercise its discretion as trustee in lieu of such instruction or ESOP provision.

To instruct the trustee to tender any or all of the shares allocated to your ESOP account you must complete the enclosed ESOP instruction form and return it to Computershare, the tabulation agent for the offer, as set forth below:

By Mail:	By Overnight Courier:	By Facsimile:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021	Computershare c/o Voluntary Corporate Actions (617) 360-6810

You must return the ESOP instruction form to the tabulation agent at or before 5:00 p.m., New York City time, on December 5, 2012, unless the offer is extended by IDT. After the deadline for returning the ESOP Instruction Form, the tabulation agent will complete the tabulation of all directions and the trustee will tender the appropriate number of shares.

In order for the trustee to make a timely tender of your shares, you must complete and return the enclosed ESOP instruction form so that it is received by the tabulation agent not later than 5:00 p.m., New York City time, on December 5, 2012, unless the offer is extended by IDT. If your ESOP instruction form is not received by this deadline, or if it is not fully and properly completed, the Trustee will not tender any shares allocated to your ESOP account. If you instruct the trustee to tender all or a portion of the shares held in your ESOP account, you may withdraw your instructions by submitting a new ESOP instruction form in accordance with the previous instructions for directing the tender of all or a portion of the shares held in your ESOP account to the tabulation agent before 5:00 p.m., New York City time on December 5, 2012, unless the offer is extended by IDT.

Your ESOP account will receive the merger consideration (without interest and less any applicable withholding taxes) for each share you tender from your ESOP account. The cash the ESOP receives for any such shares will be invested in a money market account. All such proceeds will remain in the ESOP and may withdrawn only in accordance with the terms of the ESOP. Any shares that you do not elect to tender will continue to be held in your ESOP account. If the merger is completed, the shares allocated to your ESOP account that have not been tendered and accepted for exchange in the offer will be converted into the right to receive the merger consideration (without interest and less any applicable withholding taxes) pursuant to the terms of the merger agreement.

Guaranteed Delivery

If you wish to tender shares of PLX common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration of the offer or cannot complete the procedure for book-entry transfer on a timely basis, your shares of PLX common stock may nevertheless be tendered, if all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•

the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration of the offer; and

•

the certificates for all tendered shares of PLX common stock, or a confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the exchange agent within three (3) NASDAQ Stock Market trading days after the date of execution of the notice of guaranteed delivery. You may deliver the notice of guaranteed delivery by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

Withdrawal Rights

Shares of PLX common stock that you tender pursuant to the offer may be withdrawn according to the procedures set forth below at any time prior to the expiration of the offer and, unless previously accepted for exchange in the offer, may also be withdrawn at any time after July 21, 2012.

For your withdrawal to be effective, the exchange agent must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of PLX common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of PLX common stock. If shares of PLX common stock have been tendered pursuant to the procedures for book-entry transfer discussed above under “—Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of PLX common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of PLX common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of PLX common stock have been tendered for the account of an eligible institution.

None of IDT, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of PLX common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of PLX common stock by following one of the procedures discussed under “—Procedure for Tendering Shares” or “—Guaranteed Delivery” at any time before the expiration of the offer.

Effect of a Tender of Shares

In all cases, we will exchange shares of PLX common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares of PLX common stock, or timely confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, properly completed and duly executed letter(s) of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

By executing a letter of transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to vote at the special meeting in connection with the merger, if any, and to the extent permitted by applicable law and under PLX’s certificate of incorporation and bylaws, any other annual, special or adjourned meeting of PLX’s stockholders or otherwise to execute any written consent concerning any matter, and to otherwise act as our designees, in their sole discretion, deem proper with respect to such tendered shares of PLX common stock (and any and all non-cash dividends, distributions, rights, other shares of PLX common stock or other securities issued or issuable in respect thereof on or after the date of this prospectus) that have been accepted for payment before the time any such action is taken and with respect to which you are entitled to vote. That appointment is effective if and when, and only to the extent that, we accept the shares of PLX common stock for exchange pursuant to the offer. All of these proxies shall be considered coupled with an interest in the tendered shares of PLX common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of PLX common stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of PLX common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of PLX common stock. No tender of those shares of PLX common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares of PLX common stock have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of PLX common stock or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions thereto, will be final and binding.

The tender of shares of PLX common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Delivery of Shares of IDT Common Stock and Cash

Subject to the satisfaction or, where permissible, waiver of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of PLX common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange such shares of PLX common stock for 0.525 shares of IDT common stock per share and $3.50 per share in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, and cash in lieu of fractional shares for the tendered shares of PLX common stock. In all cases, the exchange of shares of PLX common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent timely receives:

•

certificates for those shares of PLX common stock, or a timely confirmation of a book-entry transfer of those shares of PLX common stock in the exchange agent’s account at DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or

•	a timely confirmation of a book-entry transfer of those shares of PLX common stock in the exchange agent’s account at DTC, together with an agent’s message.

For purposes of the offer, we will be deemed to have accepted for exchange shares of PLX common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent of our acceptance of the tender of those shares of PLX common stock pursuant to the offer. The exchange agent will deliver the shares of IDT common stock and the cash portion of the offer consideration, in each case, subject to adjustment for stock splits, stock dividends and similar events, and cash in lieu of a fraction of a share of IDT common stock promptly after receipt of our notice. The exchange agent will act as agent for tendering PLX stockholders for the purpose of receiving the cash portion of the offer consideration, the shares of IDT common stock and cash instead of a fraction of a share of IDT common stock and transmitting the shares and cash to you. You will not receive any interest on any cash that you are entitled to receive, even if there is a delay in making the exchange. If we do not accept shares of PLX common stock for exchange pursuant to the offer or if certificates are submitted for more shares of PLX common stock than are tendered in the offer, we will return certificates for these unexchanged shares of PLX common stock without expense to the tendering stockholder. If we do not accept shares of PLX common stock for exchange pursuant to the offer, shares of PLX common stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth under

“—Procedure for Tendering Shares” will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of IDT Common Stock

We will not issue any fractional shares of IDT common stock pursuant to the offer or the merger. Instead, each PLX stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of IDT common stock that otherwise would be received by such stockholder) will receive (i) for shares of PLX common stock validly tendered and not properly withdrawn pursuant to the offer, cash equal to such fraction multiplied by the closing price of a share of IDT common stock on NASDAQ on the date that Pinewood accepts for exchange at least a majority of the outstanding shares of PLX common stock, calculated on a fully diluted basis or (ii) for all other shares of PLX common stock that convert into the right to receive the offer consideration at the effective time of the merger, cash equal to such fraction multiplied by the closing price of a share of IDT common stock on NASDAQ on the date the merger becomes effective.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the offer, the merger and the LLC merger (if it occurs) to holders of PLX common stock upon an exchange of their PLX common stock for IDT common stock and cash. The following summary is based upon the Code, existing and proposed Treasury regulations and published administrative rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following discussion does not address the following: (i) the tax consequences of the offer and the merger transactions under U.S. federal non-income tax laws or under state, local or non-U.S. tax laws; or (ii) the tax consequences of the ownership or disposition of IDT common stock acquired in the offer or the merger.

Except as specifically set forth below, this discussion addresses only those PLX stockholders that are U.S. persons for U.S. federal income tax purposes. You are a U.S. person for purposes of this discussion if you are:

•	a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) (i) a court within the United States is able to exercise primary supervision over the trust, and (ii) one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has made an election under applicable Treasury regulations to be treated as a U.S. person.

This discussion addresses only those PLX stockholders that hold their PLX common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular PLX stockholders in light of their individual circumstances or to PLX stockholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold PLX common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons that hold beneficial ownership of PLX common stock through the ESOP; and

•	stockholders who acquired their PLX common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds PLX common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the offer and the merger to them.

Tax matters are very complicated, and the tax consequences of the offer, the merger and the LLC merger (if any) to PLX stockholders will depend on each such stockholder’s particular tax situation. PLX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE MERGER AND THE LLC MERGER (IF ANY), INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Transaction Structure

Pursuant to the merger agreement, the acquisition of PLX common stock by IDT in the transactions contemplated by the merger agreement will be effected either as (i) a transaction structured to qualify as a “reorganization” within the meaning of section 368(a) of the Code, if the conditions to the LLC merger are satisfied or (ii) a transaction that is fully taxable to PLX stockholders for U.S. federal income tax purposes. IDT will notify PLX’s stockholders via a press release announcing the consummation of the offer and the merger as to whether or not the acquisition of PLX by IDT has been structured as a “reorganization.”

As described in “The Merger Agreement—Conditions of the LLC Merger” below, the LLC merger is conditioned on the acceptance by IDT of shares tendered in the offer, the completion of the merger, the absence of any legal prohibition on completing the LLC merger and the receipt by PLX of an opinion of Baker & McKenzie LLP to the effect that the offer, the merger and the LLC merger, taken together, will constitute a “reorganization” within the meaning of section 368(a) of the Code (such opinion, “the tax opinion”). If these conditions to the LLC merger are satisfied, IDT and PLX will treat the offer, the merger and the LLC merger, taken together, as a single integrated transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of section 368(a) of the Code. If these conditions are not satisfied, the LLC merger will not occur and the receipt of cash and IDT common stock in the offer or merger will be fully taxable to PLX stockholders. The tax opinion is not a condition to the offer or the merger.

The determination by Baker & McKenzie LLP as to whether the offer, the merger and the LLC merger, taken together, will be treated as a “reorganization” within the meaning of section 368(a) of the Code will depend upon the facts and circumstances (including as set forth in the representation letters referred to below) and law existing at the effective time of the LLC merger, if any. The tax opinion, if rendered, will be based on certain assumptions and may be based on customary representation letters provided by PLX and IDT. It is possible that PLX will not be able to obtain the tax opinion, whether because PLX or IDT is unable to deliver a required representation, because there have been changes in law or for other reasons. If any of the representations in the representation letters is or becomes inaccurate, then the tax opinion may no longer be valid. The tax opinion will not be binding on the IRS and will not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion. Neither PLX nor IDT intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the transactions contemplated by the merger agreement. Therefore, there can be no assurance that the LLC merger will occur or that the receipt of IDT common stock and cash in the offer and the merger will not be fully taxable to PLX stockholders.

Consequences if the Offer, the Merger and the LLC Merger, Taken Together, Qualify as a Reorganization

Assuming that the LLC merger occurs and that the offer, the merger and the LLC merger, taken together, are treated as a “reorganization” within the meaning of section 368(a) of the Code, the following material U.S. federal income tax consequences will result:

•

A PLX stockholder that exchanges PLX common stock for IDT common stock and cash pursuant to the offer or the merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received (other than any cash received with respect to a fractional share of IDT common stock, which is discussed below) and (ii) an amount equal to the excess, if any, of (x) the sum of the amount of cash and the fair market value of the shares of IDT common stock received over (y) the stockholder’s adjusted tax basis in the PLX common stock exchanged.

•

The gain recognized will generally be capital gain. It is possible, however, that a stockholder would instead be required to treat all or part of such gain as dividend income, if that stockholder’s percentage ownership in IDT (including shares that the stockholder is deemed to own under certain attribution rules) after the transaction is not meaningfully reduced from what that stockholder’s percentage ownership would have been if the stockholder had received solely shares of IDT common stock rather than a combination of cash and IDT common stock. If a stockholder who has a relatively minimal stock interest in IDT and PLX suffers a reduction in its proportionate interest in IDT relative to what its proportionate interest in IDT would have been had it received solely shares of IDT common stock in the merger, the stockholder should be regarded as having suffered a meaningful reduction in interest. For example, the IRS has ruled that any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction” in a transaction in which a holder held less than 1% of the shares of a corporation and did not have management control over the corporation. Each PLX stockholder whose deemed percentage stock ownership in IDT is not minimal should consult its tax advisor to determine whether the receipt of cash by such stockholder may be treated as a dividend for U.S. federal income tax purposes.

•

A PLX stockholder will have an aggregate initial tax basis in the IDT common stock received equal to the stockholder’s aggregate adjusted tax basis in its PLX common stock surrendered (i) reduced by the amount of cash received by the stockholder and (ii) increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by the stockholder (but not including the gain recognized upon the receipt of cash in lieu of fractional shares of IDT common stock).

•

The holding period for IDT common stock received by a PLX stockholder in the offer or the merger (including fractional shares of IDT common stock deemed received) will include the holding period for the PLX common stock surrendered.

•

If a PLX stockholder receives cash in lieu of fractional shares of IDT common stock in the offer or the merger, the stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional shares of IDT common stock and the stockholder’s adjusted tax basis that is allocable to the fractional shares.

•	Any capital gain that is recognized on the exchanges described above will be long-term capital gain if the stockholder’s holding period with respect to its PLX common stock exceeds one (1) year.

A PLX stockholder who receives IDT common stock in the merger will be required to retain records pertaining to the merger. In addition, a PLX stockholder who, immediately before the merger, owned at least 5% (by vote or value) of the total outstanding stock of PLX is required to attach a statement to its U.S. federal income tax return for the year in which the merger is completed that sets forth such stockholder’s tax basis in its PLX common stock surrendered and the fair market value of such stock.

If a PLX stockholder acquired different blocks of PLX common stock at different times or at different prices, any gain will be determined separately with respect to each block of PLX common stock, and the cash and shares of IDT common stock received in the merger will be allocated on a pro rata basis to each such block of PLX common stock.

Consequences if the LLC Merger Does Not Occur or if the Offer, the Merger and the LLC Merger, Taken Together, Fail to Qualify as a Reorganization

If the LLC merger does not occur or the offer, the merger and the LLC merger, taken together, otherwise fail to qualify as a “reorganization” within the meaning of section 368(a) of the Code, the offer and the merger will be fully taxable for U.S. federal income tax purposes and PLX stockholders will be fully subject to tax on the exchange of their PLX common stock for IDT common stock and cash. In general, each PLX stockholder exchanging PLX common stock for IDT common stock and cash will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received (including any cash received with respect to a fractional share of IDT common stock) and the fair market value of IDT common stock received, and (ii) the stockholder’s adjusted tax basis in its PLX common stock surrendered. The capital gain or loss will be long-term capital gain or loss if the stockholder had held the PLX common stock surrendered for more than one year. The initial tax basis in the IDT common stock received in the offer or the merger, as applicable, will be equal to its fair market value and the holding period for such IDT common stock will begin the day after the completion of the offer or the effective time of the merger, as applicable.

If a PLX stockholder acquired different blocks of PLX common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of PLX common stock, and the cash and shares of IDT common stock received in the merger will be allocated on a pro rata basis to each such block of PLX common stock.

Backup Withholding

Certain PLX stockholders may be subject to backup withholding of U.S. federal income tax, currently at a rate of 28%, with respect to the consideration received pursuant to the offer or the merger, as applicable. Backup withholding will not apply, however, to a PLX stockholder that (i) is a U.S. person and furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of its status as a non-U.S. stockholder on an appropriate IRS Form W-8 or successor form or (iii) is otherwise exempt from backup withholding, such as a corporation, and provides appropriate proof of the applicable exemption. Any amounts withheld from payments to a PLX stockholder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the PLX stockholder’s U.S. federal income tax liability, if any, provided that the PLX stockholder timely furnishes the required information to the IRS.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY. HOLDERS OF PLX COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER, THE MERGER AND THE LLC MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE OFFER, THE MERGER AND THE LLC MERGER UNDER U.S. FEDERAL NON-INCOME TAX LAWS AND STATE, LOCAL AND NON-U.S. TAX LAWS.

Transferability of Shares of IDT Common Stock

The shares of IDT common stock offered hereby will be registered under the Securities Act and quoted on NASDAQ. Accordingly, such shares may be traded freely subject to restrictions under the Securities Act applicable to subsequent transfers of our shares by our “affiliates” (as defined in the Securities Act), which, in general, provide that our affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

Under the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote are required to approve a merger and adopt a merger agreement.

PLX’s board of directors has previously approved the merger and adopted the merger agreement. If, after completion of the offer, we own less than 90% of the outstanding shares of PLX common stock, stockholder approval of the merger can be accomplished through a special meeting of or an action by written consent by PLX stockholders to vote on the merger. Since we will own a majority of the shares of PLX common stock on the record date for determining the PLX stockholders entitled to vote, we would have a sufficient number of shares of PLX common stock to approve the merger without the vote of any other PLX stockholder and, therefore, approval of the merger by PLX stockholders would be assured. Completion of the transaction in this manner is referred to in this prospectus as a “long-form merger.” Under the DGCL, a merger can occur without a vote of PLX stockholders, referred to as a “short-form merger,” if, after completion of the offer, as it may be extended and including any subsequent offering period, we were to own at least 90% of the outstanding shares of PLX common stock. If, after completion of the offer, as it may be extended and including any subsequent offering period, or after IDT’s exercise of its option to purchase additional shares from PLX directly, we own at least 90% of the outstanding shares of PLX common stock, we may complete the acquisition of the remaining outstanding shares of PLX common stock by completing a short-form merger.

Appraisal Rights

The offer does not entitle PLX stockholders to appraisal rights with respect to their shares of PLX common stock.

The merger does entitle PLX stockholders to appraisal rights with respect to their shares of common stock. If the merger is consummated, PLX stockholders at the effective time of the merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their shares of common stock. Under Section 262, PLX stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of shares could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value so determined could be more or less than the price per share of shares to be paid in the merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Annex C to this prospectus. PLX stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of IDT common stock are not entitled to appraisal rights in connection with the offer or the merger.

SOURCE AND AMOUNT OF FUNDS

Neither the offer nor the merger transactions are conditioned upon any financing arrangements. The maximum amount of cash payable by IDT in the offer and the merger transactions is estimated to be approximately $185.5 million, which is comprised of (a) approximately $157.7 million, the maximum amount of cash payable to PLX stockholders in the offer, calculated as $3.50 multiplied by 45,043,284 (the number of shares of PLX common stock issued and outstanding as of October 31, 2012), plus the estimated hypothetical cash payable for options that are cancelled in the merger (assuming that all “in-the-money” options and RSUs currently held by PLX employees will be converted into IDT options and RSUs at the closing of the merger), (b) $5.0 million, to be applied to prepay bank indebtedness of PLX, and (c) estimated fees and expenses related to the offer, the merger transactions and other actions contemplated by the merger agreement of $13.8 million (payable by IDT) and $9.0 million (payable by PLX).

In order to provide the offer consideration and the merger consideration, prepay PLX’s bank indebtedness, and pay related fees and expenses, IDT currently expects to (i) use proceeds from the sale of shares of preferred stock of one of its wholly-owned subsidiaries to Bank of America, N.A., or “Bank of America,” pursuant to a master repurchase agreement IDT signed with Bank of America in June 2011, which we refer to as the “repurchase agreement,” and (ii) draw funds from $50 million of new financing arranged by IDT with J.P. Morgan Securities LLC and J.P. Morgan Chase Bank, N.A., collectively “J.P. Morgan,” in connection with the offer and the merger transactions.

Pursuant to the repurchase agreement, IDT has the right, subject to the terms and conditions of the repurchase agreement, to sell to Bank of America up to 1,431 shares of Class A preferred stock of its wholly owned subsidiary, IDTI (Cayman) Limited, or “IDT Cayman,” in one or more transactions prior to December 13, 2012 for an aggregate purchase price of $135 million. We refer to such Class A preferred stock of IDT Cayman as the “preferred stock” and the portion of such shares of preferred stock actually sold to Bank of America under the repurchase agreement and not repurchased by IDT as of any relevant date the “purchased securities.” Pursuant to the repurchase agreement, IDT is obligated to repurchase from Bank of America, and Bank of America is obligated to resell to the Company, the purchased securities on June 13, 2016 for an aggregate repurchase price equal to the aggregate purchase price paid by Bank of America for such purchased securities plus any accrued and unpaid “price differential” (as defined in the repurchase agreement and described below).

IDT Cayman is an entity distinct from IDT and its other subsidiaries, with separate assets and liabilities. The preferred stock constitutes all of the authorized and outstanding shares of Class A preferred stock of IDT Cayman. The preferred stock is fully participating with IDT Cayman’s common stock as to earnings and appreciation, and provides for a liquidation preference of $100,000 per share and a quarterly dividend equal to the amount accumulated on the liquidation preference multiplied by the floating interest rate of LIBOR.

Under the repurchase agreement, IDT is obligated to make monthly “price differential” payments (as defined in the repurchase agreement) to Bank of America based on the outstanding purchase price of the purchased securities at a floating interest rate of LIBOR plus 2.125%, which are calculated and accrue on a daily basis, and Bank of America is required to remit to IDT any dividends and other distributions that it receives on the purchased securities, unless an event of default with respect to IDT has occurred and is continuing under the repurchase agreement.

The repurchase agreement contains certain events of default that are customary for repurchase agreements with respect to each of IDT and Bank of America, including failure of IDT to transfer, or failure of Bank of America to purchase, the purchased securities to be purchased on a particular purchase date, failure of IDT to repurchase, or failure by Bank of America to transfer, the purchased securities on the repurchase date, failure to pay amounts owed under the repurchase agreement, insolvency events, breaches of representations contained in the repurchase agreement, and assignments of any rights or obligations under the repurchase agreement other than as permitted under the repurchase agreement. An event of default would also occur if at any time IDT’s consolidated funded indebtedness (as defined in the repurchase agreement) exceeds $550 million.

Under the repurchase agreement, IDT has the right to accelerate the date of repurchase of all of the purchased securities at any date prior to June 13, 2016. In addition, upon the occurrence and continuance of an event of default under the repurchase agreement, the non-defaulting party has the right to accelerate, or in the case of the occurrence of an insolvency event, the non-defaulting party will be deemed to have accelerated, the repurchase obligation of IDT and the resale obligation of Bank of America under the repurchase agreement.

In connection with the repurchase agreement, IDT entered into an agreement in favor of Bank of America and certain additional parties specified therein, which we refer to as the “IDTI Agreement,” which contains certain representations and various affirmative and negative covenants of IDT, including an obligation that IDT and IDT Cayman both maintain adequate capital in light of its contemplated business operations and certain agreements by IDT intended to maintain the status of IDT Cayman as an entity distinct from IDT and its other subsidiaries, with separate assets and liabilities, as well as an indemnity by IDT.

The sales of the preferred stock pursuant to the repurchase agreement, and the obligations of Bank of America to buy such shares of preferred stock, are also subject to terms and conditions customary for transactions of this type, such as the following, although the transactions contemplated by the repurchase agreement are not conditioned upon the completion of the offer or the merger in any way:

•

the receipt by Bank of America of certificates from the secretary of IDT Cayman relating to IDT Cayman’s governing documents, certified copies of such governing documents and certificates certifying as to the good standing of IDT Cayman;

•	the receipt by Bank of America of opinions with respect to certain legal matters;

•

the receipt by Bank of America of certain closing documentation, including documentation evidencing that the shares of preferred stock to be purchased by Bank of America have been registered in the name of Bank of America and transferred to Bank of American free and clear of any encumbrances;

•	the representations and warranties of IDT and IDT Cayman contained in the repurchase agreement and other transaction documents being true and correct in all material respects;

•	the absence of any act of insolvency (as defined in the repurchase agreement) with respect to either IDT or IDT Cayman;

•	no material adverse effect has occurred with respect to either IDT and its subsidiaries or IDT Cayman;

•	no material affiliate event (as defined in the repurchase agreement) has occurred and IDT has complied with certain covenants under the IDTI Agreement; and

•	no action or suit is pending or threatened by any governmental authority which prevents the consummation of the transactions contemplated by the repurchase agreement.

With respect to the new financing with J.P. Morgan, IDT has secured commitments for a five (5) year revolving credit facility in an amount of $50 million, or the “revolving credit facility.” IDT’s obligations under the revolving credit facility will be secured by a first priority security interest in and lien on existing and future real and person property of IDT and its material domestic subsidiaries, which will also act as guarantors of such obligations, as well as a pledge of and security interest in 100% of the equity interests of IDT’s existing and future domestic subsidiaries and 100% of the non-voting equity interests and 65% of the voting equity interests of certain of IDT’s foreign subsidiaries.

Loans under the revolving credit facility are expected to bear interest, at IDT’s option, at a rate equal to either (a) the “ABR,” defined as the greatest of (i) J.P. Morgan’s prime rate, (ii) the federal funds effective rate plus 0.5% and (iii) the adjusted one-month LIBO rate plus 1.0%, plus the applicable margin, or (b) the adjusted

LIBO rate plus the applicable margin. For purposes of the revolving credit facility, “applicable margin” means 2.5% in respect of loans bearing interest based upon the adjusted LIBO rate and 1.5% in respect of loans bearing interest based upon the ABR.

IDT currently expects that the revolving credit facility will be drawn in full or in part upon closing and used to fund the cash portion of the offer consideration and the merger consideration, prepay PLX’s bank indebtedness, and pay related fees and expenses, with any additional amounts used for general corporate purposes.

IDT may only borrow amounts under the revolving credit facility if the offer is successful, all of the conditions to the offer are satisfied or, where permissible, amended or waived in a manner that is not material and adverse to J.P. Morgan, prior to December 31, 2012. Any amounts borrowed under the revolving credit facility may be used in connection with the offer and the merger as well as for general corporate purposes. The revolving credit facility would not be available if the merger agreement were terminated. The revolving credit facility is also subject to other terms and conditions customary for commitments of this type, such as:

•	no amendment to or waiver of provisions of the merger agreement in a manner that is material and adverse to the interests of J.P. Morgan;

•	no material adverse effect has occurred with respect to either IDT and its subsidiaries or PLX and its subsidiaries;

•

no material indebtedness by IDT or any of its subsidiaries as of the closing date of the merger, other than IDT’s existing Bank of America credit facility or any other indebtedness mutually agreed upon;

•	the receipt by J.P. Morgan of certain historical and pro forma financial information;

•

the completion and execution of customary definitive documentation for the credit facilities, and any representations and warranties made in such documentation must be true and correct in all material respects;

•	the absence of a default or event of default at the time the credit facilities are completed;

•	compliance with applicable legal requirements; and

•	the delivery of all agreements, documents and instruments necessary to perfect J.P. Morgan’s security interest in the collateral described above.

If the conditions to the transactions pursuant to the repurchase agreement and the conditions to the revolving credit facility are not satisfied, IDT expects that its cash on hand and short-term investments will be sufficient to finance the cash portion of the offer consideration and the merger consideration and the ongoing working capital and other general corporate purposes of the combined company after the consummation of the merger.

IDT currently has no agreement, arrangement or understanding to repay or refinance the revolving credit facility or repurchase the preferred stock under the repurchase agreement after the merger has been completed, other than at the specified repurchase date, with respect to the repurchase agreement, or at the stated maturity, with respect to the revolving credit facility.

CERTAIN LEGAL MATTERS

Regulatory Approvals

We and PLX have agreed pursuant to the merger agreement to use, and cause our respective subsidiaries to use, commercially reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger transactions. Other than clearance under the antitrust laws applicable to the offer and the merger transactions that are described below and that have already been obtained, the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of certificates of merger under the DGCL with respect to the merger and the LLC merger, we do not believe that any additional governmental filings are required with respect to the offer and the merger transactions.

Under the HSR Act, and the related rules, the merger may not be completed until we and PLX notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. IDT and PLX made premerger filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on May 7, 2012. Effective June 5, 2012, following consultation with the Federal Trade Commission and PLX, IDT voluntarily withdrew its Notification and Report Form with respect to the offer and the merger. IDT re-filed its Notification and Report form on June 6, 2012. On July 6, 2012, IDT and PLX each received a request for additional information from the FTC, or the “second request.” This second request extends the waiting period applicable to the exchange offer under the HSR Act, which was set to expire on July 6, 2012 at 11:59 p.m., New York City Time. The waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after both IDT and PLX substantially comply with the second request, as specified by the HSR Act and the implementing rules, unless further extended by agreement with the parties. In the third quarter of 2012, IDT and PLX signed a timing agreement with the FTC extending the post-compliance waiting period from 30 to 45 days, which is subject to change by agreement among the parties.

Stockholder Litigation Relating to the Offer and the Mergers

On May 14, 2012, a putative class action lawsuit captioned Cox v. Guzy, et al., C.A. No. 7529, or the “Cox complaint,” was filed in the Delaware Court of Chancery. The Cox complaint names as defendants the members of the PLX board of directors, as well as PLX, IDT, Pinewood and Pinewood LLC. The plaintiff alleges that PLX’s directors breached their fiduciary duties to the PLX stockholders in connection with the offer and merger, and were aided and abetted by PLX, IDT, Pinewood and Pinewood LLC. The Cox complaint alleges that the offer and the merger involve an unfair price, an inadequate sales process and unreasonable deal protection devices, and that defendants entered into the offer and the merger to benefit themselves personally. The Cox complaint seeks injunctive relief, including to enjoin the offer and the merger, an award of damages, attorneys’ and other fees and costs, and other relief. On May 25, 2012, an amended putative class action complaint was filed, or the “amended Cox complaint,” adding allegations that PLX’s Schedule 14D-9 contains inadequate, incomplete and/or misleading disclosures in violation of the PLX directors’ fiduciary duties. On June 8, 2012, the Delaware Court of Chancery denied the plaintiff’s motion for expedited proceedings and denied the plaintiff a hearing on the motion for preliminary injunction. On June 19, 2012, plaintiff filed a Notice of Voluntary Dismissal of the action, which dismissed all of plaintiff’s claims without prejudice.

State Takeover Laws

A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. PLX has taken all action necessary to exempt the offer and the merger and the transactions contemplated hereby from the provisions of Section 203 of the DGCL. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus or any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares of PLX common stock tendered into the offer or may delay the offer. See “The Offer—Conditions of the Offer” beginning on page 54.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

The tender and the acceptance of shares of PLX common stock in the offer will reduce the number of shares of PLX common stock that might otherwise trade publicly and also the number of holders of shares of PLX common stock. This could adversely affect the liquidity and market value of the remaining shares of PLX common stock held by the public following completion of the offer. Depending upon the number of shares of PLX common stock tendered to and accepted by us in the offer, the shares of PLX common stock may no longer meet the requirements for continued inclusion on NASDAQ.

If NASDAQ were to cease publishing quotations for the shares of PLX common stock, it is possible that the shares of PLX common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of PLX common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of PLX common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of PLX common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of PLX common stock.

Shares of PLX common stock are currently registered under the Exchange Act. PLX can terminate that registration upon application to the SEC if the outstanding shares of PLX common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of PLX common stock. Termination of registration of the shares of PLX common stock under the Exchange Act would reduce the information that PLX must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of PLX common stock. In addition, if the shares of PLX common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to PLX. Furthermore, the ability of “affiliates” of PLX and persons holding “restricted securities” of PLX to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of PLX common stock under the Exchange Act were terminated, they would no longer be eligible for NASDAQ listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities.” IDT may seek to cause PLX to apply for termination of registration of the shares of PLX common stock under the Exchange Act as soon after the expiration of the offer as the requirements for such termination are met. If the NASDAQ listing and the Exchange Act registration of the shares of PLX common stock are not terminated prior to the merger, then the shares of PLX common stock will be delisted from the NASDAQ and the registration of the shares of PLX common stock under the Exchange Act will be terminated following the consummation of the merger. The shares of PLX common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of PLX common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the shares of PLX common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of PLX common stock would be ineligible to be treated as collateral for margin loans made by brokers.

Conduct of PLX if the Offer is Not Completed

If the offer is not completed because the minimum tender condition or another condition is not satisfied or, if permissible, waived, we expect that PLX will continue to operate its business as presently operated, subject to market and industry conditions.

Operation of PLX After the Completion of the Offer and the Merger

Pinewood intends to retain the shares of PLX common stock acquired pursuant to the offer and the merger, and PLX (or Pinewood LLC if the LLC merger occurs) will be operated as a direct wholly-owned subsidiary of IDT. After completion of the offer and the merger, IDT expects to work with PLX’s management to evaluate and review PLX and its business, assets, corporate structure, operations, properties and strategic alternatives, and determine how IDT and PLX can best realize expected synergies from the merger. As a result of this review, it is possible that we could implement other changes to PLX’s business and operations that could involve reorganizing and streamlining certain operations. IDT and Pinewood reserve the right to change their plans and intentions at any time, as they deem appropriate.

Accounting Treatment

In accordance with Accounting Standards Codification, or “ASC,” Topic 805, Business Combinations, or “ASC 805,” IDT will account for the transactions as a purchase business combination. Upon consummation of the transactions, IDT will record the acquisition at cost with cost consisting of the fair value of IDT common stock and stock options issued and the cash consideration issued. The total cost will be allocated based on the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. The excess of cost over the fair value of net assets acquired will be recorded as goodwill.

Fees and Expenses

IDT has retained J.P. Morgan Securities LLC, or “J.P. Morgan,” to provide certain financial advisory services in connection with the offer and the merger. In connection with J.P. Morgan’s services as a financial advisor to IDT in connection with the offer and the merger, we have agreed to pay J.P. Morgan reasonable and customary fees for such services. In addition, we have agreed to indemnify J.P. Morgan and related persons against certain liabilities and expenses they may incur in connection with providing financial advisory services for the offer, including certain liabilities and expenses under the federal securities laws. J.P. Morgan is currently engaged by IDT and has in the past provided, and may in the future provide, financial advisory and financing services to IDT and PLX, including in connection with IDT’s acquisition of PLX, and has received, and may receive, fees for rendering these services. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade in the debt and equity securities of IDT and PLX for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

We have retained Innisfree M&A Incorporated, or “Innisfree,” as information agent in connection with the offer. The information agent may contact PLX stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of shares of PLX common stock. We will pay the information agent reasonably and customary fees for these services, in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the United States federal securities laws.

In addition, we have retained Computershare Inc. as the exchange agent in connection with the offer and the merger. We will pay the exchange agent reasonable and customary fees for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of PLX common stock pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

Interests of the PLX Directors and Officers

PLX directors and officers have agreements or arrangements that may provide them with interests in the transactions under the merger agreement that may differ from, or be in addition to, the interests of PLX stockholders generally.

The PLX board of directors was aware of these interests and considered them, among other matters, in recommending the tender of shares in the offer and approval of the merger.

As a result of these interests, the directors and officers of PLX could be more likely to support the transactions contemplated by the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other PLX stockholders. PLX stockholders should consider whether these interests may have influenced the directors and officers to support or recommend the offer and the merger transactions.

In addition, all of the PLX directors and executive officers have entered into a tender and support agreement with IDT, pursuant to which those directors and executive officers will be required to tender and not withdraw shares of PLX common stock owned by them, and not take actions to oppose the merger or related transactions. See “Other Agreements Related to the Transaction–Tender and Support Agreement” on page 98 of this prospectus.

PLX’s directors are D. James Guzy, Michael J. Salameh, John H. Hart, Robert H. Smith, Thomas Riordan, Patrick Verderico, and Ralph Schmitt.

PLX’s executive officers are:

Name	Position
David K. Raun	President and Chief Executive Officer (interim)

Arthur O. Whipple	Chief Financial Officer and Secretary

Gene Schaeffer	Executive Vice President, Worldwide Sales

Michael Grubisich	Executive Vice President, Operations

Vijay Meduri	Executive Vice President, Engineering, Switching

Effect of Merger on Stock and Stock Options Held By PLX Directors and Executive Officers

Stock

As of May 14, 2012, PLX directors and executive officers beneficially owned in the aggregate 447,651 issued and outstanding shares of PLX common stock (not subject to any vesting or other contractual restrictions), or approximately 1.0% of the shares of PLX common stock outstanding as of that date, which are treated under the offer in the same manner as all other shares of PLX common stock subject to the offer. If PLX directors and executive officers tender pursuant to the offer any shares of PLX common stock they own, they will be entitled to receive the same consideration on the same terms and conditions as the other PLX stockholders in the offer.

Included in issued and outstanding shares of PLX common stock owned by executive officers are a total of 15,924 shares of PLX common stock held in the PLX Employee Stock Ownership Plan, or the “ESOP,” that have been allocated to their ESOP accounts. The ESOP was established in early 2009 and is a tax-qualified defined contribution retirement plan that is non-contributory on the part of the participant. Each year, PLX makes a cash contribution to the ESOP which is used to purchase shares of PLX common stock on the open market and eligible participants receive an allocation of shares of PLX common stock at the end of the plan year. In connection with the merger, contributions will cease and the ESOP will be terminated. The ESOP currently holds approximately 44,353 unallocated shares which will be allocated to eligible participants on the last date of the short plan year resulting from the plan termination in connection with the merger. As a result of the ESOP termination, any unvested shares of PLX common stock allocated to the participant accounts will vest. The shares of PLX common stock held by the ESOP will be entitled to the same consideration and other terms and conditions of the offer that apply to shares of PLX common stock generally. Following the termination of the ESOP, participants will be able to take a distribution of the amount allocated to their ESOP account in a combination of IDT common stock and cash or roll over the amount in their ESOP accounts into individual retirement account or a tax-qualified retirement plan of an employer.

The table below sets forth the number of shares of PLX common stock held, or beneficially held, by the PLX directors and executive officers as of May 14, 2012 (including shares of PLX common stock allocated to individual ESOP accounts but excluding shares issuable upon exercise of options to purchase shares) and the amount of cash consideration and the number and value of shares of IDT common stock they will receive for those shares, rounded to the nearest dollar or share.

Name	Number of PLX Issued and Outstanding Shares Owned (#)	Cash Payment Pursuant to the Offer ($)	Number of Shares of Parent’s Common Stock Issuable Pursuant to the Offer (#)	Value of Parent’s Common Stock Issuable Pursuant to the Offer ($)(1)
NON-EMPLOYEE DIRECTORS

D. James Guzy	9,916	$34,706	5,206	$31,548
Michael J. Salameh	329,726	$1,154,041	173,106	$1,049,023
John H. Hart	—	—	—	—
Robert H. Smith	—	—	—	—
Thomas Riordan	—	—	—	—
Patrick Verderico	—	—	—	—

EXECUTIVE OFFICERS

Ralph Schmitt(2)	20,810	$72,834	10,925	$66,206
Arthur O. Whipple	28,010	$98,034	14,705	$89,113
David K. Raun	29,810	$104,334	15,650	$94,840
Gene Schaeffer	6,875	$24,063	3,610	$21,874
Michael Grubisich	2,810	$9,834	1,475	$8,939
Vijay Meduri	19,695	$68,931	10,340	$62,659

TOTALS FOR DIRECTORS AND EXECUTIVE OFFICERS	447,651	$1,566,778	235,017	$1,424,201

(1)	Since each share of PLX common stock will be entitled to a fixed consideration of (i) $3.50 in cash plus (ii) 0.525 of a share of IDT common stock, subject to adjustment for stock splits, stock dividends and similar events, without interest thereon and less applicable withholding taxes, and the IDT common stock price may fluctuate from the date of this filing to the time when the IDT common stock is ultimately issued, the value of the IDT common stock in the above table when actually issued cannot now be predicted, and for purposes of this table, is based on the average closing price per share of IDT common stock over the first five trading days following April 30, 2012, which was the date of the first public announcement of the merger agreement and the transactions contemplated thereby. These cash amounts do not reflect the impact of any taxes payable by PLX stockholders.

(2)	On October 9, 2012, Mr. Schmitt resigned as chief executive officer. He continues to serve as a member of the board of directors of PLX.

Stock Options

As of May 14, 2012, PLX directors and executive officers held options to purchase 2,410,375 shares of PLX common stock granted under PLX’s equity compensation plans.

PLX directors and executive officers do not hold any other equity compensation awards such as restricted stock units.

Under the merger agreement:

•

Immediately prior to the effective time of the merger, or the “effective time,” IDT will assume each outstanding and unexercised option to purchase shares of PLX common stock that has an exercise price per share less than $9.00 and is held by an individual who is an employee of IDT or one of its affiliates following the effective time, such individual referred to as a “continuing employee.”

•

The number of shares of IDT common stock and the exercise price of the assumed PLX stock options will be determined based on the “equity exchange ratio” as described below. Each assumed option will have a per share exercise price equal to the exercise price set forth in the option agreement for such option at the effective time, divided by the equity exchange ratio (rounded up to the nearest whole cent), and will cover a number of shares of IDT common stock equal to the number of shares of PLX common stock for which such Company Option was exercisable at the effective time multiplied by the equity exchange ratio, rounded down to the nearest whole share. The “equity exchange ratio” is a fraction, the numerator of which is the sum of (i) $3.50 and (ii) the product of the average closing price per share of IDT common stock during a period of twenty (20) consecutive trading days ending with, and including, the trading day that is two trading days before the merger is completed, multiplied by the per share exchange ratio, and the denominator of which is the closing price per share of IDT’s common stock during a period of twenty (20) consecutive trading days ending with, and including, the trading day that is two trading days before the merger is completed.

•

Immediately prior to the effective time, each PLX stock option that is not so assumed will be cancelled and, in exchange, each former holder of a cancelled PLX stock option will be entitled solely to receive from IDT or the surviving corporation a payment in cash of an amount equal to the product of (i) the total number of vested shares of PLX common stock subject to such option as of the effective time (including, with respect to the PLX employees who cease to be employees or other service providers immediately prior to the effective time or otherwise in connection with the merger, shares of PLX common stock that vest in connection with the merger) and (ii) the excess, if any, of the sum of (a) $3.50, plus the (b) product of (1) the closing per share price of IDT common stock on the date the merger is completed, multiplied by (2) the per share exchange ratio, over the exercise price per share of PLX common stock subject to such option immediately prior to such cancellation, without interest thereon, such amount referred to as “the option cash-out amount.”

•	The cash payments for cancelled options are subject to all applicable withholding and other taxes required by applicable law.

•

To the extent the per share exercise price for such vested PLX stock options is greater than or equal to the option cash-out amount, the PLX stock option shall be terminated and cancelled at the effective time without payment or other consideration.

None of the PLX non-employee directors will be continuing employees as described above, and therefore all of their PLX stock options will be cashed out as described above (the non-employee directors currently hold fully vested PLX stock options, and no accelerated vesting will apply to their options).

IDT and PLX currently expect that all of the PLX executive officers will be continuing employees as described above, and therefore all of their vested and unvested PLX stock options having a per share exercise price less than $9.00 will be assumed by IDT (without any accelerated vesting occurring by virtue of the merger itself, and provided that the PLX Severance Plan (as defined below) may provide partial accelerated vesting if the merger is completed and a defined employment termination occurs within two years thereafter).

The following table summarizes, with respect to (i) each PLX director, and (ii) each PLX executive officer, the effect of the foregoing provisions of the merger agreement on the PLX stock options held by each such director and executive officer (assuming that each executive officer will be a continuing employee) based on the number of shares subject to options that are vested as of May 14, 2012.

Name	Number of PLX Shares Underlying Options Eligible for Cash Payments (#)	Weighted Average Exercise Price of Options Eligible for Cash Payments ($)	Hypothetical Cash Payable for Options Cancelled in the Merger ($)(1)	Number of PLX Shares Underlying Options to Be Assumed (#)	Weighted Average Exercise Price of Options to Be Assumed ($)	Hypothetical “Spread” of Assumed Options that will be Vested at the Time of the Merger ($)(2)(3)	Hypothetical “Spread” of Assumed Options that will be Unvested at the Time of the Merger ($)(2)
NON-EMPLOYEE DIRECTORS
D. James Guzy	27,000	$3.52	$83,840	—	—	—	—
Michael J. Salameh	22,000	$3.58	$67,090	—	—	—	—
John H. Hart	27,000	$3.52	$83,840	—	—	—	—
Robert H. Smith	37,000	$3.79	$105,040	—	—	—	—
Thomas Riordan	22,000	$3.58	$67,090	—	—	—	—
Patrick Verderico	22,000	$3.58	$67,090	—	—	—	—

EXECUTIVE OFFICERS
Ralph Schmitt(4)	—	—	—	780,000	$3.10	$2,030,140	$721,660
Arthur O. Whipple	—	—	—	250,000	$3.74	$348,335	$374,715
David K. Raun	—	—	—	301,875	$3.94	$365,674	$445,376
Gene Schaeffer	—	—	—	265,000	$3.43	$475,494	$372,856
Michael Grubisich	—	—	—	279,000	$4.34	$303,998	$335,652
Vijay Meduri	—	—	—	292,500	$4.32	$343,213	$335,652
TOTALS FOR DIRECTORS AND EXECUTIVE OFFICERS	157,000		$473,990	2,168,375		$3,866,854	$2,585,911

(1)	Consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2), and because the treatment of options (whether settled for cash payments or assumed) is not based on a fixed dollar amount, the hypothetical amount payable for PLX stock options entitled to cash payments under the merger agreement is calculated based on the average closing price per share of PLX common stock over the first five business days following the first public announcement (on April 30, 2012) of the merger. These amounts do not represent the actual amounts payable that, pursuant to the merger agreement, are to be based on the closing per share price of IDT common stock on the date that the merger is completed. These cash amounts do not reflect any taxes payable by the option holders.
(2)	Consistent with the methodology described immediately above, the “spread” of assumed options described in the above table is based on the weighted average exercise price per share of assumed PLX stock options subtracted from the average closing price per share of PLX common stock over the first five business days following the first public announcement of the merger. The amounts in this column (i) disregard PLX stock options that have an exercise price less than $9.00 per share but equal to or in excess of the average closing price per share of PLX common stock based on the formula described above, (ii) do not represent either the value of the assumed options for accounting purposes nor the amount, if any, that will actually be realized by the individual upon future exercise or other disposition of the options, and (iii) do not reflect any taxes payable by the option holders.

(3)	If an executive officer unexpectedly ceases to be employed by PLX prior to the merger, that individual would be entitled, in lieu of PLX stock options assumed by IDT, to a cash payment equal to the amount shown in this column for then vested PLX stock options as described in this Item 3 (but no accelerated vesting would apply in that situation).

(4)	On October 9, 2012, Mr. Schmitt resigned as chief executive officer. He continues to serve as a member of the board of directors of PLX.

Description of Employment and Severance Arrangements with PLX Executive Officers

The PLX executive officers do not have employment agreements, and serve at the will of the PLX Board of Directors.

Compensation to executive officers from PLX consists primarily of base salary, annual incentive cash payments to the extent earned under an annual variable compensation plan, and long term equity award incentives in the form of annual stock option grants.

On April 29, 2012, the Compensation Committee of the PLX Board of Directors approved the PLX Severance Plan for Executive Management, or the “PLX Severance Plan.” PLX had previously disclosed the PLX Severance Plan to IDT, and, under the merger agreement, the PLX Severance Plan will be an obligation binding on the successor to PLX following the merger. The PLX Severance Plan is intended to secure the continued services, dedication, and objectivity of the executive officers without concern as to whether the officers or employees might be hindered or distracted by personal uncertainties and risks in connection with a change of control of PLX (including the merger).

Benefits are payable to the executive officers under the PLX Severance Plan under “double trigger” conditions if (1) there is a change in control of PLX and (2) within two (2) years after the change in control (plus any applicable cure period), referred to as the “termination period,” the participant’s employment is terminated (a) by the participant’s employer other than for “Cause,” or (b) by the participant for “Good Reason,” as these various terms are defined in the PLX Severance Plan, with such a termination referred to as a “qualifying termination.” Consummation of the offer and the merger will be a change in control under the PLX Severance Plan. The benefits so payable consist of the following (in addition to amounts accrued but unpaid at the time of termination and payable by law or pursuant to applicable documents):

•

a single lump sum payment equal to (a) 100% of each participant’s annual base salary (150% for the chief executive officer), plus (b) a prorated portion of each participant’s target variable cash compensation opportunity, or “bonus,” for the annual performance period then in effect;

•	twelve (12) months of premiums of the participant’s medical, dental, and vision benefits eighteen (18) months for the chief executive officer);

•

twenty-four (24) months of accelerated vesting of equity awards that are assumed in connection with the change in control; provided that awards not assumed in the change in control are entitled to 100% accelerated vesting if so provided in the applicable equity compensation plan.

The foregoing amounts are reduced by any other severance payments the executive officers are entitled to receive.

Among other definitions, the PLX Severance Plan includes the following definitions:

•

“Company” means PLX Technology Inc., a Delaware corporation, and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law, or otherwise.

•

“Cause” means (1) the willful and deliberate failure by a participant to perform his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such failure, (2) willful misconduct by a participant which is demonstrably and materially injurious to the business or reputation of the Company, or (3) a participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. The Company must notify such participant that it believes “Cause” has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause or such event or condition shall not constitute Cause hereunder.

•	“Effective Date” means the date on which the change of control is consummated.

•

“Good Reason” means the occurrence of any of the following which occurs during the Termination Period without the participant’s express written consent: (i) material diminution in the participant’s authority, duties or responsibilities, causing the participant’s position to be of materially lesser rank or responsibility within the Company (including, without limitation, in the case of a participant who reports directly to the Chief Executive Officer of the Company immediately prior to the Effective Date, if, after the effective date, the participant no longer reports directly to the Chief Executive Officer of a public company); (ii) a material decrease in the participant’s base salary or (iii) the relocation of the participant’s principal location of work to a location that is in excess of thirty-five (35) miles from such location immediately prior to the effective date.

•

A participant’s qualifying termination shall not be considered to be for Good Reason unless (A) within ninety (90) days after the initial existence of the applicable event or condition that is purported to give rise to a basis for termination for Good Reason, the participant provides written notice of the existence of such event or condition to the Company, (B) such event or condition is not cured within thirty (30) days after the date of the written notice from the participant to the Company, and (C) the participant terminates employment no later than thirty (30) days after the expiration of the applicable cure period.

Benefits are subject to withholding and other potential requirements of applicable income tax law. Participants are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Section 280G of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

The following table shows the hypothetical amounts of cash severance payments and benefits and the value of accelerated vesting of PLX stock options for each of the executive officers (other than Mr. Schmitt, who has resigned as the chief executive officer effective October 9, 2012) under the PLX Severance Plan, assuming that the merger was completed on April 30, 2012 (but based on the number of options that have been granted and that are vested as of May 14, 2012), and each executive officer’s employment was terminated without Cause or for Good Reason immediately thereafter.

Name	Hypothetical Cash Severance Payment in respect of Salary and Bonus ($)	Hypothetical Value of Benefits ($)	Hypothetical “Spread” of Accelerated Vesting of Options assumed in the Merger ($)(1)	Total Hypothetical Severance Benefits ($)
David K. Raun	$369,854	$20,345	$312,098	$702,297
Arthur O. Whipple	$354,041	$14,402	$271,765	$640,207
Gene Schaeffer	$334,335	$1,800	$282,007	$618,142
Michael Grubisich	$302,403	$20,345	$234,123	$556,870
Vijay Meduri	$309,299	$20,543	$233,323	$563,165
Totals	$1,669,932	$77,435	$1,333,316	$3,080,681

(1)

This “spread” quantifies 24 months of accelerated vesting for the listed officers, based on the weighted average exercise price per Share of assumed unvested Company Options that are accelerated subtracted from the average closing price per Share over the first five business days following the first public announcement of the Merger, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2). The amounts in this column (i) disregard Company Options that have an exercise price less than $9.00 per Share but equal to or in excess of the average closing price per Share based on the formula described above, (ii) do not represent either the value of the assumed options for accounting purposes nor the amount, if any, that will actually be realized by the individual upon future exercise or other disposition of the options, and (iii) do not reflect any taxes payable by the option holders.

Director Compensation

PLX currently provides cash compensation for its non-employee directors as follows: (i) all members of the PLX Board of Directors receive a quarterly retainer of $8,500, (ii) the chairman of the PLX Board of Directors receives an additional quarterly retainer of $4,500, (iii) the chairman of the Audit Committee receives an additional quarterly retainer of $2,500, (iv) the chairman of the Compensation Committee receives an additional quarterly retainer of $1,500, (v) the chairman of the Nominating Committee receives an additional quarterly retainer of $1,000, (vi) members of the Audit Committee, including the chairman, receive an additional quarterly retainer of $2,000, (vii) members of the Compensation Committee, including the chairman, receive an additional quarterly retainer of $1,000 and (viii) members of the Nominating Committee, including the chairman, receive an additional quarterly retainer of $500.

Pursuant to the PLX 2008 Equity Incentive Plan, each non-employee director receives a nonqualified stock option grant of 25,000 shares of PLX common stock upon his or her initial election to the PLX Board of Directors. On the date of each annual Stockholders meeting, each incumbent non-employee director who has served on the PLX Board of Directors for at least eleven months will automatically be granted a nonqualified stock option to purchase 12,000 shares of PLX common stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value on the date of grant and are fully vested and immediately exercisable.

Director and Officer Indemnification and Insurance

All existing rights of past and current directors and officers of PLX to exculpation, indemnification and limitation of liabilities for acts or omissions occurring at or prior to the effective time in connection with such person serving as a director or officer, whether asserted or claimed, prior to, at or after the effective time will continue after the merger transactions. In addition, for a period of six years after the effective time, IDT has agreed that the organizational documents of Pinewood and Pinewood LLC will provide the directors and officers of PLX with no less favorable rights with respect to indemnification, exculpation, and advancement of expenses to the directors and officers of PLX for periods at or prior to the effective time than as are currently set forth in PLX’s organizational documents. For six years from and after the effective time, IDT has agreed that Pinewood and, after the LLC Merger, Pinewood LLC will maintain for the benefit of PLX’s directors and officers, as of the effective time, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time that is substantially equivalent to and in any event not less favorable in the aggregate than PLX’s existing policy. If such a policy is not available, Pinewood or Pinewood LLC, as applicable, is required to provide the best available coverage. However, Pinewood will not be required to pay annual premiums in excess of 250% of the last annual premium paid by PLX prior to April 30, 2012 to obtain such insurance, provided, that the foregoing obligation to maintain such insurance policy may be satisfied by IDT purchasing a prepaid policy providing directors and officers with substantially equivalent coverage for the six year period.

PLX’s Amended and Restated Certificate of Incorporation, as amended, provides that the personal liability of its directors is eliminated to the fullest extent permitted by the applicable provisions of the Delaware General Corporation Law, or the “DGCL.” The certificate provides further that PLX will, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Section 145. The indemnification so provided for will not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The PLX bylaws further provide that each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of PLX or is or was serving at the request of PLX as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by PLX to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits PLX to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any such action, suit or proceeding. The PLX bylaws further provide that expenses incurred by an executive officer or director (acting in his capacity as such) in defending such an action will be paid by PLX in advance of the final disposition of such action, subject to certain limitations. Expenses incurred by other agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the PLX Board of Directors deems appropriate.

PLX has entered into agreements with its directors and officers that require PLX to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of PLX or any of its affiliated enterprises, provided such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of PLX and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

PLX has obtained a policy of directors’ and officers’ liability insurance that insures PLX directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Tender and Support Agreement

As inducement to IDT to enter into the merger agreement, all of the PLX directors and executive officers have signed a tender and support agreement, which we refer to as the “support agreement,” covering all of the shares of PLX common stock owned by such individuals as of the date of the merger agreement, as well as any additional shares they may own after such date. The support agreement provides that the signatories thereof will tender their PLX common stock in the offer, provided that doing so does not subject them to liability under Section 16(b) of the Exchange Act, and that they will vote any remaining shares that they own for the merger and against any competing proposal or any other action that would materially interfere with or prevent the offer or the merger. As of April 30, 2012, the signatories to the support agreement owned in the aggregate 419,682 shares of PLX common stock that are currently outstanding (not including shares issuable upon the exercise of options and restricted stock units), representing approximately 1.0% of the shares of PLX common stock outstanding as of April 30, 2012.

Interests of IDT in the Offer

Except as outlined in this prospectus or the tender offer statement on Schedule TO filed by us with the SEC on May 22, 2012, to which this prospectus is filed as an exhibit, or the “tender offer statement,” neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PLX, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus or the tender offer statement, there have been no negotiations, transactions or material contacts during the two years prior to the filing of this prospectus between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and PLX or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has, during the two years prior to the filing of this prospectus, had any transaction with PLX or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

Except as described in this prospectus or the tender offer statement, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of PLX common stock and neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates, has effected any transaction in the shares of PLX common stock during the past sixty (60) days.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus as Annex A and is incorporated by reference into this prospectus, and IDT and PLX encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement. The merger agreement is not intended to provide any other factual information about either IDT or PLX. Such information can be found elsewhere in this prospectus and in the other public filings each of IDT and PLX makes with the SEC, which are available without charge at www.sec.gov.

The Offer

Terms of the Offer

The merger agreement provides for the commencement by Pinewood, a direct wholly-owned subsidiary of IDT, of an offer to exchange all outstanding shares of PLX common stock for consideration consisting of shares of IDT common stock and cash. For each share of PLX common stock that is validly tendered and not properly withdrawn, Pinewood is offering (i) 0.525 of a share of common stock of IDT plus (ii) $3.50 in cash, in each case, subject to adjustment for stock splits, stock dividends and similar events, and without interest thereon, less any applicable withholding taxes.

The merger agreement provides that the initial expiration of the offer will occur on the later of (i) the twentieth (20th) business day following the commencement of the offer and (ii) one business day after the no-shop period start date described below, and that the offer is subject to a number of conditions, including the minimum tender condition. For a description of those matters, refer to the discussion under “The Offer” beginning on page 51 of this prospectus.

The merger agreement prohibits Pinewood from, without the prior written consent of PLX, reducing the offer consideration, changing the form of the consideration payable in the offer (other than adding consideration), reducing the maximum number of shares to be purchased in the offer, amending or waiving the minimum tender condition, the condition that the required governmental approvals pursuant to the HSR Act have been obtained or any applicable waiting period or filing pursuant to the HSR Act have lapsed at or prior to the expiration of the offer, the condition that this registration statement shall have been declared effective by the SEC or the condition that the shares of IDT common stock to be exchanged for shares of PLX common stock shall have been authorized for listing on the NASDAQ Stock Market, adding or amending any of the other offer conditions in a manner material and adverse to the PLX stockholders, extending the expiration of the offer except as provided in the merger agreement or otherwise amending the offer in a manner material and adverse to the PLX stockholders.

Mandatory and Optional Extensions of the Offer

Pinewood is required to extend the offer for successive periods of up to twenty (20) business days if at the initial or extended expiration of the offer, any of the offer conditions set forth under “The Offer—Conditions of the Offer” beginning on page 54 have not been satisfied or, where permissible, waived by Pinewood until the earlier of (i) the satisfaction or, where permissible, waiver of such conditions, and the consummation of the offer or (ii) the termination of the merger agreement in accordance with its terms. Pinewood is also required to extend the offer if any period is so required by any rule, regulation, interpretation or position of the SEC or the staff applicable to the offer or any period required by law.

IDT has the sole right to extend the offer for three additional months ending on April 30, 2013 if, at the extended expiration of the offer as of January 31, 2013, all of the offer conditions set forth under “The Offer—Conditions of the Offer” beginning on page 54 have been satisfied other than obtaining the required governmental approvals pursuant to the HSR Act or both obtaining the required governmental approvals pursuant to the HSR Act and meeting the minimum tender condition, solely to satisfy such conditions, provided that the offer may in no event be extended past April 30, 2013.

Top-Up Option

Under the merger agreement, if the minimum tender condition is satisfied and we consummate the offer, we have the option, which we refer to as the “top-up option,” to purchase from PLX additional shares of PLX common stock equal to the lowest number of shares that, when added to the number of shares already owned by us, will constitute one share more than 90% of the shares of PLX common stock outstanding immediately after the shares subject to the top-up option are issued, at a cash price per share equal to the sum of (i) $3.50 and (ii) the product of 0.525 and the closing price of a share of IDT common stock on NASDAQ on the last trading day before we exercise the top-up option.

IDT or Pinewood may exercise this option at any time after the consummation of the offer and prior to the earlier to occur of (i) the time the merger becomes effective and (ii) the termination of the merger agreement in accordance with its terms. If, as of the expiration of the offer, all of the conditions to the offer have been satisfied or, where permissible, waived, and the shares to be issued pursuant to the top-up option, if exercised, together with all shares that are validly tendered and not withdrawn, would constitute one share more than 90% of the shares of PLX common stock then outstanding, we will exercise the top-up option. If we exercise this option, we will pay the aggregate par value of the shares issued pursuant to the top-up option in cash, and we will issue a promissory note for the remainder of the purchase price, to mature on the first anniversary date of its delivery and bearing interest at the rate of interest per annum equal to the prime lending rate as published in The Wall Street Journal. In no event will the top-up option be exercisable for a number of shares of PLX common stock in excess of PLX’s then authorized and unissued shares of common stock.

Prompt Payment for PLX Common Stock after the Closing of the Offer

Subject to the conditions of the offer, Pinewood will accept for exchange and exchange, promptly after the expiration of the offer, which is initially at the end of the day on December 10, at 12:00 midnight, New York City time, all shares of PLX common stock validly tendered and not properly withdrawn pursuant to the offer. We will not issue fractional shares of IDT common stock in the offer. Instead, each tendering PLX stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of IDT common stock that otherwise would be received by such stockholder) will receive cash equal to such fraction multiplied by the closing price of a share of IDT common stock on the NASDAQ Stock Market on the date that the offer is completed.

PLX Board of Directors

Upon the acceptance for exchange of shares of PLX common stock pursuant to the offer, IDT will be entitled to designate a number of directors of PLX, rounded up to the next whole number, that equals the product of:

•	the total number of directors on PLX’s board of directors (determined after giving effect to the election of additional directors by IDT), and

•

the percentage that the aggregate number of shares of PLX common stock beneficially owned by IDT and its wholly-owned subsidiaries, including Pinewood, at such time (including shares accepted for payment) bears to the total number of shares of PLX common stock then outstanding.

PLX will take all actions necessary to enable the individuals designated by IDT to be elected to PLX’s board of directors and to constitute the same percentage as is on the PLX board of directors of:

•	each committee of the PLX board of directors, and

•	each board of directors of each subsidiary of PLX (and each committee thereof).

In the event IDT’s designees are elected or appointed to PLX’s board of directors before the merger has become effective, PLX shall cause the board of directors to include at least such number of members who are independent directors of PLX as may be required under and in accordance with applicable NASDAQ rules. The merger agreement provides that, prior to the effective time of the merger, the affirmative vote of a majority of the continuing PLX independent directors will be required (or a majority of the board of directors if such PLX independent directors cease to serve as directors for any reason and cannot replaced in accordance with the merger agreement) for PLX to:

•	amend or terminate the merger agreement or any promissory note issued in connection with the top-up option;

•	exercise or waive any of PLX’s rights under the merger agreement, or agree to any extension of time for the performance of any action or obligation of IDT or Pinewood under the merger agreement;

•	authorize any contract between PLX or any of its subsidiaries, on the one hand, and IDT or any of its subsidiaries, on the other; or

•	take any other action under the merger agreement that would be reasonably expected to adversely affect in any material respect the holders of PLX common stock (other than IDT and its subsidiaries).

The Merger Transactions

The merger agreement provides that following completion of the offer, Pinewood will be merged with and into PLX, with PLX continuing as the “surviving corporation.” The merger agreement also provides that, immediately after the merger and subject to the satisfaction of certain conditions, PLX will be merged with and into Pinewood LLC, with Pinewood LLC continuing as the “surviving corporation,” to preserve the intended treatment of the merger as a reorganization for United States federal income tax purposes that would provide the PLX stockholders with certain potential tax-free consequences with respect to the receipt of common stock of IDT in the offer and the mergers.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or such later time as is agreed by PLX and IDT and specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable on or after the closing date of the merger.

Effective Time of the LLC Merger

The LLC merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware. We currently anticipate that the filing of the certificate of merger for the LLC merger will take place as soon as practicable following the merger of Pinewood with and into PLX, and will occur on or after the closing date of the merger.

Treatment of PLX Common Stock

Under the terms of the merger agreement, at the effective time of the merger, each share of PLX common stock (except for shares beneficially owned directly or indirectly by IDT for its own account, shares held in treasury by PLX and shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive from Pinewood the same consideration paid in exchange for each share of PLX common stock in the offer. Shares of PLX common stock for which appraisal rights have been perfected in accordance with Section 262 of the DGCL shall be converted into the right to receive the consideration as may be determined to be due with respect to such shares pursuant to the DGCL. No payment will be made in exchange for PLX common stock beneficially owned directly or indirectly by IDT for its own account and shares of PLX common stock held in treasury by PLX, and all such shares will be cancelled at the effective time of the merger.

Treatment of PLX Options and Other Equity Based Awards

Immediately prior to the effective time of the merger, each outstanding and unexercised option to acquire shares of PLX common stock, including options granted to PLX officers and employee directors, with an exercise price per share less than $9.00 that is held by an employee of PLX who continues as an employee of IDT or an affiliate of IDT after the effective time will be converted into an option to acquire a number of shares of IDT common stock equal to the number of shares of PLX common stock for which such option was exercisable at the effective time of the merger multiplied by the equity exchange ratio, rounded down to the nearest whole share. The exercise price per share of each such assumed option will be equal to the exercise price per share set forth in the option agreement for such option at the effective time of the merger, divided by the equity exchange ratio (rounded up to the nearest whole cent). The “equity exchange ratio” will be calculated as a fraction, the numerator of which is the sum of (A) $3.50 plus (B) the product of 0.525 and the average closing sales price for a share of IDT common stock as reported on NASDAQ for the twenty (20) consecutive trading days ending with and including the trading day that is two (2) trading days before the closing date of the merger, and the denominator of which is the average closing sales price for a share of IDT common stock as reported on NASDAQ for the twenty (20) consecutive trading days ending with and including the trading day that is two (2) trading days before the closing date of the merger.

Immediately prior to the effective time of the merger, each then outstanding option that is not converted into an option to acquire shares of IDT common stock will be cancelled and converted into a right to receive an amount in cash (subject to all applicable withholding and other taxes), if any, equal to the product of (a) the total number of vested shares of PLX common stock subject to each such stock option that were vested as of the effective time of the merger (including, with respect to employees of PLX who cease to be employees or other service providers immediately prior to the effective time or otherwise in connection with the merger, shares that vested in connection with the merger), and (b) an amount equal to the excess, if any, of (i) $3.50 plus (ii) the product of the closing price of a share of IDT common stock on the closing date of the merger multiplied by the per share exchange ratio 0.525, over the exercise price per share subject to such option immediately prior to cancellation.

Immediately prior to the effective time of the merger, each restricted stock unit, or “RSU,” representing a right to receive shares of PLX common stock held by an employee of PLX who continues as an employee of IDT or an affiliate of IDT after the effective time will be converted into an RSU representing a right to receive a number of shares of IDT common stock equal to the number of shares of PLX common stock subject to each RSU as of the effective time of the merger multiplied by the equity exchange ratio described above, rounded down to the nearest whole share. All other RSUs will be cancelled and terminated for no additional consideration.

Representations and Warranties

IDT (and, in certain instances as noted below, Pinewood and Pinewood LLC) and PLX each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. IDT (as well as Pinewood and Pinewood LLC, as noted below) and PLX made representations and warranties as to:

•	corporate organization, standing and power (also made by Pinewood and Pinewood LLC);

•	capitalization;

•	authorization of the merger agreement and the transactions contemplated thereby, including the offer and the merger, by the respective companies (also made by Pinewood and Pinewood LLC);

•	internal controls over financial reporting and the maintenance of disclosure controls and procedures;

•	the lack of conflicts and required filings and consents (also made by Pinewood and Pinewood LLC);

•	filings and reports with the SEC and financial statements;

•	absence of untrue statements of material fact or omissions of material fact in the registration statement, offer documents, and Schedule 14D-9 to be filed with the SEC;

•	absence of certain changes or events;

•	absence of undisclosed material litigation;

•	compliance with applicable laws and regulatory approvals required to complete the merger; and

•	the use of brokers (also made by Pinewood and Pinewood LLC).

In addition, PLX made representations and warranties as to:

•	permits and licenses required to conduct business and general compliance with applicable laws;

•	maintenance of books and records;

•	absence of undisclosed liabilities;

•	employee matters and benefit plans;

•	labor and other employment matters;

•	contracts and indebtedness;

•	litigation;

•	environmental matters;

•	intellectual property;

•	product warranties;

•	tax matters;

•	insurance;

•	title to property and assets;

•	real property;

•	required vote needed to approve the merger and adopt the merger agreement; and

•	the opinion of PLX’s financial advisor.

In addition, IDT, and in certain instances, Pinewood and Pinewood LLC, made representations and warranties as to:

•	IDT’s ownership of Pinewood’s common stock;

•	the availability of funds to complete the offer;

•	no written agreements, arrangements or understandings as defined in DGCL Section 203 relating to PLX or the transactions contemplated by the merger agreement (also made by Pinewood);

•	no ownership of shares of PLX (also made by Pinewood and Pinewood LLC); and

•	the operations of Pinewood.

The representations and warranties asserted in the merger agreement will not survive the completion of the offer.

Covenants

Conduct of Business Pending the Merger

Conduct of PLX and its Subsidiaries. The merger agreement provides that, subject to limited exceptions, until the effective time of the merger, PLX will, and will cause its subsidiaries to, unless IDT consents in writing otherwise (which consent shall not be unreasonably withheld, conditioned or delayed), conduct business only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to keep available the services of the current officers, employees and consultants, to preserve its goodwill and relationships with customers, suppliers and other persons with which it and its subsidiaries have significant business relations and to preserve intact its business organization. The merger agreement also expressly restricts the ability of each of PLX and its subsidiaries to take the following actions without the prior written consent of IDT (which consent shall not be unreasonably withheld, conditioned or delayed):

•	amend the certificate of incorporation or bylaws or any similar governing instruments of PLX or its subsidiaries;

•

declare, set aside, make or pay any dividends or other distributions on PLX common stock or the capital stock of any of its subsidiaries, split, combine or reclassify any capital stock of PLX or any of its subsidiaries, issue or authorize the issuance of any other securities, purchase, redeem or acquire any share of PLX common stock or any securities convertible into shares of PLX common stock, the capital stock of its subsidiaries or other equity interests in PLX or any of its subsidiaries, or take any action that would result in any amendment, modification or change of any term of indebtedness of PLX or any of its subsidiaries;

•

issue, deliver, sell, grant pledge, transfer, subject to any lien, or otherwise encumber or dispose of any share of PLX common stock or any securities convertible into shares of PLX common stock or other equity interests in PLX or any of its subsidiaries, subject to a limited exception permitting the exercise of PLX options outstanding as of the date of the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to PLX or any of its subsidiaries;

•	incur any capital expenditures or any obligations or liabilities in excess of $200,000 in the aggregate in any fiscal quarter;

•

acquire any material business, assets or capital stock of any corporation, partnership or other business organization or division thereof, or any other assets other than those acquired in the ordinary course of business consistent with past practice;

•

acquire or license from any corporation, partnership or other business organization or division thereof any intellectual property rights or technology other than in the ordinary course of business consistent with past practice;

•

sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of its intellectual property rights, technology, material assets or material properties, except pursuant to existing contracts, sales of inventory or used equipment in the ordinary course of business, or certain specified permitted liens incurred in the ordinary course of business consistent with past practice;

•

sell, dispose of , disclose or license the source code for any of PLX’s proprietary software (subject to a limited exception for immaterial portions of source code of proprietary software provided pursuant to a software development kit license or otherwise), disclose any material trade secrets or other proprietary and confidential information to any person that is not subject to a confidentiality or non-disclosure agreement or enter into any arrangement that results in the loss, expiration of termination of any license or right to third party intellectual property;

•

disclose any material trade secrets or other confidential or proprietary information to any third person unless there is a confidentiality agreement governing such disclosure in place, or enter into any arrangement that results in the loss, expiration or termination of any license or right under or to any third party intellectual property;

•

(i) extend offers of employment to or hire any new employees, (ii) grant any current or former employee or service provider any increase in compensation, bonus or other benefits, (iii) grant any current or former director, officer, employee or service provider any severance or termination pay or benefits or any increase in severance, change in control, termination pay or benefits, (iv) except as otherwise contemplated by the merger agreement or required by applicable law, establish, adopt, enter into or amend any employee plan or collective bargaining agreement, (v) except as required by applicable law or the terms of any such employee plan, take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits under any employee plan, or (vi) make any person a beneficiary of a retention plan that would entitle such person to vesting, acceleration or any other right as a consequence of the transactions contemplated by the merger agreement;

•

write down any of its material assets in excess of $150,000, except for depreciation and amortization or in accordance with the ordinary course of business consistent with past practice, or make any change in any method of financial accounting principles, methods or practices, except for any change required by U.S. generally accepted accounting principles or applicable law;

•

incur any indebtedness in excess of $50,000 or modify in any material respect the terms of any indebtedness, or make any loans, advances, capital contributions or investments in excess of $50,000, other than to any of its subsidiaries or accounts receivable, extensions of credit, and advances of expenses to employees, in each case in the ordinary course of business;

•

agree to any exclusivity, non-competition, most favored nation or similar provision or covenant restricting PLX or any of its subsidiaries from competing in any line of business with any person, corporation, partnership or other business organization or division thereof;

•

enter into, materially amend, relinquish or terminate any material contract with an annual value in excess of $75,000, or with a value over the life of the contract in excess of $200,000, other than certain types of contracts in the ordinary course of business consistent with past practice;

•

make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, enter into any material closing agreement, enter into any tax allocation, sharing or indemnity agreement, settle any material tax claim, audit or assessment or amend any material tax returns or file any material claim for tax refunds;

•

institute, compromise or settle any action, or agree to the same, waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case except in the ordinary course of business consistent with past practice or commence any material litigation, investigation, arbitration or other action against any third party;

•

engage in any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating sales to the trade or otherwise to prior fiscal quarters that would otherwise reasonably be expected to occur in subsequent fiscal quarters, or any other promotional sales or discount activity outside of PLX’s ordinary course of business consistent with past practice;

•

any practice which would reasonably be expected to have the effect of accelerating collections of receivables to prior fiscal quarters that would otherwise be expected to be made in subsequent fiscal quarters, or any practice which would reasonably be expected to have the effect of postponing to subsequent fiscal quarters payments by PLX or any of its subsidiaries that would otherwise be expected to be made in prior fiscal quarters;

•

cancel or terminate or allow to lapse without commercially reasonable substitute policies therefor, or amend in any material respect, any material insurance policy (other than renewals of existing insurance policies, or entering into commercially reasonable substitution policies therefor);

•	take any action that is intended or would reasonably be expected to result in any of the offer conditions or conditions to the merger not being met;

•	except as required by law, convene any regular or special meeting of PLX stockholders other than the stockholder meeting to approve the merger, if required;

•	make any material change in its investment policies with respect to cash or marketable securities; or

•	contract, authorize or make any commitment to do any of the above.

Conduct of IDT. The merger agreement provides that until the effective time of the merger, IDT will not, and will cause its subsidiaries not to, without the prior written consent of PLX (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, take any action that is intended to or that would reasonably be expected to:

•	amend its certificate of incorporation or bylaws or any similar governing instruments in a manner adverse to PLX’s stockholders as opposed to IDT stockholders;

•

acquire, in one transaction or any series of related transactions, any equity interests in any corporation, partnership or other business organization or division or other assets thereof, unless such acquisition would not be reasonably expected to materially delay obtaining, or materially increase the risk of not obtaining, any governmental authorizations necessary to consummate the offer and the mergers;

•	split, combine, subdivide or reclassify any shares of IDT common stock;

•	make any material change in any method of financial accounting principles, methods or practices, except for any change required by U.S. generally accepted accounting principles or applicable law; or

•	authorize or otherwise make any commitment to do any of the above.

Limited Solicitation of Acquisition Proposals

Go-Shop Period. The merger agreement provides that, during the period, or the “go-shop period,” beginning on the date of the merger agreement and continuing until 11:59 p.m. (California time) on May 30, 2012, PLX is permitted to, directly or indirectly:

•	initiate, solicit, and encourage, whether publicly or otherwise, competing proposals (as defined below) or competing inquiries (as defined below);

•

provide access to PLX’s non-public information, but only if the third party to which PLX provides this information signs an “acceptable confidentiality agreement,” which (i) cannot prohibit PLX from upholding its disclosure obligations under the merger agreement, including the required disclosures to IDT regarding any competing proposal or competing inquiry received from such entity, and (ii) must contain provisions no less favorable to PLX in the aggregate as the provisions of the confidentiality agreement between IDT and PLX. PLX must promptly provide to IDT any material non-public information given to such third party if IDT has not previously been provided such information; and

•

enter into, engage in and maintain discussions or negotiations regarding competing proposals or competing inquiries or cooperate with, assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any competing proposal or competing inquiry.

After the go-shop period expires, starting from 12:00 a.m. (California time) on May 31, 2012, which we refer to as the “no-shop period start date,” the “no-shop” period will commence. Within twenty-four (24) hours of the no-stop period start date, PLX must notify IDT in writing of the identity of each party that submitted a competing proposal prior to the no-stop period start date, and together with this notification, provide to IDT a copy of any competing proposal (or, in the event no such copy is available, a reasonably detailed description of the competing proposal) and any modifications to such competing proposal submitted by any party during the go-shop period.

A “competing proposal” is any proposal or offer from a third party relating to any one or combination of the following:

•

a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving PLX or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the PLX and its subsidiaries, as determined on a book-value or fair-market-value basis;

•

the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) or license by any person, corporation, partnership or other business organization or division thereof of 15% or more of the consolidated assets of the PLX and its subsidiaries, as determined on a book-value or fair-market-value basis;

•

the purchase or acquisition, in any manner, directly or indirectly, by any person, corporation, partnership or other business organization or division thereof of 15% or more of the issued and outstanding shares of PLX common stock or any other equity interests in PLX;

•

any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person, corporation, partnership or other business organization or division thereof beneficially owning 15% or more of the shares of PLX common stock or any other equity interests of PLX or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the PLX and its subsidiaries, as determined on a book-value or fair-market-value basis; or

•	any combination of the foregoing.

A “competing inquiry” is any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by IDT or any of its subsidiaries) that may reasonably be expected to lead to a competing proposal.

Solicitation after the Go-Shop Period. From and after 12:00 a.m. (California time) on the no-shop period start date, PLX must and must cause each of its subsidiaries and representatives to cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any third party that may be ongoing with respect to a competing proposal or competing inquiry and request the return or destruction of any non-public information from such third party. From the no-shop period start date until the effective time of the merger or, if earlier, the termination of the merger agreement, PLX has agreed that it and its subsidiaries will not, directly or indirectly:

•	engage in any of the activities permitted during the go-shop period summarized above under “Go-Shop Period” beginning on page 88;

•

approve, endorse, recommend, execute or enter into, or publicly propose to do so, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive contract (other than an acceptable confidentiality agreement) with respect to any competing proposal;

•	take any action to make the provisions of any takeover statue or any applicable anti-takeover provision in PLX’s organizational documents inapplicable to a competing proposal;

•

terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar contract entered into by PLX in respect of or in contemplation of a competing proposal (other than to the extent that the PLX board of directors determines in good faith that failure to take any such actions would be reasonably likely to result in a breach of its fiduciary duties under applicable law), or

•	propose, resolve or agree to do any of the foregoing.

However, PLX may continue discussions and negotiations with any excluded party until the earlier of (i) June 15, 2012, the fifteenth (15th) day after the no-shop period start date or (ii) such time as such excluded party (as defined below) ceases to be an excluded party for purposes of the merger agreement. On May 31, 2012, after the termination of the go-shop period, PLX confirmed that it did not receive any superior proposals during the go-shop period and that no qualifying excluded party would be permitted to engage in any subsequent negotiations.

An “excluded party” is any third party from which PLX receives a written competing proposal during the go-shop period that remains pending as of the no-shop period start date, and which the PLX board of directors determines in good faith, prior to or as of the no-shop period start date and after consulting with its independent financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a superior proposal (as defined below). An excluded party will cease to be an excluded party for purposes of the merger agreement upon the earliest of (i) the withdrawal, termination or expiration of its competing proposal, (ii) the time as of which such competing proposal no longer constitutes or would reasonably be expected to lead to a superior proposal or (iii) in the case of a financial buyer, any change of greater than 50% of the actual or proposed equity ownership of such excluded party.

A “superior proposal” means a bona fide written competing proposal for at least 85% of PLX and its subsidiaries capital stock or consolidated assets made by a third party that was not solicited by PLX (other than as permitted during the go-shop period), any of its subsidiaries or any of their respective representatives and which, in the good faith judgment of the PLX board of directors, after consultation with its independent financial advisors and outside legal counsel, taking into account the various legal, financial and regulatory aspects of the competing proposal, including financing terms, if any, and the third party making such competing proposal, (i) if accepted, is reasonably capable of being consummated and (ii) if consummated would, in the good faith judgment of the PLX board of directors, after consultation with PLX’s financial advisor, result in a transaction that is more favorable to the PLX stockholders, from a financial point of view, than the offer and the merger (after giving effect to any adjustments to the terms thereof which may have been offered by IDT in accordance with the merger agreement).

If, at any time on or after the no-shop period start date and prior to the consummation of the offer, PLX receives a written, bona fide competing proposal that was not solicited in violation of the merger agreement (including from an excluded party) and PLX’s board of directors determines in good faith (after consultation with its independent financial advisors and outside legal counsel) that such competing proposal constitutes, or would reasonably be expected to lead to, a superior proposal as compared to the terms of the merger agreement, and that its failure to take any action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, then PLX and its representatives may:

•

furnish to such third party information relating to PLX or any of its subsidiaries (including nonpublic information), so long as such third party signs an acceptable confidentiality agreement and only if PLX promptly provides to IDT any material non-public information given to such third party if IDT has not previously been provided such information; and

•	participate in discussions or negotiations with such third party regarding such competing proposal.

From and after the no-shop period start date, PLX must promptly notify IDT (within twenty-four (24) hours) in the event that PLX, any of its subsidiaries or any of its representatives receives (i) any competing proposal or a competing inquiry, (ii) any request for non-public information relating to PLX or any of its subsidiaries, or requests for information in the ordinary course of business consistent with past practice and unrelated to a competing proposal or (iii) any competing inquiry or request for discussions or negotiations regarding any competing proposal. PLX must indicate the identity of such third parties and provide an copy (or, in the event no such copy is available, a reasonably detailed description) of such competing inquiry, competing proposal, indication, or request to IDT, including any modifications thereto. Thereafter, PLX must keep IDT informed on a current basis of the status of any such competing inquiry or competing proposal, and any material developments, discussions and negotiations, including furnishing copies of any revised written proposals or offers relating thereto.

Board of Directors’ Recommendation and Actions

The merger agreement provides that PLX will file a tender offer solicitation / recommendation statement on Schedule 14D-9 that includes a statement that the PLX board of directors: (i) has unanimously determined that the transactions contemplated by the merger agreement, including the offer and the merger transactions, are fair to and in the best interests of PLX and its stockholders, (ii) has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the mergers transactions and (iii) recommends to PLX stockholders that they accept the offer, tender their shares to IDT in the offer and, to the extent applicable, approve and adopt the merger agreement and the merger.

Except as expressly permitted by the terms of the merger agreement, PLX has agreed in the merger agreement that neither its board of directors nor any committee of the board of directors will take, or resolve, agree or publicly propose to take, any of the following actions:

•	withhold, withdraw, modify or qualify, in a manner adverse to IDT, its approval or recommendation of the transactions contemplated by the merger agreement, including the offer and the merger;

•

fail to include its recommendation of the offer and the merger transactions in the Schedule 14D-9 to be filed by PLX or the proxy statement for a vote of PLX’s stockholders on the merger, if necessary;

•

fail to publicly recommend against any tender offer or exchange offer for shares of PLX’s capital stock that constitutes a competing proposal within ten (10) business days after commencement thereof, or fail to reaffirm its recommendation of the transactions contemplated by the merger agreement within four (4) business days after IDT requests such reaffirmation in writing;

•	adopt, approve or recommend any competing proposal received after the date of the merger agreement; or

•	cause or permit PLX to enter into any agreement constituting or relating to any alternative acquisition proposal (any of the above actions being referred to as an “adverse recommendation change”).

Despite the foregoing, the merger agreement provides that at any time before IDT’s acceptance of the offer:

•

if PLX’s board of directors determines in good faith (after consultation with PLX’s outside legal counsel) in response to a material development or change in circumstances (that is not a competing proposal or competing inquiry) and that was not known to the PLX board of directors as of the date of the merger agreement, or an “intervening event,” that its failure to make an adverse recommendation change would be reasonably likely to result in a breach of its fiduciary duties, it may withhold, withdraw, modify or qualify in a manner adverse to IDT its approval or recommendation of the merger agreement or the merger. PLX may not make such an adverse recommendation change unless and until it has (i) provided IDT with a written description of such intervening event in reasonable detail and kept IDT reasonably informed of material developments with respect to such intervening event, (ii) has notified IDT in writing at least four (4) business days prior of its intention to make an adverse recommendation change and, (iii) prior to the expiration of such four business day period, IDT has not made a bona fide proposal to amend the terms of the merger agreement that the PLX board of directors determines in good faith obviates the need to make an adverse recommendation change in accordance with its fiduciary duties under applicable law; or

•

if PLX receives a bona fide written competing proposal that PLX’s board of directors determines in good faith (after consultation with PLX’s outside legal counsel and financial advisors) constitutes a superior proposal (after giving effect to all such adjustments which may be offered by IDT and Pinewood in accordance with the merger agreement), and further determines in good faith, after consultation with its legal advisors, that its failure to take action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, PLX may withhold, withdraw, modify or qualify in a manner adverse to IDT its approval or recommendation of the merger agreement and the merger, or otherwise terminate the merger agreement and enter into an agreement with respect to the superior proposal, subject to the conditions provided in the following paragraph.

PLX has agreed not to effect an adverse recommendation change or terminate the merger agreement to, in each case, with respect to a superior proposal unless the following obligations are satisfied:

•	none of PLX, its subsidiaries or representatives have breached the provisions of the merger agreement pertaining to the treatment of such superior proposal;

•

PLX has given IDT and Pinewood written notice of its intent to effect an adverse recommendation change or terminate the merger agreement, identifying the third party and including an unredacted copy of the superior proposal and all relevant documents, or the “notice of superior proposal;”

•

during the four (4) business days following IDT’s receipt of the notice of superior proposal, PLX negotiates with IDT and Pinewood in good faith to make adjustments to the merger agreement such that the terms of the superior proposal would no longer be more favorable to PLX’s stockholders;

•

after such four (4) business day period, PLX’s board of directors determines in good faith (after consultation with PLX’s outside legal counsel and financial advisors) that the superior proposal continues to constitute a superior proposal. If there is any amendment to the financial terms or other material amendment to such superior proposal, PLX will be required again to comply with the requirements above, provided, however, that the four business day periods will become two (2) business day periods; and

•	PLX pays the applicable termination fee to IDT, as described below under “—Termination of the Merger Agreement.”

Preparation of the Registration Statement

IDT is obligated to prepare and file the Form S-4 registration statement with the SEC, of which this prospectus is a part. IDT will use its commercially reasonable efforts to have:

•	the Form S-4 declared effective by the SEC as promptly as practicable after the filing; and

•	the Form S-4 remain effective as long as necessary to complete the offer and the merger.

IDT has agreed to promptly provide PLX with copies of any written comments and to promptly inform PLX of any oral comments that IDT may receive from time to time from the SEC or its staff with respect to the Form S-4 or the offer documents, and any oral or written responses thereto. IDT has agreed not to make any amendment or supplement to the Form S-4 or other written responses without providing PLX a reasonable opportunity to review the amendment, supplement or response, and has agreed to give due consideration to all additions, deletions or changes suggested by PLX.

If, prior to the effective time of the merger, either IDT or PLX discovers any information relating to either party that should be set forth in an amendment or a supplement to the Form S-4, or to any of the filings related to the offer, so that the documents would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information is obligated to promptly notify the other party, and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to holders of PLX common stock.

Antitrust Laws

The merger agreement provides that IDT and PLX will use commercially reasonable efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under any applicable antitrust laws, promptly make all necessary fillings and submissions required and pay any fees due under applicable laws and determine whether any other action by or in respect of, or filing with, any governmental authority is required, in connection with the consummation of the offer, the exercise of the top-up option or the merger transactions.

IDT and PLX will cooperate in all respects with each other in connection with preparing and making any filing or submission and in connection with any investigation or other inquiry, including furnishing all information required for any application or filing, giving the other party prompt notice of any request, inquiry, objection, charge or other action, actual or threatened, by or before the Federal Trade Commission, the Department of Justice or the competition or merger control authorities of any other governmental entity, keeping the other party informed as to the status of any such request and promptly informing the other party of any related communication. IDT and PLX will use commercially reasonable efforts to resolve any such request or action, and to have vacated or lifted any order that is in effect that prohibits, prevents or restricts consummation of the offer or the merger transactions, consulting and cooperating with the other party in good faith in connection with any filing, analysis, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the offer, the top-up option, the mergers, and consulting with the other party in advance of any meeting or conference and providing the other party the opportunity to attend and participate in such meetings and conferences.

Pursuant to the terms of the merger agreement, IDT and PLX made premerger filings under the HSR Act with the Federal Trade Commission, or the “FTC,” and the Antitrust Division of the U.S. Department of Justice, or “DOJ,” on May 7, 2012. Effective June 5, 2012, following consultation with the FTC and PLX, IDT voluntarily withdrew its Notification and Report Form with respect to the offer and the merger. IDT re-filed its Notification and Report form on June 6, 2012. On July 6, 2012, IDT and PLX each received a request for additional information from the FTC, or the “second request.” This second request extends the waiting period applicable to the exchange offer under the HSR Act, which was set to expire on July 6, 2012 at 11:59 p.m., New York City Time. The waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after both IDT and PLX substantially comply with the second request, as specified by the HSR Act and the implementing rules, unless further extended by agreement with the parties. In the third quarter of 2012, IDT and PLX signed a timing agreement with the FTC extending the post-compliance waiting period from 30 to 45 days, which is subject to change by agreement among the parties. IDT and PLX have agreed to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FTC or DOJ and use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper and advisable consistent with the terms of the merger agreement to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. None of IDT, Pinewood or PLX may agree to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition laws without the prior written consent of the other parties.

Employee Benefits

Immediately prior to the effective date of the Merger, PLX will terminate the ESOP and the PLX Technology, Inc. 401(k) Plan, or the “401(k) Plan.” Participants will fully vest in their accounts as of the date of the termination of the ESOP and the 401(k) Plan and the amount in their ESOP and/or 401(k) Plan accounts may be distributed or rolled over into an individual retirement account or a tax-qualified retirement plan maintained by the participant’s employer. For a period of twelve (12) months following the effective time of the merger, IDT will provide, or will cause to be provided, to those employees of PLX and its subsidiaries who continue to be employed by IDT following the effective time annual base salary or base wages and short-term incentive compensation opportunities and benefits (including severance benefits) that are substantially comparable, in the aggregate, to the benefits provided to similarly situated employees of IDT.

After the effective time of the merger, IDT will give the employees of Pinewood that were employees of PLX immediately prior to the effective time full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans or vesting under any equity incentive plan) under any employee compensation, incentive and benefit plans, programs, policies and arrangements maintained for the benefit of PLX employees to the same extent recognized by PLX immediately prior to the merger, except to the extent such recognition would result in duplication of benefits.

IDT will use commercially reasonable efforts to cause each continuing employee to be immediately eligible to participate in all new benefit plans, and for all pre-existing conditions to be waived, to the extent they were waived under PLX’s benefit plans.

Indemnification and Insurance

In the merger agreement, IDT has agreed that for a period of six (6) years after the effective time of the merger, all existing rights to indemnification, exculpation and limitation of liabilities of PLX’s officers and directors provided in PLX’s certificate of incorporation or bylaws or in any indemnification or other agreement with PLX will survive the merger and continue in full force and effect. In addition, for a period of six (6) years after the effective time of the merger, IDT, Pinewood and Pinewood LLC have agreed that the organizational documents of Pinewood and Pinewood LLC will provide the directors and officers with no less favorable rights with respect to indemnification, exculpation, and advancement of expenses for periods at or prior to the effective time of the merger than as are currently set forth in PLX’s organizational documents.

For a period of six (6) years after the effective time of the merger, Pinewood and, after the LLC merger, Pinewood LLC have also agreed to either maintain for the benefit of PLX’s directors and officers, as of the effective time of the merger, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the merger that is substantially equivalent to and in any event not less favorable in the aggregate than PLX’s existing policy. If such a policy is not available, each of Pinewood and Pinewood LLC, as applicable, is required the provide the best available coverage. However, Pinewood will not be required to pay an annual premium in excess of 250% of the last annual premium paid by PLX prior to April 30, 2012 to obtain such insurance, provided that the foregoing obligation to maintain such insurance may be satisfied by IDT purchasing a prepaid policy providing directors and officers with substantially equivalent coverage for the six (6) year period.

Conditions of the Offer

For a description of the conditions of the offer, see “The Offer—Conditions of the Offer” beginning on page 54.

Conditions of the Merger

The obligations of IDT, Pinewood and PLX to consummate the merger are subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•	Pinewood shall have accepted for payment, or caused to be accepted for payment, all shares of PLX common stock validly tendered and not withdrawn in the offer;

•	if required by Delaware law, the merger agreement shall have been approved by the requisite vote or written consent of PLX stockholders; and

•

if approval of the PLX stockholders is required by Delaware law, the registration statement on Form S-4 relating to the merger, including any post-effective amendment thereto, shall have been declared effective by the SEC and no stop order suspending effectiveness shall be in effect and no proceeding for such purpose shall have been initiated by the SEC and not concluded or withdrawn.

Conditions of the LLC Merger

The obligations of IDT, Pinewood, Pinewood LLC and PLX to consummate the LLC merger are subject to the satisfaction of the following conditions:

•	Pinewood shall have accepted for payment, or caused to be accepted for payment, all shares of PLX common stock validly tendered and not withdrawn in the offer;

•	the merger of Pinewood with and into PLX shall have been completed;

•	there shall be no legal prohibitions on completing the LLC merger;

•

PLX shall have received a written opinion of Baker & McKenzie LLP to the effect that the offer, the merger and the LLC merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written agreement of IDT and PLX.

Termination by Either IDT or PLX

The merger agreement may be terminated prior to the effective time of the merger by either IDT or PLX by giving notice of termination to the non-terminating party:

•

if the offer expires on or after January 31, 2013 (or on April 30, 2013, if IDT opts to extend the offer deadline to such date) as a result of the non-satisfaction of any condition or requirement of the offer, or the offer is terminated or withdrawn pursuant to its terms without any shares of PLX common stock being purchased thereunder, provided, that such termination right shall not be available to the party seeking termination if the failure or non-satisfaction of any condition or requirement of the offer that is the basis for such termination right was primarily caused by or primarily resulted from the breach of the merger agreement by such party; or

•

if any court or governmental entity issues a nonappealable final judgment, order, injunction, rule or decree, or takes any other action restraining, enjoining or otherwise, (i) if prior to Pinewood’s acceptance for payment of, and payment for, the shares of PLX common stock pursuant to the offer, prohibiting the acceptance for payment of, or payment for, shares of PLX common stock pursuant to the offer or (ii) if prior to the effective time of the merger, prohibiting the merger itself, provided, that the party seeking termination shall have used its commercially reasonable efforts to resist, resolve or lift such judgment, order, injunction, rule, decree or ruling, and provided, further, that such termination right shall not be available to the party seeking termination if the issuance of such order was due to such party’s failure to perform any of its obligations under the merger agreement.

Termination by IDT

IDT may terminate the merger agreement at any time prior to Pinewood’s acceptance of the shares tendered and not withdrawn pursuant to the offer if:

•

PLX’s board of directors, or any of its committees, (i) withholds, withdraws, modifies or qualifies, or publicly proposes to withhold, withdraw, modify or qualify, in a manner adverse to IDT or Pinewood, its approval or recommendation of the merger agreement or the merger; (ii) fails to include its recommendation for the offer and the merger transactions in the Schedule 14D-9 to be filed by PLX or the proxy statement for a vote of PLX’s stockholders on the merger, (iii) fails to publicly recommend against any tender offer or exchange offer that constitutes a competing proposal, (iv) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend, any competing proposal made or received after the date of the merger agreement or (v) causes or permits PLX to enter into any agreement constituting or relating to any alternative acquisition proposal (any of the above actions being referred to as an adverse recommendation change);

•	PLX breaches in any material respect its obligations under the go-shop and no-shop provisions of the merger agreement;

•	PLX fails to permit IDT to include its board of directors’ recommendation in favor of the offer and the merger in the offer documents;

•

within seven (7) business days of the date any competing proposal or material modification thereto is first publicly announced or otherwise communicated to the PLX stockholders, or otherwise within five (5) business days following IDT’s written request, PLX fails to issue a press release that expressly reaffirms PLX’s board of directors’ recommendation of the offer and the merger to the extent required pursuant to the terms of the merger agreement;

•	PLX’s board of directors, or any of its committees, authorizes or publicly proposes to do any of the above;

•

PLX breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would or would reasonably likely result in a material adverse effect with respect to PLX and therefore the failure of a condition to the offer or the merger, IDT delivers written notice of such breach to PLX and either such breach is not capable of cure or has not been so cured after twenty (20) calendar days of delivery of such notice; or

•	prior to Pinewood’s acceptance of and payment for the shares tendered and not withdrawn pursuant to the offer, a material adverse effect with respect to PLX has occurred and is ongoing;

Termination by PLX

PLX may terminate the merger agreement at any time prior to the consummation of the offer if:

•	PLX’s board of directors accepts a superior proposal in compliance with the merger agreement and PLX enters into an agreement regarding such superior proposal and pays the applicable termination fee;

•

IDT breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would or would reasonably likely result in a material adverse effect with respect to IDT, PLX delivers written notice of such breach to IDT and either such breach is not capable of cure or has not been so cured after twenty (20) calendar days of delivery of such notice;

•	prior to Pinewood’s acceptance of and payment for the shares tendered and not withdrawn pursuant to the offer, a material adverse effect with respect to IDT has occurred and is ongoing; or

•

IDT fails to accept for exchange the shares of PLX common stock validly tendered and not withdrawn in the offer in accordance with the terms of the merger agreement, and at such time all of the conditions and requirements of the offer have been satisfied or, where permissible, waived.

Termination Fee

PLX has agreed to pay IDT a termination fee of $13.2 million if the merger agreement is terminated because:

•	An adverse recommendation change occurs with respect to a superior proposal;

•	PLX breaches in any material respect its obligations under the go-shop and no-shop provisions of the merger agreement;

•	PLX fails to include its board of directors’ recommendation in favor of the offer and the merger in the Schedule 14D-9 or to permit IDT to include such recommendation in the offer documents;

•

within seven (7) business days of the date any competing proposal is first publicly announced or otherwise communicated to the PLX stockholders, or otherwise within five (5) business days following IDT’s written request, PLX fails to issue a press release that expressly reaffirms PLX’s board of directors’ recommendation in favor of the offer and the merger to the extent required pursuant to the terms of the merger agreement;

•	PLX’s board of directors, or any of its committees, authorizes or publicly proposes to do any of the above; or

•

PLX’s board of directors accepts a superior proposal in compliance with the merger agreement prior to the consummation of the offer, and PLX determines that it will enter into an agreement with respect to such superior proposal, provided that if such termination occurs prior to the no-shop period start date or if the third party with which the alternative agreement is proposed to be entered into is an excluded party, PLX shall only be required to pay a termination fee of $6.27 million.

PLX has also agreed to pay IDT a termination fee of $13.2 million if the merger agreement is terminated because:

•

if the offer expires on or after January 31, 2013 (or on or after April 30, 2013, if IDT opts to extend the offer deadline to such date), by reason of a failure of the minimum tender condition or an uncured material breach by PLX of its obligations under the merger agreement; or

•

PLX breaches any of its covenants or agreements set forth in the merger agreement, which breach would or would reasonably likely result in a material adverse effect with respect to PLX and therefore the failure of a condition to the offer or the merger, IDT delivers notice of such breach to PLX and either such breach is not capable of cure or has not been so cured after 20 calendar days of delivery of such notice;

and in each case, prior to the termination of the merger agreement, a competing proposal is publicly announced or becomes publicly known and within twelve (12) months of the termination of the merger agreement:

•

PLX or any of its subsidiaries enters into a definitive agreement providing for a transaction that constitutes a competing proposal, as a result of which any third party will acquire 50% or more of the voting power or PLX or 50% of the consolidated assets, revenues or net income of PLX; or

•	a person or entity purchases 50% or more of PLX and its subsidiaries’ consolidated assets or 50% or more of the voting power of PLX.

Extensions, Waivers and Amendments

At any time prior to the effective time of the merger, IDT and Pinewood, on one hand, and PLX, on the other hand, may, by action taken by or on behalf of their respective boards of directors, to the extent permitted by applicable law, (i) amend the merger agreement, (ii) extend the time for the performance of any of the obligations or acts of the other party under the merger agreement, (iii) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or (iv) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement. However, after the PLX stockholder approval has been obtained, no extension or waiver of the merger agreement which decreases the payment received by the PLX stockholders or which adversely affects the rights of the PLX stockholders may be made without further approval or adoption by the PLX stockholders.

OTHER AGREEMENTS RELATED TO THE TRANSACTION

Tender and Support Agreement

As inducement to IDT to enter into the merger agreement, the directors and executive officers of PLX have entered into a tender and support agreement with IDT, which we refer to as the “support agreement,” solely in their capacities as PLX equityholders, covering all of the shares of PLX common stock owned by such individuals as of the date of the merger agreement, as well as any additional shares they may own after such date. The following is a summary of the support agreement. The following summary does not purport to be a complete description of all terms and conditions of the support agreement and is qualified in its entirety by reference to the copy of the support agreement attached as Annex B to this prospectus and incorporated herein by reference.

The support agreement provides that the signatories thereof will tender their PLX common stock in the offer, provided that doing so does not subject them to liability under Section 16(b) of the Exchange Act, and that they will vote any remaining shares that they own for the merger and against any competing proposal or any other action that would materially interfere with or prevent the offer or the merger. The signatories are not required to exercise any unexercised stock options to tender into the offer. In addition, under the terms of the support agreement, each signatory has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights. The support agreement automatically terminates upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger and (iii) the written consent of all of the parties to the support agreement.

As of April 30, 2012, the signatories to the support agreement owned in the aggregate 419,682 shares of PLX common stock that are currently outstanding (excluding shares issuable upon the exercise of options and restricted stock units), representing approximately 1.0% of the shares of PLX common stock outstanding as of April 30, 2012.

Non-Disclosure Agreement, Including Employee Non-Solicitation Provision

On March 31, 2012, PLX and IDT entered into a mutual non-disclosure agreement, or the “non-disclosure agreement.” Under the terms of the non-disclosure agreement, the parties agreed that, subject to certain exceptions, any non-public information regarding either PLX or IDT, or either of their subsidiaries or affiliates, which we refer to as the “disclosing party,” furnished to the other party or its representatives, which we refer to as the “recipient,” in connection with a possible transaction involving IDT and PLX, together with any notes, analyses, compilations, studies or other documents prepared by the recipient or its representatives to the extent they contain or reflect such information, would, for a period of twelve (12) months from the date of the non-disclosure agreement, be used by the recipient and its representatives solely for the purpose of considering, evaluating and negotiating a possible transaction between IDT and PLX and be kept confidential except as provided in the non-disclosure agreement. The non-disclosure agreement also contains a non-solicitation provision prohibiting each party from, either directly or indirectly, soliciting for employment or otherwise contracting for the services of any employee of the other party for a period of twelve (12) months from the date of the non-disclosure agreement, subject to certain exceptions. The above summary does not purport to be a complete description of all terms and conditions of the non-disclosure agreement and is qualified in its entirety by reference to the full text of the non-disclosure agreement, filed as Exhibit 99.10 to the registration statement of which this prospectus forms a part and incorporated herein by reference.

Exclusivity Agreement

On March 31, 2012, PLX and IDT entered into an exclusivity agreement, or the “exclusivity agreement.” Under the terms of the exclusivity agreement, PLX agreed to negotiate exclusively with IDT with respect to a possible negotiated transaction through and including 5:00 p.m. Pacific time on April 23, 2012, a period referred to as the “initial exclusivity period,” provided that such initial exclusivity period would automatically be extended for an additional seven days if, as of the end of the initial exclusivity period, both parties were working in good faith towards the execution of a definitive agreement with respect to such a transaction (such period, as extended, referred to as the “exclusivity period”). During the exclusivity period, PLX agreed that it would not, directly or indirectly, (i) solicit, initiate, or encourage any inquiries or proposals that would constitute, or would reasonably be expected to lead to, any transaction involving the acquisition of PLX, (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to any transaction involving the acquisition of PLX or (iii) accept any proposal or offer from, or enter into any agreement with, any person or entity relating to any transaction involving the acquisition of PLX. PLX further agreed to notify IDT no later than twenty-four (24) hours after its receipt of any proposal, inquiry or offer with respect to any transaction involving the acquisition of PLX or any request for non-public information or for access to the properties, books or records of PLX by any person or entity considering a transaction involving the acquisition of PLX. The above summary does not purport to be a complete description of all terms and conditions of the exclusivity agreement and is qualified in its entirety by reference to the full text of the exclusivity agreement, filed as Exhibit 99.11 to the registration statement of which this prospectus forms a part and incorporated herein by reference.

INFORMATION WITH RESPECT TO PLX

PLX Technology, Inc., incorporated under the laws of Delaware, designs, develops, manufactures, and sells integrated circuits that perform critical system connectivity functions. These interconnect products are fundamental building blocks for standards-based electronic equipment. PLX markets its products to major customers that sell electronic systems in the enterprise, consumer, server, storage, communications, PC peripheral and embedded markets.

PLX Technology, Inc.

870 W. Maude Avenue

Sunnyvale, California 94085

Telephone: (408) 774-9060

www.PLXtech.com

PLX’s common stock is currently quoted on the NASDAQ Stock Market (symbol: “PLXT”).

INFORMATION WITH RESPECT TO IDT, PINEWOOD AND PINEWOOD LLC

IDT

Integrated Device Technology, Inc., is a Delaware corporation that was incorporated in California in 1980 and reincorporated in Delaware in 1987. We design, develop, manufacture and market a broad range of low-power, high-performance mixed signal semiconductor solutions for the advanced communications, computing and consumer industries. Currently, we offer communications solutions for customers within the enterprise, data center and wireless markets. Our computing products are designed specifically for desktop, notebook, sub-notebook, storage and server applications, optimized gaming consoles, set-top boxes, digital TV and smart phones for consumer-based clients. The principal executive offices of IDT are located at:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Telephone: (408) 284-8200

www.idt.com

IDT’s common stock is currently quoted on the NASDAQ Stock Market (symbol: “IDTI”).

Pinewood

Pinewood Acquisition Corp. is a Delaware corporation incorporated on April 18, 2012, and, to date, has engaged in no activities other than those incident to its formation and to the offer and the merger transactions. Pinewood is a direct wholly-owned subsidiary of IDT. The principal executive offices of Pinewood are located at:

Pinewood Acquisition Corp.

6024 Silver Creek Valley Road

San Jose, California 95138

Pinewood LLC

Pinewood Merger Sub LLC is a Delaware limited liability company formed on April 25, 2012, and, to date, has engaged in no activities other than those incident to its formation and to the offer and the merger transactions. Pinewood LLC is a direct wholly-owned subsidiary of IDT. The principal executive offices of Pinewood LLC are located at:

Pinewood Merger Sub LLC

6024 Silver Creek Valley Road

San Jose, California 95138

DESCRIPTION OF IDT CAPITAL STOCK

IDT’s articles of incorporation permit it to issue up to 350,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of November 7, 2012, there were 144,219,788 shares of IDT’s common stock outstanding held of record by approximately 695 stockholders and no shares of preferred stock outstanding. The following description of IDT’s common stock and provisions of its certificate of incorporation and bylaws is only a summary, and IDT encourages you to review complete copies of IDT’s certificate of incorporation and bylaws, each as amended to date, which IDT has previously filed with the SEC.

Holders of IDT’s common stock are entitled to receive, as, when and if declared by its board of directors, dividends and other distributions in cash, stock or property from its assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to IDT’s common stock. All outstanding shares of IDT’s common stock are fully paid and non-assessable. In the event of IDT’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock then outstanding.

IDT’s common stock is traded on the NASDAQ under the symbol “IDTI.”

COMPARISON OF RIGHTS OF HOLDERS OF IDT COMMON STOCK AND PLX COMMON STOCK

General

IDT and PLX are both organized under the laws of the state of Delaware. As a result of the offer and the merger, PLX’s stockholders will become stockholders of IDT. The following is a summary of the material differences between (a) the current rights of PLX stockholders under PLX’s certificate of incorporation and bylaws, each as amended to date, and (b) the current rights of IDT stockholders under IDT’s certificate of incorporation and bylaws, each as amended to date. The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. While IDT believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences between being a stockholder of PLX and being a stockholder of IDT. This summary is qualified in its entirety by reference to PLX’s and IDT’s constituent documents, which PLX stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

	PLX	IDT
Authorized Capital Stock	The authorized capital stock of PLX currently consists of: (i) 200,000,000 shares of common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.

The authorized capital stock of IDT currently consists of:

(i)     350,000,000 shares of common stock, par value $0.001 per share, and

(ii)    10,000,000 shares of preferred stock, par value $0.001 per share.

Preferred Stock	The board of directors has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock subject to applicable protective voting rights.	The board of directors has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval.

Dividends	PLX has no legal obligation to pay dividends.	IDT has no legal obligation to pay dividends.

Voting, Generally	Each PLX stockholder is entitled to one (1) vote per share on all matters submitted to a vote of stockholders.	Each IDT stockholder is entitled to one (1) vote per share on all matters submitted to a vote of stockholders.

	Holders of PLX common stock have no cumulative voting rights in an election of directors.	At elections of directors, each IDT stockholder shall be entitled to cumulate votes for a candidate, provided the candidate has been properly nominated and the stockholder has given notice of his/her intention to cumulate votes. Each stockholder who elects to cumulate votes shall be entitled to the number of votes equal the number of which such stockholder would be entitled to cast based on his shares multiplied by the number of directors to be elected, and such stockholder may cast all such votes for a single candidate or may distribute among the candidates.

	PLX	IDT
	Directors are elected by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors.	Directors are elected by a plurality of the votes cast.

Number of Directors and Size of Board	PLX’s bylaws provide for between four (4) and seven (7) directors to serve on its board of directors and authorizes the board of directors to fix the exact number of directors from time to time without stockholder approval.	IDT’s bylaws provide that the initial number of directors shall be nine (9) and the number shall be fixed from time to time by resolution of the board.

Term of Directors	PLX’s directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election.	IDT’s directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election.

Removal of Directors	PLX’s Bylaws provide that PLX’s directors may be removed with or without cause by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.	IDT’s certificate of incorporation provides that any director or the entire board may be removed from office (a) with cause by the holders of a majority of shares then entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of not less than 66-2/3% of shares then entitled to vote; provided that no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if cumulatively voted at an election of all the directors.

Vacancies on the Board	Vacancies on PLX’s board of directors are filled by a majority of the remaining directors then in office, or by a sole remaining director.	Vacancies on IDT’s board of directors are filled by a majority vote of the remaining directors.

Board Quorum and Vote Requirements	At PLX’s board meetings, a majority of the fixed number of directors shall constitute a quorum for the transaction of business. At each board of directors’ meeting at which a quorum is present, the vote of a majority of those directors present, unless a different vote is required by law or by PLX’s certificate of incorporation or bylaws, constitutes the act of the board of directors.	At IDT’s board meetings, a majority of the total number of authorized directors shall constitute a quorum of the transaction of business. Except as otherwise required by law or by IDT’s certificate of incorporation or bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board.

Annual Stockholders Meetings	The annual meeting of PLX stockholders is held on such date, at such time and at such place as may be designated by the board of directors.	The annual meeting of IDT stockholders is held on such date, at such time and at such place as may be fixed by the board of directors each year.

	PLX	IDT
Special Stockholders Meetings	Special meetings of the stockholders may be called at any time by: • the chairman of the board; • the president; or • the board of directors

Special meetings of the stockholders may only be called by:

•   a majority of the board of directors through the adoption of a resolution;

•   the chairman of the board;

•   the chief executive officer;

•   the president; or

•   holder(s) of a majority of the outstanding shares of IDT.

Notice for Stockholders Meetings	Under the DGCL and PLX’s bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting; except where the matter is a merger or consolidation of PLX, or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty (20) nor more than sixty (60) days before the date of the meeting.	Under the DGCL and IDT’s bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Quorum for Stockholders Meetings	Except as otherwise expressly provided by law or in PLX’s certificate of incorporation or bylaws, the presence in person or representation by proxy of holders of a majority of the outstanding shares of stock entitled to vote at the meeting shall constitute quorum for the transaction of business.	Except as otherwise expressly provided by law or in IDT’s certificate of incorporation or bylaws, the presence in person or representation by proxy of holders of a majority of the shares of stock entitled to vote at the meeting shall constitute quorum for the transaction of business.

Delivery and Notice Requirements of Stockholder Nominees and Proposals	Any stockholder proposal or nomination for the election of a director by a stockholder must be delivered or mailed no less than forty-five (45) days nor more than seventy-five (75) days prior to the first anniversary of the date on which PLX first mailed its proxy materials for the previous year’s annual meeting of stockholders.	Any stockholder proposal or nomination for the election of a director by a stockholder must be delivered or mailed no less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the previous year’s annual meeting of stockholders.

	PLX	IDT
Stockholder Action by Written Consent	Any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	IDT’s bylaws provide that any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if (1) a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and (2) such written consent is delivered to IDT within sixty (60) days of the earliest dated valid consent. The board shall, within ten (10) days after the date on which a request for action by written consent is received from a stockholder, adopt a resolution fixing a record date for such action by written consent. If no record date has been fixed by the board within ten (10) days after the date on which such a request is received, then the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to IDT. If no record date has been fixed by the board and prior action by the board is required by applicable law, then the record date shall be at the close of business on the date on which the board adopts the resolution taking such prior action.

	PLX	IDT
Amendment of Governing Documents	PLX’s certificate of incorporation may be amended, altered or repeated as authorized by Delaware law. Delaware law provides that PLX’s certificate of incorporation may be amended by a resolution of the board of directors setting forth the proposed amendment and declaring its advisability and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.

IDT reserves the right to amend, alter, change, or repeal any provision contained in its certificate of incorporation as authorized by Delaware Law. Certain provisions of the certificate of incorporation require a higher voting threshold to amend or repeal:

•   the provision regarding the voting threshold required to approve business combinations with related persons requires the affirmative vote of not less than 66 2/3% of the total voting power of all shares of stock entitled to vote, or if shares are held be related persons, 75% of the total voting power of all shares of stock entitled to vote and 66 2/3% of such voting power excluded the related persons, in order to be amended or repealed.

	PLX’s bylaws may be amended, adopted or repealed by (1) the affirmative vote of a majority of the stock entitled to vote at any meeting of the stockholders, (2) unanimous written consent of the board of directors or (3) an affirmative vote of the majority of the whole number of directors at a regular or special meeting. The board is authorized to adopt, amend or repeal bylaws without stockholder approval, provided however that the board shall not make or alter any bylaws fixing the qualifications classifications or term of office of directors.	Subject to certain exceptions, the bylaws may be amended, adopted or repealed by either (1) the stockholders of a majority of IDT’s outstanding voting stock or (2) the board of directors. The board of directors is authorized to adopt, amend or repeal bylaws without stockholder approval.

Limitation on Director Liability (Exculpation of Directors)	PLX’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to PLX or its stockholders.	IDT’s certificate of incorporation provides that no director will be personally liable to IDT or its stockholders for monetary damages for breach of any fiduciary duty as a director, provided that the liability of a director shall not be limited for (i) any breach of the director’s duty of loyalty to IDT or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL. Or (iv) any transaction from which the director derived an improper personal benefit.

	PLX	IDT
Indemnification of Directors, Officers and Employees	PLX will indemnify, to the fullest extent permitted by law, any and all persons whom it has the power to indemnify in connection with all expenses, liabilities and other matters covered by section 145 of the DGCL.	IDT will indemnify, to the fullest extent permitted by law, directors and officers of IDT in connection with proceedings to which they are made parties by reason of the fact that they are or were directors, officers, employees or agents of IDT.

	The DGCL allows the above indemnification only if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of PLX, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In suits by PLX, and derivative suits by stockholders of PLX, against directors of officers of PLX, Delaware law does not allow indemnification without judicial approval if the officer or director is adjudged to be liable to PLX.	The DGCL allows the above indemnification only if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of IDT, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In suits by IDT, and derivative suits by stockholders of IDT, against directors of officers of IDT, Delaware law does not allow indemnification without judicial approval if the officer or director is adjudged to be liable to IDT.

Anti-Takeover Provisions: Business Combination Act	PLX has not opted out from the requirements of Section 203 of the DGCL.

IDT has not opted out from the requirements of Section 203 of the DGCL.

In addition, IDT’s certificate of incorporation provides that a business combination between IDT and any related person (as such terms are defined in the certificate of incorporation) must be approved by the affirmative vote of the holders of not less than 75% of outstanding shares of voting stock, including the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock now owned, directly or indirectly, by any related person unless the business combination is approved by the affirmative vote of holders of at least 90% of the outstanding shares of voting stock, provided that the 75% and 66-2/3% voting requirements shall not apply if the business combination is a merger or consolidation and the cash or fair market value of consideration received per share by holders of common stock in the business combination is not less than the highest per share price paid by the related person in acquiring any of its holdings of IDT’s common stock within the two years prior to the effective date of the business combination.

ADDITIONAL INFORMATION

Legal Matters

The validity of the issuance of the IDT common stock offered hereby will be passed upon for IDT by Latham & Watkins LLP, Menlo Park, California.

Experts

The financial statements of IDT and IDT management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to IDT’s Annual Report on Form 10-K for the year ended April 1, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of PLX and its subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and PLX management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in this prospectus and registration statement, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The combined statements of assets acquired and liabilities assumed and the related combined statements of revenues and direct expenses and the notes related thereto of High Speed Data Converter Business, a component of NXP Semiconductors N.V., as of December 31, 2011 and 2010, and for each of the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG Accountants N.V., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find Additional Information

The SEC allows IDT and PLX to “incorporate by reference” information into this prospectus, which means that we can disclose important information to PLX’s stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The information that IDT or PLX files with the SEC later will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below that IDT and PLX have previously filed with the SEC. These documents contain important information about IDT and PLX and their respective businesses, financial conditions and results of operations.

You should rely only on the information contained in or incorporated by reference into this prospectus together with the Schedule 14D-9 of PLX that has been mailed to you together with this prospectus in deciding whether to tender your shares of PLX common stock in the offer. No one has been authorized to provide you with information that is different from or in addition to the information contained in and incorporated by reference into this prospectus or the Schedule 14D-9. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date of this prospectus.

The following documents, which were filed by IDT with the SEC, are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended April 1, 2012, filed with the SEC on May 21, 2012;

•	Quarterly Reports on Form 10-Q for the quarter ended July 1, 2012, filed with the SEC on August 8, 2012, and for the quarter ended September 30, 2012, filed with the SEC on November 8, 2012; and

•

Current Reports on Form 8-K, filed with the SEC on April 16, 2012, April 30, 2012, June 4, 2012, June 6, 2012, June 19, 2012, June 20, 2012, July 9, 2012, July 11, 2012, July 20, 2012, July 30, 2012 (with respect to Item 5.02 only), August 9, 2012, September 18, 2012, September 24, 2012, October 3, 2012, October 26, 2012 and November 9, 2012, and Current Reports on Form 8-K/A filed with the SEC on August 9, 2012 and October 3, 2012.

The following documents, which were filed by PLX with the SEC, are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012;

•	Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 27, 2012;

•	Current Reports on Form 8-K, filed with the SEC on March 7, 2012, April 30, 2012, July 12, 2012, September 19, 2012, September 26, 2012, October 9, 2012, October 23, 2012 and November 9, 2012; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the SEC on May 9, 2012, August 8, 2012 and November 9, 2012, respectively.

In addition, all documents filed by IDT or PLX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of those documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

IDT has supplied all information contained in this prospectus about IDT, and PLX has supplied all information contained or incorporated by reference in this prospectus about PLX.

The documents incorporated by reference into this prospectus are available upon request. IDT will provide a copy of any and all of the information that is incorporated by reference in this prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or oral request.

Any questions about the offer or the merger, requests for assistance or requests for a copy of information incorporated by reference into this prospectus should be directed to:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free: (877) 456-3463

Banks and Brokers Call Collect: (212) 750-5833

IDT and PLX file annual, quarterly and current reports, proxy and information statements and other information with the SEC. The public may read and copy any of the materials filed with the SEC by IDT and PLX at the SEC’s Public Reference Section located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding IDT and PLX. The address of the SEC internet site is http://www.sec.gov.

Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

Reports, proxy and information statements and other information concerning IDT and PLX may be inspected at:

NASDAQ Stock Market, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

IDT has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to IDT’s common stock to be issued to PLX stockholders in connection with the offer and the merger, and IDT may also file amendment to that registration statement. This prospectus constitutes the prospectus of IDT filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. IDT will also file with the SEC, on the same day as we commence the offer, a tender offer statement on Schedule TO pursuant to the Exchange Act in connection with the offer, and IDT may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above. PLX has agreed to file with the SEC, on the same day that we file the registration statement on Form S-4, a solicitation/recommendation statement on Schedule 14D-9 regarding the offer and the merger transactions, which includes an information statement pursuant to Section 14(f) of the Exchange Act and Rule 14F-1. A copy of PLX’s solicitation/recommendation statement on Schedule 14D-9 is enclosed. You may also obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

Miscellaneous

The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of PLX common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. No person has been authorized to give any information or make any representation on behalf of IDT not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of IDT, PLX and the NXP DC Business (defined below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements, after giving effect to (a) the offer to exchange (i) 0.525 of a share of IDT common stock and (ii) $3.50 in cash, subject to adjustment for stock splits, stock dividends and similar events, without interest thereon and less any applicable withholding taxes, for each share of common stock of PLX, referred to as the “offer,” and the subsequent merger of Pinewood Acquisition Corp., IDT’s wholly-owned subsidiary, with and into PLX, referred to as the “merger,” and (b) the completion by IDT on July 19, 2012 of the acquisition of certain assets related to technology and products developed for communications analog mixed-signal market applications, referred to as the “NXP DC Business,” from NXP B.V., or “NXP,” for $31.2 million in cash, less a $4.0 million credit from NXP for certain accrued liabilities assumed by IDT from NXP. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2012 and the year ended April 1, 2012, are presented as if the offer had been completed and the merger with PLX had occurred on April 4, 2011 with recurring transaction-related adjustments reflected in the period, and as if the acquisition of the NXP DC Business by IDT had occurred on April 4, 2011. The unaudited pro forma condensed combined balance sheet as of September 30, 2012, is presented as if the offer had been completed and the merger with PLX had occurred on September 30, 2012, and as if the acquisition of the NXP DC Business by IDT had occurred on September 30, 2012.

It should be noted that IDT has a different fiscal year end than PLX and the NXP DC Business. Accordingly, the unaudited pro forma condensed combined balance sheet combines IDT’s historical consolidated balance sheet as of September 30, 2012 with PLX’s historical consolidated balance sheet as of June 30, 2012 and the NXP DC Business’s statement of net assets and liabilities assumed as of July 19, 2012. The selected unaudited pro forma condensed combined statement of operations for the fiscal year ended April 1, 2012 combines IDT’s historical consolidated statement of operations for the fiscal year ended April 1, 2012 with PLX’s historical consolidated statement of operations for the fiscal year ended December 31, 2011 and the NXP DC Business’s statement of revenues and expenses for the fiscal year ended December 31, 2011. The selected unaudited pro forma condensed combined statement of operations for the six month period ended September 30, 2012 combines IDT’s unaudited historical consolidated statement of operations for the six months ended September 30, 2012 with PLX’s unaudited historical consolidated statement of operations for the six months ended June 30, 2012 and NXP DC Business unaudited statement of revenues and expenses for the 109 days ended July 19, 2012.

The completion of the offer and the merger with PLX and the acquisition of the NXP DC Business will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations, or “ASC 805.” In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. The acquisition consideration for the NXP DC Business was $31.2 million in cash, less a $4.0 million credit from NXP B.V. for certain accrued liabilities assumed by IDT from NXP B.V.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are considered amortizable, finite-lived assets. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. The integration of the NXP DC Business into IDT may result in changes that may affect how the assets acquired from NXP, including intangible assets, will be utilized by IDT. In addition, subsequent to the completion of the offer and the merger with PLX, IDT and PLX will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

For purposes of these unaudited pro forma condensed combined financial statements, IDT and PLX have made preliminary allocations of the preliminary estimated acquisition consideration based on the consideration to be paid to PLX stockholders in the offer and the merger, which is equal to, per share of PLX common stock, (i) 0.525 of a share of IDT common stock and (ii) $3.50 in cash. For the NXP DC Business, the purchase consideration paid by IDT was $31.2 million in cash, less a $4.0 million credit from NXP B.V. for certain accrued liabilities assumed by IDT from NXP B.V. The acquisition consideration for the acquisition of the NXP DC Business and the preliminary estimated acquisition consideration of the offer and the merger with PLX have been allocated to the tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value as described in the accompanying notes. This preliminary allocation of the estimated acquisition consideration of the offer and the merger with PLX is based on available public information and is dependent upon certain estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the estimated acquisition consideration allocation and related pro forma adjustments are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial statements. In connection with the plan to integrate the operations of the NXP DC Business into IDT and of IDT and PLX following the completion of the offer and the merger, IDT anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance, and other costs related to exit or disposal activities, will be incurred. IDT is not able to determine the timing, nature and amount of these charges as of the date of this prospectus. However, these charges could affect the combined results of operations of IDT, PLX and the NXP DC Business, as well as those of the combined company following the completion of the offer and the merger with PLX, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, these adjustments do not give effect to any synergies that may be realized as a result of the completion of the offer and the merger with PLX, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the three companies or any anticipated disposition of assets or business wind-down that may result from such integration. Transaction related expenses estimated at $4.5 million and $13.8 million for the acquisition of the NXP DC Business and the completion of the offer and the merger with PLX, respectively, are not included in the unaudited pro forma condensed combined statements of operations for the year ended April 1, 2012 or six month period ended September 30, 2012.

A final determination of the acquisition consideration and fair values of PLX’s assets and liabilities, which cannot be made prior to the completion of the offer and the merger with PLX, will be based on the actual net tangible and intangible assets of PLX that exist as of the date of completion of the offer and the merger.

The actual amounts recorded as of the completion of the offer and the merger with PLX may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	changes in the trading price for IDT’s common stock;

•	net cash used by or generated in PLX’s operations between the signing of the merger agreement and completion of the offer and the merger with PLX;

•	the timing of the completion of the offer and the merger with PLX;

•	other changes in PLX’s net assets that occur prior to completion of the offer and the merger with PLX, which could cause material differences in the information presented below; and

•	changes in the financial results of the combined company, which could change the future discounted cash flow projections.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the acquisition of the NXP DC Business or the offer and the merger with PLX, respectively, been completed as of the dates indicated or that may be achieved in the future. Furthermore, the preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates, and no effect has been given in the unaudited pro forma condensed combined statement of income for synergistic benefits and potential cost savings, if any, that may be realized through the combination of PLX and IDT and/or the acquisition of the NXP DC Business or the costs that may be incurred in integrating their operations or any anticipated disposition of assets or business wind-down that may result from such integration. The unaudited pro forma condensed combined financial statements should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, the unaudited historical consolidated financial statements of IDT and accompanying notes included in the IDT Quarterly Report on Form 10-Q for the six months ended September 30, 2012, the historical consolidated financial statements of IDT and accompanying notes included in the IDT Annual Report on Form 10-K for the year ended April 1, 2012, the historical combined financial statements of the NXP DC Business and accompanying notes filed with IDT’s Current Report on Form 8-K/A filed on August 9, 2012, the unaudited historical consolidated financial statements of PLX and accompanying notes included in the PLX Quarterly Report on Form 10-Q for the six months ended June 30, 2012, and the historical consolidated financial statements of PLX and accompanying notes included in the PLX Annual Report on Form 10-K for the year ended December 31, 2011, and PLX’s Current Report on Form 8-K filed on November 9, 2012, all of which are incorporated by reference into this prospectus and registration statement, and other information pertaining to IDT, PLX and NXP contained in or incorporated by reference into this prospectus and registration statement. See also “IDT’s Selected Historical Consolidated Financial Data” and “PLX’s Selected Historical Consolidated Financial Data” on pages 14 and 15, respectively, in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

at September 30, 2012

(in thousands)

	Historical as of
	September 30, 2012 IDT	June 30, 2012 PLX	Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	97,871	4,740	(76,751	)A,S	25,860
Restricted cash	—	—	143,100	A	143,100
Short-term investments	170,922	5,114	(30,000	)A	146,036
Accounts receivable, net	71,129	15,572	—		86,701
Inventories	61,483	10,787	6,251	K,T	78,521
Prepaid and other current assets	29,530	2,354	3,000	U	34,884

Total current assets	430,935	38,567	45,600		515,102
Property, plant and equipment, net	76,141	12,090	(572	)T	87,659
Goodwill	145,129	21,338	141,872	D,V	308,339
Acquisition-related intangibles	58,681	7,607	96,593	C,T	162,881
Other assets	28,738	1,169	—		29,907

TOTAL ASSETS	$739,624	$80,771	$283,493		$1,103,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,254	$12,071	$—		$38,325
Accrued compensation and related expenses	22,955	5,148	13,176	E	41,279
Deferred income on shipments to distributors	14,953	—	—		14,953
Other current liabilities	20,504	3,603	—		24,107

Total current liabilities	84,666	20,822	13,176		118,664
Deferred income taxes and other long term liabilities	26,623	—	—	O	26,623
Long term debt	—	8,500	185,000	B	193,500

Total liabilities	111,289	29,322	198,176		338,787
Common stock of IDT	1,412,771	—	139,458	M	1,552,229
Common stock of PLX	—	187,331	(187,331	)L	—
NXP DC Business net assets sold	—	—	—		—
Accumulated and other comprehensive income	2,088	(221)	221	F	2,088
Accumulated deficit	(786,524)	(135,661)	132,969	G,W	(789,216)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$739,624	$80,771	$283,493		$1,103,888

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended April 1, 2012

(in thousands, except per share data)

	Fiscal Year Ended			Pro Forma Adjustments
	Apr. 1, 2012 IDT	Dec. 31, 2011 PLX	Dec. 31, 2011 NXP DC Business Assets	PLX		Other Adjustments		Pro Forma Combined
Revenues	$526,696	$111,152	$2,378	—				$640,226
Cost of revenues	246,190	46,600	2,398	25,815	H,K	1,600	Q,P	322,603

Gross profit	280,506	64,552	(20)	(25,815)		(1,600)		317,623

Operating expenses:
Research and development	158,749	28,218	17,962					204,929
Selling, general and administrative	100,907	30,331	7,412	1,339	H,I	2	Q,R	139,991

Total operating expenses	259,656	58,549	25,374	1,339		2		344,920

Operating income (loss)	20,850	6,003	(25,394)	(27,154)		(1,602)		(27,297)

Other-than temporary impairment loss on investments	(2,797)	—						(2,797)
Gain on sale of manufacturing facility	20,656	—						20,656
Interest income and other, net	(1,118)	(148)	—	(4,563	)J	—		(5,829)

Income (loss) from continuing operations before income taxes	37,591	5,855	(25,394)	(31,717)		(1,602)		(15,267)
Provision (benefit) for income taxes	268	2,751	—	(2,605	)X			414

Net income (loss) from continuing operations	37,323	3,104	(25,394)	(29,112)		—		(15,681)

Basic net income (loss) per share - continuing operations	$0.26	$0.07						$(0.09)

Diluted net income (loss) per share - continuing operations	$0.26	$0.07						$(0.09)

Weighted average shares:
Basic	143,958	44,559		(20,911	)N			167,606

Diluted	145,848	45,016		(18,923	)N			167,606

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the

Six Months Ended September 30, 2012

(in thousands, except per share data)

	Six Months Ended		109 Days Ended July 19, 2012 NXP DC Business Assets(1)	Pro Forma Adjustments
	September 30, 2012 IDT	June 30, 2012 PLX		PLX		Other Adjustments		Pro Forma Combined
Revenues	$263,562	$49,968	$401					$313,931
Cost of revenues	116,422	20,924	473	9,310	H	438	Q	147,567

Gross profit	147,140	29,044	(72)	(9,310)		(438)		166,365

Operating expenses:
Research and development	83,931	12,538	6,095					102,564
Selling, general and administrative	69,162	18,619	807	(8,827	)H,I	(3,759	)Q,R	76,002

Total operating expenses	153,093	31,157	6,902	(8,827)		(3,759)		178,566

Operating income (loss)	(5,953)	(2,113)	(6,974)	(483)		3,321		(12,202)

Other-than temporary impairment loss on investments	—	—	—					—
Gain on sale of manufacturing facility	—	—	—					—
Interest income and other, net	1,794	(60)	—	(2,281	)J	—		(547)

Income (loss) from continuing operations before income taxes	(4,159)	(2,173)	(6,974)	(2,764)		3,321		(12,749)
Provision (benefit) for income taxes	(4,019)	(466)	—	524	X			(3,961)

Net income (loss) from continuing operations	(140)	(1,707)	(6,974)	(3,288)		—		(8,788)

Basic net income (loss) per share - continuing operations	$—	$(0.04)						$(0.05)

Diluted net income (loss) per share - continuing operations	$—	$(0.04)						$(0.05)

Weighted average shares:
Basic	143,005	44,763		(21,115	)N			166,653

Diluted	143,005	44,763		(20,279	)N			166,653

(1)	Includes revenues and direct expenses of the acquired NXP business from April 1, 2012 through the acquisition date of July 19, 2012.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2012 and the unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2012 and the year ended April 1, 2012 are based on the historical financial statements of IDT, PLX and the NXP DC Business, and the assumptions and adjustments described in the accompanying notes, after giving effect to (a) the offer and the merger with PLX, and (b) the completion by IDT on July 19, 2012 of the acquisition of the NXP DC Business from NXP for $31.2 million in cash, less a $4.0 million credit from NXP B.V. for certain accrued liabilities assumed by IDT from NXP B.V. The unaudited pro forma condensed combined financial statements do not reflect cost savings, operating synergies or revenue enhancements expected to result from the merger with PLX or the acquisition of the NXP DC Business or the costs to achieve these cost savings, operating synergies or revenue enhancements or any anticipated disposition of assets or business wind-down that may result from the integration of the operations of the NXP DC Business into IDT and of IDT and PLX following the completion of the offer and the merger.

The completion of the offer and the merger with PLX will be and the acquisition of the NXP DC Business has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations, or “ASC 805.” In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are generally considered amortizable, finite-lived assets. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. The integration of the NXP DC Business into IDT may result in changes that may affect how the assets acquired from NXP, including intangible assets, will be utilized by IDT. In addition, subsequent to the completion of the offer and the merger with PLX, IDT and PLX will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2. Preliminary Estimated Acquisition Consideration for PLX

On April 30, 2011, IDT, Pinewood, Pinewood LLC and PLX entered into the merger agreement pursuant to which Pinewood, a wholly-owned subsidiary of IDT, has commenced an exchange offer for all of the outstanding shares of PLX, par value $0.001 per share, in exchange for consideration, per share of PLX common stock, comprised of (i) $3.50 in cash plus (ii) 0.525 of a share of IDT common stock, without interest and less any applicable withholding taxes. After completion of the exchange offer, IDT will cause Pinewood to complete a merger with and into PLX, with PLX continuing as the surviving corporation, in which each outstanding share of PLX common stock (except for shares beneficially owned, directly or indirectly, by IDT for its own account, shares held in treasury by PLX and shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive the same consideration paid in exchange for each share of PLX common stock in the exchange offer, subject to appraisal rights to the extent applicable under Delaware law.

Immediately prior to the effective time of the merger, each outstanding and unexercised option to acquire shares of PLX common stock, including options granted to PLX officers and employee directors, with an exercise price per share less than $9.00 that is held by an employee of PLX who continues as an employee of IDT or an affiliate of IDT after the effective time will be converted into an option to acquire a number of shares of IDT common stock equal to the number of shares of PLX common stock for which such option was exercisable at the effective time of the merger multiplied by the equity exchange ratio, rounded down to the nearest whole share. The exercise price per share of each such assumed option will be equal to the exercise price per share set forth in the option agreement for such option at the effective time of the merger, divided by the “equity exchange ratio” (rounded up to the nearest whole cent). The “equity exchange ratio” will be calculated as a fraction, the numerator of which is the sum of (A) $3.50 plus (B) the product of 0.525 and the average closing sales price for a share of IDT common stock as reported on NASDAQ for the 20 consecutive trading days ending with and including the trading day that is two trading days before the closing date of the merger, and the denominator of which is the average closing sales price for a share of IDT common stock as reported on NASDAQ for the 20 consecutive trading days ending with and including the trading day that is two trading days before the closing date of the merger.

Immediately prior to the effective time of the merger, each then outstanding option that is not converted into an option to acquire shares of IDT common stock will be cancelled and converted into a right to receive an amount in cash (subject to all applicable withholding and other taxes), if any, equal to (a) the total number of shares of PLX common stock subject to each such stock option that were vested as of the effective time of the merger (including, with respect to employees of PLX who cease to be employees or other service providers immediately prior to the effective time or otherwise in connection with the merger, shares that vested in connection with the merger), multiplied by (b) an amount equal to the excess, if any, of (i) $3.50 plus (ii) the product of the closing price of a share of IDT common stock on the closing date of the merger multiplied by 0.525, over the exercise price per share subject to such option immediately prior to cancellation.

Immediately prior to the effective time of the merger, each restricted stock unit, or “RSU,” representing a right to receive shares of PLX common stock held by an employee of PLX who continues as an employee of IDT or an affiliate of IDT after the effective time will be converted into an RSU representing a right to receive a number of shares of IDT common stock equal to the number of shares of PLX common stock subject to each RSU as of the effective time of the merger multiplied by the equity exchange ratio described above, rounded down to the nearest whole share. All other RSUs will be cancelled and terminated for no additional consideration.

Based on PLX’s estimated shares of common stock and equity awards outstanding as of October 31, 2012, and assuming that all equity awards remain outstanding as of the Closing, the preliminary estimated acquisition consideration is as follows (in thousands):

Preliminary Estimated Acquisition Consideration

Number of shares of PLX common stock outstanding at October 31, 2012	45,043
Per share exchange ratio	0.525
Number of shares of IDT common stock—as exchanged	23,648
Multiplied by IDT common stock price on October 31, 2012	$5.44

Estimated fair value of IDT common stock issued		$128,643
Fair value of the vested portion of PLX employee stock options outstanding—4.4 million at October 31, 2012(1)		$8,962
Fair value of the restricted stock of PLX outstanding—0.3 million at October 31, 2012(2)		$1,853
Estimated cash distribution to PLX common stockholders		157,651

Total Preliminary Estimated Acquisition Consideration		$297,109

(1)	Under ASC 805, the fair value of equity awards attributed to pre-combination services is accounted for as purchase price consideration. Estimated fair value of PLX employee stock options outstanding at October 31, 2012 was $15.5 million, of which an estimated $9.0 million is attributed to pre-combination (merger) related services and accounted for as purchase price consideration under ASC 805.
(2)	As of October 31, 2012, PLX had 257,100 RSUs outstanding, of which 155,100 will vest on January 1, 2013 and 102,000 will vest on February 28, 2013 and may convert into RSUs convertible into shares of IDT common stock immediately prior to the effective time of the merger. The RSUs are also subject to accelerated vesting upon involuntary termination without cause. The estimated fair value of such RSUs granted is approximately $1.9 million, a portion of which (depending on the effective date of the merger) will be attributed to pre-combination (merger) related services and accounted for as purchase price consideration under ASC 805.

Based on IDT’s preliminary estimates used for purposes of the unaudited pro forma condensed combined financial statements, IDT will issue approximately 23.6 million shares of IDT common stock, issue approximately 4.9 million options to acquire shares of IDT common stock (based on an estimated equity exchange ratio of 1.134) and pay approximately $157.7 million in cash to PLX stockholders.

3. Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the total acquisition consideration for each of the acquisition of the NXP DC Business and the completion of the offer and the merger with PLX is allocated to the acquired tangible and intangible assets and assumed liabilities of the NXP DC Business and PLX, respectively, based on their estimated fair values as of July 19, 2012, the completion date of the acquisition of the NXP DC Business, and the closing of offer and the merger with PLX, respectively. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration for PLX is preliminary because the proposed offer and merger with PLX have not yet been completed. The preliminary allocation for PLX is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation pro forma adjustments will remain preliminary until IDT management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the offer and the merger with PLX and will be based on the value of the IDT share price at the closing of the transaction. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The total estimated acquisition consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of the NXP DC Business and PLX, respectively, based on their estimated fair values as follows (in thousands):

Preliminary Estimated Purchase Price Allocation

		PLX, preliminary		NXP DC Business, as recorded
Cash and Cash Equivalents		$9,854		$—
Accounts Receivable and Other Current Assets		17,926		1,268
Accounts Payable		(12,071)		—
Accrued Expenses		(8,751)		(2,369)
Inventory		17,782		252
Property, Plant and Equipment		12,090		1,125
Debt		(8,500)		—
Other Long Term Assets		1,169		666
Intangible Assets:
Existing Technology	93,100		7,500
In-process Research and Development			1,900
Customer Relationship	8,700		2,700
Backlog	700		300
Trade Name and Trademarks	1,700		—
Other intangible assets	—		100

Total Intangible Assets		104,200		12,500
Goodwill		163,210		13,720

Preliminary estimated acquisition consideration		$297,109		$27,162

Approximately $12.5 million and $104.2 million has been preliminarily allocated to amortizable intangible assets acquired in each of the acquisition of the NXP DC Business and the offer and the merger with PLX, respectively. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited condensed combined pro forma financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or “ASC 820.” ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. Intangible assets include existing technology, customer relationships, backlog and trade name/trademarks. Preliminary fair values for the intangible assets were determined based on the income approach method. The intangible assets (i.e., existing technology, customer relationships, and trade names/trademarks) are amortized on a straight-line basis over useful lives ranging from one to five years.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquired workforce of experienced semiconductor engineers, synergies in products, technologies, skill sets, operations, customer base, and organizational cultures that can be leveraged to enable us to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

4. Preliminary Pro Forma and Acquisition Accounting Adjustments

The pro forma adjustments are as follows (in thousands):

A Adjustment to cash
To reflect cash used to purchase outstanding shares of PLX	(157,651)
To reflect cash from financing facilities	185,000
To reflect restricted cash	(143,100)
To reflect short-term investments converted to cash	30,000

(85,751)

B Adjustment to debt
To reflect funding from financing facilities	185,000

185,000

C Adjustments in acquired intangibles assets, net
To eliminate PLX historical acquired intangible assets	(7,607)
To record the fair value of PLX identifiable intangible assets	104,200

96,593

D Adjustment to goodwill
To eliminate PLX historical acquired goodwill	(21,338)
To record the goodwill associated with the PLX acquisition	163,210

141,872

E Adjustments to record accrued expenses
IDT transaction expenses	6,571
PLX transaction expenses	6,605

13,176

F Adjustments in accumulated other comprehensive income
To eliminate PLX historical accumulated other comprehensive loss	221

221

G Adjustments in accumulated deficit
To eliminate PLX accumulated deficit	135,661
Adjustments to record accrued expenses	(13,176)

122,485

H Adjustments to amortization of intangibles from acquisitions
For the year ended April 1, 2012
To eliminate historical amortization from intangibles from acquisitions
Selling, general and administrative	(2,801)
To record amortization of identified intangibles acquired from PLX
Cost of revenues	18,620
Selling, general and administrative	4,140
For the six months ended September 30, 2012
To eliminate historical amortization from intangibles from acquisitions
Selling, general and administrative	(159)
To record amortization of identified intangibles acquired from PLX
Cost of revenues	9,310
Selling, general and administrative	870

I Adjustments to remove transaction expenses included in historical statements of operations
For the six months ended September 30, 2012
IDT transaction expenses related to PLX	(7,188)
PLX transaction expenses	(2,350)

(9,538)

J To reflect interest expense on financing facilities used to fund the acquisition of PLX
For the year ended April 1, 2012	(4,563)
For the six months ended September 30, 2012	(2,281)

K Adjustment for step-up in fair value of inventory acquired as part of PLX	7,195

7,195

L Adjustment to eliminate PLX common stock	(187,331)

(187,331)

M To record the fair value of the portion of the purchase price expected to be paid in IDT stock	128,643
To record the fair value of the portion of the purchase price expected to be paid in form of IDT stock options	10,815

139,458

N To eliminate the balances of PLX shares used in computing basic and diluted net income (loss) per share, and to reflect expected exchange of PLX common stock into IDT common stock
For the year ended April 1, 2012	(44,559)
Reflect effect of shares of IDT common stock issued in exchange for PLX shares of common stock	23,648

Estimated impact on weighted average shares outstanding—basic	(20,911)

Reflect dilutive effect of PLX stock options and RSUs converted to IDT stock options and RSUs	1,988

Estimated impact on weighted average shares outstanding—diluted	(18,923)

For the six months ended September 30, 2012
Reflect and to reflect expected exchange of PLX common stock into IDT common stock	(44,763)
Reflect effect of shares of IDT common stock issued in exchange for PLX shares of common stock	23,648
Estimated impact on weighted average shares outstanding—basic	(21,115)
Reflect dilutive effect of PLX stock options and RSUs converted to IDT stock options and RSUs	836
Estimated impact on weighted average shares outstanding—diluted	(20,279)

O To record adjustments to deferred tax balances related to changes in fair value in connection with the purchase price allocation and the recording of the purchased intangible assets. The result of this change is the recording of a net deferred tax liability of approximately $37.1 million and a commensurate reduction of PLX’s valuation allowance	—

P Adjustment for step-up in fair value of inventory acquired as part of NXP DC Business purchase	100

100

Q Adjustments to amortization of intangibles from acquisitions
For the year ended April 1, 2012
To eliminate historical amortization from intangibles from acquisitions
Selling, general and administrative	(21)
To record amortization of identified intangibles acquired from PLX and NXP DC Business
Cost of revenues	1,500
Selling, general and administrative	650
For the six months ended September 30, 2012
To eliminate historical amortization from intangibles from acquisitions
Selling, general and administrative	(9)
To record amortization of identified intangibles acquired from PLX and NXP DC Business
Cost of revenues	438
Selling, general and administrative	160

R Adjustments to remove transaction expenses included in historical statements of operations
For the year ended April 1, 2012
IDT transaction expenses related to NXP DC Business	(627)
NXP transaction expenses	—

(627)

For the six months ended September 30, 2012
IDT transaction expenses related to NXP DC Business	(3,910)
NXP transaction expenses	—

(3,910)

S To record payments received in connection with the PLX Disposed Business Components	9,000

T To eliminate the book value of assets sold in connection with the PLX Disposed Business Components
Inventories	(944)
Property plant and equipment	(572)
Acquisition related intangible assets (excluding $7,521 previously eliminated in adjustment C)	—

U To record the estimated fair value of the remaining portion of the escrow in connection with the PLX Disposed Business Components	3,000

V To adjust goodwill for the relative fair value of the PLX Disposed Business Components (excluding $862 previously eliminated in adjustment D)	—

W Adjust accumulated deficit for estimated pro forma loss on the disposed PLX Disposed Business Components (adjusted for previous eliminations of goodwill and intangible assets in notes C and D)	10,484

X To adjust income provision for related to pro forma adjustments
For the year ended April 1, 2012	(2,605)
For the six months ended September 30, 2012	524

As noted previously, these unaudited condensed combined financial statements were based on estimates of the consideration to be paid to PLX stockholders in the offer and the merger with PLX, which is equal to, per share of PLX common stock, (i) 0.525 of a share of IDT common stock and (ii) $3.50 in cash. Based upon a closing price of $5.44 for IDT common stock on October 31, 2012, the total preliminary estimated acquisition consideration is estimated to be $297.1 million, consisting of the value of 23.6 million shares of IDT common stock to be issued to PLX stockholders in the offer and the merger with PLX, $10.8 million for the fair value of the vested portion of PLX employee stock options outstanding and RSUs outstanding at October 31, 2012 and assumed by IDT in the merger, and $157.7 million in cash to be paid to PLX stockholders in the offer and the merger. The ultimate acquisition consideration will be impacted by the price of IDT’s common stock immediately prior to the effective time of the merger. For example, if IDT’s common stock price increases or decreases by a factor of 20% from $5.44 a share from October 31, 2012, the acquisition consideration will increase or decrease respectively by $25.7 million, which will impact the amount of goodwill to be recorded.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

5. IDTI Financing

IDT has secured commitments from J.P. Morgan to provide a senior secured revolving credit facility, in connection with the offer and merger with PLX, in an initial aggregate principle amount of $50 million, or the “revolving credit facility.” The revolving credit facility will be available on a revolving basis during the period commencing on the closing date of the merger and ending on the fifth anniversary thereof. IDT may only borrow amounts under the revolving credit facility if the offer is successful, all of the conditions to the offer are satisfied or, where permissible, amended or waived in a manner that is not material and adverse to J.P. Morgan, prior to December 31, 2012. The proceeds of the revolving credit facility can be used to finance all or a portion of the consideration for the offer and the merger and fees and expenses related thereto, and can be used for general corporate purposes of IDT and its subsidiaries in the ordinary course of business. Loans under the revolving credit facility are expected to bear interest, at IDT’s option, at a rate equal to either (a) the “ABR,” defined as the greatest of (i) J.P. Morgan’s prime rate, (ii) the federal funds effective rate plus 0.5% and (iii) the adjusted one-month LIBO rate plus 1.0%, plus the applicable margin, or (b) the adjusted LIBO rate plus the applicable margin. For purposes of the revolving credit facility, “applicable margin” means 2.5% in respect of loans bearing interest based upon the adjusted LIBO rate and 1.5% in respect of loans bearing interest based upon the ABR.

On June 13, 2011, IDT entered into a Master Repurchase Agreement, or the “repurchase agreement,” with Bank of America, N.A., or “Bank of America,” pursuant to which IDT has the right, subject to the terms and conditions of the Repurchase Agreement, to sell to Bank of America up to 1,431 shares of Class A Preferred Stock in one or more transactions prior to December 13, 2012, which we refer to as the “purchased securities,” for an aggregate purchase price of $135 million in cash with respect to all such shares of preferred stock. Pursuant to the repurchase agreement, IDT is obligated to repurchase from Bank of America, and Bank of America is obligated to resell to the Company, the purchased securities on June 13, 2016 for an aggregate repurchase price equal to the aggregate purchase price paid by Bank of America for such purchased securities plus any accrued and unpaid “price differential,” as described in the repurchase agreement. Under the repurchase agreement, the Company is obligated to make monthly “price differential” payments (as defined in the repurchase agreement) to Bank of America based on the outstanding purchase price of the purchased securities at a floating interest rate of LIBOR plus 2.125%, which are calculated and accrue on a daily basis, and Bank of America is required to remit to the Company any dividends and other distributions that it receives on the purchased securities, unless an event of default with respect to the Company has occurred and is continuing under the repurchase agreement. No draw has taken place on this facility to date. When drawn, the payments of “price differential” to Bank of America under the repurchase agreement will be expensed as interest expense, and $143.1 million of IDT cash will become restricted.

The unaudited pro forma condensed combined financial data assumes that IDT will finance the cash portion of the merger transaction through the full draw of the J.P. Morgan revolving credit facility of $50 million, combined with borrowing $135 million through the Bank of America master repurchase agreement. For purposes of adjusting interest expense in the pro forma financial data, IDT has estimated the weighted average interest on the anticipated borrowings to be LIBOR plus 2.23% or approximately 2.47%. Actual amounts borrowed, and interest rates payable, will depend upon IDT’s cash balances at the time of the merger and conditions in the capital markets, principally prevailing interest rates, at the time the offer and the merger is completed and prevailing interest rates over the period of time when any such amounts borrowed remain outstanding under such facilities. The effect on interest expense and income of a 0.125% variance in LIBOR is not material.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Integrated Device Technology, Inc.,

Pinewood Acquisition Corp.,

Pinewood Merger Sub, LLC

and

PLX Technology, Inc.

Dated as of April 30, 2012

A-i

A-ii

Page
8.6	Headings	A-70
8.7	Severability	A-70
8.8	Entire Agreement	A-70
8.9	Assignment	A-70
8.10	No Third-Party Beneficiaries	A-70
8.11	Mutual Drafting; Interpretation	A-70
8.12	Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury	A-71
8.13	Counterparts	A-71
8.14	Specific Performance	A-71

ANNEX I	Conditions to the Offer

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of By-Laws of the Surviving Corporation
Exhibit C	Form of Certificate of Formation of the Surviving Company
Exhibit D	Form of Operating Agreement of the Surviving Company
Exhibit E	Form of Parent Tax Certificate
Exhibit F	Form of Company Tax Certificate
Exhibit G	Form of Tax Opinion of Baker & McKenzie LLP

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2012 (this “Agreement”), by and among Integrated Device Technology, Inc., a Delaware corporation (“Parent”), Pinewood Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), Pinewood Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger LLC”) and PLX Technology, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

RECITALS

WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence an exchange offer (the “Offer”) to acquire all of the outstanding common stock, par value $0.001 per share, of the Company (the “Shares”), in exchange for consideration, per Share, comprised of (i) $3.50 in cash plus (ii) 0.525 of a share of Parent Common Stock (the “Per Share Exchange Ratio”) (such consideration or any different consideration per Share that may be paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) will be converted into the right to receive the Offer Price, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the parties intend that, subject to Section 6.2, the Merger shall be immediately followed by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the “Second Merger” and, together with the Merger, the “Mergers”), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, it is intended that, if the Second Merger is effected, the Offer, the Merger and the Second Merger, taken together, shall be considered a single integrated transaction for United States federal income Tax purposes and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below);

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Mergers, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Mergers and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, approve and adopt this Agreement and the Merger (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Mergers, are fair to and in the best interests of Parent and the Purchaser and their respective stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Mergers;

WHEREAS, as a condition to and inducement of Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company have executed and delivered to Parent and the Purchaser a Tender and Support Agreement (the “Tender Agreement”), dated as of the date hereof, pursuant to which such stockholders have, among other matters, agreed to (i) tender the Shares beneficially owned by them in the Offer and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Tender Agreement; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Mergers and also to prescribe various conditions to the Offer and the Mergers;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) As promptly as practicable (and in any event within ten Business Days after the date of this Agreement, as such period may be extended if and to the extent the Company fails to satisfy its obligations pursuant to Section 1.1(h) or other information required from Representatives of the Company or Parent is delayed), the Purchaser shall commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all the outstanding Shares at the Offer Price. The consummation of the Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, shall be subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned by Parent or any of its wholly-owned direct or indirect Subsidiaries, including the Purchaser, or with respect to which Parent or any of its wholly-owned direct or indirect Subsidiaries, including the Purchaser, otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the adoption of this Agreement and approval of the Merger (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”) and (ii) the satisfaction, or waiver by the Purchaser (to the extent permitted in Annex I), of the other conditions and requirements set forth in Annex I. Subject to this Section 1.1 and Annex I, the conditions and requirements to the Offer set forth in Annex I are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such condition or may be waived by the Purchaser, in its sole discretion, in whole or in part at any time and from time to time.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Purchaser (to the extent permitted by Annex I), of the other conditions and requirements set forth in Annex I, the Purchaser shall, and Parent shall cause the Purchaser to, accept for exchange and exchange all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable and in any event not more than two Business Days after the first Expiration Date upon which such conditions are satisfied or waived. The Offer Price to be exchanged in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be exchanged, without interest, subject to any withholding of Taxes required by applicable Law. To the extent any such amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. No fraction of a share of Parent Common Stock will be issued by virtue of the Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of any such fractional share, each holder of Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on NASDAQ on the date the Acceptance Time occurs.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. The Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than adding consideration), (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition or the conditions set forth in clauses (b), (c) and (d) of Annex I, (v) add to or amend any of the other conditions and requirements to the Offer set forth in Annex I in a manner that is material and adverse to the holders of Shares, (vi) except as provided in Section 1.1(e), extend the Offer or (vii) otherwise amend the Offer in any manner that is material and adverse to the holder of Shares. Notwithstanding anything to the contrary in this Agreement, the Offer Price (including the Per Share Exchange Ratio) shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, as applicable, Shares or shares of Parent Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares or shares of Parent Common Stock, occurring on or after the date of this Agreement and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this sentence shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall initially expire at midnight (New York City time) on the later of (i) date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act) and (ii) one Business Day after the No-Shop Period Start Date (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended as required by or otherwise in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If on or prior to any then scheduled Expiration Date, any condition to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) has not been satisfied, or, where permitted by applicable Law and this Agreement, waived by the Purchaser, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer on one or more occasions, for successive periods of up to 20 Business Days each, until the satisfaction or, where permitted by applicable Law and this Agreement, waiver by the Purchaser of each such condition. In addition, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission (the “SEC”) or its staff. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be required to extend the Offer for any reason beyond October 30, 2012; provided however, that if, as of such date, all conditions set forth in Annex I have been satisfied other than either (i) obtaining the Required Governmental Approval or (ii) both obtaining the Required Governmental Approval and satisfying the Minimum Condition, then (A) either Parent or the Company may, in its sole discretion and pursuant to written notice to the other party no later than two

Business Days prior thereto and no earlier than five Business Days prior thereto, extend such date for three months starting on October 31, 2012 and ending on January 31, 2013 and (B) thereafter, Parent may, in its sole discretion and pursuant to written notice to the Company no later than two Business Days prior thereto and no earlier than five Business Days prior thereto, extend such date for an additional three months starting on February 1, 2013 and ending on April 30, 2013 (thereafter, the last date of each such additional three-month period shall for all purposes of this Agreement be the “Outside Date”) solely to satisfy such condition(s); provided further that in no event shall the Outside Date, if and as extended pursuant to this Section 1.1(e) extend past April 30, 2013. Nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Article 7 hereof.

(f) If necessary to obtain sufficient Shares to reach the Short Form Threshold (without regard to the exercise of the Top-Up Option, but subject to the Purchaser’s obligations under Section 1.7(b)), the Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act; provided, that, the Purchaser has complied with its obligations to accept for exchange and exchange tendered Shares in accordance with Section 1.1(b). Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall immediately accept for exchange and exchange all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 7. If this Agreement is terminated pursuant to Article 7, the Purchaser shall promptly (and in any event within 48 hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the exchange of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, the Purchaser shall (i) file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement and (ii) file with the SEC a registration statement on Form S-4 (or similar successor form) to register the offer and sale of the Parent Common Stock pursuant to the Offer and the Merger (including amendments or supplements thereto, the “Registration Statement”), which Registration Statement shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer and the Merger. The Purchaser shall provide guaranteed delivery procedures for the tender of Shares in the Offer. The Purchaser agrees to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Securities Act and the Exchange Act. The Company shall promptly furnish to Parent and the Purchaser in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or the Purchaser for inclusion in the Offer Documents. The Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Purchaser agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Securities Act or the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2 Company Actions.

(a) On the date of the filing of the Schedule TO with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(c), contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable). The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. To the extent requested by the Purchaser, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares. The Company, on the one hand, and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Purchaser and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b) Promptly after the date hereof and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any Third Parties to, cooperate with the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Employee Plan, and to permit such holders of Shares to tender Shares in the Offer.

1.3 Directors.

(a) After the Purchaser accepts for exchange Shares tendered and not properly withdrawn pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition in accordance with the terms of the Offer and this Agreement (the “Acceptance Time”), and at all times thereafter, the Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its direct or indirect wholly-owned Subsidiaries, including the Purchaser, bears to the total number of Shares then outstanding. After the Acceptance Time, the Company shall, upon the Purchaser’s request, take all actions as are necessary or desirable to enable the Purchaser’s designees to be so elected or designated to the Company Board, including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors, and shall cause the Purchaser’s designees to be so elected or designated at such time (any and all members of the Company Board immediately prior to any designees of the Purchaser joining the Company Board and who remain on the Company Board after any designees of the Purchaser join the Company Board, the “Continuing Directors”). After the Acceptance Time, the Company shall also, upon the Purchaser’s request, cause the directors elected or designated by the Purchaser to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the listing requirements of NASDAQ. After the Acceptance Time, the Company shall also, upon the Purchaser’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Rule 4350(c) and make all necessary filings and disclosures associated with such status. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent or its direct or indirect Subsidiaries, including the Purchaser, may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) The Company’s obligations to appoint the Purchaser’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable the Purchaser’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3. The Purchaser shall supply or cause to be supplied to the Company any information with respect to the Purchaser, its officers, directors and Affiliates, and the proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) In the event that the Purchaser’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a), and without limiting Section 1.3(a), the Company shall cause the Company Board to have at least such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws who are considered “independent directors” within the meaning of such Laws (“Independent Directors”); provided, that in the event the number of Independent Directors shall be reduced below the number as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate Persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or the Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Purchaser’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a), and without limiting Section 1.3(a), in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Charter, the Company Bylaws or applicable Law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate or amend this Agreement or any Promissory Note, (ii) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, or to agree to any extension of time for performance of any obligation or action hereunder by Parent or the Purchaser, (iii) to authorize any Contract between the Company and of the Company Subsidiaries, on one hand, and Parent or any of its Subsidiaries, on the other or (iv) to take any other action of the Company Board under or in connection with this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect in any material respect the holders of Shares (other than Parent or its direct or indirect Subsidiaries, including the Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or resignations, then one or more persons who were directors or officers of the Company as of the Acceptance Time shall be appointed as Continuing Directors to the Company Board; provided further, that if no such persons are willing to serve as Continuing Directors, such actions may be effected by majority vote of the entire Company Board. The Continuing Directors shall have, and the Purchaser and the Company Board shall take all necessary action to cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company, as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

1.4 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger and all other applicable action by Parent and the Surviving Corporation, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law. Subject to Section 6.2, at the effective time of the Second Merger, the certificate of formation of the Surviving Company shall be amended to read as set forth on Exhibit C and as so amended shall be the certificate of formation of the Surviving Company in the Second Merger. In addition, at the effective time of the Second Merger, the operating agreement of the Surviving Company shall be amended to read as set forth on Exhibit D and as so amended shall be the operating agreement of the Surviving Company in the Second Merger.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5 Closing and Effective Time of the Merger; the Second Merger.

(a) The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, the Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the date and time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

(b) Subject to Section 6.2, immediately after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Second Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Second Merger shall have the effects set forth in Section 18-209(g) of the Delaware Limited Liability Company Act.

1.6 Merger Without Meeting of Stockholders.

Notwithstanding the terms of Section 5.2, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and the exercise of the Top-Up Option, the Purchaser holds at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the approval of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with the DGCL.

1.7 Top-Up Option.

(a) The Company hereby irrevocably grants to the Purchaser a non-transferable, non-assignable option (the “Top-Up Option”), exercisable from and after the Acceptance Time only upon the terms and subject to the conditions set forth herein, to purchase from the Company, at a cash price per share equal to the value of the Offer Price (with the value of the Per Share Exchange Ratio calculated as the dollar amount determined by multiplying such ratio by the closing price of a share of Parent Common Stock on NASDAQ on the last trading day prior to the exercise of the Top-Up Option), an aggregate number of newly-issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Purchaser at the time of exercise of the Top-Up Option, constitute one share more than 90% of the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option; provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares) and all of the conditions to the Merger would be satisfied or waived, as applicable; and provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s then total authorized and unissued Shares. Upon the Purchaser’s request, the Company shall cause its transfer agent to certify in writing to the Purchaser the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. The Purchaser shall pay the Company the aggregate par value of the Top-Up Option Shares in cash and the balance of the aggregate price required to be paid for the Top-Up Option Shares shall be paid by delivery to the Company of a non-negotiable and non-transferable promissory note (the “Promissory Note”). The Promissory Note shall be full recourse against the Purchaser, shall be guaranteed by Parent, shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty. Parent, the Purchaser and the Company acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the Shares subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the exercise by Parent or the Purchaser of the Top-Up Option, any Shares issued upon exercise of the Top-Up Option or the Promissory Note.

(b) Provided that no applicable Law shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option, in whole but not in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement. If as of an Expiration Date (x) all the conditions and requirements set forth in Annex I have been satisfied or waived, as applicable, and (y) there shall have been validly tendered and not validly withdrawn a sufficient number of Shares which, when added to the number of shares (the “Requisite Top-Up Shares”) of Company Common Stock which could be owned by the Purchaser through exercise of the Top-Up Option, constitute one share more than 90% of the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, the Purchaser shall exercise the Top-Up Option with respect to the Requisite Top-Up Shares at such time in accordance with the provisions of this Section 1.7.

(c) To exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the aggregate number of Shares as to which the Top-Up Option is being exercised, the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall deliver to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares in an aggregate amount equal to the purchase price specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares. Such certificates shall include any legends that are required by applicable Law. The Purchaser acknowledges that the Top-Up Option Shares shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering. The Purchaser agrees that the Top-Up Option, and the Top-Up Option Shares are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities.

Subject to the terms hereof, at the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, shall be automatically cancelled and shall cease to exist, with no payment being made in exchange therefor.

(c) Purchaser Common Stock. Each share of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip for any such fractional shares shall be issued and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any holder of Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on NASDAQ on the date the Merger becomes effective.

(e) Dividends; Distributions. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares pursuant to Section 2.1(d) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without any interest thereon (i) promptly after such surrender, the Merger Consideration and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

2.2 Exchange and Payment for Securities; Surrender of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, the Purchaser shall designate a reputable bank or trust company to act as the Exchange Agent for purposes of effecting the payment and distribution of the Merger Consideration in connection with the Merger (the “Exchange Agent”). At or promptly after the Effective Time (and, in any event, on the Closing Date), the Purchaser shall (i) deliver, or cause to be delivered, to the Exchange Agent certificates representing the aggregate number of shares of Parent Common Stock sufficient to make all share issuances pursuant to this ARTICLE 2 and (ii) deposit, or cause to be deposited, with the Exchange Agent, cash in an amount sufficient to make all payments pursuant to this ARTICLE 2, in each case to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. Such funds, to the extent cash, shall be invested by the Exchange Agent as directed by the Purchaser, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of the Purchaser, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, but in no event later than 5 Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Purchaser or the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Purchaser, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share and the Exchange Agent shall deliver the Merger Consideration that such holder is entitled to receive within 5 Business Days. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock or cash funds (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law. If, immediately prior to the six year anniversary of the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Authority pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts that Parent, the Purchaser, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that the Purchaser may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g) Transfer Taxes. All transfer, stamp, documentary and similar Taxes incurred in connection with this Agreement and the transactions contemplated herein shall be the responsibility of the holders of the Shares, unless otherwise required by applicable Law.

2.3 Dissenting Shares.

Notwithstanding anything to the contrary set forth in this Agreement, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Section 262 of the DGCL in connection with the Merger (collectively, “Dissenting Shares”) shall be converted into a right to receive that portion of the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Section 2.1(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). In the event that any holder of Company Common Stock fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Common Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall be converted into the right to receive the Merger Consideration issuable pursuant to Section 2.1(a) in respect of such shares as if such shares had never been Dissenting Shares, in accordance with and following the satisfaction of the applicable requirements and conditions set forth in Section 2.2. The Company shall give Parent prompt notice (and in no event more than two Business Days) of (i) any demand received by the Company for appraisal of Company Common Stock (and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand) or (ii) any notice of exercise by any holder of Company Common Stock of appraisal rights in accordance with the DGCL. The Company agrees that, except with Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

2.4 Treatment of Options and RSUs.

(a) Immediately prior to the Effective Time, Parent shall assume each outstanding and unexercised option to purchase Shares (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, has an exercise price per share less than $9.00 and is held by an individual who, after the Effective Time, is an “employee” of Parent or an Affiliate of Parent within the meaning of General Instruction A(1)(a)(1) of Form S-8 (each, an “Assumed Company Option”) and each stock option plan of the Company or any other equity plan (each, a “Company Stock Option Plan”) pursuant to which any Assumed Company Option has been granted. The Assumed Company Options shall be assumed in a manner that is in compliance with Section 424 of the Code and the Treasury Regulations thereunder in the case of Company Options that are intended to be “incentive stock options” within the meaning of Section 422 of the Code, and in a manner that is in compliance with Section 409A of the Code and the Treasury Regulations thereunder in the case of Company Options that are non-qualified stock options. Each Assumed Company Option shall thereafter be exercisable, on substantially the same terms and conditions as in effect at the Effective Time, for such number of shares of Parent Common Stock that equals the number of shares of Company Common Stock subject to such Company Option as of the Effective Time multiplied by the Equity Exchange Ratio (rounded down to the nearest whole number). The exercise price per share of each such Assumed Company Option shall be equal to the exercise price per share set forth at the Effective Time in the option agreement for such Company Option divided by the Equity Exchange Ratio (rounded up to the next whole cent). The Company shall use its commercially reasonable efforts to cause the Company Stock Option Plan(s) and all Assumed Company Options to be assumed by Parent on the terms and conditions set forth in this Section 2.4(a).

(b) Immediately prior to the Effective Time, each Company Option that is not an Assumed Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive from the Company, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to all applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of vested Shares (including, in the case of holders of Company Options who cease to be employees or other service providers immediately prior to the Effective Time or otherwise in connection with the transactions contemplated by this Agreement, any Shares that become vested in connection with the transactions contemplated by this Agreement) subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Per Share Option Cash-Out Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Option Payments”). Notwithstanding the foregoing and for the avoidance of doubt, to the extent the per share exercise price for the shares of Company Common Stock that would have been issuable upon exercise of such Company Option is greater than or equal to the Per Share Option Cash-Out Consideration, the Company Option shall be terminated and cancelled at the Effective Time and no Option Payment shall be made. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any. The Option Payments shall be paid by Parent or the Surviving Corporation as soon as practicable (and in any event within 15 Business Days) following the Effective Time, without interest. For the avoidance of doubt, each Company Option that is unvested and is not an Assumed Company Option shall be cancelled as of immediately prior to the Effective Time without payment of any Merger Consideration or other amount with respect thereto or in settlement therefor, and the Company shall take all necessary action to provide for such cancellation and treatment.

(c) Immediately prior to the Effective Time, Parent shall assume each restricted stock unit representing a right to receive a Share (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time that is held by an individual who, after the Effective Time, is an “employee” of Parent (as defined in Section 2.4(a)) (each, an “Assumed RSU”). Each Assumed RSU shall thereafter be subject to the same terms and conditions as in effect at the Effective Time for such number of shares of Parent Common Stock that equal the number of shares of Company Common Stock subject to such Company RSU as of the Effective Time multiplied by the Equity Exchange Ratio and rounded down to the nearest whole share. Each Company RSU that is not an Assumed RSU shall be terminated for no additional consideration effective as of immediately prior to the Effective Time.

(d) The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to effect the foregoing provisions of this Section 2.4, including by amending the applicable Company Stock Options Plans as set forth on Section 2.4(a) of the Company Disclosure Schedule.

(e) Parent will cause Parent Common Stock issuable upon exercise of the Assumed Company Options or upon settlement of the Assumed RSUs to be registered with the SEC on Form S-8 as soon as practicable (and in any event within 30 Business Days) following the Effective Time, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Company Options and Assumed RSUs remain outstanding and will maintain a sufficient number of reserved shares of Parent Common Stock for issuance upon exercise or vesting, as applicable, thereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company SEC Documents, in each case filed on or after March 13, 2012 and prior to the date hereof, and only to the extent reasonably apparent from the disclosure therein (but excluding (A) any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (B) information included in, or incorporated by reference as, exhibits and schedules to any Company SEC Documents that have been filed with the SEC) (and provided that the representations and warranties set forth in Section 3.2 shall not be qualified by any information in any Company SEC Documents) and (ii) as set forth in the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure made in the Company Disclosure Schedule shall be deemed to be disclosed with respect to any section of this Agreement to the extent the relevance of such disclosure to any such representation or warranty is reasonably apparent from the text of such disclosure), the Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and as currently planned to be conducted. Each of the Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had a Company Material Adverse Effect.

(b) The Company has delivered or caused to be delivered to Parent and the Purchaser accurate and complete copies of the currently effective certificate of incorporation of the Company (the “Company Charter”) and bylaws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is not in violation of the Company Charter or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth an accurate and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), of which, as of the close of business on April 27, 2012, there were 44,743,245 shares issued and outstanding (excluding 26,543 shares of Company Common Stock held in treasury) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding or reserved for future issuance under any Contract. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on April 27, 2012, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for 5,243,724 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Options Plans. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has made available or will make available as soon as practicable after the date hereof to Parent and the Purchaser an accurate and complete list of all issued and outstanding Company Options, as of the close of business on April 27, 2012, including (A) the name of each holder of Company Options, (B) the date on which the grant of each Company Option was by its terms to be effective (the “Grant Date”) and the expiration date of such Company Options, (C) the number of outstanding, unvested Company Options held by each such holder, (D) the total number of shares of Company Common Stock subject to each such Company Option, (E) the exercise price of each Company Option, (F) the vesting schedule (including any vesting acceleration provisions) and vested status of each such Company Option, and (G) whether such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. All Company Options are evidenced by stock option agreements, in each case in the forms made available by the Company to Parent and the Purchaser, and no stock option agreement contains terms that are inconsistent with or in addition to such forms.

(c) Each grant of a Company Option was duly authorized no later than the Grant Date of such Company Option by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes. Each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Option Plan, the Exchange Act and all other applicable Laws, including the rules of NASDAQ. The per share exercise price of each Company Option was equal to no less than the fair market value of a share of Company Common Stock on the applicable Grant Date (as determined in accordance with the terms of the applicable Company Stock Option Plan and Section 409A of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. The Company has not granted, and there is not, and has not been, any Company policy or practice to grant, Company Options prior to, or otherwise coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or any of their financial results or prospects.

(d) Except for the Company Options set forth in Section 3.2(b), there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating, convertible into or exchangeable for capital stock of any other Equity Interests of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the close of business on December 31, 2011, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interest of the Company.

(e) There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person (including the Company), or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. Since the close of business on December 31, 2010, no Company Subsidiary has issued any shares of capital stock or other Equity Interests.

3.3 Authority.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and, subsequent to obtaining the Company Stockholder Approval, if required, the Mergers. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Mergers, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, (i) the Company Stockholder Approval, if required and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL). The Company Board, by resolutions duly adopted by unanimous vote of those voting on such matters at a meeting duly called and held, has, and as of the date of this Agreement not subsequently rescinded or modified in any way, (x) determined that the transactions contemplated by this Agreement, including the Offer and the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (y) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Mergers and (z) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

(b) The Company Board has taken or will take all action necessary on its part to render Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement, the Offer, the Mergers or the Top-Up Option, including the acquisition of Shares pursuant thereto, the Tender Agreements or any other transaction contemplated by this Agreement. Assuming the accuracy of the representations and warranties set forth in Section 4.13, no other “moratorium,” “fair price,” “business combination,” “combinations with interested stockholders,” “control share acquisition” or similar provision of any state anti-takeover Law or other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares

(collectively, “Takeover Statutes”) is, or at the Effective Time will be, applicable to the execution, delivery or performance of this Agreement, the Offer, the Mergers or the Top-Up Option, including the acquisition of Shares pursuant thereto, the Tender Agreements or any other transaction contemplated by this Agreement.

(c) The Company is not a party to any stockholder rights plan or “poison pill” agreement.

3.4 No Conflict.

None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, if required, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary, (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (c) require any consent or approval under, violate, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had a Company Material Adverse Effect.

3.5 Required Filings and Consents.

Assuming the accuracy of the representations and warranties of Parent and the Purchaser in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) the receipt of the Company Stockholder Approval, if applicable, (c) compliance with the applicable requirements of the Exchange Act and the Securities Act, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of NASDAQ, (f) compliance with the applicable requirements of the HSR Act, and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person, individually or in the aggregate, has not had a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to conduct its business as currently conducted and as currently planned to be conducted (the “Company Permits”), except where the failure to hold the same has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is and since January 1, 2009 has been in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, has not had a Company Material Adverse Effect. To the Knowledge of the Company, no suspension, modification, revocation or cancellation of any of the Company Permits is pending or threatened, except for any such actions that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is or since January 1, 2009 has been in conflict with, default under or violation of, or is being or since January 1, 2009 has been investigated for, or charged by any Governmental Authority with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any officer, director, agent, consultant, employee or other Person acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, given, promised, offered or authorized the same, or paid anything of value to any recipient that was, is or would be prohibited under (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder and (ii) any other comparable anti corruption and/or anti bribery Laws of any Governmental Authority of any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business).

(d) The books, records and accounts of the Company and to the Knowledge of the Company, the Company Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and disposition of their respective funds and assets. To the Knowledge of the Company, there have never been any false or fictitious entries made in the books, records, or accounts of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.

(e) Since December 31, 2008, to the Knowledge of the Company, the Company and the Company Subsidiaries have at all times conducted their export and related transactions in all material respects in accordance with (i) all applicable export, re-export, and anti-boycott Laws of the United States, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), and United States economic sanctions Laws administered by the United States Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export control Laws in any countries in which the Company or any Company Subsidiary conducts business.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2009, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein. Without limiting the generality of this Section 3.7(b), since January 1, 2009, (i) no independent public accountant of the Company has resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act, and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

3.8 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since January 1, 2010, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

(e) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.9 Books and Records.

The books and records of the Company and each Company Subsidiary have been, and are being fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain in all material respects complete and correct records of all meetings and other corporate actions held or taken since January 1, 2007 by their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

3.10 No Undisclosed Liabilities.

Except for those liabilities and obligations (a) specifically reserved against or provided for in the audited condensed consolidated balance sheet of the Company as of December 31, 2011 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2011, which have not had a Company Material Adverse Effect, or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Mergers, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP.

3.11 Absence of Certain Changes or Events.

(a) Since December 31, 2011, (i) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any Company Material Adverse Effect.

(b) There has not been any action taken by the Company or any Company Subsidiary from December 31, 2011 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Company Employee Plan. With respect to each Company Employee Plan, the Company has provided to the Purchaser complete and accurate copies of (A) each such Company Employee Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to employees, (D) the three most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Company Employee Plan that is intended to qualify under Section 401(a) of the Code, (F) the three most recent annual reports on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (G) all other material filings and material correspondence with any Governmental Authority (including any correspondence regarding actual or, to the Knowledge of the Company, threatened audits or investigations) with respect to each Company Employee Plan.

(b) Each Company Employee Plan (and any related trust or other funding vehicle) has been maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. Each of the Company and the Company Subsidiaries has performed all material obligations required to be performed by it under all Company Employee Plans.

(c) No Company Employee Plan is, and none of the Company, any of the Company Subsidiaries or any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to materially and adversely affect the exempt status of any such trust. Neither the Company nor any Company Subsidiary, with respect to any Company Employee Plan, has engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code on the Company or any Company Subsidiary.

(e) None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Employee Plan, or (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits.

(f) With respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) who could receive any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), the Company has made available or will make available as soon as reasonably practicable following the date hereof to Parent and the Purchaser (i) a list of such Person’s name and title (ii) Form W-2s for the five years ending 2012 (or for such shorter period during which a disqualified individual provided service to the Company) and (iii) a list of Company Employee Plans providing for “parachute payments” (as defined in Section 280G(b)(2) of the Code) such Person could receive. Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g) No Company Employee Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(h) Each material Company Employee Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) is set forth in Section 3.12(h) of the Company Disclosure Schedule and has been maintained and operated in material documentary and operational compliance with Section 409A or the Code or an available exemption therefrom.

(i) Each material Company Employee Plan maintained or contributed to by the Company or any Company Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such Company Employee Plan, a “Foreign Plan”) is listed in Section 3.12(i) of the Company Disclosure Schedule. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of applicable Law of each jurisdiction in which such Foreign Plan is maintained, (ii) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Laws, and (iii) such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(j) Neither the Company nor any Company Subsidiary is a party to any Contract or plan that would reasonably be likely to result, separately or in the aggregate, in the payment of any material amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of any other applicable Tax Laws).

(k) Neither the Company nor any Company Subsidiary has any liability in respect of, or obligation to provide, post-retirement health, medical, disability or life insurance benefits for retired, former or current employees, consultants or directors of the Company or Company Subsidiaries (or the spouses, dependent or beneficiaries of any of the foregoing), whether under a Company Employee Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

3.13 Labor and Other Employment Matters.

(a) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, worker classification, workers’ compensation (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar applicable Law), occupational health and safety, plant closings, compensation and benefits, wages and hours, meal and rest periods, human rights, pay equity, and industrial awards or agreements. The Company has made available to Parent and the Purchaser a true and complete list of the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each Company Subsidiary and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position.

(b) As of the Closing Date, the Company and each Company Subsidiary has paid in full all liabilities in respect of employees, including premium contributions, remittance and assessments for unemployment insurance, employer health tax, income tax, workers’ compensation and any liabilities under any other employment-related legislation, accrued wages, taxes, salaries, commissions, bonuses, benefits, compensation and employee benefit plan payments. Neither the Company nor any Company Subsidiary has an obligation to re-instate any former employees or independent contractors.

(c) Neither the Company nor any of the Company Subsidiaries is or has been a party to any collective bargaining, employee association or works council or similar Contract, and there are not, to the Knowledge of the Company, any union, employee association or works council organizing activities concerning any employees of the Company or any of the Company Subsidiaries. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, or any Actions which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. Neither the Company nor any of the Company Subsidiaries has recognized any trade union, whether voluntarily or in terms of any statutory procedure as set out in any applicable Law. There have been no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries.

(d) In the three years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any Company Subsidiary.

(e) The Company has made available to Parent and the Purchaser a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company and each Company Subsidiary, along with the position, date of retention and rate of remuneration for each such individual. Except as set forth on such list, neither the Company nor any Company Subsidiary engages or retains any independent contractors, consultants, agents or agency employees.

(f) The compensation committee of the Company Board is (and at all times during the past 18 months was, and at all times from the date of this Agreement to the first date on which the Parent’s designees constitute a majority of the Company Board pursuant to Section 1.3 will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto. The Company Board, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board is such an “independent director.” On or prior to the date hereof, the compensation committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company, Parent or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, (ii) any Company Options awarded to, or any acceleration of vesting of any Company Options held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary and (iii) other Employment Compensation Arrangements entered into or proposed to be entered into between Parent or its direct or indirect Subsidiaries, on the one hand, and certain officers of the Company, on the other hand, each as described on Section 3.13(e) of the Company Disclosure Schedule.

3.14 Contracts; Indebtedness.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i) Contracts between the Company or any Company Subsidiary and any of the 10 largest licensees or other customers of such Persons (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries during the fiscal year ended December 31, 2011);

(ii) Contracts between the Company or any Company Subsidiary and any (A) Third Party pursuant to which the Company or any Company Subsidiary has acquired or is authorized to use any Third Party Intellectual Property (other than Standard Software), (B) of the 10 largest suppliers (other than a licensor) that are material, including any supplier of manufacturing, outsourcing, foundry, assembly (packaging), design or development services (determined on the basis of aggregate payments recognized by the Company and the Company Subsidiaries during the fiscal year ended December 31, 2011) and (C) any sales representative, distributor, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor agreement that is material for the use or distribution of Company Products or Company IP (provided, however, that for listing purposes under this subsection (C), the foregoing Contracts do not need to include Contracts on Standard Forms, so long as all Contracts described by this subsection (C) constitute Material Contracts whether or not executed on Standard Forms);

(iii) except for the Contracts disclosed in clauses (i) or (ii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by the Company or any Company Subsidiary, or the payment therefor by the Company or any Company Subsidiary, providing for either (A) recurring annual payments after the date hereof of $100,000 or more or (B) aggregate payments or potential aggregate payments after the date hereof of $200,000 or more (provided however, that such thresholds shall be $200,000 and $400,000, respectively, with respect to the purchase of Company Products in the ordinary course of business pursuant to Standard Forms);

(iv) Contracts providing for any contingent payments by the Company or any Company Subsidiary exceeding $100,000 in any one case;

(v) Contracts that (A) restrict the Company or its Subsidiaries or Affiliates from competing or engaging in any material respect in any line of business of the Company and its Subsidiaries or with any Person or in any geographic area or (B) require any material benefit be granted to a Third Party, or material right be lost by Company, its Subsidiaries or Affiliates, or the successors to either, as a result of competing in or engaging in any line of business of the Company and its Subsidiaries, or with any Person or in any geographic area;

(vi) Contracts that (A) grant any exclusive license or exclusive supply or distribution agreement to any Company Products or Company IP, (B) grant any right of first refusal, or similar right to acquire exclusive rights or ownership with respect to any Company Product, or Company IP, (C) contain any provision that requires the purchase of all or a given portion of the Company’s or any Company Subsidiary’s requirements for products or services from a given Third Party, or any other similar provision, (D) grant “most favored nation” rights, (E) grant material guaranteed availability of supply of Company Products for a period greater than twenty-four months, (F) grant exclusive rights to purchase any Company Products, including products produced through foundry services, (G) guarantee as to foundry capacity or priority, or (H) guarantee prices for a period of greater than twenty-four months;

(vii) Contracts pursuant to which the Company or any Company Subsidiary has agreed to provide source code of Company Proprietary Software to be put in escrow or to be provided to any Third Party (other than source code for software drivers, API’s and similar tools, or immaterial portions of source code of Company Proprietary Software provided pursuant to a software development kit license or disclosed in connection with trials, demonstrations or similar arrangements, in each case on a non-exclusive basis and subject to written non-disclosure and non-use restrictions imposed on the recipient);

(viii) Company IP Contracts, except for Contracts where Company or its Subsidiaries grant non-exclusive licenses relating to Company Products in the ordinary course of business of the Company and its Subsidiaries;

(ix) [reserved]

(x) Leases, subleases, occupancy agreements and other agreements (whether of real or personal property) to which the Company or any Company Subsidiary is party as either lessor or lessee, providing for either (A) annual payments after the date hereof of $100,000 or more or (B) aggregate payments after the date hereof of $100,000 or more;

(xi) Contracts relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xii) Contracts pursuant to which the Company or any Company Subsidiary is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens and other than Contracts with customers entered into in the ordinary course of business consistent with past practice;

(xiii) Contracts under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than (i) extensions of credit in the ordinary course of business consistent with past practice and (ii) investments in marketable securities in the ordinary course of business);

(xiv) Contracts under which the Company or any Company Subsidiary have any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) with a purchase price in excess of $100,000;

(xv) any Contracts (A) (1) between the Company or any Company Subsidiary and any Governmental Authority or (2) between the Company or any Company Subsidiary, as a subcontractor and any prime contractor to any Governmental Authority or (B) to the Knowledge of the Company, financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xvi) partnership, joint venture or other similar Contract or arrangement material to the Company and the Company Subsidiaries, taken as a whole;

(xvii) Contracts providing for the development of any material Technology or any material Intellectual Property Right, independently or jointly, by or for the Company or any Company Subsidiary;

(xviii) collective bargaining agreement or other Contract with any labor union;

(xix) severance agreements, programs, policies, arrangements or Contracts providing any individual with severance payments and/or benefits in excess of $75,000 in the aggregate;

(xx) all employment agreements or Contracts for the employment or engagement of any officer, individual employee, consultant or other Person on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) in excess of $150,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the Company’s (or any Company Subsidiary’s) ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or liability;

(xxi) Contract entered into in the last three years in connection with the settlement or other resolution of any Action or Order that has any continuing material obligations, liabilities or restrictions or involved payment of more than $100,000;

(xxii) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company, any Company Subsidiary or any predecessor Person other than indemnification obligations of the Company or any Company Subsidiary pursuant to the provisions of a Contract entered into by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice; and

(xxiii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Each Contract of the type described in Section 3.14(a) is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

(c) (i) Each Company Material Contract is a legally valid, binding and enforceable obligation of the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) each of the Company and each Company Subsidiary has in all material respects performed the obligations required by it under each Company Material Contract, (iii) to the Knowledge of the Company, none of the Company or any Company Subsidiary knows of, or has received written notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract and (iv) neither the Company nor any Company Subsidiary has received any written notice from any other party to terminate any such Company Material Contract, and otherwise has no Knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

(d) No director, officer, employee, Affiliate (which for purposes of this Section 3.14(d) shall include any stockholder of the Company that owns more than 5% of the Company Common Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company or any Company Subsidiary, other than in its capacity as a director, officer or employee of such Person (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with the Company or any Company Subsidiary (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any Company Subsidiary or (iii) is engaged, directly or indirectly, in the conduct of the business of the Company and the Company Subsidiaries.

3.15 Litigation.

(a) There is no Order or Action pending or, to the Knowledge of Company, threatened in writing against the Company or any Company Subsidiary or their respective assets or properties, or for which the Company or any Company Subsidiary has potential liability (including by virtue of indemnification or otherwise), and (b) to the Knowledge of the Company, there is no Action pending against any executive officer or director of the Company or any Company Subsidiary in their capacity as such that, in each case under clause (a) and clause (b), has had a Company Material Adverse Effect. As of the date of this Agreement, Section 3.15 of the Company Disclosure Schedule sets forth a description of each current Action or Order pending, instituted or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or their respective assets or properties, or any executive officer of the Company or any Company Subsidiary in their capacity as such, or for which the Company or any Company Subsidiary has potential liability (including by virtue of indemnification or otherwise). To the Knowledge of the Company, neither the Company nor any Subsidiary is subject to any continuing investigation by any Governmental Authority.

3.16 Environmental Matters.

Except in each case as would not be reasonably expected to be material and adverse to the business of the Company and the Company Subsidiaries, taken as a whole:

(a) no notice, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any Company Subsidiary to comply with any Environmental Law;

(b) the Company and each Company Subsidiary is and has been in compliance with all Environmental Laws and all Environmental Permits of the Company;

(c) there has been no release by the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by any the Company or any Company Subsidiary;

(d) there are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

(e) neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of any Hazardous Substance at any off-site location;

(f) the Company has provided all documents related to the Company’s (and the Company Subsidiaries’) compliance with all Environmental Laws, including all Phase I and Phase II environmental reports, environmental assessments, studies, correspondence and permits; and

(g) neither the Company nor any Company Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(h) For purposes of this Section 3.16, the terms “Company” and “Company Subsidiary” shall include any entity that is, in whole or in part, a predecessor of the Company or any Company Subsidiary.

3.17 Intellectual Property.

(a) Products and Services. 3.17(a)(i) of the Company Disclosure Schedule identifies as of the date of this Agreement each Company Product currently made available to Third Parties for sale, license or lease, together with any Company Product currently under development by the Company or any Company Subsidiary, as reflected by the Company’s and its Subsidiaries’ product road maps as of the date of the Agreement. Section 3.17(a)(ii) of the Company Disclosure Schedule contains a list of all Contracts pursuant to which the Company or of its Subsidiaries is obligated to pay royalties, fees, commissions, and other amounts to Third Parties for the manufacture, sale, or distribution of any Company Product or the use of any Company IP or Third Party Intellectual Property.

(b) Registered IP. Section 3.17(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which the Company or any Company Subsidiary has or purports to have an ownership interest (whether exclusively, jointly with another Person, or otherwise), (ii) for Patents, Trademarks, mask works and Copyrights the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person who has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(c) [reserved]

(d) Licenses Granted. Licenses Granted. Section 3.17(d) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice.

(e) Ownership. The Company and/or the Company Subsidiaries exclusively own all right, title, and interest in and to the Company IP free and clear of any Liens (other than Permitted Liens and nonexclusive licenses granted in the ordinary course of business). Neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP to any Person. Since May 1, 2006, neither the Company nor any Company Subsidiary has received any written claims challenging the Company’s or the Company Subsidiary’s exclusive ownership of any Company IP or the validity or enforceability of any Company IP. Each Person who is or was an employee, officer, director or contractor of the Company or any Company Subsidiary and who contributed to the conception or development of any Company IP has signed an agreement containing an assignment to the Company and the Company Subsidiaries, as applicable, of all Intellectual Property Rights in such Person’s contribution to the Company IP except to the extent such Intellectual Property Rights are not legally assignable. No Person has notified the Company or any Company Subsidiary in writing that it is claiming any ownership of or right to use any Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company).

(f) Registration; Validity. The Company IP is, to the Knowledge of the Company, valid, subsisting, and enforceable. The Company and each Company Subsidiary has made all filings and payments and taken all other actions required by law to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect by the applicable deadline, except where Company has decided to allow any such registration to lapse. To the knowledge of the Company, no interference, opposition, reissue, reexamination, or other Action is or since January 1, 2010, has been pending or threatened, in which the scope, validity, or enforceability of any Company IP is being or has been contested or challenged. No application for a Patent or a material copyright, mask work, or Trademark registration or any other type of material Registered IP filed by or on behalf of the Company or any Company Subsidiary at any time since January 1, 2011 has been abandoned, allowed to lapse, or rejected. Section 3.17(f) of the Company Disclosure Schedule sets forth a summary listing with respect to each item of Registered IP and all legally required actions, filings and payment obligations known to Company as of the Closing Date hereof and due to be made to any Governmental Authority within one hundred and eighty (180) days following the Closing Date.

(g) Non-infringement. Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, to the Knowledge of the Company, since May 1, 2006, with respect to a claim under a Patent, and since January 1, 2010, with respect to a claim under any other Intellectual Property Right of a Third Party, neither the Company Products nor the operation of the business of the Company and its Subsidiaries has infringed, misappropriated or violated, or infringes, misappropriates, or violates, any Intellectual Property Right of any Third Party. To the knowledge of the Company, no infringement, misappropriation, or similar claim or Action is pending or has been threatened in writing against any Person who may be entitled to be indemnified by the Company or any Company Subsidiary under a Contract with the Company or a Company Subsidiary, and who has provided notice of such claim to the Company or a Company Subsidiary, with respect to such claim. Since May 1, 2006 neither the Company nor any Company Subsidiary has received any written claim alleging (i) the invalidity of any of the Company IP or (ii) any infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary.

(h) Infringement of Company IP. To the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating, the Intellectual Property Rights in any Company IP.

(i) Sufficiency. The Company and the Company Subsidiaries own or otherwise have the right to use all Intellectual Property Rights and to the Company’s Knowledge, Technology, used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted. The Company IP together with all Company-owned Technology and the Third Party Intellectual Property constitutes all of the Technology and Intellectual Property Rights necessary to operate the business of the Company and the Company Subsidiaries as currently conducted, provided that as to Technology, the foregoing is only to the Company’s Knowledge.

(j) Effect of Transaction. Except with respect to any Contract to which Purchaser or any of its Subsidiaries is a party prior to the Closing and which are unrelated to this transaction, the execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause: (i) a loss of, or Lien on, any Company IP (ii) a material breach of, termination of, or acceleration or modification of any right under any Contract listed or required to be listed in Sections 3.14(a)(ii) and 3.17(d) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(k) Source Code. Except as set forth in Section 3.17(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Third Party any of the source code for any Company Proprietary Software (other than source code for software drivers, API’s and similar tools, or immaterial portions of source code of Company Proprietary Software provided pursuant to a software development kit license or disclosed in connection with trials, demonstrations or similar arrangements, in each case on a non-exclusive basis and subject to written non-disclosure and non-use restrictions imposed on the recipient). To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) legally entitles a Person to delivery, license, or disclosure of any source code for any Company Proprietary Software where such Person is not, as of the date of this Agreement, an employee of the Company or any Company Subsidiary.

(l) Open Source. No Company Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU

Public License, Lesser GNU Public License, or Mozilla Public License) that (i) requires, or conditions the use or distribution of such Company Proprietary Software, (A) the disclosure, licensing, or distribution of the source code for such Company Proprietary Software or portion thereof or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Proprietary Software or portion thereof.

(m) Confidentiality; Trade Secrets. The Company and each Company Subsidiary, as applicable, has taken commercially reasonable measures to protect and maintain (i) the confidentiality of all material proprietary information that the Company and the Company Subsidiaries hold, as a trade secret, and (ii) its ownership of, and rights in, all Company IP owned by the Company or any Company Subsidiary. Without limiting the foregoing, neither the Company nor any Company Subsidiary has made any of its material trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code with respect to Company IP) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such confidential information.

(n) Malicious Code. To the Knowledge of the Company, no Company Product or Company Proprietary Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed. The Company and the Company Subsidiaries implement reasonable measures designed to prevent the introduction of Malicious Code into Company Proprietary Software, including firewall protections and regular virus scans.

(o) Funding Sources. To the Knowledge of the Company, no funding, facilities (if provided by specific grant or authorization), or personnel of any public or private university, college or other educational or research institution or Governmental Authority were used, to develop or create, any Company IP.

(p) Standards Bodies. Except as set forth in Section 3.17(p) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is or has ever been a member of, or a contributor to, any industry standards body or similar organization that could compel the Company or any Company Subsidiary to grant or offer to any Third Party any license or right to any Company IP.

3.18 Product Warranty.

(a) The Company has made available to Parent the Standard Forms of product warranties used by the Company and the Company Subsidiaries. Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company Products (i) contains any bug, defect, or error that is likely to materially and adversely affect the use, functionality, or performance of such Company Product or any product or systems reasonably anticipated by the Company or its Subsidiaries to be contained in or used in conjunction with such Company Product or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product (such warranties and contractual commitments, each a “Product Warranty”), except where such failure to comply has not been material to the business of the Company and the Company Subsidiaries, taken as a whole.

(b) Each of the Company Products, other than Company Products currently in development, is, and at all times up to and including the sale thereof has been, in compliance in all material respects with applicable Law.

(c) Section 3.18(c) of the Company Disclosure Schedule sets forth, a complete and accurate listing of all Product Warranty claims resulting in a likely potential liability to the Company or a Company Subsidiary of at least $10,000 received and logged by the Company or any Company Subsidiary regarding any Company Product since January 1, 2010, including a listing of the resolution of all such Product Warranty claims.

3.19 Tax Matters.

(a) (i) All income and other material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Company Subsidiary have been filed when due (taking into account extensions) in accordance with all applicable Laws, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) the Company and each Company Subsidiary has paid (or has had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any Company Subsidiary is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority and (v) since the date of the most recent Company SEC Documents, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes outside the ordinary course of business.

(b) Neither the Company nor any Company Subsidiary has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income Tax Return, which period (after giving effect to such extension or waiver) has not yet expired (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(c) (i) Subject to exceptions as would not be material, no deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved; (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any Company Subsidiary in respect of material Taxes; and (iii) subject to exceptions as would not be material, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such Person is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(d) There are no material Liens for Taxes on any assets of the Company or any Company Subsidiary, other than Permitted Liens.

(e) During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2).

(g) (i) Neither the Company nor any Company Subsidiary is or has been a member of an affiliated group of corporations for Tax purposes (including within the meaning of Section 1504 of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent) and (ii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(h) There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any Company Subsidiary (other than any such agreement solely among the Company and/or any Company Subsidiaries).

(i) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) change in the method of accounting for a taxable period ending on or prior to the date hereof or (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date hereof.

3.20 Insurance.

The Company has made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Section 3.20 of the Company Disclosure Schedule contains an accurate and complete list of the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums currently due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2009, none of the Company or any Company Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy, except as would not be material and adverse to the business of the Company and the Company Subsidiaries taken as a whole. There is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material claim made since January 1, 2009, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

3.21 Properties and Assets.

The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) (i) necessary and desirable to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects as currently conducted and (ii) free and clear of all Liens other than Permitted Liens. Notwithstanding the foregoing, it is understood and agreed that matters regarding Company Intellectual Property are addressed solely in Section 3.17 and not in this Section 3.21.

3.22 Real Property.

(a) (i) The Company and each Company Subsidiary has good and marketable fee simple title to all of its Owned Real Property (as defined below), and valid leasehold interests in all of its Leased Real Property (as defined below) in each case free and clear of all Liens, except for Permitted Liens.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any Company Subsidiary (each, an “Owned Real Property”). Section 3.22(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property that is leased, subleased or otherwise occupied by the Company or any Company Subsidiary (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current monthly rent amounts payable by the Company or any Company Subsidiary related to such Leased Real Property and (iv) a description of the agreement evidencing the applicable lease or sublease, and any and all amendments, modifications, and side letters relating thereto, if any (each a “Lease Agreement”). All Lease Agreements are the valid, binding obligations of the Company and the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, of the other party or parties thereto, and are in full force and effect, without penalty, acceleration, termination, default, breach, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company and the Company Subsidiaries, as applicable and the consummation of the transactions contemplated hereby. The Company has provided Parent with true, correct, accurate and complete copies of each Lease Agreement, and each Lease Agreement represents the entire agreement between the Company or any Company Subsidiary and the counterparty thereto. Except for Permitted Liens, no Owned Real Property or Leased Real Property is subject to any Lien or agreement granting to any Third Party any interest in such Owned Real Property or Leased Real Property or any right to the use or occupancy of any Owned Real Property or Leased Real Property. The Company and each Company Subsidiary has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c) The Owned Real Property and the Leased Real Property constitute all real property currently used in connection with the business of the Company and the Company Subsidiaries and which are necessary for the continued operation of the business as the business is currently conducted. Except as would not materially affect the ability of the Company and the Company Subsidiaries, taken as a whole, to operate their business as currently conducted, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Owned Real Property or the Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Property or the Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of, or, to the Knowledge of the Company, oral notice of, any zoning, ordinance, building, land use, fire or health code or other legal violation affecting such Owned Real Property or Leased Real Property.

(d) Each Owned Real Property and Leased Real Property and the improvements located thereon are supplied with utilities and other services necessary for the operation of the business of the Company and the Company Subsidiaries, as applicable, at such Owned Real Property or Leased Real Property and improvements, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting such Owned Real Property or Leased Real Property.

(e) The Company has delivered to Parent correct and complete copies of all surveys of, and title insurance policies with respect to, each Owned Real Property and Leased Real Property in such Party’s possession or reasonably available to such Party, and, to the Knowledge of the Company, there are no material changes in the facts depicted in such surveys or reflected on such title insurance policies.

3.23 Opinion of Financial Advisor.

The Company Board has received the written opinion (the “Fairness Opinion”) of Deutsche Bank Securities Inc. (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be paid to the stockholders of the Company pursuant to the Offer and Merger is fair to such stockholders (other than Parent and its Affiliates) from a financial point of view. The Company shall provide an accurate and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.24 Information in the Offer Documents and Schedule 14D-9.

The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act, Regulation M-A and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by the Purchaser in writing expressly for inclusion therein.

3.25 Information in the Proxy Statement.

The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

3.26 Required Vote.

The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.27 Brokers.

Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or Affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Mergers. The Company has heretofore made available to Parent accurate and complete copies of all Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Mergers or any other transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT, THE PURCHASER AND MERGER LLC

Except (i) as expressly disclosed in the Parent SEC Documents, in each case filed on or after May 31, 2011 and prior to the date hereof, and only to the extent reasonably apparent from the disclosure therein (but excluding (A) any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Parent SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (B) information included in, or incorporated by reference as, exhibits and schedules to any Parent SEC Documents that have been filed with the SEC) (and provided that the representations and warranties set forth in Section 4.5 shall not be qualified by any information in any Parent SEC Documents) and (ii) as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure made in the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any section of this Agreement to the extent the relevance of such disclosure to any such representation or warranty is reasonably apparent from the text of such disclosure), Parent, the Purchaser and Merger LLC hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification.

Each of Parent, the Purchaser and Merger LLC is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of Parent, the Purchaser and Merger LLC is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not materially impair the ability of Parent, the Purchaser and Merger LLC to consummate, or prevent or materially delay, the Offer, Mergers or any of the other transactions contemplated by this Agreement.

4.2 Authority.

(a) Each of Parent, the Purchaser and Merger LLC has all necessary organizational power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Mergers. The execution and delivery of this Agreement by each of Parent, the Purchaser and Merger LLC, as applicable, and the consummation by Parent, the Purchaser and Merger LLC of the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Mergers, have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Parent, the Purchaser and Merger LLC and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger and the Second Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly authorized and validly executed and delivered by Parent, the Purchaser and Merger LLC, and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent, the Purchaser and Merger LLC, enforceable against Parent, the Purchaser and Merger LLC in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

(b) Further to Section 4.2(a), no vote or consent of the holders of any class or series of capital stock of Parent is necessary or required (including under the NASDAQ rules, the amended and restated certificate of incorporation or bylaws of Parent or applicable Law) to approve this Agreement or the other transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Mergers. Each of the vote or consent of Parent as the sole member of Merger LLC and the vote or consent of Merger LLC as sole stockholder of the Purchaser (both which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any membership units of Merger LLC or any class or series of capital stock of the Purchaser necessary to approve this Agreement or the other transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Mergers.

4.3 No Conflict.

None of the execution, delivery or performance of this Agreement by Parent, the Purchaser and Merger LLC, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by Parent, the Purchaser and Merger LLC of the Mergers or any other transaction contemplated by this Agreement, or compliance by Parent, the Purchaser and Merger LLC with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws (or any equivalent organizational or governing documents) of Parent, the Purchaser and Merger LLC; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, violate any Law applicable to Parent, the Purchaser, Merger LLC or any other Subsidiary of Parent (each a “Parent Subsidiary”) or any of their respective properties or assets or (c) require any consent or approval under, violate, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser, Merger LLC or any Parent Subsidiary pursuant to any

Contract or permit to which Parent, the Purchaser, Merger LLC or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not materially impair the ability of Parent, the Purchaser and Merger LLC to consummate, or prevent or materially delay, the Offer, the Mergers or any of the other transactions contemplated by this Agreement.

4.4 Required Filings and Consents.

Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent, the Purchaser and Merger LLC, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by Parent, the Purchaser and Merger LLC of the Mergers or any other transaction contemplated by this Agreement, or compliance by Parent, the Purchaser or Merger LLC with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than (a) the filing of the Certificates of Merger as required by the DGCL, (b) compliance with the applicable requirements of the Exchange Act and the Securities Act, (c) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (d) such filings as may be required under the rules and regulations of NASDAQ, (e) compliance with the applicable requirements of the HSR Act and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person, individually or in the aggregate, would not materially impair the ability of Parent, the Purchaser and Merger LLC to consummate, or prevent or materially delay, the Offer, the Mergers or any of the other transactions contemplated by this Agreement.

4.5 Capitalization.

The authorized capital stock of Parent consists of (i) 350,000,000 shares of common stock of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). The rights and privileges of the Parent Common Stock and the Parent Preferred Stock are as set forth in the Parent’s amended and restated certificate of incorporation, as amended. As of April 27, 2012, 142,270,615 shares of Parent Common Stock were issued and outstanding, 90,426,490 shares of Parent Common Stock were held by Parent as treasury shares, and zero shares of Parent Preferred Stock were issued and outstanding; an aggregate of 100,652,850 shares of Parent Common Stock are authorized for issuance under employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Parent, of which 19,489,512 shares of Parent Common Stock are subject to outstanding, unexercised options or other rights. The shares of Parent Common Stock to be issued pursuant to the Offer and the Merger will be duly authorized and validly issued and, at the Acceptance Date and at the Effective Time, as applicable, all such shares will be fully paid and nonassessable, free and clear of all Liens, and free of preemptive rights. Parent has sufficient authorized but unissued shares of Parent Common Stock available under Parent’s amended and restated certificate of incorporation to issue as the applicable portion of the Offer Price in the Offer and as the applicable portion of the Merger Consideration in the Merger. Parent has reserved from its duly authorized capital stock the number of shares of Parent Common Stock issuable pursuant to this Agreement as of the Closing Date.

4.6 SEC Filings; Financial Statements; Sarbanes-Oxley Act.

(a) Since January 1, 2010, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any Subsidiary of Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the consolidated Subsidiaries of Parent included in the Parent SEC Documents (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the consolidated Subsidiaries of Parent in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the consolidated Subsidiaries of Parent as of the dates and for the periods referred to therein. Without limiting the generality of this Section 4.6(b), since January 1, 2010, (i) no independent public accountant of Parent has resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement of Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act, and (iii) no enforcement action has been initiated or, to the Knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(c) Parent and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Parent and its Subsidiaries. Parent and its Subsidiaries (i) have designed and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since January 1, 2010, have disclosed to Parent’s auditors and audit committee (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

4.7 Absence of Certain Changes or Events; Compliance with Law.

(a) Since April 3, 2011, there has not been any Parent Material Adverse Effect.

(b) Since April 3, 2011, neither Parent, nor any Subsidiary of Parent has been in violation of any applicable Law, except as would not, individually or in the aggregate, materially impair the ability of Parent, the Purchaser or Merger LLC to consummate, or prevent or materially delay, the Mergers or any of the other transactions contemplated by this Agreement.

4.8 Litigation.

(a) There is no Order or Action pending or, to the Knowledge of Parent, threatened in writing against Parent, the Purchaser or Merger LLC (including by virtue of indemnification or otherwise) or their respective assets or properties and (b) to the Knowledge of Parent, there is no Order or Action pending against any executive officer or director of Parent, the Purchaser or Merger LLC, that, in each case under clause (a) and clause (b), has had a Purchaser Material Adverse Effect.

4.9 Information in the Proxy Statement and Schedule 14D-9.

The information supplied by Parent and the Purchaser in writing expressly for inclusion or incorporation by reference in any Proxy Statement and Schedule 14D-9 (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.10 Information in the Offer Documents.

The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein. The Offer Documents (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.11 Sufficiency of Funds.

As of the Acceptance Time and the Effective Time, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement and to satisfy all of Parent’s, the Purchaser’s and Merger LLC’s monetary and other obligations under this Agreement, and will make available to the Purchaser such funds, including the payment of the cash component of the Offer Price in respect of each Share validly tendered and accepted in the Offer, the payment of the cash component of the Merger Consideration in respect of the Merger and the payment of all associated Expenses of the Offer and the Merger to be paid by Parent.

4.12 Ownership of the Purchaser; No Prior Activities.

The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts with any Person.

4.13 DGCL Section 203.

Neither the Parent, the Purchaser, nor any of their Affiliates (excluding the Company and the Company Subsidiaries) are subject to any written “agreements, arrangements or understandings” as such terms are used in Section 203 of the DGCL, as of the date hereof, that relate in any way to the Company or the transactions contemplated by this Agreement.

4.14 Ownership of Shares.

Neither Parent, Merger LLC nor the Purchaser or any of their Subsidiaries beneficially owns any Shares.

4.15 Brokers.

Except for J.P. Morgan Securities LLC, neither Parent, the Purchaser, Merger LLC nor any of their respective stockholders, directors, officers, employees or Affiliates, has incurred or will incur on behalf of Parent, the Purchaser, Merger LLC or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1 Conduct of Business.

(a) Conduct of Business by the Company Pending the Closing.

The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as expressly required by applicable Law or this Agreement or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its business only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each Company Subsidiary and preserve the goodwill and current relationships of the Company and each Company Subsidiary with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations and (iii) use its commercially reasonable efforts to preserve intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or this Agreement, or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i) amend the certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise) of the Company or any Company Subsidiary;

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any Company Subsidiary (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, distributions under the ESOP as permitted by this Agreement and distributions resulting from the vesting or exercise of Company Options outstanding on the date of this Agreement), (B) split, combine or reclassify any capital stock of the Company or any Company Subsidiary, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any Company Subsidiary, (D) purchase, redeem or otherwise acquire any Equity Interest in the Company or any Company Subsidiary except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Options, outstanding on the date of this Agreement, of the applicable exercise price and/or withholding taxes or (E) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any Company Subsidiary;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Equity Interest in the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock upon the exercise of Company Options that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement or (B) amend any term of any Equity Interest of the Company or any Company Security (in each case, whether by merger, consolidation or otherwise);

(iv) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any Company Subsidiary;

(v) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $200,000 in the aggregate in any fiscal quarter;

(vi) acquire (A) any material business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), (B) any other assets other than assets acquired in the ordinary course of business consistent with past practice or (C) acquire or license from any Person any Intellectual Property Rights or Technology other than in the ordinary course of business consistent with past practice;

(vii) (A) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property Rights or Technology, material assets or material properties (including Company Products) except (1) pursuant to existing Contracts or commitments in effect prior to the execution of this Agreement, (2) sales of Inventory or used equipment in the ordinary course of business consistent with past practice or (3) Permitted Liens incurred in the ordinary course of business consistent with past practice; (B) sell, dispose of, disclose, or license the source code for Company Proprietary Software to any Person (other than immaterial portions of source code of Company Proprietary Software provided pursuant to a software development kit license or disclosed in connection with trials, demonstrations or similar arrangements, in each case on a non-exclusive basis and subject to written non-disclosure and non-use restrictions imposed on and agreed to by the recipient), (C) disclose any material trade secrets or other proprietary and confidential information to any Person that is not subject to any confidentiality or non-disclosure agreement or (D) enter into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any Third Party Intellectual Property;

(viii) (A) hire any new employee to whom a written offer of employment has not previously been offered and accepted prior to the date of this Agreement or, after the date of this Agreement, extend any new offers of employment with the Company or any Company Subsidiary to any individual, (B) grant to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary any (1) increase in compensation, (2) bonus or (3) other benefits, except as agreed to prior to the date of this Agreement (C) grant to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (D) except as otherwise contemplated pursuant to Section 5.11 hereof, establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, in each case except as required by applicable Law, (E) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms thereof or applicable Law or (F) make any Person a beneficiary of any retention plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement;

(ix) (A) write-down any of its material assets, including any capitalized Inventory or Company IP, in excess of $150,000, except for depreciation and amortization in accordance with GAAP or in accordance with the ordinary course of business consistent with past practice or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(x) (A) incur any Indebtedness in an amount in excess of $50,000 or modify in any material respect the terms of any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary or (B) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $50,000, other than (1) to the Company or any Company Subsidiary or (2) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

(xi) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any Company Subsidiary, or any of their respective Affiliates, from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Mergers or the Closing Date;

(xii) enter into any Contract or materially amend any Contract, or relinquish or terminate any Contract, in any individual case with an annual value in excess of $75,000 or with a value over the life of the Contract in excess of $200,000, other than (A) entering into non-exclusive software license agreements where the Company or any Company Subsidiary is the licensor in the ordinary course of business consistent with past practice, (B) service or maintenance Contracts entered into in the ordinary course of business consistent with past practice pursuant to which the Company or any Company Subsidiary is providing services to customers, (C) non-exclusive distribution, marketing, reselling or consulting agreements entered into in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a Third Party or (D) non-exclusive OEM agreements entered into in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

(xiii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any material claim for Tax refunds, enter into any material closing agreement, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund or credit;

(xiv) (A) institute, compromise or settle (or agree to do any of the preceding with respect to) any Actions, (B) waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case except in the ordinary course of business consistent with past practice or (C) commence any material litigation, investigation, arbitration or other Action against any Third Party;

(xv) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (B) any practice which would reasonably be expected to have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (C) any practice which would reasonably be expected to have the effect of postponing to subsequent fiscal quarters payments by the Company or any Company Subsidiary that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity, in each case in clauses (A) through (C) in a manner outside the ordinary course of business consistent with past practice;

(xvi) cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material Insurance Policy, other than the renewal of existing Insurance Policies or enter into commercial reasonable substitute policies therefor;

(xvii) take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Offer set forth in Annex I or the conditions to the Merger set forth in Article 6 not being satisfied;

(xviii) except as required by applicable Law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting;

(xix) make any material change in its investment policies with respect to cash or marketable securities; or

(xx) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

(b) Conduct of Business by Parent Pending the Closing.

Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(b) of the Parent Disclosure Schedule, as expressly required by applicable Law or this Agreement or otherwise with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i) amend or propose to amend Parent’s certificate of incorporation or bylaws or similar governing documents in a manner adverse to the Company’s stockholders as opposed to any other holders of shares of Parent Common Stock;

(ii) acquire, in one transaction or any series of related transactions, any equity interests in any Person or any business, division or other assets of any Person, unless such acquisition would not be reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Offer or the Mergers, in each case as applies to the HSR Act, or the expiration or termination of any applicable waiting period under the HSR Act;

(iii) split, combine, subdivide or reclassify any shares of Parent Common Stock;

(iv) make any material change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with Parent’s independent auditor); or

(v) authorize or otherwise make any commitment to do any of the foregoing.

5.2 Meeting of Stockholders to Approve the Merger.

(a) Subject to Section 1.6 and solely to the extent approval of the stockholders of the Company is required under applicable Law to complete the Merger, promptly after the Acceptance Time, (i) the Company shall, with the assistance and approval of Parent (not to be unreasonably withheld or delayed) prepare a proxy statement or information statement for the Special Meeting or, if applicable in accordance with Section 5.2(b), action by written consent in lieu of the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”), in either case, relating to the adoption and approval of this Agreement and the Merger and (ii) Parent shall, with the assistance and approval of the Company (not to be unreasonably withheld or delayed), prepare a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. The Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable), in the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of NASDAQ.

(b) If approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable following the clearance of the Proxy Statement by the SEC, in consultation with the Purchaser, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with the Purchaser for a date after the Acceptance Time) and (ii) use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger. Notwithstanding the foregoing, if approval of the stockholders of the Company is required under applicable Law to consummate the Merger, at Parent’s election, Parent may act by written consent in lieu of the Special Meeting to adopt this Agreement, in which case the Company shall, in accordance with and subject to the requirements of applicable Law, as promptly as practicable following the clearance of the Proxy Statement by the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company so as to enable the action by written consent to become effective as promptly as practicable under applicable Law.

(c) At the Special Meeting or any postponement or adjournment thereof, or with respect to any action by written consent in lieu of the Special Meeting, Parent shall vote, or cause to be voted, or deliver consents or cause consents to be delivered as to, all of the Shares then owned by Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, or with respect to which Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser otherwise has, directly or indirectly, voting power in favor of the approval of this Agreement and the Merger, and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

5.3 Access to Information.

(a) From the date of this Agreement until the Effective Time, upon reasonable prior written notice by the Parent or the Purchaser, the Company shall, and shall use commercially reasonable efforts to cause each Company Subsidiary and each of their respective Representatives: (i) provide to Parent and the Purchaser and their respective Representatives access at reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof (including Tax Returns) and (ii) furnish such information concerning the business, properties, offices and other facilities, Contracts, assets, liabilities, employees, officers and other aspects of the Company and each Company Subsidiary as Parent or its Representatives may reasonably request. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 5.3(a) as “Outside Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.3(a), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and any Company Subsidiary. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement.

(b) With respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

5.4 Go-Shop; Competing Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (California time) on May 30, 2012, the Company and its Representatives shall, solely as provided in this Section 5.4, be permitted to, directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Competing Proposals or Competing Inquiries, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within 48 hours) provide to Parent any material non-public information concerning the Company and the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Competing Proposals or Competing Inquiries or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Competing Proposal or Competing Inquiry.

(b) Except as permitted by this Section 5.4, the Company shall and shall cause each of the Company Subsidiaries and its Representatives to:

(i) from 12:00 a.m. (California time) May 31, 2012 (the “No-Shop Period Start Date”), (A) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal or Competing Inquiry and (B) request, and thereafter use best efforts to cause, each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of a Competing Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company or any Company Subsidiary; and

(ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE 7, not, directly or indirectly, (A) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any Competing Proposal or Competing Inquiry, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or Competing Inquiry, (C) approve, endorse, recommend, execute or enter into, or publicly propose to approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive Contract (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”), (D) take any action to make the provisions of any Takeover Statute (including Section 203 of the DGCL) or any applicable anti-takeover provision in the Company’s organizational documents inapplicable to any transactions contemplated by a Competing Proposal, (E) terminate, amend, release, modify or knowingly fail to enforce any provision of, of grant any permission, waiver or request under, any standstill, confidentiality of similar contract entered into by the Company in respect of or in contemplation of a Competing Proposal (other than to the extent the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to take any such actions under this Section 5.4(b)(ii)(E) would be reasonably likely to result in a breach of its fiduciary duties under applicable Law) or (F) propose, resolve or agree to do any of the foregoing.

No later than 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person that submitted a Competing Proposal prior to the No-Shop Period Start Date. Notwithstanding the commencement of the obligations of the Company under this Section 5.4(b) on the No-Shop Period Start Date, the Parties agree that the Company may continue to engage in the activities described in clause (ii) of Section 5.4(a) with respect to each Excluded Party on and after the No-Shop Period Start Date until the earlier to occur of (x) the Cut-off Date and (y) such time as such Person is no longer an Excluded Party; provided that (i) the provisions of Sections 5.4(c), (d), (e), (f), (g) and (h) shall apply and (ii) the Company shall promptly provide to Parent with its notice pursuant to this Section 5.4(b)(ii) a copy of any Competing Proposal (or, where no such copy is available, a reasonably detailed description of such Competing Proposal), in each case including the identity of each Person submitting such proposal, as well as any modifications thereto, submitted by any Excluded Party on or prior to the No-Shop Period Start Date.

(c) Notwithstanding anything to the contrary contained in Section 5.4(b) or any other provisions of this Agreement, if, at any time on or after the No-Shop Period Start Date and prior to the Acceptance Time, (i) the Company, any Company Subsidiary or any of its Representatives receives a written, bona-fide Competing Proposal from any Person or group of Persons (including but not limited to an Excluded Party) which did not result from any breach by the Company, any Company Subsidiary or their Representatives of this Section 5.4, (ii) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iii) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(d) From and after the No-Shop Period Start Date, the Company shall promptly (and in any event within 24 hours), notify Parent in the event that the Company, any Company Subsidiary or any of their Representatives receives (i) any Competing Proposal or a Competing Inquiry, (ii) any request for non-public information relating to the Company or any Company Subsidiary or requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any Competing Inquiry or request for discussions or negotiations regarding any Competing Proposal. In connection with such notice, the Company shall indicate the identity of such Person or group of Persons and shall provide a copy of such Competing Inquiry, Competing Proposal, indication, or request (or, where no such copy is available, a reasonably detailed description of such Competing Inquiry, Competing Proposal, indication, or request), including any modifications thereto. Thereafter, the Company shall keep Parent informed (orally and in writing) on a current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Competing Inquiry, Competing Proposal, indication, or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any revised written proposals or offers relating thereto. Neither the Company nor any Company Subsidiary will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.4.

(e) From and after the date of this Agreement, except as expressly permitted by this Section 5.4(e) and subject in all respects to Section 5.4(f), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement, (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company, shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof or fail to reaffirm the Company Board Recommendation within four Business Days after Parent so requests in writing (provided that Parent shall be not be entitled to request such reaffirmation more than three times), (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal made or received after the date of this Agreement (any of the actions described in clauses (i) through (iv) of this Section 5.4(e), an “Adverse Recommendation Change”) or (v) cause or permit the Company or any Company Subsidiary to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board shall be permitted to effect any Adverse Recommendation Change (x) described in clause (i) of such definition or otherwise terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement, in each case solely, under this clause (x), with respect to a Superior Proposal, subject in each case to compliance with Section 5.4(f) and the concurrent payment of any amount owed Parent pursuant to Section 7.2, if the Company Board (A) has received a bona fide written Competing Proposal that the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and the Purchaser pursuant to Section 5.4(f) and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law or (y) in response to a material development or change in circumstances (that is not a Competing Inquiry or Competing Proposal) and that was not known to the Company Board as of the date of this Agreement (an “Intervening Event”) if the Company Board determines in good faith, after consultation with its legal advisors, that failure to make an Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided that, the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless the Company (A) provides Parent with a written description of such Intervening Event in reasonable detail, (B) keeps Parent reasonably informed of material developments with respect to such Intervening Event, (C) notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor and (D) prior to the expiration of such four Business Day period, Parent does not make a bona fide proposal to amend the terms of this Agreement that the Company Board determines in good faith would obviate the need to make an Adverse Recommendation Change in accordance with its fiduciary duties under applicable Law.

(f) From and after the date of this Agreement, the Company Board shall not be entitled to effect an Adverse Recommendation Change or terminate this Agreement, in each case, with respect to a Superior Proposal unless (i) none of the Company, any Company Subsidiary or any of their Representatives has breached this Section 5.4 in any respect as relates to such Superior Proposal, (ii) the Company has provided written notice (a “Notice of Superior Proposal”) to Parent and the Purchaser that the Company intends to take such action, which notice includes an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal) and copies of all relevant documents relating to such Superior Proposal, (iii) during the four Business Days period following Parent’s and the Purchaser’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause the its Representatives to, negotiate with Parent and the Purchaser in good faith (to the extent Parent and the Purchaser desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal and (iv) following the end of the four Business Days period, the Company Board shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by Parent and the Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.4(f); provided, however, that for purposes of this sentence, references to the four Business Day period above shall be deemed to be references to a two Business Day period.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through the its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable Law; provided, however, that any disclosure permitted under Section 5.4(g)(i) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board’s recommendation in favor of the transactions contemplated by this Agreement shall be deemed an Adverse Recommendation Change.

(h) The Company agrees that any violation of the restrictions set forth in this Section 5.4 by any of its Representatives shall be deemed a breach of this Agreement (including this Section 5.4) by the Company.

5.5 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use (and cause their respective Subsidiaries to use) their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Action or Order by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the Offer, the exercise of the Top-Up Option and the Mergers and (iii) promptly make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer, the Top-Up Option and the Mergers required under (A) the Exchange Act, the Securities Act and any other applicable securities Laws, (B) the HSR Act and any other applicable competition Laws and (C) any other applicable Law, if any; provided, that the Company and Parent shall cooperate with each other in all respects in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any other filings made or required to be made with the SEC in connection with the Offer or the Mergers and the transactions contemplated thereby, (y) making an appropriate filing pursuant to the HSR Act as set forth in Section 5.5(d) and determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the Offer, the exercise of the Top-Up Option or the Mergers and (z) seeking any such actions, consents, approvals or waivers or timely making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this

Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 5.5 as “Outside Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.5, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and any Company Subsidiaries.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Third Party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer, the exercise of the Top-Up Option or the Mergers and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.5(b), such party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and/or Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the consummation of the Offer or the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer, the exercise of the Top-Up Option or the Mergers, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of any request, inquiry, objection, charge or other Action, actual or threatened, by or before the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other applicable Governmental Authority or any Third Party with respect to the Offer, the exercise of the Top-Up Option, the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, objection, charge or other Action and (iii) promptly inform the other parties of any communication to or from any Governmental Authority or any Third Party regarding the Offer, the Top-Up Option or the Mergers. Each party hereto will (i) use its commercially reasonable efforts to resolve any such request, inquiry, objection, charge or other Action, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement and (ii) consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Top-Up Option, the Mergers or any of the other transactions contemplated by this Agreement (such cooperation shall include consultation with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a Third Party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, providing the other party the opportunity to attend and participate in such meetings and conferences).

(d) Without limiting the generality of anything contained in this Section 5.5, each party hereto agrees to: (i) on the date of the commencement of the Offer, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR

Act) with respect to the transactions contemplated by this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the FTC or the DOJ and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.5 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Parent shall be entitled to direct the antitrust defense of the Offer, the Mergers or any other transactions contemplated thereby, or negotiations with, any Governmental Authority or other Third Party relating to the Offer, the Mergers or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.5. The Company shall use its commercially reasonable efforts to provide full and effective support of Parent in all material respects in all such negotiations and other discussions or actions to the extent requested by Parent. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. Each party hereto shall bear its own Expenses in connection with any such filings and actions contemplated pursuant to this Section 5.5(d). None of Parent, the Purchaser or the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Laws, without the prior written consent of the other parties. If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority then the Parties shall substantially comply with any such request at the earliest practicable date. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement as violative of the HSR Act or any applicable antitrust or competition Law, each of the Parent and the Company shall, and shall cause their respective Representatives to, cooperate to contest and resist, except insofar as the Parent and the Company may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement (but subject in all respects to Section 5.1), (i) nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Article 7 hereof and (ii) nothing in this Agreement shall obligate Parent, the Purchaser or any of their respective Affiliates to agree to (and none of the Company or any Company Subsidiary shall, without the prior written consent of Parent): (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company Subsidiaries or (D) waive any of the conditions set forth in Annex I of this Agreement.

(f) Parent and the Purchaser agree that, between the date of this Agreement and the Effective Time, each of Parent and the Purchaser shall not, and shall ensure that none of their Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

5.6 Certain Notices.

From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Mergers, or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Mergers or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7 Public Announcements.

The initial press release with respect to this Agreement, the Offer, the Mergers and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the parties shall (and each of the parties shall cause its Representatives and Affiliates, if applicable, not to) issue any press release or make any public announcement concerning this Agreement, the Offer, the Mergers or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, the Purchaser, any of its Affiliates or Representatives or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any of their Representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that (i) if a party determines in good faith and based upon advice of counsel, that a press release or public announcement is required by applicable Law or the rules or regulations of any applicable stock exchange, such party may make such press release or public announcement, in which case the disclosing party shall use its commercially reasonable efforts to provide the other parties reasonable time to comment on such release or announcement in advance of such issuance, (ii) this Section 5.7 shall terminate upon an Adverse Recommendation Change and (iii) each of the parties may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other parties, the Offer, the Mergers or the transactions contemplated hereby.

5.8 Indemnification of Directors and Officers.

(a) Parent and the Surviving Corporation agree that all rights of indemnification, exculpation and limitation of liabilities existing in favor of past and present directors and officers of the Company as provided in the Company Charter, the Company Bylaws or under any indemnification, employment or other similar Contracts between such past and present directors and officers of the Company and the Company, in each case as in effect on the date of this Agreement with respect to acts or omissions in their capacity as directors or officers occurring at or prior to the Effective Time, shall survive the Mergers and continue in full force and effect in accordance with their respective terms (unless otherwise required by applicable Law). From and after the Effective Time, Parent shall cause the Surviving Corporation, and from and after the Second Merger, the Surviving Company to pay and perform in a timely manner such indemnification obligations. Subject to Section 5.8(c), for a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and from and after the Second Merger, Parent shall cause the certificate of formation and organizational documents of the Surviving Company to contain provisions no less favorable with respect to indemnification, exculpation, and advancement of expenses of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws (unless otherwise required by applicable Law).

(b) For a period of six years from and after the Effective Time, the Surviving Corporation (and from and after the Second Merger, the Surviving Company) shall maintain for the benefit of the Company’s directors and officers, as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be as set forth on Section 5.8(b) of the Company Disclosure Schedule. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies are obtained by Parent prior to the Effective Time, which policies provide such directors and officers with substantially equivalent coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) In the event that Parent, the Surviving Corporation or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee, subject to applicable Law (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

5.9 State Takeover Laws.

If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the execution, delivery or performance of this Agreement, the Offer, the Mergers or the Top-Up Option, including the acquisition of Shares pursuant thereto, the Tender Agreements or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.10 Section 16 Matters.

Prior to the Effective Time, each of Parent and the Company will take all such steps as may be required to cause any dispositions of Company equity securities (including derivative securities with respect to Company Common Stock) or acquisitions of Parent equity securities (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Employees and Employee Benefit Plan Matters.

(a) For a period of twelve months following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and the Company Subsidiaries who continue to be employed by the Parent and Parent Subsidiaries (individually, “Company Employee” and collectively, “Company Employees”) (i) annual base salary or base wages and short-term incentive compensation opportunities and (ii) benefits (including severance benefits) that are substantially comparable, in the aggregate, to the benefits provided to similarly situated employees of Parent or the Parent Subsidiaries.

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or vesting under any equity incentive plan) under the employee benefit plans of Parent and the Parent Subsidiaries in which Company Employees first become eligible to participate after the Effective Time (including any Company Employee Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Employee Plans in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the plan year that includes the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents under any New Plan (to the extent such amounts would have been taken into account for such requirements under any comparable Company Employee Plan prior to the Effective Time).

(c) Effective as of the day immediately preceding the date that the Purchaser and the Company become part of the same controlled group pursuant to Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group Date”), unless otherwise directed in writing by Parent at least ten Business Days prior to the Controlled Group Date, the Company shall take or cause to be taken all actions necessary to effect the termination of any and all Company Employee Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each, a “401(k) Plan”). The Company shall provide Parent with evidence that each such 401(k) Plan has been terminated pursuant to an action by the Company Board.

(d) The Company shall take such action as may be necessary under the Company’s Employee Stock Ownership Plan (the “ESOP”) to terminate the ESOP effective as of the day immediately preceding the Controlled Group Date. The Company shall make the final contribution to the ESOP immediately after the date of this Agreement and shall not make any additional contributions to the ESOP thereafter. The Company shall provide timely notice of termination of the ESOP in accordance with the terms of the ESOP.

5.12 Rule 14d-10(d) Matters.

Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program or Contract pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the NASDAQ rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program or Contract and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program or Contract; provided, that nothing in this Section 5.12 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

5.13 Stockholder Litigation.

The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of, any Action brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Offer, the exercise of the Top-Up Option and the Mergers; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement, or consent to the same without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

5.14 NASDAQ Matters.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

(b) Prior to the earlier of the consummation of the Offer and the Effective Time, Parent agrees to use its commercially reasonable efforts to authorize for listing on NASDAQ, the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and the Merger, subject to official notice of issuance. Parent agrees to promptly make such other additional filings with NASDAQ as may be required in connection with the consummation of the transactions contemplated by this Agreement.

5.15 Obligations of the Purchaser.

Parent will take all actions necessary to cause the Purchaser and Merger LLC to perform its obligations under this Agreement and to consummate the Offer and the Mergers on the terms and conditions set forth in this Agreement, including making available to the Purchaser the funds and Parent Common Stock necessary for the exchange of all Shares that the Purchaser becomes obligated to exchange pursuant to the Offer.

5.16 FIRPTA Certificate.

At or prior to the Closing, the Company shall deliver to the Purchaser or Parent an affidavit that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent.

5.17 Tax-Free Reorganization Treatment.

(a) If the conditions to the Second Merger set forth in Section 6.2 are satisfied and the Second Merger is effected, (i) Parent, the Company, and the Purchaser intend that the Offer, the Merger and the Second Merger, taken together, be considered a single integrated transaction for United States federal income Tax purposes qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) each shall, and shall cause its respective Subsidiaries to, file all Tax Returns consistent with such treatment unless otherwise required by applicable Law. Subject to Section 1.1(c), the parties to this Agreement shall use commercially reasonable efforts to execute and deliver tax certificates substantially in the forms set forth in Exhibits E and F to counsel for the Company for purposes of the opinion described in Section 6.2.

(b) Subject to Section 6.2, Parent, the Company, and the Purchaser hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

(c) Prior to Closing, the Company shall take, and shall cause its Subsidiaries to take, any action reasonably requested by Parent to minimize any current or future Tax of the Company, Parent or any of their Affiliates resulting from the transactions contemplated by this Agreement, provided such action would not adversely affect (i) the ability of counsel to provide the opinion referred to in Section 6.2 or (ii) the satisfaction of the conditions to closing set forth in ARTICLE 6.

5.18 IP Transfer.

Immediately prior to the Acceptance Time, the Company shall have effected a transfer of all rights in the UK Subsidiary’s intellectual property from its UK Subsidiary to the Company on terms and conditions reasonably satisfactory to Parent; provided however, that in no event shall the obligations pursuant to this Section 5.18 be considered for purposes of any condition pursuant to Section 7.1(f) or clauses (e)(iv), e(v) or (e)(vi) of Annex I.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGERS

6.1 Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

(b) This Agreement shall have been adopted and the Merger approved by the requisite vote or written consent of the stockholders of the Company, if required by applicable Law.

(c) If approval of the Merger by the Company’s stockholders is required by applicable Law, the Post-Effective Amendment, shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Post-Effective Amendment shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

6.2 Conditions to the Second Merger.

The respective obligations of the parties to effect the Second Merger are subject to the satisfaction of each of the following conditions: (a) the acquisition of Shares pursuant to the Offer, (b) the consummation of the Merger, (c) the absence of any legal prohibition on completing the Second Merger and (d) the receipt by the Company of a written opinion of Baker & McKenzie LLP, substantially in the form of Exhibit G attached hereto, to the effect that the Offer, the Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. Such opinion may rely on customary representations made by the parties in tax certificates substantially in the form of Exhibits E and F attached hereto. Notwithstanding anything to the contrary in this Agreement, if any of the foregoing conditions is not satisfied, the Second Merger shall not occur and the provisions of this Agreement pertaining to the Offer, the Merger and the Second Merger qualifying collectively as a “reorganization” within the meaning of Section 368(a) of the Code shall not apply.

6.3 Frustration of Closing Conditions.

None of the Company, Parent, the Purchaser or Merger LLC may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was primarily caused by or primarily resulted from such party’s breach of this Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.

Subject to Sections 1.3(c) and 1.3(d), this Agreement may be terminated, and the Offer, the Mergers and the other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors (or appropriate committee or designee) of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires on or after the Outside Date as a result of the non-satisfaction of any condition or requirement of the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any condition or requirement of the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(c) By either the Company or Parent, if any court or other Governmental Authority, in each case of competent jurisdiction, shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such Order or other action shall have become final and nonappealable (which Order or other action the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party if the issuance of such final and non-appealable Order or action was due to the failure by such party (including, in the case of Parent, the Purchaser) to perform any of its obligations under this Agreement;

(d) By Parent, at any time prior to the Acceptance Time if (i) an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.4), (ii) the Company shall have breached in any material respect its obligations under Section 5.4, (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, (iv) within seven Business Days of the date any Competing Proposal or any material modification thereto is first publicly announced or otherwise communicated to the stockholders of the Company, or otherwise within five Business Days following Parent’s written request, the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation to the extent required pursuant to Section 5.4(e)(iii) or (v) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

(e) By the Company, at any time prior to the Acceptance Time if the Company Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.4 with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal pursuant to Section 5.4(e); provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Breakup Fee to Parent pursuant to Section 7.2;

(f) By Parent, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (e)(iii) or (e)(iv) of Annex I is not or is not reasonably likely to be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 20 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured;

(g) By the Company, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had or is reasonably like to have, a Parent Material Adverse Effect; (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach; and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 20 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured;

(h) By Parent, at any time prior to the Acceptance Time if there has been a Company Material Adverse Effect since the date hereof and the same is continuing;

(i) By the Company, at any time prior to the Acceptance Time if there has been a Parent Material Adverse Effect since the date hereof and the same is continuing; or

(j) By the Company at any time prior to the Acceptance Time if the Purchaser shall fail to accept for exchange and exchange Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1.1 and at such time all of the conditions and requirements of the Offer set forth on Annex I are satisfied or have been waived.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.3(b), Section 5.7, this Section 7.2 and ARTICLE 8, each of which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered as a result of the intentional and material breach by the Company, on the one hand, or Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent and the Company agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d)(i) (but only with respect to an Adverse Recommendation Change arising in connection with a Superior Proposal), Sections 7.1(d)(d)(ii) – (v) or Section 7.1(e), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee equal to $13.20 million (the “Breakup Fee”); provided, however, that if any such termination pursuant to Section 7.1(e) (i) is effected pursuant to entry into an Alternative Acquisition Agreement with a Person that is an Excluded Party or (ii) is prior to the No-Shop Period Start Date, then in the case of clause (i) or (ii) the Breakup Fee shall be an amount equal to $6.27 million; provided further, that such termination shall not be effective until the Company pays the Breakup Fee.

(c) Parent and the Company agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (by reason of a failure of the Minimum Condition or any of the conditions of the Offer specified in paragraphs (e)(iv) or (e)(vi) (to the extent the same relates to a matter under paragraph (e)(iv)) of Annex I) or Section 7.1(f) (to the extent such termination right arises from to a breach of a covenant under this Agreement) and prior to the date of termination of this Agreement a Competing Proposal shall have been publicly announced or otherwise become publicly known, then the Company shall pay the Breakup Fee to Parent no later than two Business Days after the earlier to occur of (A) the date of entrance by the Company or any Company Subsidiary into a definitive agreement concerning a transaction that constitutes a Competing Proposal;

(provided, that for purposes of this Section 7.2(c), the term “Competing Proposal” shall have the meaning assigned to such term, except that the references to “15%” shall be replaced by “50%”) or (B) the date any Person (other than Parent or any Parent Subsidiary) purchases (in one or a series of transactions) assets of the Company or any Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Companies Subsidiaries, or Equity Interests representing 50% or more of the voting power of the Company; provided, that any definitive agreement or purchase referred to in clauses (A) and (B), respectively, of this sentence that is entered into or consummated by the Company or any Company Subsidiary within 12 months of the termination of this Agreement, or if there is no such definitive agreement with respect to a purchase contemplated by clause (B), such purchase described in clause (B) is consummated within 12 months of the termination of this Agreement.

(d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Breakup Fee on more than one occasion.

(e) In the event that the Company shall fail to pay the Breakup Fee when due, the Company shall reimburse Parent for all reasonable Expenses actually incurred or accrued by Parent and the Purchaser (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.2.

(f) Each of Parent, the Purchaser and the Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement.

7.3 Amendment.

Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver.

Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties.

None of the representations and warranties in this Agreement shall survive the Acceptance Time. None of the covenants in this Agreement, nor any representations, warranties or covenants in any instrument delivered pursuant to this Agreement, shall survive the effective time of the Second Merger (or if the Second Merger does not occur, the Effective Time); provided however, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Second Merger (or if the Second Merger does not occur, the Effective Time).

8.2 Fees and Expenses.

Subject to Section 7.2 hereof, all Expenses incurred by the parties hereto (including, without limitation, any Expenses incurred in connection with obtaining any Third Party consents or any filings to be made pursuant to (i) the Exchange Act, the Securities Act or the rules and regulations of the NASDAQ, (ii) the HSR Act or other competition Laws or (iii) the DGCL or any Takeover Laws), shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices.

All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail (if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next Business Day), sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.3.

If to Parent, the Purchaser or Merger LLC, addressed to it at:

Integrated Device Technology, Inc.
6024 Silver Creek Valley Road
San Jose, CA 95138
Phone:	(408) 284-8200
Fax:	(408) 284-8454
E-mail:	Vince.Tortolano@idt.com
Attention:	General Counsel

with a copy to (for information purposes only):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Phone:	(650) 328-4600
Fax:	(650) 463-2600
E-mail:	mark.roeder@lw.com
jamie.leigh@lw.com
Attention:	Mark Roeder
Jamie Leigh

If to the Company, addressed to it at:

PLX Technology, Inc.
870 W. Maude Avenue
Sunnyvale, CA 94083
Phone:	(408) 774-9060
Fax:	(408) 774-2169
E-mail:	awhipple@plxtech.com
Attention:	Arthur Whipple

with a copy to (for information purposes only):

Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, CA 94111
Phone:	(415) 576-3000
Fax:	(415) 576-3099
E-mail:	stephen.schrader@bakermckenzie.com
emery.mitchell@bakermckenzie.com
Attention:	Stephen Schrader
Emery Mitchell

8.4 Certain Definitions.

For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company or any Company Subsidiary from making any of the disclosures required to be made by Section 5.4 or any other provision of this Agreement and (ii) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Action” means any suit, claim, action, proceeding, litigation, hearing, writ, injunction, notice of violation, investigation, arbitration, mediation, audit, dispute or demand letter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Parent Stock Price” means the average closing sales price for a share of Parent Common Stock on the Nasdaq Global Select Market for the 20 consecutive trading days ending with, and including, the trading day that is two trading days prior to the Closing Date.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2011.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each employment, consulting, severance, termination, retention, change-in-control or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses or other incentive compensation, profit-sharing, stock options, restricted stock, deferred stock, performance stock, stock appreciation rights, phantom stock or other stock or equity-related rights, deferred compensation, vacation or paid-time-off, insurance (including any self-insured arrangements), health or medical benefits, retiree medical benefits, dental or vision benefits, employee assistance program, life, accident, disability or sick leave benefits, other welfare fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, participated in or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has or may have any liability (whether actual or contingent, direct or direct).

“Company IP” means any and all Intellectual Property Rights and Technology owned or purported to be owned by the Company or any Company Subsidiary.

“Company IP Contract” means any Contract to which the Company or any Company Subsidiary is party, or by which the Company or any Company Subsidiary is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Rights or rights in or to Technology.

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or the performance by the Company (including Company Subsidiaries) of any of its material obligations under this Agreement, except for, in the case of clause (i), any changes, events, effects, occurrences, state of facts or developments attributable to: (a) changes in general economic or political conditions or financial or securities markets in general in any location where the Company or the Company Subsidiaries have material operations, (b) changes in conditions generally affecting the principal industry in which the Company and the Company Subsidiaries operate, (c) changes in GAAP or applicable Law, or enforcement or interpretation thereof, in each case as applicable to the Company and the Company Subsidiaries, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (e) any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster, (f) the execution, delivery, announcement or pendency of this Agreement, the Company’s compliance with the terms of this Agreement or the anticipated consummation of the Offer or the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of the Company Subsidiaries with employees, labor unions, customers, suppliers or business partners, (g) any legal proceedings made or brought by any current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated by this Agreement, (h) any failure by the Company to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period or (i) any changes in the market price or trading volume of shares of Company Common Stock; provided, however, that (1) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (h) and (i) and (2) any changes, events, effects, occurrences, state of facts or developments to the extent the same disproportionately affect (individually or together with other changes, events, effects, occurrences, state of facts or developments) the Company and the Company Subsidiaries, taken as a whole, as compared to other Persons operating in the same principal industries and geographic markets in which the Company and the Company Subsidiaries operate shall be excluded to such extent in the case of clauses (a), (b), (c), (d) and (e).

“Company Products” means each product (including Company Proprietary Software) that is designed, developed, manufactured, sold, licensed, leased, distributed, or made generally commercially available to Third Parties by or on behalf of the Company or any Company Subsidiary.

“Company Proprietary Software” means Software owned by the Company or any Company Subsidiary.

“Competing Inquiry” means any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that may reasonably be expected to lead to a Competing Proposal.

“Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis, (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) or license by any Person of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis, (iii) the purchase or acquisition, in any manner, directly or indirectly, by any Person of 15% or more of the issued and outstanding shares of Company Common Stock or any other Equity Interests in the Company, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of the shares of Company Common Stock or any other Equity Interests of the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis or (v) any combination of the foregoing.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of March 31, 2012, by and between Parent and the Company.

“Contracts” means any of the legally binding agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, purchase and sales orders, letters of credit, undertakings, licenses, instruments, obligations and other legally binding commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Cut-off Date” means the date that is the 15th day after the No-Shop Period Start Date.

“Environmental Law” means any applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, based on the exposure of Persons to Hazardous Substances, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Exchange Ratio” means the quotient obtained by dividing (x) the Per Share Option Assumption Factor by (y) the Applicable Parent Stock Price.

“Equity Interest” means any share, capital stock, partnership, member or similar equity interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent more than 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company, any Company Subsidiary or any of their Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a written Competing Proposal that (i) remains pending as of, and shall not have been withdrawn prior to, the No-Shop Period Start Date and (ii) the Company Board determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its independent financial advisors and outside legal counsel, constitutes, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that notwithstanding anything to the contrary contained herein, any Excluded Party shall cease to be an Excluded Party upon the earliest of (a) the withdrawal, termination or expiration of such Competing Proposal, (b) the time as of which such Competing Proposal no longer constitutes a Superior Proposal (subject to the four Business Day period following any determination by the Company Board that such Competing Proposal no longer constitutes a Superior Proposal, as compared to another Competing Proposal or otherwise) or (c) in the case of a financial buyer, any change of greater than 50% of the actual or proposed equity ownership of such Excluded Party.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any federal, state, provincial, county, municipal or other local or foreign government or other political subdivision thereof or (ii) any governmental or quasi-governmental body, agency, authority (including any Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law because of its dangerous or deleterious characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property Rights” means and includes all rights in and to the following types of intellectual property, which may exist or be created under the laws of any jurisdiction: (i) Patents, (ii) Trademarks; (iii) rights in works of authorship, including any copyrights and rights under copyrights, whether registered or unregistered, moral rights, and any registrations and applications for registration thereof; (iv) mask work rights, and any registrations and applications for registration therefor; (v) rights in databases and data collections (including rights (if any) in design databases, knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore; (vi) trade secret rights, including trade secret rights in and to the following: know how (including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information); (vii) rights to any URL and domain name registrations; (viii) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing and (ix) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Inventory” means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company or any Company Subsidiary and any prepaid deposits for any of the same.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 8.4(i) of the Company Disclosure Schedule.

“Knowledge of Parent” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 8.4(ii) of the Company Disclosure Schedule.

“Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Lien” means, with respect to any property or asset, any lien, pledge, security interest or other charge, encumbrance or adverse claim of any kind in such property or asset, or any other type of preferential arrangement.

“NASDAQ” means the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable.

“on a fully diluted basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares the Company is then required to issue pursuant to options, warrants, rights or other obligations outstanding at such date under any employee stock option, ESOP or other benefit plans, warrant agreements or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Stock Option Plans.

“Order” means, with respect to any Person, any order, writ, injunction, judgment, decree, decision, determination, subpoena, verdict, award, settlement agreement, ruling or similar action enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or condition (financial or otherwise) of Parent and the Parent Subsidiaries, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or the performance by Parent (including the Parent Subsidiaries) of any of its material obligations under this Agreement, except for, in the case of clause (i), any changes, events, effects, occurrences, state of facts or developments attributable to: (a) changes in general economic or political conditions or financial or securities markets in general in any location where Parent or the Parent Subsidiaries have material operations, (b) changes in conditions generally affecting the principal industry in which Parent and the Parent Subsidiaries operate, (c) changes in GAAP or applicable Law, or enforcement or interpretation thereof, in each case as applicable to the Parent and the Parent Subsidiaries, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (e) any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster, (f) the execution, delivery, announcement or pendency of this Agreement, Parent’s, the Purchaser’s or the Merger LLC’s compliance with the terms of this Agreement or the anticipated consummation of the Offer or the Merger, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of the Parent Subsidiaries with employees, labor unions, customers, suppliers or business partners, (g) any legal proceedings made or brought by any current or former securityholders of Parent (on their own behalf or on behalf of Parent) arising out of or related to this Agreement or any of the transactions contemplated by this Agreement, (h) any failure by Parent to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period or (i) any changes in the market price or trading volume of shares of Parent Common Stock; provided, however, that (1) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (h) and (i) and (2) any changes, events, effects, occurrences, state of facts or developments to the extent the same disproportionately affect (individually or together with other changes, events, effects, occurrences, state of facts or developments) the Parent and the Parent Subsidiaries, taken as a whole, as compared to other Persons operating in the same principal industries and geographic markets in which Parent and the Parent Subsidiaries operate shall be excluded to such extent in the case of clauses (a), (b), (c), (d) and (e).

“Patents” means any and all patents, utility models, industrial designs and design patents, worldwide, and applications therefor (and any patents that issue as a result of those patent applications), and includes all divisions, continuations, continuations in part, reissues, renewals, re-examinations, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing.

“Per Share Option Assumption Factor” means the sum of (A) $3.50 plus (B) the product of the Applicable Parent Stock Price, multiplied by the Per Share Exchange Ratio.

“Per Share Option Cash-Out Consideration” means the sum of (A) $3.50 plus (B) the product of the closing price of a share of Common Stock on the Closing Date, multiplied by the Per Share Exchange Ratio.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (a) not yet due and payable as of the Closing Date or (b) being contested in good faith (and for which adequate accruals or reserves have been established on the most recent financial statements of the Company included in the most recent Form 10-K filed by the Company with the SEC prior to the date of this Agreement), (iii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (iv) with respect to real property, easements, rights of way, zoning ordinances, and other similar land use and environmental regulations affecting Real Property which are not, individually or in the aggregate, material in amount or effect to the business of the Company or the Company Subsidiaries, and (v) such other Liens or encumbrances which arise in the ordinary course of business that are not material in amount or that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered copyrights, registered Trademarks, registered mask works, and domain names, and all applications for any of the foregoing.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer program, firmware or software code of any nature, including all object code, source code, and related developers’ notes, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Standard Forms” means the standard forms of the Company and its Subsidiaries as disclosed or made available to Parent.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Company Products and that has an annual support cost of $25,000 or less.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such Equity Interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means an unsolicited bona fide written Competing Proposal (except the references therein to “15%” shall be replaced by “85%”) made by a Third Party which was not solicited by the Company (other than as permitted by Section 5.4(a) prior to the No-Shop Period Start Date), any Company Subsidiary or any of their respective Representatives and which, in the good faith judgment of the Company Board, after consultation with its independent financial advisors and outside legal counsel, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, if any, and the Third Party making such Competing Proposal, (i) if accepted, is reasonably capable of being consummated and (ii) if consummated would in the good faith judgment of the Company Board, after consultation with the Company’s Financial Advisor, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Mergers (after giving effect to all adjustments to the terms thereof which may have been offered in writing by Parent, including pursuant to Section 5.4(f)).

“Tax” means any tax or other like governmental assessment or charge of any kind whatsoever (including, without limitation, any national insurance contributions or withholding required by applicable Tax law on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Return” means any report, election, return, document, declaration or other information filed or required to be filed with a Taxing Authority, including any schedule, notice, supplement, information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, election, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Technology” means tangible embodiments of Intellectual Property Rights including know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to mask sets, wafers, products, development tools, algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including without limitation source code, executable code, firmware, hardware configuration data, RTL code, Gerber files and GDSII files), techniques, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, test vectors, IP cores, net lists, lab notebooks, invention disclosures, prototypes, samples, studies, process flow, process module data, yield data, reliability data, engineering data, test results and all other forms of technical information and technology that are used in, held for use in, or relating to the Company Products and the business of the Company and the Company Subsidiaries. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Intellectual Property” means all Intellectual Property Rights and Technology owned by Third Parties, including Third Party Software, that is either (i) licensed, offered or provided to customers of the Company or any Company Subsidiary as part of or in conjunction with any Company Product or (ii) otherwise used by or licensed to the Company or any Company Subsidiary in connection with the Company Products.

“Third Party Software” means all Software owned by third parties that is either (i) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product or (ii) otherwise used by or licensed to the Company or any Company Subsidiary in connection with the Company Products, excluding Standard Software.

“Trademarks” means any and all registered and unregistered trademarks, trade names, company names, logos, trade dress, service marks, and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefore and the goodwill associated with any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“UK Subsidiary” means PLX Technology Limited.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

8.5 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 5.11(c)

“Acceptance Time”	Section 1.3(a)

“Adverse Recommendation Change”	Section 5.4(e)

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.4(b)(ii)

“Assumed Company Option”	Section 2.4(a)

“Assumed RSU”	Section 2.4(c)

“Book-Entry Shares”	Section 2.2(b)

“Breakup Fee”	Section 7.2(b)

“Certificate of Merger”	Section 1.5(a)

“Certificates”	Section 2.2(b)

“Closing”	Section 1.5(a)

“Closing Date”	Section 1.5(a)

“Company”	Preamble

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(b)

“Company Charter”	Section 3.1(b)

“Company Common Stock”	Section 3.2(a)

“Company Compensation Arrangement”	Section 3.13(f)

“Company Disclosure Schedule”	ARTICLE 3

“Company Employee”	Section 5.11(a)

“Company Financial Advisor”	Section 3.23

“Company Material Contract”	Section 3.14(b)

“Company Option”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company RSU”	Section 2.4(c)

“Company SEC Documents”	Section 3.7(a)

“Company Stock Option Plan”	Section 2.4(a)

“Company Stockholder Approval”	Section 3.26

“Company Subsidiary”	Section 3.1(a)

“Continuing Directors”	Section 1.3(a)

“Controlled Group Date”	Section 5.11(c)

“Dissenting Shares”	Section 2.3

“DGCL”	Recitals

“DOJ”	Section 5.5(c)

“D&O Insurance”	Section 5.8(b)

“Effective Time”	Section 1.5(a)

“Employment Compensation Arrangement”	Section 3.13(f)

“ESOP”	Section 5.11(c)

“Exchange Agent”	Section 2.2(a)

“Expiration Date”	Section 1.1(d)

“Fairness Opinion”	Section 3.23

“Foreign Plan”	Section 3.12(i)

“FTC”	Section 5.5(c)

“Grant Date”	Section 3.2(b)

“Independent Directors”	Section 1.3(c)

“Initial Expiration Date”	Section 1.1(d)

“Insurance Policies”	Section 3.20

“Intervening Event”	Section 5.4(e)

“LLC Act”	Recitals

“Lease Agreement”	Section 3.22(b)

“Leased Real Property”	Section 3.22(b)

“Merger”	Recitals

“Mergers”	Recitals

“Merger Agreement”	Annex I

“Merger Consideration”	Section 2.1(a)

“Merger LLC”	Preamble

“Minimum Condition”	Section 1.1(a)

“New Plans”	Section 5.11(b)

“No-Shop Period Start Date”	Section 5.4(b)(i)

“Notice of Superior Proposal”	Section 5.4(f)

“Offer”	Recitals

“Offer Documents”	Section 1.1(h)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Option Payments”	Section 2.4(b)

“Outside Date”	Section 1.1(e)

“Owned Real Property”	Section 3.22(b)

“Parent”	Preamble

“Parent Disclosure Schedule”	ARTICLE 4

“Parent Preferred Stock”	Section 4.5

“Parent SEC Documents”	Section 4.6(a)

“Parent Subsidiary”	Section 4.3

“Per Share Exchange Ratio”	Recitals

“Post-Effective Amendment”	Section 5.2(a)

“Product Warranty”	Section 3.18(a)

“Promissory Note”	Section 1.7(a)

“Proxy Statement”	Section 5.2(a)

“Purchaser”	Preamble

“Purchaser Common Stock”	Section 2.1(c)

“Registration Statement”	Section 1.1(h)

“Required Governmental Approval”	Annex I

“Requisite Top-Up Shares”	Section 1.7(b)

“Schedule 14D-9”	Section 1.2(a)

“Schedule TO”	Section 1.1(h)

“SEC”	Section 1.1(e)

“Second Merger”	Recitals

“Shares”	Recitals

“Short Form Threshold”	Section 1.6

“Special Meeting”	Section 5.2(b)

“Surviving Company”	Section 1.5(b)

“Surviving Corporation”	Section 1.4(a)

“Takeover Statutes”	Section 3.3(b)

“Tender Agreement”	Recitals

“Top-Up Closing”	Section 1.7(c)

“Top-Up Exercise Notice”	Section 1.7(c)

“Top-Up Notice Receipt”	Section 1.7(c)

“Top-Up Option”	Section 1.7(a)

“Top-Up Option Shares”	Section 1.7(a)

“WARN Act”	Section 3.13(d)

8.6 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement.

This Agreement, together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto, and the Confidentiality Agreement, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment.

The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; any assignment without such prior consent shall be null and void.

8.10 No Third-Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.8, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Mutual Drafting; Interpretation.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are references to United States dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware (without regard to Laws that may be applicable under conflicts of Laws principles, whether of the State of Delaware or any other jurisdiction).

(b) Any action, claim, suit or proceeding between the parties hereto arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such action, claim, suit or proceeding and agrees that it will not bring any such action, claim, suit or proceeding in any other court. Furthermore, each party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action, claim, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of the action, claim, suit or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.3 or in such other manner as may be permitted by applicable Law.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts.

This Agreement may be executed in one or more counterparts (including via facsimile, .pdf or other electronic means), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Specific Performance.

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware and any

state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any such injunction shall be in addition to any other remedy to which any party is entitled, at law or in equity. In connection with any action for specific performance, each party hereby irrevocably waives any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 8.14.

[signature page follows]

IN WITNESS WHEREOF, Parent, the Purchaser, Merger LLC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Theodore L. Tewksbury, III
a duly authorized signatory

PINEWOOD ACQUISITION CORP.

By:	/s/ J. Vincent Tortolano
a duly authorized signatory

PINEWOOD MERGER SUB, LLC

By:	/s/ J. Vincent Tortolano
a duly authorized signatory

PLX TECHNOLOGY, INC.

By:	/s/ Ralph Schmitt
a duly authorized signatory

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for exchange, and may delay the acceptance for exchange, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) the Required Governmental Approval shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed at or prior to the Expiration Date, (c) the Registration Statement shall not have been declared effective by the SEC under the Securities Act or a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn, (d) the shares of Parent Common Stock to be issued in exchange for Shares pursuant to the Offer and in the Merger shall not have been authorized for listing on NASDAQ or (e) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

(i) there shall be instituted any Action by any Governmental Authority of competent jurisdiction, other than with respect to the Required Governmental Approval, against Parent, the Purchaser, the Company or any Company Subsidiary, or otherwise in connection with the Offer or the Merger, which remains pending and the outcome of which would reasonably be expected to (A) make illegal, restrain, prohibit the making or consummation of the Offer or the Merger, (B) make illegal, restrain or prohibit the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any portion of the assets or businesses of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer or the Merger or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or impose any limitations on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets or (C) make illegal, restrain, prohibit or impose any limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be acquired pursuant to the Offer or otherwise in the Merger, including the right to vote any Shares acquired or owned by Purchaser, the Purchaser or their respective Subsidiaries on all matters properly presented to the stockholders of the Company;

(ii) there shall be any Law or Order enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Authority of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of any applicable waiting period or other requirement under any Required Governmental Approval, which would reasonably expected to result in any of the consequences referred to in clauses (A) through (C) of paragraph (i) above;

(iii) (A) any representation or warranty of the Company contained in Sections 3.2, or 3.3, of the Merger Agreement shall fail to be true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) or (B) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; provided, however, the actual combined aggregate number of Shares referred to in clause (i) of the first sentence of Section 3.2(a), and the numbers of Shares subject to outstanding Equity Interests

Annex I-1

referred to in the first sentence of Section 3.2(b), exceeds the combined aggregate number of such shares disclosed in the Merger Agreement and any applicable schedules, by 250,000 or more shares, such representations and warranties in Section 3.2 shall be deemed to fail to be true and correct in all material respects;

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

(v) there shall have occurred since the date of the Merger Agreement and shall be continuing a Company Material Adverse Effect;

(vi) the Company shall have failed to deliver a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) of this Annex I have been satisfied;

(vii) an Adverse Recommendation Change shall have occurred and not been withdrawn or the Company shall have approved, endorsed or recommended a Competing Proposal other than the Offer or the Mergers; or

(viii) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clauses (a), (b), (c), (d) and (e) of the initial paragraph) of this Annex I are, for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions (except if any breach of the Merger Agreement by Parent or the Purchaser has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any such condition) and, except as set forth in the following proviso, may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion, in each case subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC; provided however, that clauses (a), (b), (c) and (d) shall not be waivable and may not be waived by the Purchaser. Any reference in this Annex I or the Merger Agreement to a condition or requirement contained in this Annex I being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

As used in this Annex I and the Merger Agreement, the term: “Required Governmental Approval” shall mean the expiration or early termination of any applicable waiting period or receipt of required clearance, consent authorization or approval under the HSR Act.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 30, 2012, by and among Integrated Device Technology, Inc., Pinewood Acquisition Corp., Pinewood Merger Sub, LLC and PLX Technology, Inc.

Annex I-2

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PLX TECHNOLOGY, INC.

The undersigned, for the purpose of amending and restating the Amended and Restated Certificate of Incorporation of PLX Technology, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.	This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

2.	The Certificate of Incorporation of the Corporation is hereby amended and restated in its entity as follows:

FIRST: The name of this corporation is PLX Technology, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801-1120, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 having a par value of $0.001 per share. All such shares are common stock.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Company.

SIXTH: To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. Neither the amendment or repeal of this Article SIXTH, nor the adoption of any provisions in this Certificate of Incorporation inconsistent with this Article SIXTH, shall eliminate or impair any right or protection of a director of the Corporation under this Article SIXTH existing at the time of such amendment or repeal.

SEVENTH: To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits, the Corporation shall indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, proceeding, or claim, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, proceeding, or claim. The indemnification and advancement of expenses provided by or granted pursuant to this Article SEVENTH shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law and shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of

Exhibit A-1

expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Such indemnification and advancement of expenses shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provisions in this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or impair any right or protection of a director or officer of the Corporation under this Article SEVENTH existing at the time of such amendment or repeal.

EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Exhibit A-2

IN WITNESS WHEREOF, PLX Technology, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on [                    ].

PLX TECHNOLOGY, INC.

By:
Name:
Title:

Exhibit A-3

EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

PINEWOOD MERGER SUB, LLC

The undersigned, for the purpose of amending and restating the Certificate of Formation of Pinewood Merger Sub, LLC, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the limited liability company is Pinewood Merger Sub, LLC.

SECOND: The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of Pinewood Merger Sub, LLC this [            ] day of [            ].

J. Vincent Tortolano, Authorized Person

Exhibit C-1

ANNEX B

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 30, 2012, is entered into by and among Integrated Device Technology, Inc., a Delaware corporation (“Parent”), ) Pinewood Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and each of the Persons set forth on Schedule A hereto (each, a “Stockholder”). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock (“Common Stock”), par value $0.001, of PLX Technology, Inc., a Delaware corporation (the “Company”) set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement, being referred to herein as the “Subject Shares”; provided, however, no such shares held in the ESOP shall constitute Subject Shares);

WHEREAS, Parent, the Purchaser, Pinewood Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger LLC”) and the Company intend to enter into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for the Purchaser to commence an offer to purchase all of the issued and outstanding Common Stock of the Company and the Merger of the Company and the Purchaser, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent, the Purchaser and Merger LLC have required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1. Agreement to Tender. Each Stockholder agrees to validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than fifteen Business Days after, the commencement of the Offer, each Stockholder shall deliver pursuant to the terms of the Offer (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry share of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other Company stockholders pursuant to the terms of the Offer. Each Stockholder agrees that, once such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement, (B) the Merger Agreement is terminated, pursuant to its terms, prior to the purchase of the Subject Shares in the Offer, (C) the Company Board shall have made an Adverse Recommendation Change (in connection with a Competing Proposal), or (D) this Agreement shall have been terminated in accordance with its terms; provided, however, that a Stockholder shall not be required to (x) exercise any unexercised Company Options for the purposes of this Agreement or (y) tender any Subject Shares into the Offer if such tender could cause such Stockholder to incur liability under Section 16(b) of the Exchange Act (provided, however, for the avoidance of doubt, that nothing in this Section 1.1 shall be deemed a waiver or an amendment of the provisions set forth in Section 5.10 of the Merger Agreement).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and the Purchaser as to such Stockholder on a several basis, that:

2.1. Authorization; Binding Agreement. If such Stockholder is a corporation, limited partnership or limited liability company, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2. Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (i) except for applicable requirements under federal securities Law, the securities Laws of any state or other jurisdiction, the rules of any applicable securities exchange, state takeover Laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by the DGCL or any other applicable Law or regulation, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of the Subject Shares pursuant to, any Contract, Order or other instrument binding on such Stockholder or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder or (ii) violate any provision of such Stockholder’s organizational documents.

2.3. Ownership of Subject Shares; Total Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Stockholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except (i) as provided hereunder or (ii) pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Common Stock of the Company beneficially owned by such Stockholder as of the date hereof. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

2.4. Voting Power. Such Stockholder has full voting power with respect to such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5. Reliance. Such Stockholder understands and acknowledges that Parent and the Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6. Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Action pending against, or, to the actual knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Authority that could reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.7. Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser represent and warrant to the Stockholders, jointly and severally, that:

3.1. Organization; Authorization. Parent and the Purchaser are each duly organized, validly existing and in good standing under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby are within each of Parent’s and the Purchaser’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and the Purchaser. Parent and the Purchaser have full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser and constitutes a legal, valid and binding obligation of Parent and the Purchaser enforceable against Parent and the Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.3 Non-Contravention. The execution and delivery of this Agreement by Parent and the Purchaser does not, and the performance by each of them of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not except for applicable requirements under federal securities Law, the securities Laws of any state or other jurisdiction, the rules of any applicable securities exchange, state takeover Laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by the DGCL or any other applicable Law or regulation, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of on the properties or assets of Parent or the Purchaser pursuant to, any Contract, Order or other instrument binding on Parent or the Purchaser or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by Parent and the Purchaser of the transactions contemplated by this Agreement or otherwise adversely impact Parent’s and the Purchaser’s ability to perform its obligations hereunder.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1. Voting of Subject Shares; Proxy.

(a) At any meeting of the stockholders of the Company held while this Agreement is in effect, and at every adjournment or postponement thereof, such Stockholder shall include such Stockholder’s Subject Shares in any computation for purposes of establishing a quorum at any such meeting and vote such Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (the “Vote Shares”) (i) in favor of (A) approval of the Merger Agreement and the transactions contemplated thereunder or any other transaction pursuant to which Parent proposes to acquire the Company (whether by tender offer or merger) in which the stockholders of the Company would receive aggregate consideration per share of Company Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement or such other transaction on the date on which such meeting is held, (ii) against (A) any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, the Purchaser or their affiliates), or any other proposal of any Person (other than Parent, the Purchaser or their affiliates) to acquire the Company or all or substantially all of the assets thereof, (B) any Competing Proposal and any action in furtherance of any Competing Proposal or (C) any action, proposal, transaction or agreement that would reasonably be expected to result in the occurrence of any condition set forth in Annex I to the Merger Agreement or result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement and/or (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company stockholders.

(b) Such Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Stockholder has heretofore granted with respect to the Subject Shares. Solely with respect to the matters described in Section 4.1(a), while this Agreement is in effect, such Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, as such Stockholder’s proxy and attorney-in-fact, for and in the name, place and stead of such Stockholder, to (i) attend any meeting of the stockholders of the Company stockholders on behalf of such Stockholder with respect to the matters set forth in Section 4.1(a), (ii) include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting and (iii) vote all Vote Shares, or grant or withhold a consent or approval in respect of the Vote Shares, or issue instructions to the record holder of such Stockholder’s Vote Shares to do any of the foregoing, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of the stockholders of the Company with respect to the matters set forth in Section 4.1(a), in a manner consistent with the provisions of Section 4.1(a). Such Stockholder authorizes such proxy and attorney-in-fact to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Such

Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4.1(b) is given in connection with the execution of the Merger Agreement and granted in consideration of and as an inducement to Parent and the Purchaser to enter into the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement, subject to the termination of this Agreement pursuant to Section 5.2. Such Stockholder hereby further affirms that the proxy set forth in this Section 4.1(b) is coupled with an interest, is intended to be irrevocable (and as such shall survive and shall not be affected by the death, incapacity, mental illness or insanity of such Stockholder, as applicable), subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 5.2, and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 5.2. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.

4.2. No Transfer; No Inconsistent Arrangements. Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of such Stockholder’s Equity Interests in the Company, including any Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Stockholder’s Equity Interests in the Company, including any Subject Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Equity Interests in the Company, including the Subject Shares or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect, provided that the restrictions contained in this Section 4.2 shall not apply to any with respect to any transfer of the Subject Shares by a Stockholder pursuant to applicable Laws of descent and distribution, and provided, further that any such proposed transferee must agree in writing to take such Subject Shares subject to and to be bound by the terms and conditions of this Agreement applicable to such Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Such Stockholder agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any Equity Interests in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of Subject Shares (a) to any wholly-owned Subsidiary of such Stockholder, in which case the Subject Shares shall continue to be bound by this Agreement and provided that any such transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer or (b) as Parent may agree in writing in its sole discretion. If so requested by Parent, such Stockholder agrees that the Subject Shares shall bear a legend stating that such Subject Shares are subject to this Agreement, provided such legend shall be removed upon the valid termination of this Agreement.

4.3. No Exercise of Appraisal Rights. Such Stockholder waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger.

4.4. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent). Such Stockholder consents to and hereby authorizes Parent and the Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and the Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.5. Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares or (b) that such Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder. In the event that such Stockholder shall become the beneficial owner of any other Equity Interests entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4.1 hereof, then the terms of Section 4.1 hereof shall apply to such other Equity Interests as though they were Subject Shares hereunder.

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail (if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next Business Day), sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, (i) if to Parent or the Purchaser, to the address, facsimile number or e-mail address set forth in Section 8.3 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

5.5. Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties and any assignment without such prior written consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (including the right to rely upon the representations and warranties set forth herein).

5.6. Governing Law; Venue.

(a) This Agreement and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware (without giving effect to principles or rules of conflict of Laws, whether of the State of Delaware or any other jurisdiction, to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction).

(b) Any action, claim, suit or proceeding between the parties hereto arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such action, claim, suit or proceeding and agrees that it will not bring any such action, claim, suit or proceeding in any other court. Furthermore, each party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 5.1, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action, claim, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of the action, claim, suit or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.1 or in such other manner as may be permitted by applicable Law.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (1) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile, .pdf or other electronic means), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of facsimile, .pdf or other electronic means, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile, .pdf or other electronic means as a defense to the formation of a contract, and each such party forever waives any such defense.

5.8. Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.10. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any such injunction shall be in addition to any other remedy to which any party is entitled, at law or in equity. In connection with any action for specific performance, each party hereby irrevocably waives (i) the defense of adequacy of a remedy at law and (ii) any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 5.10.

5.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12. Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles” and “Schedules” are intended to refer to Sections, Articles and Schedules to this Agreement. Schedule A attached to this Agreement constitutes a part of this Agreement and is incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are references to United States dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

5.13. Further Assurances. Parent, the Purchaser and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

5.14. Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

5.15. No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

5.16. Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.17. No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. Except as otherwise provided herein or in the Merger Agreement, all rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each applicable Stockholder, and neither Parent nor the Purchaser shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Theodore L. Tewksbury, III
Name:	Theodore L. Tewksbury, III
Title:	President, CEO

PINEWOOD ACQUISITION CORP.

By:	/s/ J. Vincent Tortolano
Name:	J. Vincent Tortolano
Title:	Vice President

[Signature Page to Tender and Support Agreement]

STOCKHOLDERS

/s/ D. James Guzy, Sr.
D. James Guzy, Sr.

/s/ Robert H. Smith
Robert H. Smith

/s/ Thomas Riordan
Thomas Riordan

/s/ John H. Hart
John H. Hart

/s/ Patrick Verderico
Patrick Verderico

/s/ Michael J. Salameh
Michael J. Salameh

/s/ Ralph Schmitt
Ralph Schmitt

/s/ David Raun
David Raun

/s/ Arthur O. Whipple
Arthur O. Whipple

/s/ Lamar Eugene Schaeffer
Lamar Eugene Schaeffer

/s/ Vijay Meduri
Vijay Meduri

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	Number of Subject Shares as of the Date Hereof
D. James Guzy, Sr.	0
Robert H. Smith	0
Thomas Riordan	0
John H. Hart	0
Patrick Verderico	0
Michael J. Salameh	329,726
Ralph Schmitt	18,000
David Raun	27,000
Arthur O. Whipple	25,200
Lamar Eugene Schaeffer	5,000
Vijay Meduri	14,756

[Schedule A to Tender and Support Agreement]

ANNEX C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than

10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

Information Concerning Directors and Executive Officers of IDT, Pinewood and Pinewood LLC

1. Directors and Officers of IDT. The following table sets forth the name and present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each director and executive officer of IDT. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each person is 6024 Silver Creek Valley Road, San Jose, California 95138, and the phone number of each person is (408) 284-8200.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
John Schofield	63	Chairman of the Board	Mr. Schofield has been a director of IDT since April 2001 and has served as the Chairman of the Board of Directors since January 2008. Mr. Schofield brings to IDT extensive experience in the areas of executive management, global sales and marketing, risk analysis, corporate governance and administration. Mr. Schofield’s experience is especially relevant to his roles as Chairman of the Board and the Nominating & Governance Committee. Mr. Schofield has been a private investor since his retirement from Tellabs, Inc. (“Tellabs”) in January 2005. Mr. Schofield served as the Chief Executive Officer and President of Advanced Fibre Communications, Inc. (“AFC”) from 1999 until the acquisition of AFC by Tellabs on November 30, 2004, at which time AFC became the Access Division of Tellabs. Mr. Schofield also served as a member of the board of directors of AFC, and in October 2001, he was elected to the position of chairman of the board of directors of AFC. From 1992 to 1999, Mr. Schofield served as Senior Vice President, and later, President, of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions and integration services for broadband and multiservice networks. Mr. Schofield also serves as a director of Sonus Networks, Inc., a supplier of telecommunications network equipment and services. Mr. Schofield is a 2011 and 2012 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors – a rigorous suite of courses spanning leading practices for boards and committees. Mr. Schofield supplements his board leadership skills through ongoing engagement with the director community and access to leading practices. Mr. Schofield holds a Diploma of Electronics and Communications Engineering (the equivalent of a Bachelor of Science degree in electrical engineering) from NSW Institute of Technology in Sydney, Australia.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History

Peter A. Feld	33	Director	Mr. Feld has been a director of IDT since June 2012, and joined the Board of Directors as part of a settlement agreement between IDT and Starboard Value LP and certain of its affiliates. Mr. Feld contributes extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background. Since April 2011, Mr. Feld has served as a member of Starboard Principal Co GP LLC and a member of the Management Committees of Starboard Value GP LLC and Starboard Principal Co GP LLC. From November 2008 to April 2011, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. From February 2007 to November 2008, Mr. Feld served as a Director at Ramius LLC. Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to June 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Company, a bank and financial holding company. Mr. Feld has served as a member of the board of directors of Unwired Planet, Inc. (f/k/a Openwave Systems Inc.), a software provider delivering mediation and message solutions, since July 2011, and currently serves as its chairman of the board. Mr. Feld has also served on the board of directors of SeaChange International, Inc., a company engaged in the delivery of multi-screen video, since December 2010. Mr. Feld previously served on the board of directors of CPI Corp. from July 2008 to July 2009 and on the board of directors of Sharper Image Company from August 2007 to January 2008. Mr. Feld received a BA in economics from Tufts University.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History

Jeffrey S. McCreary	55	Director	Mr. McCreary has been a director of IDT since June 2012, and joined the Board of Directors as part of a settlement agreement between IDT and Starboard Value LP and certain of its affiliates. Mr. McCreary’s extensive technology expertise, together with his extensive experience as an executive and director of technology companies, well qualifies him to serve on the IDT board of directors. Mr. McCreary has been an independent management consultant since 2006. Mr. McCreary is a former Senior Vice President at Texas Instruments, which develops analog, digital signal processing RF and DLP semiconductor technologies. Mr. McCreary was the Manager of Texas Instruments’ Worldwide Sales and Marketing, from 1998 through 2005, where he directed the global sales organization. Mr. McCreary held a variety of other executive positions within Texas Instruments, including the General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors. Mr. McCreary has also served on a number of public and private company boards. Mr. McCreary has served on the board of directors of MIPS Technologies, Inc., a provider of industry-standard processor architectures and cores for digital home, networking and mobile applications, since 2011, and on the board of directors of Isola Group, a provider of materials used to manufacture printed circuit boards, since 2006. Mr. McCreary also served on the board of directors of Gennum Corporation, a provider of semiconductor solutions and intellectual property cores, from 2008 to 2012. He is also currently working as a special consultant to the National Hockey League (NHL) Coaches Association. Additionally, Mr. McCreary is a long-time member of the Board of Trustees of the Rose-Hulman Institute of Technology. Mr. McCreary holds a bachelor’s degree in electrical engineering from the Rose-Hulman Institute of Technology and received an honorary doctorate in engineering from the Rose-Hulman Institute of Technology in 2004.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Umesh Padval	54	Director	Mr. Padval has been a director of IDT since October 2008. Mr. Padval currently serves as a Partner at Bessemer Venture Partners. Mr. Padval brings to IDT more than 25 years of experience in marketing, sales, and general management in high tech industries, including computing, mobile communications, and consumer digital entertainment. From August 2004 to August 2007, Mr. Padval served as Executive Vice President of the Consumer Products Group at LSI Logistic Corporation (“LSI”), and from June 2001 to August 2004, Senior Vice President of the Broadband Entertainment Division at LSI. Mr. Padval served as the Chief Executive Officer and Director of C-Cube Microsystems Incorporated (“C-Cube”) from May 2000 until June 2001, when C-Cube was sold to LSI, and prior to that, as President of the Semiconductor Division of C-Cube from October 1998 to May 2000. Prior to joining C-Cube, Mr. Padval held senior management positions at VLSI Technology, Inc. and Advanced Micro Devices, Inc. (“AMD”). He currently serves on the boards of several private companies, including Avnera Corporation, Berkeley Design Automation, Avalanche Technologies, Tigo Energy, Ultrasolar, Xtreme Power and Pinnacle Engines. Mr. Padval also serves on the board of Entropic Communications, Inc. a fabless semiconductor company that designs, develops and markets system solutions to enable connected home entertainment. Mr. Padval is also active on advisory boards for Stanford University. Mr. Padval holds a Bachelor of Technology from Indian Institute of Technology, Mumbai, and an M.S. in Engineering from Stanford University.

Gordon Parnell	62	Director	Mr. Parnell has been a director of IDT since January 2008. Mr. Parnell brings to IDT extensive general and financial management experience, which is especially relevant to his role as Chairman of the Audit Committee. Mr. Parnell has served as Vice President, Business Development and Investor Relations of Microchip Technology Incorporated (“Microchip”) since January 2009. Prior to this role, Mr. Parnell served as Vice President and Chief Financial Officer of Microchip from May 2000 to December 2008. Prior to his role as CFO, Mr. Parnell served as Vice President, Controller, and Treasurer of Microchip. Mr. Parnell holds a finance/accounting qualification with the Association of Certified Accountants from Edinburgh College, Scotland.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Donald Schrock	66	Director	Mr. Schrock has been a director of IDT since September 2009. Mr. Schrock’s brings to IDT extensive management experience in semiconductors, wireless, and consumer markets, as well as marketing and operational expertise, all of which have particular relevance to IDT’s significant presence in the wireless and wireline communications markets. Mr. Schrock is retired from his positions as President of Qualcomm CDMA Technologies Group and Executive Vice-President of Qualcomm, Inc. (“Qualcomm”), which he held from 2001 to 2003. Prior to joining Qualcomm, Mr. Schrock held key executive positions at GM Hughes Electronics, Applied Micro Circuit Corporation, Burr-Brown Corporation, and Motorola. He currently serves on the board of directors of Global Foundries, a semiconductor wafer fabrication company, and the board of directors of Maxlinear, a fabless semiconductor company that provides radio-frequency analog and mixed-signal SoC solutions for broadband communications applications. Mr. Schrock also served on the board of directors of Jazz Semiconductor Inc., a privately held mixed signal and RF wafer foundry, until its merger with Acquicor Technology in 2007.

Ron Smith, Ph.D.	62	Director	Dr. Smith has been a director of IDT since March 2004. Dr. Smith brings to IDT extensive experience in executive management, engineering and product development, risk analysis, marketing, industry association and corporate governance. Dr. Smith is retired from Intel Corporation, where he last served as Senior Vice President and General Manager of the Wireless Communications and Computing Group from December 1999 to January 2004. Prior to this role, Dr. Smith held various senior executive positions in group and division general business management, product and technology development, and marketing during his 26-year tenure at Intel. Dr. Smith serves (since 2005) on the board of directors of RagingWire Enterprise Solutions, Inc, a premier data center and managed Information Technology services provider, and served (2004-2012) on the board of directors of Arcsoft, Inc, an industry leading software developer of multimedia applications for both desktop and embedded platforms. Dr. Smith also serves (since 2006) as a Trustee of Gettysburg College where he is a member of the executive, compensation, finance, campaign, and audit committees and he chairs the Information Technology committee. He is a member of the Association of Governing Boards (AGB) of Universities and Colleges. Dr. Smith served as the Chairman of the Technology Strategy Committee and as Intel’s alternate Board of Directors member for the Semiconductor Industry Association (SIA) from 1999-2004. Dr. Smith is a 2011 NACD Board Governance Fellow. Dr. Smith holds a Ph.D. and a master’s degree in physics from the University of Minnesota and a bachelor’s degree in physics from Gettysburg College.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History

Norm Taffe	46	Director	Mr. Taffe has been a director of IDT since October 2012. Mr. Taffe brings to IDT extensive experience and significant knowledge of mixed-signal engineering, production definition and marketing from his management and leadership roles in the semiconductor industry. Since June 2012, Mr. Taffe has served as a consultant to SunPower Corporation. Mr. Taffe has served on the board of directors of Cypress Envirosystems, a Cypress Semiconductor-funded company that develops system-level products for reducing energy costs with wireless technology, since September 2007. Mr. Taffe served from 2005 to June 2012 as executive vice president of Cypress Semiconductor where he ran the Consumer and Computation Division, including the PSoCTM microcontroller business, the largest and fastest growing business within the company. Under Mr. Taffe’s leadership, revenue in the Consumer and Computation Division grew to over $400 million in 2011. Mr. Taffe also currently holds the position of Board Chairman to the Second Harvest Food Bank, which is a nonprofit organization that serves nearly 250,000 needy families in Santa Clara and San Mateo counties each month. Mr. Taffe holds a Bachelor of Science in Electrical Engineering from The University of Michigan.

Theodore L. Tewksbury III	55	Director, President and Chief Executive Officer	Dr. Tewksbury joined IDT as President and Chief Executive Officer in March 2008 and was appointed to the Board of Directors in April 2008. Dr. Tewksbury brings extensive general management and technical experience to his roles as Director, President and Chief Executive Officer. Prior to joining IDT, Dr. Tewksbury served as President and Chief Operating Officer of AMI Semiconductor from October 2006 to February 2008. Prior to that, Dr. Tewksbury served as general manager and managing director at Maxim Integrated Products, Inc. from February 2000 to August 2006, where he built and ran eleven product lines and established their high-speed data converter and high-performance RF businesses. Dr. Tewksbury also held senior business and technology leadership positions at IBM Microelectronics and Analog Devices, Inc. Dr. Tewksbury currently serves on the boards of Global Semiconductor Alliance (GSA) and Entropic Communications, Inc., a fabless semiconductor company that designs, develops, and markets system solutions to enable connected home entertainment. Dr. Tewksbury holds a BS, an MS and a Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History

Richard D. Crowley, Jr.	55	Senior Vice President, Chief Financial Officer	Mr. Crowley joined IDT as Vice President and Chief Financial Officer in October 2008. Mr. Crowley was promoted to Senior Vice President and Chief Financial Officer in May 2012. Prior to joining IDT, Mr. Crowley served as Vice President, Finance and Chief Financial Officer of Micrel, Inc. Prior to Micrel, Mr. Crowley served as Vice President and Chief Financial Officer of Vantis Corporation. Prior to Micrel, Mr. Crowley was employed by National Semiconductor Corporation, where his last position was Vice President and Corporate Controller.

Subramanyan Dakshinamoorthy	60	Vice President, Quality	Mr. Dakshinamoorthy joined IDT as Vice President, Quality in 2011. Prior to joining IDT, Mr. Dakshinamoorthy held several management positions at Freescale Semiconductor, serving most recently as Freescale’s Vice President, Final Manufacturing Engineering and Probe Operations. Between 2004 and 2009, Mr. Dakshinamoorthy was the Vice President of Quality for Freescale. Prior to Freescale, Mr. Dakshinamoorthy held various management positions in Motorola as Senior Director for the Reticle Technology Centre, Vice President for Tohoku Semiconductor Corp., a wholly-owned Motorola Company, and Director of Operations for Motorola’s MOS15 Wafer Fab in Research Triangle Park, North Carolina and Western Digital.

Thomas Sparkman	50	Senior Vice President, Worldwide Sales and Marketing and Vice President, Communications Division	Mr. Sparkman joined IDT in November 2011 as general manager and Vice President for the Communications division, and currently also serves as Senior Vice President of Worldwide Sales for IDT. Prior to joining IDT, Mr. Sparkman was the chief executive officer of Samplify Systems, Inc., a leader in data compression technologies, in which IDT was a strategic investor.

Christian Kermarrec	63	Vice President and General Manager, Timing and Synchronization Division and Wireless Systems Division	Mr. Kermarrec joined IDT in 2012 as General Manager of Wireless Systems for the Company’s Communications Division. Mr. Kermerrec was appointed to the position of Vice President and General Manager, Timing and Synchronization Division and Wireless Systems Division in October 2012. Prior to joining IDT, Mr. Kermarrec served as corporate vice president and president of MediaTek’s wireless operations in the United States and Europe. Mr. Kermarrec joined MediaTek in 2008 through its acquisition of Analog Devices’ RF and Wireless Business Unit, where Mr. Kermarrec served as vice president. During his 18 years of services at Analog Devices, Mr. Kermarrec was responsible for building the Company’s wireless business to reach over $500 million in annual sales. Mr. Kermarrec has also held various technical and management functions at M/A-COM and Tachonics in the United States, Spar Aeroscape in Canada, and Philips and Alcatel in France. Kermarrec holds an M.S. in electrical engineering from the Conservatoire des Arts et Metiers (CNAM), France.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History

Mario Montana	50	Vice President and General Manager, Enterprise Computing Division	Mr. Montana has been with IDT since 1997 and was appointed Vice President and General Manager, Enterprise Computing Division in February 2007. Prior to his current role, Mr. Montana was General Manager, IDT Serial Switching Division, Director, IDT Serial-Switching Division and Director, IDT Strategic Marketing Group. Mr. Montana has also served as Product Line Director for IDT’s Telecommunications, FIFO, Logic and Timing groups, respectively. Prior to joining IDT, Mr. Montana held various product marketing and engineering positions at Zarlink Semiconductor, IDT, Raytheon and Hewlett Packard.

Arman Naghavi	50	Vice President and General Manager, Analog and Power Division	Mr. Naghavi joined IDT as Vice President and General Manager, Audio and Power Division in October 2009 and became Vice President and General Manager, Analog and Power Division in 2010. Prior to joining IDT, Mr. Naghavi served as Vice President and General Manager of Analog, Mixed-signal, and Power Division at Freescale Semiconductor. Prior to Freescale, Mr. Naghavi held various engineering and management positions at Intersil Corporation and Analog Devices, Inc.

Graham Robertson	44	Vice President, Corporate Marketing	Mr. Robertson joined IDT in March 2010 as Vice President, Corporate Marketing. Prior to joining IDT, Mr. Robertson served as Vice President of Global Marketing and Corporate Communications at International Rectifier. Prior to International Rectifier, Mr. Robertson held sales and marketing communications positions at Future Electronics, and other senior marketing positions within various marketing and promotion solutions organizations in Europe. Mr. Robertson earned his Master of Business Administration degree from Edinburgh’s Heriot Watt University and a Master of Science degree in Marketing from the University of Glamorgan South Wales, United Kingdom. He is currently completing his Doctorate degree in Business from Heriot Watt University.

Sean Fan	46	Vice President and General Manager, IDT China	Mr. Fan joined IDT in 1999 as marketing manager for the Company’s telecommunications business unit. In 2011, Mr. Fan became vice president and general manager of IDT China. In his current position, Mr. Fan is also responsible for managing multiple business and functional units of IDT located in China. Prior to his current position, Mr. Fan held various management roles at IDT, including Vice President and General Manager of the Memory Interface Division, General Manager of Standard Product Operations, and Senior Director of Silicon Timing Solutions. Prior to joining IDT, Mr. Fan served in various engineering and management roles with Lucent Microelectronics, Mitel Semiconductor, and the National Lab of Telecom Research in China. Mr. Fan holds a Master of Science degree in Computer Engineering from University of Cincinnati, and a Bachelor of Science degree in Computer and Telecommunications from Beijing University of Posts and Telecommunications.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History

Anja Hamilton	42	Vice President, Global Human Resources	Ms. Hamilton joined IDT in February 2011 as Senior Director, Global Compensation and HRIS and was promoted to Vice President, Global Human Resources in October 2012. Ms. Hamilton has been with IDT for a combined 4 years. Prior to re-joining IDT, Ms. Hamilton served as Director for Compensation & HRIS with Atmel, and prior to that managed eBay’s Global Compensation Programs. Prior to eBay, she worked in compensation management positions at IDT, Electronic Arts, Kintana and Message Media.

Matthew Brandalise	47	General Counsel and Secretary

Mr. Brandalise has been with IDT since 2000 and was appointed General Counsel and Secretary in October 2012. Prior to his current role, Mr. Brandalise served as Senior Director, Legal Department, and previously held various other senior corporate counsel positions in IDT’s legal department. Prior to joining IDT, Mr. Brandalise was an associate attorney with Brooks & Hess.

2. Directors and Officers of Pinewood. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Pinewood. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each person is 6024 Silver Creek Valley Road, San Jose, California 95138, and the phone number of each person is (408) 284-8200.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Theodore L. Tewksbury III	55	Director and President	Dr. Tewksbury joined IDT as President and Chief Executive Officer in March 2008 and was appointed to the Board of Directors in April 2008. Dr. Tewksbury brings extensive general management and technical experience to his roles as Director, President and Chief Executive Officer. Prior to joining IDT, Dr. Tewksbury served as President and Chief Operating Officer of AMI Semiconductor from October 2006 to February 2008. Prior to that, Dr. Tewksbury served as general manager and managing director at Maxim Integrated Products, Inc. from February 2000 to August 2006, where he built and ran eleven product lines and established their high-speed data converter and high-performance RF businesses. Dr. Tewksbury also held senior business and technology leadership positions at IBM Microelectronics and Analog Devices, Inc. Dr. Tewksbury currently serves on the boards of Global Semiconductor Alliance (GSA) and Entropic Communications, Inc., a fabless semiconductor company that designs, develops, and markets system solutions to enable connected home entertainment. Dr. Tewksbury holds a BS, an MS and a Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.

Richard D. Crowley, Jr.	55	Director, Treasurer and Chief Financial Officer	Mr. Crowley joined IDT as Vice President and Chief Financial Officer in October 2008. Prior to joining IDT, Mr. Crowley served as Vice President, Finance and Chief Financial Officer of Micrel, Inc. Prior to Micrel, Mr. Crowley served as Vice President and Chief Financial Officer of Vantis Corporation. Prior to Micrel, Mr. Crowley was employed by National Semiconductor Corporation, where his last position was Vice President and Corporate Controller.

Matthew Brandalise	47	Secretary

Mr. Brandalise has been with IDT since 2000 and was appointed General Counsel and Secretary in October 2012. Prior to his current role, Mr. Brandalise served as Senior Director, Legal Department, and previously held various other senior corporate counsel positions in IDT’s legal department. Prior to joining IDT, Mr. Brandalise was an associate attorney with Brooks & Hess.

2. Directors and Officers of Pinewood LLC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Pinewood LLC. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each person is 6024 Silver Creek Valley Road, San Jose, California 95138, and the phone number of each person is (408) 284-8200.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Theodore L. Tewksbury III	55	Director and President	Dr. Tewksbury joined IDT as President and Chief Executive Officer in March 2008 and was appointed to the Board of Directors in April 2008. Dr. Tewksbury brings extensive general management and technical experience to his roles as Director, President and Chief Executive Officer. Prior to joining IDT, Dr. Tewksbury served as President and Chief Operating Officer of AMI Semiconductor from October 2006 to February 2008. Prior to that, Dr. Tewksbury served as general manager and managing director at Maxim Integrated Products, Inc. from February 2000 to August 2006, where he built and ran eleven product lines and established their high-speed data converter and high-performance RF businesses. Dr. Tewksbury also held senior business and technology leadership positions at IBM Microelectronics and Analog Devices, Inc. Dr. Tewksbury currently serves on the boards of Global Semiconductor Alliance (GSA) and Entropic Communications, Inc., a fabless semiconductor company that designs, develops, and markets system solutions to enable connected home entertainment. Dr. Tewksbury holds a BS, an MS and a Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.

Richard D. Crowley, Jr.	55	Director, Treasurer and Chief Financial Officer	Mr. Crowley joined IDT as Vice President and Chief Financial Officer in October 2008. Prior to joining IDT, Mr. Crowley served as Vice President, Finance and Chief Financial Officer of Micrel, Inc. Prior to Micrel, Mr. Crowley served as Vice President and Chief Financial Officer of Vantis Corporation. Prior to Micrel, Mr. Crowley was employed by National Semiconductor Corporation, where his last position was Vice President and Corporate Controller.

Matthew Brandalise	47	Secretary

Mr. Brandalise has been with IDT since 2000 and was appointed General Counsel and Secretary in October 2012. Prior to his current role, Mr. Brandalise served as Senior Director, Legal Department, and previously held various other senior corporate counsel positions in IDT’s legal department. Prior to joining IDT, Mr. Brandalise was an associate attorney with Brooks & Hess.

During the past five years, none of the directors and officers of IDT, Pinewood or Pinewood LLC listed above has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that went dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

See the Exhibit Index.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or

15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	The undersigned Registrant hereby undertakes:

(1)	as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on November 9, 2012.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Theodore L. Tewksbury III
Name:	Theodore L. Tewksbury III
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THEODORE L. TEWKSBURY III Theodore L. Tewksbury III	President and Chief Executive Officer (Principal Executive Officer)	November 9, 2012

/S/ RICHARD D. CROWLEY, JR. Richard D. Crowley, Jr.	Senior Vice President, Chief Financial Officer (Principal Financial & Accounting Officer)	November 9, 2012

* John Schofield	Chairman of the Board	November 9, 2012

* Lewis Eggebrecht	Director	November 9, 2012

* Peter A. Feld	Director	November 9, 2012

* Jeffrey S. McCreary	Director	November 9, 2012

* Umesh Padval	Director	November 9, 2012

* Gordon Parnell	Director	November 9, 2012

* Donald Schrock	Director	November 9, 2012

* Ron Smith	Director	November 9, 2012

*By	/S/ THEODORE L. TEWKSBURY III Theodore L. Tewksbury III Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger, dated as of April 30, 2012, among Integrated Device Technology, Inc. (“IDT”), Pinewood Acquisition Corp., Pinewood Merger Sub, LLC and PLX Technology, Inc. (“PLX”) (included as Annex A to the prospectus included as part of this registration statement).

2.2	Tender and Support Agreement between IDT and PLX’s directors and officers (included as Annex B to the prospectus included as part of this registration statement).

3.1	Certificate of Incorporation of IDT, as amended to date (incorporated by reference to Exhibit 3.1 from IDT’s Annual Report on Form 10-K for the fiscal year ended April 1, 2012 (File No. 000-12695), filed with the SEC on May 21, 2012).

3.2	Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock of IDT, as filed with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.6 from IDT’s Registration Statement on Form 8-A (File No. 000-12695), filed with the SEC on December 23, 1998).

3.3	Amended and Restated Bylaws of IDT, as amended and restated effective July 22, 2009 (incorporated by reference to Exhibit 3.1 from IDT’s Current Report on Form 8-K (File No. 000-12695), filed with the SEC on July 28, 2009).

5.1*	Opinion of Latham & Watkins LLP as to the issuance of IDT common stock in connection with the offer and the merger.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 from IDT’s Annual Report on Form 10-K for the fiscal year ended April 1, 2012 (File No. 000-12695), filed with the SEC on May 21, 2012).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, with respect to IDT.

23.2	Consent of BDO USA, LLP, independent registered public accounting firm, with respect to PLX.

23.3	Consent of Latham & Watkins LLP (set forth in Exhibit 5.1).

23.4*	Consent of Baker & McKenzie LLP.

23.5	Consent of KPMG Accountants N.V., independent registered public accounting firm, with respect to the High Speed Data Converter Business, a component of NXP Semiconductors N.V.

24.1	Power of Attorney (see signature page to the initial filing of this Form S-4).

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5*	Form of Letter to Participants in the PLX Technology, Inc. Employee Stock Ownership Plan (“ESOP”) and ESOP Instruction Letter.

99.6	Joint Press Release issued by IDT and PLX, dated April 30, 2012, announcing the execution of the Agreement and Plan of Merger among IDT, Pinewood, Pinewood LLC and PLX (incorporated by reference to Exhibit 99.1 to IDT’s Current Report on Form 8-K filed on April 30, 2012).

99.7*	Form of Opinion of Baker & McKenzie LLP with respect to tax matters.

99.8*	Summary Advertisement as published in The New York Times on May 22, 2012.

99.9	Amended and Restated Commitment Letter, dated as of October 25, 2012, among IDT and J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A.

EXHIBIT NO.	DESCRIPTION
99.10*	Mutual Non-Disclosure Agreement, dated as of March 31, 2012, between IDT and PLX.

99.11*	Letter Agreement of Exclusivity, dated as of March 31, 2012, between IDT and PLX.

99.12*	Master Purchase Agreement, dated June 13, 2011, by and between IDT and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 to IDT’s Current Report on Form 8-K (File No. 000-12695), filed with the SEC on June 17, 2011), as amended by Amendment No. 1 to such agreement (incorporated by reference to Exhibit 10.36 to IDT’s Annual Report on Form 10-K for fiscal year ended April 1, 2012 (File No. 000-12695), filed with the SEC on May 21, 2012).

99.13*	IDTI Agreement, dated June 13, 2011, by IDT in favor of Bank of America, N.A. and certain additional parties specified therein (incorporated by reference to Exhibit 10.2 to IDT’s Current Report on Form 8-K (File No. 000-12695), filed with the SEC on June 17, 2011).

99.14*	Complaint filed by Deborah J. Cox in the Court of Chancery of the State of Delaware, on May 14, 2012.

99.15*	Press Release issued by IDT, dated June 4, 2012, announcing the end of the “go-shop” period (incorporated by reference to Exhibit 99.1 to IDT’s Current Report on Form 8-K filed on June 4, 2012).

99.16*	Amended Complaint filed by Deborah J. Cox in the Court of Chancery of the State of Delaware on May 25, 2012.

99.17	Press Release issued by IDT, dated June 19, 2012, announcing the extension of the expiration date of the offer (incorporated by reference to Exhibit 99.1 to IDT’s Current Report on Form 8-K filed on June 19, 2012).

99.18*	Notice of Voluntary Dismissal filed by Deborah J. Cox in the Court of Chancery of the State of Delaware on June 19, 2012.

99.19	Press Release issued by IDT, dated July 11, 2012, announcing the extension of the expiration date of the offer (incorporated by reference to Exhibit 99.1 to IDT’s Current Report on Form 8-K filed on July 11, 2012.

99.20*	Powers of Attorney by Peter A. Feld and Jeffrey S. McCreary, directors of IDT, authorizing their signatures on this registrant statement.

99.21	Press Release issued by IDT, dated August 9, 2012, announcing the extension of the expiration date of the offer (incorporated by reference to Exhibit 99.1 to IDT’s Current Report on Form 8-K filed on August 9, 2012).

99.22	Form of Notice to Participants in the ESOP of Opportunity to Elect to Receive a Distribution or Tender ESOP Shares Pursuant to the Offer (incorporated by reference to Exhibit (a)(1)(I) to PLX’s Amendment No. 6 to Schedule 14D-9 filed on August 28, 2012).

99.23	Press Release issued by IDT, dated September 5, 2012, announcing the extension of the expiration date of the offer (incorporated by reference to Exhibit 99.1 to IDT’s current report on Form 8-K filed on September 5, 2012).

99.24	Press Release issued by IDT, dated October 3, 2012, announcing the extension of the expiration of the offer (incorporated by reference to Exhibit 99.1 to IDT’s current report on Form 8-K filed on October 3, 2012).

99.25	Press Release issued by IDT, dated November 9, 2012, announcing the extension of the expiration of the offer (incorporated by reference to Exhibit 99.1 to IDT’s current report on Form 8-K filed on November 9, 2012).

*	Previously filed.